Filed Pursuant to Rule 424(b)(3)
Registration No. 333-270496

PROSPECTUS

(Holding company for BayVanguard Bank)

Up to 13,225,000 Shares of Common Stock

(Subject to Increase to up to 15,208,750 Shares)

BV Financial, Inc., a Maryland corporation that we refer to as “BV Financial” throughout this prospectus, is offering shares of common stock for sale on a best-efforts basis in connection with the conversion of Bay-Vanguard, M.H.C., Inc., which we refer to as “Bay-Vanguard, M.H.C.” throughout this prospectus, from the mutual holding company to the stock holding company form of organization. The shares we are offering represent the majority ownership interest in BV Financial currently owned by Bay-Vanguard, M.H.C., a Maryland-chartered mutual holding company. BV Financial’s common stock currently trades on the Pink Open Market operated by OTC Markets Group under the symbol “BVFL.” Upon completion of the conversion, we expect the shares of BV Financial common stock will trade on the Nasdaq Capital Market under the symbol “BVFL.” We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012.

The shares of common stock are first being offered for sale in a subscription offering to eligible members of Bay-Vanguard, M.H.C. (i.e., eligible depositors of BayVanguard Bank) and to tax-qualified employee benefit plans of BayVanguard Bank. Shares not purchased in the subscription offering may be offered for sale to the general public in a community offering, with a preference given first to residents of the communities served by BayVanguard Bank. Any shares of common stock not purchased in the subscription or community offerings may be offered for sale to the public through a syndicate of broker-dealers, referred to in this prospectus as the syndicated community offering. The syndicated community offering may commence before the subscription and community offerings (including any extensions) have expired. However, no shares purchased in the subscription offering or the community offering will be issued until the completion of any syndicated community offering. We may sell up to 15,208,750 shares of common stock because of demand for the shares of common stock or changes in market conditions, without resoliciting subscribers. We must sell a minimum of 9,775,000 shares to complete the offering.

In addition to the shares we are selling in the offering, the shares of common stock of BV Financial currently owned by public stockholders will be exchanged for shares of common stock of BV Financial based on an exchange ratio that will result in existing public stockholders owning approximately the same percentage of common stock of BV Financial as they owned immediately before the completion of the conversion. We expect to issue up to 2,432,560 shares in the exchange.

The minimum purchase order is 25 shares. Generally, the maximum number of shares of common stock that can be ordered by any person, either individually or together with an associate or group of persons acting in concert, is 70,000 shares ($700,000) of common stock in all categories of the offering combined.

The subscription offering will expire at 4:30 p.m., Eastern Time, on June 21, 2023. If held, the community offering may begin concurrently with, during or after the subscription offering. We may extend the expiration date of the subscription and/or community offerings without notice to you until August 4, 2023, or longer if the Board of Governors of the Federal Reserve System, which we refer to as the “Federal Reserve Board,” approves a later date. No single extension may exceed 90 days and the offering must be completed by June 29, 2025. Once submitted, orders are irrevocable unless the subscription and community offerings are terminated or extended, with regulatory approval, beyond August 4, 2023, or the number of shares of common stock to be sold is increased to more than 15,208,750 shares or decreased to less than 9,775,000 shares. If the subscription and community offerings are extended past August 4, 2023, all subscribers will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to the notice of extension, we will promptly return your funds with interest or cancel your deposit account withdrawal authorization. If the number of shares to be sold in the offering is increased to more than 15,208,750 shares or decreased to less than 9,775,000 shares, we will resolicit subscribers, and all funds delivered to us to purchase shares of common stock in the subscription and community offerings will be returned promptly with interest. Funds received in the subscription and the community offerings will be held in a segregated account at BayVanguard Bank and will earn interest at 0.05% per annum until completion or termination of the offering.

Performance Trust Capital Partners is assisting us in selling the shares on a best-efforts basis in the subscription and community offerings, and will serve as sole manager for any syndicated community offering. Performance Trust Capital Partners is not required to purchase any shares of common stock that are sold in the offering.

OFFERING SUMMARY

Price: $10.00 per Share

	Minimum	Midpoint	Maximum	Adjusted Maximum
Number of shares	9,775,000	11,500,000	13,225,000	15,208,750
Gross offering proceeds	$97,750,000	$115,000,000	$132,250,000	$152,087,500
Estimated offering expenses, excluding marketing agent fees and expenses(1)	$1,350,000	$1,350,000	$1,350,000	$1,350,000
Marketing agent fees and expenses(1)(2)	$1,007,618	$1,158,383	$1,309,148	$1,482,527
Estimated net proceeds	$95,392,382	$112,491,617	$129,590,852	$149,254,973
Estimated net proceeds per share	$9.76	$9.78	$9.80	$9.81

(1)

See “The Conversion and Offering—Plan of Distribution; Marketing Agent and Underwriter Compensation” for a discussion of Performance Trust Capital Partners’ compensation for this offering and the compensation to be received by Performance Trust Capital Partners and the other broker-dealers that may participate in the syndicated community offering.

(2)	Includes records agent fees and expenses payable to Performance Trust Capital Partners. See “The Conversion and Offering—Records Agent Services.”

This investment involves a degree of risk, including the possible loss of principal.

See “Risk Factors” beginning on page 17.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency. Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Office of the Commissioner of Financial Regulation for the State of Maryland, the Federal Deposit Insurance Corporation, nor any state securities regulator has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

For assistance, contact the Stock Information Center at (443) 637-6212.

The date of this prospectus is May 15, 2023.

BayVanguard Bank

PENNSYLVANIA
MARYLAND
NEW JERSEY
VIRGINIA
DELAWARE
Forest Hill
Aberdeen
Baltimore
Pasadena
Washington, DC
Easton
Oxford
Hurlock
Cambridge
95
1
83
40
695
70
270
301
495
50
66

Essex
532 Eastern Blvd
Baltimore, MD 21221

Bayview
6201 Eastern Ave
Baltimore, MD 21224

Dundalk
3101 North Point Rd
Baltimore, MD 21222

Perry Hall
8639 Belair Rd
Baltimore, MD 21236

Aberdeen
501 S Stepney Rd
Aberdeen, MD 21001

Cambridge – High St
304 High St
Cambridge, MD 21613

Cambridge – Woods Rd
803 Woods Rd
Cambridge, MD 21613

Easton – Idlewild
501 Idlewild Ave
Easton, MD 21601

Easton – Glebe
8707 Commerce Dr
Easton, MD 21601

Hurlock
100 Pine St
Hurlock, MD 21643

Oxford
104 Factory St
Oxford, MD 21654

North Point (Headquarters) 7114 North Point Rd Baltimore, MD 21219 Pasadena (Stock Information Center) 125 Mountain Rd Pasadena, MD 21122 Essex 532 Eastern Blvd Baltimore, MD 21221 Locust Point 921 East Fort Ave, Suite 102 Baltimore, MD 21230 Bayview 6201 Eastern Ave Baltimore, MD 21224 Dundalk 3101 North Point Rd Baltimore, MD 21222 Perry Hall 8639 Belair Rd Baltimore, MD 21236 Forest Hill 1920 Rock Spring Rd Forest Hill, MD 21050 Aberdeen 501 S Stepney Rd Aberdeen, MD 21001 Cambridge High St 304 High St Cambridge, MD 21613 Cambridge Woods Rd 803 Woods RdCambridge, MD 21613 Easton Idlewild 501 Idlewild Ave Easton, MD 21601Easton Glebe 8707 Commerce Dr Easton, MD 21601 Hurlock 100 Pine St Hurlock, MD 21643 Oxford 104 Factory St Oxford, MD 21654

i

SUMMARY

The following summary explains the significant aspects of the conversion, the offering and the exchange of existing shares of BV Financial common stock for new shares of BV Financial common stock. It may not contain all of the information that is important to you. Before making an investment decision, you should read this entire document carefully, including the consolidated financial statements and the related notes, and the section entitled “Risk Factors.”

Our Organizational Structure and the Proposed Conversion and Stock Offering

Since 2005, we have operated in a two-tier mutual holding company structure. BV Financial is a Maryland corporation that is our publicly traded stock holding company and the parent company of BayVanguard Bank. At December 31, 2022, BV Financial had consolidated assets of $845.0 million, deposits of $684.6 million and stockholders’ equity of $97.8 million. BV Financial’s parent company is Bay-Vanguard, M.H.C., a Maryland-chartered mutual holding company. At December 31, 2022, BV Financial had 7,418,575 shares of common stock outstanding, of which 6,400,814 shares, or 86.3%, were owned by Bay-Vanguard, M.H.C., and the remaining 1,017,761 shares were held by the public.

Pursuant to the terms of the plan of conversion and reorganization, which we refer to as the “plan of conversion,” we are converting from the mutual holding company corporate structure to the fully public stock holding company corporate structure. Upon completion of the conversion, Bay-Vanguard, M.H.C. will cease to exist. The conversion will be accomplished by the merger of Bay-Vanguard, M.H.C. with and into BV Financial. The shares of BV Financial common stock being offered for sale represent the majority ownership interest in BV Financial currently owned by Bay-Vanguard, M.H.C. Public stockholders of BV Financial will receive new shares of common stock of BV Financial in exchange for their current shares of BV Financial at an exchange ratio intended to preserve approximately the same aggregate ownership interest in BV Financial as public stockholders currently have in BV Financial, adjusted downward to reflect certain assets held by Bay-Vanguard, M.H.C., without giving effect to new shares purchased in the offering or cash paid in lieu of any fractional shares. The shares of BV Financial common stock owned by Bay-Vanguard, M.H.C. will be canceled.

The following diagram shows our current organizational structure, reflecting ownership percentages at December 31, 2022:

After the conversion and offering are completed, we will be organized as a fully public stock holding company, with the stock of BV Financial held as follows:

Our Business

Our business activities are conducted primarily through BayVanguard Bank. BayVanguard Bank is a Maryland-chartered stock savings bank headquartered in Baltimore, Maryland. BayVanguard Bank was originally chartered in 1873 under the name Light Street Savings and Building Association. Through a series of mergers in the decades that followed, Light Street Savings and Building Association had by the 1990s changed its name to Bay Federal Savings Association. In 1996, following a merger with Vanguard Federal Savings and Loan Association, the name was changed to Bay-Vanguard Federal Savings Bank. In 2005, we reorganized into the mutual holding company form of ownership and, in 2019, we converted our charter to a Maryland state savings bank with the new name of BayVanguard Bank. As part of the conversion, BayVanguard Bank will convert its charter to that of a Maryland commercial bank.

Our business consists primarily of taking deposits from the general public and investing those deposits, together with funds generated from operations, in the following types of loans:

•	commercial real estate loans, which include commercial – owner occupied and commercial – investor;

•	one- to four-family real estate loans, which include one- to four-family – owner occupied and one- to four-family – non-owner occupied;

•	commercial loans;

•	construction and land loans;

•	marine loans;

•	farm loans; and

•	certain consumer loans.

For more information regarding each of these loan categories and the related underwriting risks, please see “Business of BayVanguard Bank—Lending Activities” and “—Loan Underwriting Risks.”

We have in the past purchased the guaranteed portion of U.S. Department of Agriculture and SBA loans in the secondary market, though we are no longer actively engaged in this market. Our lending function focuses on three areas – consumer (e.g., residential loans and marine lending), community (e.g., non-owner occupied residential, commercial real estate and other commercial lending in the areas served by our market area) and investment real estate (e.g., larger commercial real estate lending both inside and outside of our market area). In recent years, we have increased our focus, consistent with our conservative underwriting standards, on originating commercial real estate and commercial loans. We also invest in investment securities. Our revenues are derived primarily from interest on loans and, to a lesser extent, interest on investment securities. Our primary sources of funds are deposits and principal and interest payments on loans and securities. BayVanguard Bank offers a variety of deposit accounts, including noninterest-bearing and interest-bearing checking accounts, money market accounts, savings accounts and certificates of deposit. We have also historically used Federal Home Loan Bank advances to fund our operations and had $12.0 million in advances from the Federal Home Loan Bank of Atlanta as of December 31, 2022.

We have also supplemented our organic growth through four different mergers since 2019. See “Business of BayVanguard Bank—Recent Acquisition History.”

BayVanguard Bank is subject to comprehensive regulation and examination by the Office of the Commissioner of Financial Regulation for the State of Maryland (the “OCFR”) and the Federal Deposit Insurance Corporation (the “FDIC”). BayVanguard Bank is a member of the Federal Home Loan Bank system. BV Financial is subject to comprehensive regulation and examination by the Federal Reserve Board.

Following the completion of the conversion and offering, BV Financial will continue to be the holding company for BayVanguard Bank. Our executive offices are located at 7114 North Point Road, Baltimore, Maryland 21219 and our telephone number is (410) 477-5000. Our website address is www.bayvanguard.com. Information on our website is not incorporated into this prospectus and should not be considered a part of this document.

Business Strategy

Our primary focus is on continuing and enhancing our community-oriented retail banking strategy. Highlights of our current business strategy include the following:

•

Pursue opportunistic acquisitions and partnerships. We intend to continue to prudently pursue opportunities to acquire banks that offer opportunities for solid financial returns. Our primary focus will be on franchises that enhance our funding profile, product capabilities or geographic density or footprint, while maintaining an acceptable risk profile. We believe in the need to make significant technological investments and the importance of scale in banking. In addition, we believe that the rate of consolidation in the banking industry will continue. We believe that the stock offering will enhance our historical position as a consolidator in the banking market because of our financial strength, reputation and culture.

•

Grow our loan portfolio with an emphasis on commercial real estate and residential mortgage lending. While we intend to continue our recent focus on the origination of commercial real estate loans, we intend to remain a residential mortgage lender in our market area and maintain a balance between the commercial real estate and residential mortgage portfolios. We originated $117.1 million of commercial real estate and $40.9 million of residential mortgages loans during the year ended December 31, 2022. At December 31, 2022, $318.7 million, or 48.0%, of our total loan portfolio consisted of commercial real estate loans and $262.8 million, or 39.6%, of our total loan portfolio consisted of residential mortgages. The additional capital raised in the offering will further increase our commercial lending capacity by enabling us to originate more loans and loans with larger balances. This will permit us to serve commercial borrowers with larger lending needs and to originate larger commercial loans than we have in the past.

•

Manage credit risk to maintain a low level of non-performing assets. We believe that maintaining strong asset quality is paramount to our long-term success. We follow conservative underwriting guidelines with sound loan administration, and focus on originating loans secured by real estate. This includes enhanced loan monitoring of higher risk portfolio segments, higher risk individual loans and larger relationships within the portfolio, and frequent loan grade review. Our non-performing assets totaled $7.9 million, or 0.93% of total assets, at December 31, 2022. Our total non-performing loans to total loans ratio was 0.88% at December 31, 2022.

•

Increase core deposits with an emphasis on non-interest-bearing deposits. Deposits are our primary source of funds for lending and investment. Core deposits (which we define as all deposits except for time deposits) were 78.6% of total deposits at December 31, 2022. In particular, non-interest-bearing demand deposits were 24.4% of our total deposits at December 31, 2022. We continue to focus on expanding core deposits by leveraging our business development officers and commercial lending and retail relationships.

We intend to continue to pursue these business strategies, subject to changes necessitated by future market conditions, regulatory restrictions and other factors. While we are committed to the business strategies noted above, we recognize the challenges and uncertainties of the current environment and plan to execute these strategies as market conditions allow.

Impact of COVID-19 Pandemic

Although the domestic and global economies have largely recovered from the COVID-19 pandemic, certain adverse consequences of the pandemic continue to impact the macroeconomic environment and may persist for some time, including labor shortages and disruptions of global supply chains. The growth in economic activity and in the demand for goods and services, coupled with labor shortages and supply chain disruptions, has also contributed to rising inflationary pressures and the risk of recession. Given the continued uncertainty and evolving economic effects and social impacts of the COVID-19 pandemic, the future direct and indirect impacts on our business, results of operations and financial condition are uncertain. See “Risk Factors – Risks Related to COVID-19 – The COVID-19 pandemic could continue to pose risks to our business, our results of operations and the future prospects of BV Financial.”

Reasons for the Conversion and Offering

Our primary reasons for converting to the fully public stock form of ownership and undertaking the stock offering are to:

•

Facilitate future mergers and acquisitions. Although we do not currently have any understandings or agreements regarding any specific acquisition transaction, the stock holding company structure will give us greater flexibility to structure, and make us a more attractive and competitive bidder for, mergers and acquisitions of other financial institutions or financial service companies as opportunities arise. The additional capital raised in the offering also will enable us to consider larger merger transactions. In addition, although we intend to remain an independent financial institution, the stock holding company structure may make us a more attractive acquisition candidate for other institutions. Applicable regulations prohibit anyone from acquiring or offering to acquire more than 10% of our stock for three years following completion of the conversion without regulatory approval.

•

Support our planned growth and strengthen our regulatory capital position with the additional capital we will raise in the stock offering. A strong capital position is essential to achieving our long-term objectives of growing BayVanguard Bank and building stockholder value. Although BayVanguard Bank exceeds all regulatory capital requirements, the proceeds from the offering will materially strengthen our capital position and enable us to support our potential growth and expansion through larger legal lending limits. The augmented regulatory capital will be essential to the continued implementation of our business strategy.

•

Improve the liquidity of our shares of common stock. The larger number of shares that will be outstanding after completion of the conversion and offering, as well as our shares of stock being traded on the Nasdaq Capital Market, will result in a more liquid and active market for BV Financial common stock. A more liquid and active market will make it easier for our stockholders to buy and sell our common stock and will give us greater flexibility in implementing capital management strategies.

•

Facilitate our stock holding company’s ability to pay dividends to our public stockholders. Current regulations of the Federal Reserve Board prohibit the ability of Bay-Vanguard, M.H.C. to waive receipt of dividends declared by BV Financial. Accordingly, because any dividends declared and paid by BV Financial would have to be paid to Bay-Vanguard, M.H.C. along with all other stockholders, the amount of dividends available for all other stockholders would have been less than if Bay-Vanguard, M.H.C. were allowed to waive the receipt of dividends. The conversion will eliminate our mutual holding company structure and will facilitate our ability to pay dividends to all stockholders of BV Financial, subject to legal, regulatory and financial considerations applicable to all financial institutions. See “Our Dividend Policy.”

•

Transition our organization to a stock holding company structure, which gives us greater flexibility to access the capital markets compared to our existing mutual holding company structure. The stock holding company structure gives us greater flexibility to access the capital markets to support our growth through possible future equity and debt offerings. We have no current plans, agreements or understandings regarding any additional equity or debt offerings.

Terms of the Offering

We are offering for sale between 9,775,000 and 13,225,000 shares of common stock, to eligible members of Bay-Vanguard, M.H.C. (i.e., eligible depositors of BayVanguard Bank), to our tax-qualified employee benefit plans and, to the extent shares remain available, in a community offering to the general public, with a preference given first to natural persons (including trusts of natural persons) residing in Baltimore City and Anne Arundel, Baltimore, Dorchester, Harford and Talbot Counties, Maryland. If necessary, we will also offer for sale shares to the general public in a syndicated community offering. The number of shares of common stock to be sold may be increased to up to 15,208,750 shares as a result of demand for the shares of common stock in the offering or changes in market conditions. Unless the number of shares of common stock to be offered is increased to more than 15,208,750 shares or decreased to fewer than 9,775,000 shares, or the subscription and community offerings are extended beyond August 4, 2023, subscribers will not have the opportunity to change or cancel their stock orders once submitted. If the subscription and community offerings are extended past August 4, 2023, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. All subscribers will be notified by mail sent to the address the subscriber provides on the stock order form they have submitted. If you do not respond to the notice of extension, your order will be cancelled and we will promptly return your funds with interest at 0.05% per annum or cancel your deposit account withdrawal authorization. If the number of shares to be sold is increased to more than 15,208,750 shares or decreased to less than 9,775,000 shares, all subscribers’ stock orders will be canceled, their withdrawal authorizations will be canceled and funds delivered to us to purchase shares of common stock in the subscription and community offerings will be returned promptly with interest at 0.05% per annum. We will then resolicit subscribers, giving them an opportunity to place new orders for a period of time. No shares purchased in the subscription offering and community offering will be issued until the completion of any syndicated community offering, if utilized.

The purchase price of each share of common stock offered for sale in the offering is $10.00. All investors will pay the same purchase price per share, regardless of whether the shares are purchased in the subscription offering, a community offering or a syndicated community offering. Investors will not be charged a commission to purchase shares of common stock in the offering. Performance Trust Capital Partners, LLC, which we refer to as “Performance Trust,” our marketing agent in the offering, will use its best efforts to assist us in selling shares of our common stock in the offering but is not obligated to purchase any shares of common stock in the offering.

How We Determined the Offering Range, the Exchange Ratio and the $10.00 Per Share Purchase Price

The amount of common stock we are offering for sale and the exchange ratio for the exchange of shares of BV Financial for new shares of BV Financial are based on an independent appraisal of the estimated market value of BV Financial, assuming the offering has been completed. RP Financial, LC. (“RP Financial”), our independent appraiser, has estimated that, as of April 14, 2023, the fully converted market value was $133.4 million, which represents the midpoint of the valuation range. Based on federal regulations, this market value forms the midpoint of a valuation range with a minimum of $113.4 million and a maximum of $153.4 million ($176.4 million at the adjusted maximum). Based on this valuation range from the appraisal, the 86.2% ownership interest of Bay-Vanguard, M.H.C. in BV Financial as of March 31, 2023 being sold in the offering, certain assets held by Bay-Vanguard, M.H.C. and the $10.00 per share price, the number of shares of common stock being offered for sale by

BV Financial ranges from 9,775,000 shares to 13,225,000 shares. The purchase price of $10.00 per share was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. The exchange ratio ranges from 1.5271 shares at the minimum of the offering range to 2.0661 (2.3761 at the adjusted maximum) new shares at the maximum of the offering range, and will generally preserve the percentage ownership of public stockholders in BV Financial immediately before the completion of the conversion. RP Financial will update its appraisal before we complete the conversion and offering. If, as a result of demand for the shares or changes in market conditions, RP Financial determines that our estimated pro forma market value has increased, we may sell up to 15,208,750 shares without further notice to you. If our pro forma market value at that time is either below $113.4 million or above $176.4 million, then, after consulting with the Federal Reserve Board, we may: terminate the offering and promptly return all funds with interest; set a new offering range and provide all subscribers the opportunity to place a new order; or take such other actions as may be permitted by the Federal Reserve Board and the Securities and Exchange Commission.

The appraisal is based in part on BV Financial’s financial condition and results of operations, the pro forma effect of the additional capital raised in the offering, and an analysis of a peer group of ten publicly traded savings and loan holding companies that RP Financial considers comparable to BV Financial consistent with regulatory guidelines applicable to the independent valuation. The appraisal peer group consists of the following companies, all of which are traded on the Nasdaq Stock Market. Assets are as of December 31, 2022.

Company Name	Ticker Symbol	Headquarters	Total Assets
			(In millions)
1895 Bancorp of Wisconsin, Inc.	BCOW	Greenfield, Wisconsin	$529
Affinity Bancshares, Inc.	AFBI	Covington, Georgia	791
HMN Financial, Inc.	HMNF	Rochester, Minnesota	1,096
Home Federal Bancorp, Inc. of Louisiana	HFBL	Shreveport, Louisiana	577
IF Bancorp, Inc.	IROQ	Watseka, Illinois	824
Magyar Bancorp, Inc.	MGYR	New Brunswick, New Jersey	822
Northeast Community Bancorp, Inc.	NECB	White Plains, New York	1,425
Provident Financial Holdings, Inc.	PROV	Riverside, California	1,271
Riverview Bancorp, Inc.	RVSB	Vancouver, Washington	1,599
William Penn Bancorporation	WMPN	Bristol, Pennsylvania	871

In applying each of the valuation methods, RP Financial considered adjustments to the pro forma market value based on a comparison of BV Financial with the peer group. RP Financial made upward adjustments for financial condition, profitability, growth and viability of earnings and asset growth and a downward adjustment for primary market area. RP Financial made no adjustments for dividends, liquidity of the shares, marketing of the issue, management, or effect of government regulations and regulatory reform. The upward adjustment applied for financial condition took into consideration the more favorable composition of BV Financial’s asset base, including a higher loans/assets ratio, a lower cost of funds and higher current return on equity. The upward adjustment applied for profitability, growth and viability of earnings took into consideration BV Financial’s higher earnings as a percent of assets relative to the peer group companies, which was primarily attributable to a higher net interest income ratio, a higher yield/cost spread and lower operating expense ratio. The upward adjustment applied for asset growth was due to the substantially higher pro forma equity position that BV Financial will have following the offering, which will provide for stronger growth potential compared to the peer group. The downward adjustment for market area took into consideration BV Financial’s operations in the Baltimore/Washington metropolitan area, which provides for a high level of competition, including a number of larger financial institutions that are BV Financial’s most comparable competitors.

The following table presents a summary of selected pricing ratios for BV Financial (on a pro forma basis) as of and for the twelve months ended March 31, 2023, and for the peer group companies based on earnings and other information as of and for the twelve months ended December 31, 2022 or most recent quarter available, with stock prices as of April 14, 2023, as reflected in the appraisal report. Compared to the average pricing of the peer group, and based upon the information in the following table, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 17.0% on a price-to-book value basis, a discount of 13.9% on a price-to-tangible book value basis, and a premium of 11.5% on a price-to-earnings basis.

	Price-to-earnings multiple(1)		Price-to-book value ratio	Price-to-tangible book value ratio
BV Financial (on a pro forma basis, assuming completion of the conversion)
Adjusted Maximum	13.89	x	76.16%	81.63%
Maximum	12.20	x	71.58%	77.22%
Midpoint	10.87	x	66.93%	72.57%
Minimum	9.35	x	61.50%	67.20%
Valuation of peer group companies, all of which are fully converted (on an historical basis):
Average	9.75	x	80.61%	84.27%
Median	9.30	x	79.25%	83.56%

(1)

Price-to-earnings multiples calculated by RP Financial in the independent appraisal are based on an estimate of “core” or recurring earnings. These ratios are different than those presented in “Pro Forma Data.”

The independent appraisal does not indicate trading market value. Do not assume or expect that our valuation as indicated in the appraisal means that after the conversion and offering the shares of our common stock will trade at or above the $10.00 per share purchase price. Furthermore, the pricing ratios presented in the appraisal were used by RP Financial to estimate our pro forma appraised value for regulatory purposes and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see “The Conversion and Offering—Stock Pricing and Number of Shares to be Issued.”

Effect of Bay-Vanguard, M.H.C.’s Assets on Minority Stock Ownership

Public stockholders of BV Financial will receive new shares of common stock of BV Financial in exchange for their current shares of common stock of BV Financial pursuant to an exchange ratio that is designed to provide public stockholders with approximately the same ownership percentage of the common stock of BV Financial after the conversion as their ownership percentage immediately before the conversion, without giving effect to new shares purchased in the offering or cash paid in lieu of any fractional shares. However, the exchange ratio will be adjusted downward to reflect assets held by Bay-Vanguard, M.H.C. (other than shares of common stock of BV Financial) at the completion of the conversion, which net assets consisted primarily of cash totaling $8,000 as of December 31, 2022.

The Exchange of Existing Shares of BV Financial Common Stock

If you are a stockholder of BV Financial immediately before the completion of the conversion and offering, your shares will be exchanged for new shares of common stock of BV Financial. The number of shares of common stock you will receive will be based on the exchange ratio, which will depend upon our final appraised value and the percentage of outstanding shares of BV Financial common stock owned by public stockholders immediately before the completion of the conversion and offering. The following table shows how the exchange ratio will adjust, based on the appraised value of BV Financial as of February 24, 2023, assuming immediately before the completion of the conversion and offering public stockholders of BV Financial own 13.8% of BV Financial common stock and Bay-Vanguard, M.H.C. had assets (excluding its shares of BV Financial common stock) of $8,000. The table also shows the number of shares of BV Financial common stock a hypothetical owner of BV Financial common stock would receive in exchange for 100 shares of BV Financial common stock owned at the completion of the conversion and offering, depending on the number of shares of common stock issued in the offering.

	Shares to be Sold in This Offering		New Shares of BV Financial to be Issued for Current Shares of BV Financial		Total Shares of Common Stock to be Issued in Exchange and Offering	Exchange Ratio	Equivalent Value of Shares Based Upon Offering Price(1)	Equivalent Pro Forma Tangible Book Value Per Exchanged Share(2)	Whole Shares to be Received for 100 Existing Shares(3)
	Amount	Percent	Amount	Percent
Minimum	9,775,000	86.2%	1,563,460	13.8%	11,338,460	1.5271	$15.27	$22.74	152
Midpoint	11,500,000	86.2%	1,839,365	13.8%	13,339,365	1.7966	17.97	24.74	179
Maximum	13,225,000	86.2%	2,115,270	13.8%	15,340,270	2.0661	20.66	26.78	206
Adjusted Maximum	15,208,750	86.2%	2,432,560	13.8%	17,641,310	2.3761	23.76	29.11	237

(1)

Represents the value of new shares of BV Financial common stock to be received in the conversion by a holder of one current share of BV Financial, pursuant to the exchange ratio, based upon the $10.00 per share offering price.

(2)

Represents the pro forma tangible book value per share at each level of the offering range multiplied by the respective exchange ratio. At March 31, 2023, BV Financial’s tangible book value per share was $11.46.

(3)	Cash will be paid in lieu of fractional shares.

No fractional shares of BV Financial common stock will be issued to any public stockholder of BV Financial. For each fractional share that otherwise would be issued, BV Financial will pay cash equal to the product obtained by multiplying the fractional share interest to which the holder otherwise would be entitled by the $10.00 per share offering price.

Outstanding options to purchase shares of BV Financial common stock will convert into and become options to purchase shares of BV Financial common stock based upon the exchange ratio. The aggregate exercise price, duration and vesting schedule of these options will be unaffected by the conversion. At December 31, 2022, there were 36,350 outstanding options to purchase shares of BV Financial common stock, all of which have vested. The outstanding options will be converted into options to purchase 55,510 shares of common stock at the minimum of the offering range and 86,371 shares of common stock at the adjusted maximum of the offering range. Because federal regulations prohibit us from repurchasing our common stock during the first year following the conversion unless compelling business reasons exist to do so, we may use authorized but unissued shares to fund option exercises that occur during the first year following the conversion. If all existing options were exercised and funded with authorized but unissued shares of common stock following the conversion, stockholders would experience ownership dilution of approximately 0.49% at the minimum of the offering range.

Intended Use of the Proceeds from the Offering

We intend to contribute at least 50% of the net proceeds from the offering to BayVanguard Bank, fund a loan to our employee stock ownership plan to finance its purchase of shares of common stock in the stock offering and retain the remainder of the net proceeds from the offering at BV Financial. Therefore, assuming we sell 11,500,000 shares of common stock in the stock offering at the midpoint of the offering range, and we have net proceeds of $112.5 million, we intend to contribute $56.2 million to BayVanguard Bank, loan $9.2 million to our employee stock ownership plan to fund its purchase of shares of common stock and retain the remaining $47.0 million of the net proceeds at BV Financial. Additionally, we may use a portion of the proceeds from the offering to redeem the $3.0 million of junior subordinated debt that we acquired in conjunction with our acquisition of 1880 Bank and its holding company, Delmarva Bancshares, Inc.

BV Financial may use the funds it retains for investment in securities, to repurchase shares of common stock, to acquire other financial institutions, to pay cash dividends and for other general corporate purposes. BayVanguard Bank may use the proceeds it receives to support increased lending, support growth and the development of new products and services, expand its branch network by acquiring new branches or by acquiring other financial institutions. We do not currently have any agreements or understandings regarding any acquisition or branch transactions.

See “How We Intend to Use the Proceeds from the Offering” for additional information.

Persons Who May Order Shares of Common Stock in the Offering

We are offering the shares of common stock for sale in a subscription offering in the following descending order of priority:

(1)	To depositors with accounts at BayVanguard Bank with aggregate balances of at least $50.00 at the close of business on December 31, 2021.

(2)

To our tax-qualified employee benefit plans (including BayVanguard Bank’s employee stock ownership plan), which may subscribe for, in the aggregate, up to 10% of the shares of common stock sold in the offering. We expect our employee stock ownership plan to purchase 8% of the shares of common stock sold in the offering.

(3)	To depositors with accounts at BayVanguard Bank with aggregate balances of at least $50.00 at the close of business on March 31, 2023.

(4)	To depositors of BayVanguard Bank at the close of business on May 2, 2023.

Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a community offering, with a preference given first to natural persons (including trusts of natural persons) residing in Baltimore City and Anne Arundel, Baltimore, Dorchester, Harford and Talbot Counties, Maryland. The community offering, if any, may occur concurrently with, during or promptly after the subscription offering. We also may offer for sale shares of common stock not purchased in the subscription offering and the community offering in a syndicated community offering. Performance Trust will act as sole manager for the syndicated community offering. We have the right to accept or reject, in whole or in part, in our sole discretion, orders received in the community offering or syndicated community offering, and our interpretation of the terms and conditions of the plan of conversion will be final. Any determination to accept or reject stock orders in the community offering or syndicated community offering will be based on the facts and circumstances available to management at the time of the determination.

If we receive orders for more shares than we are offering for sale, we may not be able to fill your order, either fully or partially. A detailed description of the subscription offering, the community offering and the syndicated community offering, as well as a discussion regarding allocation procedures, can be found in the section of this prospectus entitled “The Conversion and Offering.”

Limits on How Much Common Stock You May Purchase

The minimum number of shares of common stock that may be purchased is 25 shares.

Generally, no individual, or individuals acting through a single qualifying account held jointly, may purchase more than 70,000 shares ($700,000) of common stock. If any of the following persons purchase shares of common stock, their purchases, in all categories of the offering, when combined with your purchases, cannot exceed 70,000 shares ($700,000) of common stock:

•	your spouse or relatives of you or your spouse living in your house or who is a director or officer of BV Financial or BayVanguard Bank;

•	most companies, trusts or other entities in which you are a senior officer, partner, trustee or have a substantial beneficial interest; or

•	other persons who may be your associates or persons acting in concert with you.

Persons having the same residence or mailing address and persons exercising subscription rights through qualifying accounts registered to the same address at any of the eligibility, supplemental eligibility or voting record dates will be subject to the overall purchase limitation of 70,000 shares ($700,000).

In addition to the above purchase limitations, there is an ownership limitation for current stockholders of BV Financial other than our employee stock ownership plan. Shares of common stock that you purchase in the offering individually or together with persons described above, plus any shares you and they receive in exchange for existing shares of BV Financial common stock, may not exceed 9.9% of the total shares of common stock to be issued and outstanding after the completion of the conversion and offering. However, if, based on your current ownership level, you will own more than 9.9% of the total shares of common stock of BV Financial to be issued and outstanding after the completion of the conversion and offering following the exchange of your shares of common stock, you will be ineligible to purchase any new shares in the offering. You will be required to obtain regulatory approval or non-objection before acquiring 10% or more of BV Financial’s common stock.

Subject to regulatory approval, we may increase or decrease the purchase and ownership limitations at any time. See the detailed description of the purchase limitations in “The Conversion and Offering—Additional Limitations on Common Stock Purchases.”

How You May Purchase Shares of Common Stock in the Subscription Offering and the Community Offering

In the subscription offering and community offering, you may pay for your shares only by:

(1)	personal check, money order or bank draft made payable directly to BV Financial, Inc.; or

(2)

authorizing us to withdraw available funds (without any early withdrawal penalty) from your BayVanguard Bank deposit account(s), other than checking accounts or individual retirement accounts (“IRAs”).

You may not use any type of third-party check to pay for shares of common stock. Do not submit cash. Wire transfers will not be accepted. Applicable regulations prohibit BayVanguard Bank from lending funds or extending credit to any person to purchase shares of common stock in the offering. You may not submit a BayVanguard Bank line of credit check. You may not designate withdrawal from a BayVanguard Bank account with check-writing privileges; rather, submit a check. If you request a withdrawal from an account with check-writing privileges, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and will immediately withdraw the amount from the specified account(s). You may not authorize withdrawal from a BayVanguard Bank individual retirement account. See “—Using Individual Retirement Account Funds to Purchase Shares of Common Stock.”

You may subscribe for shares of common stock in the subscription and community offerings by delivering a signed and completed original stock order form, together with full payment payable to BV Financial, Inc. or authorization to withdraw funds from one or more of your BayVanguard Bank deposit accounts, provided that the stock order form is received (not postmarked) before 4:30 p.m., Eastern Time, on June 21, 2023, which is the expiration of the subscription offering period.

Your completed and signed stock order form and payment may be submitted to us by:

(1)	overnight delivery to the address indicated on the stock order form for this purpose;

(2)	hand delivery to our Stock Information Center located at BayVanguard Bank’s branch location at 125 Mountain Road, Pasadena, Maryland; or

(3)	regular mail using the stock order reply envelope provided.

Hand delivery of stock order forms will be accepted only at the Stock Information Center. Do not deliver your stock order form to any other of BayVanguard Bank’s offices. The Stock Information Center is open Monday through Friday between 9:00 a.m. and 4:30 p.m., Eastern Time, except for bank holidays. Do not mail stock order forms to BayVanguard Bank’s offices.

See “The Conversion and Offering—Procedure for Purchasing Shares in the Subscription and Community Offerings—Payment for Shares” for a complete description of how to purchase shares in the subscription and community offerings.

Using Individual Retirement Account Funds to Purchase Shares of Common Stock

You may be able to subscribe for shares of common stock using funds in your IRA or other retirement account. If you wish to use some or all of the funds in your BayVanguard Bank IRA or other retirement account, the applicable funds must be transferred to a self-directed account maintained by an independent custodian or trustee, such as a brokerage firm, and the purchase must be made through that account. If you do not have such an account, you will need to establish one before placing your stock order. An annual administrative fee may be payable to the independent custodian or trustee. Because individual circumstances differ and the processing of retirement fund orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the June 21, 2023 offering deadline, for assistance with purchases using funds in your IRA or other retirement account you may have at BayVanguard Bank or elsewhere. Whether you may use such funds to purchase shares in the offering may depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

See “The Conversion and Offering—Procedure for Purchasing Shares in the Subscription and Community Offerings—Payment for Shares” and “—Using Individual Retirement Account Funds” for a complete description of how to use IRA funds to purchase shares of common stock in the offering.

Market for Common Stock

Existing publicly held shares of BV Financial’s common stock are traded on the Pink Open Market operated by OTC Markets Group under the symbol “BVFL.” Upon completion of the conversion, the new shares of common stock of BV Financial will replace the existing shares, which we expect will trade on the Nasdaq Capital Market under the symbol “BVFL,” subject to compliance with certain conditions, including having 300 “round lot” stockholders (stockholders owning more than 100 shares) and at least three broker-dealers making a market for our common stock. As of May 2, 2023, BV Financial had 15 registered market makers in its common stock.

Payment of Dividends

While management intends to pay a dividend, no decision has been made with respect to the amount and timing of any dividend payments. The amount of any dividends will be subject to our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. We cannot assure you that we will pay dividends in the future, or that any such dividends will not be reduced or eliminated in the future. For information regarding our proposed dividend policy, see “Our Dividend Policy.”

Purchases by Directors and Executive Officers

We expect our directors and executive officers, together with their associates, to subscribe for 361,500 shares of common stock in the offering, representing 3.70% of the shares to be sold at the minimum of the offering range. The purchase price paid by them will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering. Following the conversion and offering, our directors and executive officers, together with their associates, are expected to beneficially own 687,625 shares of common stock (including any stock options exercisable within 60 days of May 2, 2023), or 6.06% of our total outstanding shares of common stock at the minimum of the offering range, which includes shares they currently own in BV Financial that will be exchanged for new shares of BV Financial.

See “Subscriptions by Directors and Executive Officers” for more information on the proposed purchases of shares of common stock by our directors and executive officers.

Deadline for Orders of Shares of Common Stock in the Subscription and Community Offerings

The deadline for submitting orders to purchase shares of common stock in the subscription and community offerings is 4:30 p.m., Eastern Time, on June 21, 2023, unless we extend this deadline. If you wish to purchase shares of common stock, a properly completed and signed original stock order form, together with full payment, must be received (not postmarked) by this time.

Although we will make reasonable attempts to provide this prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 4:30 p.m., Eastern Time, on June 21, 2023, whether or not we have been able to locate each person entitled to subscription rights.

See “The Conversion and Offering—Procedure for Purchasing Shares in the Subscription and Community Offerings—Expiration Date” for a complete description of the deadline for purchasing shares in the stock offering.

You May Not Sell or Transfer Your Subscription Rights

Applicable regulations prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to certify that you are purchasing the common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights or the shares that you are purchasing. We intend to take legal action, including reporting persons to federal or state agencies, against anyone who we believe has sold or transferred his or her subscription rights. We will not accept your order if we have reason to believe you are attempting to sell or transfer your subscription rights to other individuals. On the stock order form, you cannot add the names of others for joint stock registration unless they are also named on your qualifying deposit account(s). Doing so may jeopardize your subscription rights. In addition, the stock order form requires that you list all deposit accounts you held at your date of eligibility, giving all names on each account and the account number at the applicable eligibility date. Failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation.

Delivery of Shares of Common Stock

All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the subscription and community offerings will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the conversion. We expect trading in the stock to begin on the day of completion of the conversion or the next business day. The conversion is expected to be completed as soon as practicable following satisfaction of the conditions described below in “—Conditions to Completion of the Conversion.” Until a statement reflecting your ownership of shares of common stock is available and delivered to you, you may not be able to sell the shares of common stock that you purchased in the offering, even though the common stock will have begun trading. Your ability to sell your shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Conditions to Completion of the Conversion

We cannot complete the conversion and offering unless:

•

The plan of conversion is approved by at least a majority of votes eligible to be cast by members of Bay-Vanguard, M.H.C. (i.e., eligible depositors of BayVanguard Bank as of the close of business on May 2, 2023);

•

The plan of conversion is approved by BV Financial stockholders holding at least two-thirds of the outstanding shares of common stock of BV Financial as of the close of business on May 2, 2023, including shares held by Bay-Vanguard, M.H.C.;

•

The plan of conversion is approved by BV Financial stockholders holding at least a majority of the outstanding shares of common stock of BV Financial as of the close of business on May 2, 2023, excluding shares held by Bay-Vanguard, M.H.C.;

•	We sell at least the minimum number of shares of common stock offered in the offering; and

•	We receive all required regulatory approvals to complete the conversion and offering.

Bay-Vanguard, M.H.C. intends to vote its shares in favor of the plan of conversion. At the close of business on May 2, 2023, Bay-Vanguard, M.H.C. owned 6,400,814 shares, or approximately 86.2%, of the outstanding shares of common stock of BV Financial. At the close of business on May 2, 2023, the directors and executive officers of BV Financial and their affiliates owned 182,561 shares of BV Financial (excluding exercisable options), or 2.46% of the outstanding shares of common stock and 17.83% of the outstanding shares of common stock excluding shares held by Bay-Vanguard, M.H.C. They intend to vote those shares in favor of the plan of conversion.

Steps We May Take if We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 9,775,000 shares of common stock, we may take one or more steps to sell the minimum number of shares of common stock in the offering range. Specifically, we may:

(1)	increase the purchase limitations; and/or

(2)	seek regulatory approval to extend the offering beyond August 4, 2023, as long as we resolicit subscribers who previously submitted subscriptions in the offering.

If we extend the offering past August 4, 2023, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to the notice of extension, we will cancel your stock order and promptly return your funds with interest for funds received in the subscription and community offering or cancel your deposit account withdrawal authorization. If one or more purchase limitations are increased, subscribers in the subscription offering who ordered the maximum amount will be given the opportunity to increase their subscriptions up to the then-applicable limit.

Possible Change in the Offering Range

RP Financial will update its appraisal before we complete the conversion and offering. If, as a result of demand for the shares or changes in market conditions, RP Financial determines that our pro forma market value has increased, we may sell up to 15,208,750 shares in the offering without further notice to you. If our pro forma market value at that time is either below $113.4 million or above $176.4 million (the minimum and adjusted maximum pro forma market value, respectively, based on the appraised value of BV Financial as of April 14, 2023), then, after consulting with the Federal Reserve Board, we may:

•	terminate the stock offering and promptly return all funds (with interest paid on funds received in the subscription and community offerings);

•	set a new offering range; or

•	take such other actions as may be permitted by the Federal Reserve Board and the Securities and Exchange Commission.

If we set a new offering range, we will promptly return funds, with interest at 0.05% per annum for funds received for purchases in the subscription and community offerings, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. We will then resolicit subscribers, allowing them to place a new stock order for a period of time.

Possible Termination of the Offering

We may terminate the offering at any time before the special meeting of members of Bay-Vanguard, M.H.C. and the special meeting of stockholders of BV Financial that have been called to vote on the conversion, and at any time after member and stockholder approval with regulatory approval. If we terminate the offering, we will promptly return your funds with interest at 0.05% per annum, and we will cancel deposit account withdrawal authorizations.

Benefits to Management and Potential Dilution to Stockholders Resulting from the Conversion

We expect our employee stock ownership plan, which is a tax-qualified retirement plan operated for the benefit of BayVanguard Bank’s employees, to purchase up to 8% of the shares of common stock we sell in the offering. However, if market conditions warrant, in the judgment of its trustee, the employee stock ownership plan’s subscription order may not be filled and the employee stock ownership plan may instead elect to purchase shares in the open market following the completion of the conversion, subject to the approval of the Federal Reserve Board.

We intend to implement one or more new stock-based benefit plans no earlier than six months after completion of the conversion. Stockholder approval of these plans will be required before implementation. We have not determined whether we will adopt the plans within or after 12 months following the completion of the conversion. If we implement stock-based benefit plans within 12 months following the completion of the conversion, the stock-based benefit plans would be limited to reserving a number of shares (1) up to 4% of the shares of common stock sold in the offering for awards of restricted stock or restricted stock units to employees and directors, at no cost to the recipients, and (2) up to 10% of the shares of common stock sold in the offering for issuance pursuant to the exercise of stock options by employees and directors. If the stock-based benefit plan is adopted more than 12 months after the completion of the conversion, it would not be subject to the percentage limitations set forth above. We have not yet determined the definitive number of shares that will be reserved for issuance under these plans. For a description of our current stock-based benefit plan, see “Management—Benefits to be Considered Following Completion of the Conversion—Stock-Based Benefit Plans.”

The following table summarizes the number of shares of common stock and the aggregate dollar value of grants that are available under one or more stock-based benefit plans if such plans reserve a number of shares of common stock equal to 4% and 10% of the shares sold in the stock offering for restricted stock awards or restricted stock units and stock options, respectively. The table shows the dilution to stockholders if all such shares are issued from authorized but unissued shares, instead of purchased in the open market. A portion of the stock grants shown in the table below may be made to non-management employees. The table also sets forth the number of shares of common stock to be acquired by the employee stock ownership plan for allocation to all qualifying employees.

	Number of Shares to be Granted or Purchased			Dilution Resulting from Issuance of Shares for Stock-Based Benefit Plans
	At Minimum of Offering Range	At Maximum of Offering Range	As a Percentage of Common Stock to be Sold in the Offering			Value of Grants (In Thousands)(1)
						At Minimum of Offering Range	At Maximum of Offering Range
Employee stock ownership plan	782,000	1,058,000	8.0%	N/A	%(2)	$7,820	$10,580
Restricted stock awards	391,000	529,000	4.0	3.34		3,910	5,290
Stock options	977,500	1,322,500	10.0	7.94		4,907	6,639

Total	2,150,500	2,909,500	22.0%	10.78	%(2)	$16,637	$22,509

(1)

The actual value of restricted stock awards will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value for restricted stock awards is assumed to be the same as the offering price of $10.00 per share. The fair value of stock options has been estimated at $5.02 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; an expected option term of ten years; no dividend yield; a risk-free rate of return of 3.88%; and expected volatility of 31.47%. The actual value of stock options granted will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used and the option pricing model ultimately adopted.

(2)	No dilution is reflected for the employee stock ownership plan because such shares are assumed to be purchased in the offering.

We may fund our stock-based benefit plans through open market purchases, as opposed to new issuances of stock; however, if any options previously granted under our existing 2017 Stock Option Plan or 2021 Equity Incentive Plan (together, the “Equity Incentive Plans”) are exercised during the first year following completion of the offering, they will be funded with newly issued shares as federal regulations do not permit us to repurchase our shares during the first year following the completion of the offering, except to fund the grants of restricted stock under a stock-based benefit plan or under extraordinary circumstances.

The following table presents information as of December 31, 2022 regarding our Equity Incentive Plans and our proposed new stock-based benefit plans. The table below assumes that 17,627,018 shares are outstanding after the offering, which includes the sale of 15,208,750 shares in the offering at the adjusted maximum of the offering range and the issuance of new shares of BV Financial in exchange for old shares of BV Financial based on an exchange ratio of 2.3761. It also assumes that the value of the stock is $10.00 per share.

Existing and New Stock Benefit Plans	Participants	Shares at Adjusted Maximum of Offering Range		Estimated Value of Shares		Percentage of Shares Outstanding After the Conversion
Employee Stock Ownership Plan:	Officers and Employees
Shares to be purchased in this offering		1,216,700		$12,167,000		6.90%

Restricted Stock Awards:	Directors, Officers and Employees
Equity Incentive Plans(1)		353,107	(2)	$3,531,075	(3)	2.00%
New shares of restricted stock		608,350		6,083,500	(3)	3.45

Total shares of restricted stock		961,457		$9,614,575		5.45%

Stock Options:	Directors, Officers and Employees
Equity Incentive Plans(1)		223,071	(4)	$1,119,815	(5)	1.27%
New stock options		1,520,875		7,634,793	(5)	8.63

Total stock options		1,743,946		$8,754,608		9.90%

Total of stock benefit plans		3,922,103		$30,536,182		22.25%

(1)	The number of shares indicated in the table and the footnotes has been adjusted for the 2.3761 exchange ratio at the adjusted maximum of the offering range.
(2)	At December 31, 2022, 136,863 of these shares have been awarded and 95,495 have vested.
(3)

The value of restricted stock awards is determined based on their fair value as of the date grants are made. For purposes of this table, the fair value of awards under the new stock-based benefit plan is assumed to be the same as the offering price of $10.00 per share.

(4)	At December 31, 2022, 86,371 of these options have been awarded and 86,371 have vested.
(5)

The weighted-average fair value of stock options has been estimated at $5.02 per option, using the Black-Scholes option pricing model with the following assumptions: exercise price, $10.00; trading price on date of grant, $10.00; no dividend yield; expected term, ten years; expected volatility, 31.47%; and risk-free rate of return, 3.88%. The actual value of option grants will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used and the option pricing model ultimately adopted.

Tax Consequences

Bay-Vanguard, M.H.C., BV Financial and BayVanguard Bank have received an opinion of counsel, Luse Gorman, PC, regarding the material federal income tax consequences of the conversion, and have received an opinion of FORVIS, LLP regarding the material Maryland tax consequences of the conversion. As a general matter, the conversion will not be a taxable transaction for purposes of federal or state income taxes to Bay-Vanguard, M.H.C., BV Financial and BayVanguard Bank, persons eligible to subscribe in the subscription offering, or existing stockholders of BV Financial (except as to cash paid for fractional shares). Existing stockholders of BV Financial who receive cash in lieu of fractional shares of BV Financial will recognize a gain or loss equal to the difference between the cash received and the tax basis of the fractional share.

Emerging Growth Company Status

We qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For as long as we are an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies. See “Risk Factors—Risks Related to Laws and Regulations—We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors” and “Supervision and Regulation—Emerging Growth Company Status.”

An emerging growth company may elect to use an extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies, but must make such election when the company is first required to file a registration statement. Such an election is irrevocable during the period a company is an emerging growth company. We have elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

Effect on Voting Rights of Depositors

Depositors of BayVanguard Bank are members of, and have voting rights in, Bay-Vanguard, M.H.C., as to all matters requiring a vote of members. Upon completion of the conversion, depositors will no longer have voting rights. All voting rights in BayVanguard Bank will be vested in BV Financial as the sole stockholder of BayVanguard Bank. The stockholders of BV Financial will possess exclusive voting rights with respect to BV Financial common stock.

Risk Factors

An investment in BV Financial common stock is subject to risk, including risks related to our business and this offering. Before making an investment decision, you should read this entire document carefully, including the section entitled “Risk Factors” that immediately follows and that discusses the above risks in further detail.

How You Can Obtain Additional Information—Stock Information Center

Our banking personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or offering, call our Stock Information Center at (443) 637-6212. The Stock Information Center is open Monday through Friday between 9:00 a.m. and 4:30 p.m., Eastern Time, except for bank holidays.

RISK FACTORS

You should carefully consider the following risk factors in evaluating an investment in the shares of common stock. In addition to these risks and the other risks and uncertainties described elsewhere in this prospectus, there may be additional risks and uncertainties that are not currently known to us or that we currently deem to be immaterial that could materially and adversely affect our business, financial condition or results of operations.

Risks Related to Our Lending Activities

We have a substantial amount of commercial real estate loans, and we intend to continue to increase our originations of these types of loans. These loans involve credit risks that could adversely affect our financial condition and results of operations.

At December 31, 2022, commercial real estate loans totaled $318.7 million, or 48.0% of our loan portfolio. Given the larger balances and the complexity of the underlying collateral, commercial real estate loans generally have more risk than the one- to four-family residential real estate loans we originate. Because the repayment of commercial real estate loans depends on the successful management and operation of the borrower’s properties or related businesses, repayment of such loans can be affected by adverse conditions in the local real estate market or economy. A downturn in the real estate market or the local economy could adversely impact the value of properties securing the loan or the revenues from the borrower’s business, thereby increasing the risk of non-performing loans. In addition, the physical condition of non-owner occupied properties may be below that of owner occupied properties due to lax property maintenance standards, which have a negative impact on the value of the collateral properties. At December 31, 2022, our non-owner occupied commercial loan portfolio totaled $226.9 million, or 34.1% of our total loan portfolio. As our commercial real estate portfolio increases, the corresponding risks and potential for losses from these loans may also increase.

The offering will allow us to increase our loans-to-one borrower limit, which may result in larger loan balances. In addition, to the extent that borrowers have more than one commercial real estate loan outstanding, an adverse development with respect to one loan or one credit relationship could expose us to a significantly greater risk of loss compared to an adverse development with respect to a one- to four-family residential real estate loan. Furthermore, if loans that are collateralized by commercial real estate become troubled and the value of the real estate has been significantly impaired, then we may not be able to recover the full contractual amount of principal and interest that we anticipated at the time we originated the loan, which could cause us to increase our provision for loan losses and adversely affect our operating results and financial condition.

Our historical emphasis on residential mortgage loans exposes us to lending risks.

At December 31, 2022, $262.8 million, or 39.6% of our loan portfolio, was secured by one- to four-family real estate loans and we intend to continue to make loans of this type after the offering. One- to four-family residential mortgage lending is generally sensitive to regional and local economic conditions that can significantly impact the ability of borrowers to meet their loan payment obligations, making loss levels difficult to predict. Declines in real estate values could cause some of our residential mortgages to be inadequately collateralized, which would expose us to a greater risk of loss if we seek to recover on defaulted loans by selling the real estate collateral.

Our non-owner occupied commercial real estate loans and one- to four-family residential real estate loans may expose us to increased credit risk.

At December 31, 2022, $226.9 million, or 34.1% of our total loan portfolio, consisted of loans secured by non-owner occupied commercial real estate loans and $125.1 million, or 18.8% of our total loan portfolio, consisted of loans secured by non-owner occupied one- to four-family residential real estate properties. At December 31, 2022, $3.1 million, or 0.9% of these loans were past due. Loans secured by non-owner occupied properties generally expose a lender to greater risk of non-payment and loss than loans secured by owner occupied properties because repayment of such loans depend primarily on the tenant’s continuing ability to pay rent to the property owner, who is our borrower, or, if the property owner is unable to find a tenant, the property owner’s ability to repay the loan without the benefit of a rental income stream. In addition, the physical condition of non-owner occupied properties may be below that of owner occupied properties due to lax property maintenance standards that negatively impact the value of the collateral properties.

A significant portion of the loans originated by our recently developed investment real estate group are secured by collateral located outside of Maryland and generally carry larger balances than loans originated in other areas of our portfolio. The relatively new nature and location of these loans may result in changes in estimating collectability, which may lead to additional provisions or charge-offs, which could hurt our profits.

As further explained in “Business of BayVanguard Bank—Lending Activities—General,” in 2020, we established an investment real estate group charged with originating larger real estate projects, primarily non-owner occupied commercial real estate loans, including loans secured by collateral outside of Maryland. At December 31, 2022, $137.5 million, or 60.8%, of investor commercial real estate loans were secured by collateral located outside of Maryland in 34 states throughout the United States. While to date, we have not incurred any losses with regard to loans originated by this group, the investor real estate group’s loan portfolio is relatively new and provides us with only a limited payment history pattern from which to judge future collectability, especially through a period of declining and unfavorable or recessionary economic conditions. As a result, it may be difficult to predict the future performance of this part of our loan portfolio. These loans may have delinquency or charge-off levels above our historical experience, which could adversely affect our future performance. Further, these types of loans generally have larger balances and involve a greater risk than one- to four-family residential mortgage loans. Accordingly, if we make any errors in judgment in the collectability of these loans, any resulting charge-offs may be larger on a per loan basis than those incurred historically with our residential mortgage loan or consumer loan portfolios. Also, it may be more difficult for us to resolve problem loans outside of Maryland.

The geographic concentration of our loan portfolio and lending activities makes us vulnerable to a downturn in our local market areas.

While there is not a single employer or industry in our market area on which a significant number of our customers are dependent, a substantial portion of our loan portfolio is comprised of loans secured by property located in Baltimore City and Anne Arundel, Baltimore and Harford Counties (the “Baltimore market”) and Dorchester and Talbot Counties on the Eastern Shore of Maryland. This makes us vulnerable to a downturn in the local economy and real estate markets. Adverse conditions in the local economy such as unemployment, recession, a catastrophic event or other factors beyond our control could impact the ability of our borrowers to repay their loans, which could impact our net interest income. Decreases in local real estate values caused by economic conditions, recent changes in tax laws or other events could adversely affect the value of the property used as collateral for our loans, which could cause us to realize a loss in the event of a foreclosure. Further, deterioration in local economic conditions could drive the level of loan losses beyond the level we have provided for in our allowance for loan losses, which in turn could necessitate an increase in our provision for loan losses and a resulting reduction to our earnings and capital.

If our allowance for credit losses is not sufficient to cover actual credit losses, our earnings could decrease.

We maintain an allowance for credit losses, which is established through a provision for credit losses that represents management’s best estimate of the current expected losses within the loan portfolio. We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for credit losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions or the results of our analyses are incorrect, our allowance for credit losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to our allowance. In addition, our emphasis on loan growth and on increasing our portfolios of commercial real estate loans, as well as any future credit deterioration or changes in economic conditions could require us to increase our allowance for credit losses in the future. At December 31, 2022, our allowance for credit losses was 0.57% of total loans and 64.8% of non-performing loans. Material additions to our allowance would materially decrease our net income.

The Financial Accounting Standards Board delayed the effective date of the implementation of the Current Expected Credit Loss, or CECL, standard for BV Financial and BayVanguard Bank until January 1, 2023. CECL requires financial institutions to determine periodic estimates of lifetime expected credit losses on loans, and recognize the expected credit losses as allowances for credit losses. This has changed the current method of providing allowances for credit losses that are incurred or probable, which has required us to increase our allowance for credit losses, and to greatly increase the types of data we need to collect and review to determine the appropriate level of the allowance for credit losses. The day one CECL adjustment is expected to be in the range of $500,000 - $1.5 million and will be reflected in our financial statements for periods ending in 2023.

In addition, bank regulators periodically review our allowance for credit losses and, as a result of such reviews, we may be required to increase our provision for credit losses or recognize further loan charge-offs. However, regulatory agencies are not directly involved in the process of establishing the allowance for credit losses, as the process is our responsibility and any adjustment of the allowance is the responsibility of our management. Any increase in our allowance for credit losses or loan charge-offs as a result of such review or otherwise may have a material adverse effect on our financial condition and results of operations.

Risks Related to Market Interest Rates

The reversal of the historically low interest rate environment may adversely affect our net interest income and profitability.

The Federal Reserve Board decreased benchmark interest rates significantly, to near zero, in response to the COVID-19 pandemic. The Federal Reserve Board is reversing its policy of near zero interest rates given its concerns over inflation. Market interest rates have risen in response to the Federal Reserve Board’s recent rate increases. As discussed below, the increase in market interest rates may have an adverse effect on our net interest income and profitability.

Changes in interest rates could reduce our profits and asset values.

We derive our income mainly from the difference or “spread” between the interest earned on loans, securities and other interest-earning assets and interest paid on deposits, borrowings and other interest-bearing liabilities. In general, the larger the spread, the more we earn. When market rates of interest change, the interest we receive on our assets and the interest we pay on our liabilities will fluctuate. This can cause decreases in our spread and can adversely affect our income. For the past several years, BV Financial has been asset sensitive, which indicates that assets generally reprice faster than liabilities. In a rising rate environment, asset sensitivity is preferable as it results in improvement to our net interest margin. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Rate/Volume Analysis” and “—Comparison of Operating Results for the Years Ended December 31, 2022 and 2021.”

Interest rates also affect how much money we lend. For example, when interest rates rise, the cost of borrowing increases and loan originations tend to decrease. A rising rate environment can also negatively impact us if the higher debt service costs on adjustable-rate loans lead to borrowers’ inability to pay contractual obligations. In addition, changes in interest rates can affect the average life of loans and securities. For example, a reduction in interest rates generally results in increased prepayments of loans and mortgage-backed securities, as borrowers refinance their debt to reduce their borrowing cost. This causes reinvestment risk, because we generally are not able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities in a declining rate environment.

Any substantial, unexpected, prolonged change in market interest rates could have a material adverse effect on our financial condition, liquidity and results of operations. Changes in the level of interest rates also may negatively affect the value of our assets, including the value of our available-for-sale investment securities, which generally decrease when market interest rates rise, and ultimately affect our earnings. At December 31, 2022, we had accumulated other comprehensive losses of $2.3 million related to net changes in unrealized holding losses in the available-for-sale investment securities portfolio.

Changes in the level of interest rates also may negatively affect our ability to originate real estate loans, the value of our assets, and our ability to realize gains from the sale of our assets, all of which ultimately affect our earnings. Also, our interest rate risk modeling techniques and assumptions likely may not fully predict or capture the impact of actual interest rate changes on our balance sheet or projected operating results. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Management of Market Risk.”

Risks Related to Economic Conditions

Inflation can have an adverse impact on our business and on our customers.

Inflation risk is the risk that the value of assets or income from investments will be worth less in the future as inflation decreases the value of money. Recently, there has been a rise in inflation and the Federal Reserve Board has raised certain benchmark interest rates in an effort to combat inflation. As discussed above under “—Risks Related to Market Interest Rates – Changes in interest rates could reduce our profits and asset values,” as inflation increases and market interest rates rise the value of our investment securities, particularly those with longer maturities, would decrease, although this effect can be less pronounced for floating rate instruments. In addition, inflation generally increases the cost of goods and services we use in our business operations, such as electricity and other utilities, which increases our noninterest expenses. Furthermore, our customers are also affected by inflation and the rising costs of goods and services used in their households and businesses, which could have a negative impact on their ability to repay their loans with us.

A worsening of economic conditions in our market area could reduce demand for our products and services and/or result in increases in our level of non-performing loans, which could adversely affect our operations, financial condition and earnings.

Local economic conditions have a significant impact on the ability of our borrowers to repay loans and the value of the collateral securing loans. A deterioration in economic conditions, especially local conditions, could have the following consequences, any of which could have a material adverse effect on our business, financial condition, liquidity and results of operations, and could more negatively affect us compared to a financial institution that operates with geographic diversity:

•	demand for our products and services may decline;

•	loan delinquencies, problem assets and foreclosures may increase;

•

collateral for loans, especially real estate, may decline in value, thereby reducing customers’ future borrowing power, and reducing the value of assets and collateral associated with existing loans, causing an increase in our allowance for credit losses; and

•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us.

Moreover, a significant decline in general economic conditions caused by inflation, recession, acts of terrorism, civil unrest, an outbreak of hostilities or other international or domestic calamities, an epidemic or pandemic, unemployment or other factors beyond our control could further impact these local economic conditions and could further negatively affect the financial results of our banking operations. In addition, deflationary pressures, while possibly lowering our operating costs, could have a significant negative effect on our borrowers, especially our business borrowers, and the values of underlying collateral securing loans, which could negatively affect our financial performance.

We have a high concentration of loans secured by real estate in our market area. Adverse economic conditions, both generally and in our market area, could adversely affect our financial condition and results of operations.

Most of our loans are inside of our market area and, as a result, we have a greater risk of loan defaults and losses in the event of a further economic downturn in our market area, as adverse economic conditions may have a negative effect on the ability of our borrowers to make timely payments of their loans. A return of recessionary conditions and/or negative developments in the domestic and international credit markets may significantly affect the markets in which we do business, the value of our loans, investments, and collateral securing our loans, and our ongoing operations, costs and profitability. Any of these negative events may result in higher-than-expected loan delinquencies, increase our levels of non-performing and classified assets, and reduce demand for our products and services, which may cause us to incur losses and may adversely affect our capital, liquidity and financial condition. According to published data, our market area has not experienced any material declines in real estate values during the last year or any material increase in the number of foreclosure proceedings.

Recent bank industry events involving financial institution failures may adversely affect our business and the market price of our common stock.

Recent developments and events in the financial services industry, including the failures of Silicon Valley Bank, Signature Bank and First Republic Bank and the voluntary liquidation of Silvergate Bank, have resulted in decreased confidence in banks among depositors, other counterparties and investors, as well as significant disruption, volatility and reduced valuations of equity and other securities of banks in the capital markets. These events have occurred against the backdrop of a rapidly rising interest rate environment which, among other things, has resulted in unrealized losses in longer duration securities and loans held by banks, more competition for bank deposits and may increase the risk of a potential recession. These events and developments could materially and adversely impact our business or financial condition, including through potential liquidity pressures, reduced net interest margins, and potential increased credit losses. These recent events and developments have, and could continue to, adversely impact the market price and volatility of our common stock. These recent events may also result in changes to laws or regulations governing banks and bank holding companies or result in the impositions of restrictions through supervisory or enforcement activities, including higher capital requirements, which could have a material impact on our businesses. The cost of resolving the recent failures may prompt the FDIC to increase its premiums above the recently increased levels or to issue additional special assessments.

Lawmakers’ failure to address the federal debt ceiling in a timely manner, downgrades of the U.S. credit rating and uncertain credit and financial market conditions may affect the stability of securities issued or guaranteed by the federal government, which may affect the valuation or liquidity of our investment securities portfolio and increase future borrowing costs.

As a result of uncertain political, credit and financial market conditions, including the potential consequences of the federal government defaulting on its obligations for a period of time due to federal debt ceiling limitations or other unresolved political issues, investments in financial instruments issued or guaranteed by the federal government pose credit default and liquidity risks. Given that future deterioration in the U.S. credit and financial markets is a possibility, no assurance can be made that losses or significant deterioration in the fair value of our U.S. government issued or guaranteed investments will not occur. Downgrades to the U.S. credit rating could affect the stability of securities issued or guaranteed by the federal government and the valuation or liquidity of our portfolio of such investment securities, and could result in our counterparties requiring additional collateral for our borrowings. Further, unless and until U.S. political, credit and financial market conditions have been sufficiently resolved or stabilized, it may increase our future borrowing costs.

Risks Related to Our Funding

Our inability to generate core deposits may cause us to rely more heavily on wholesale funding strategies for funding and liquidity needs, which could have an adverse effect on our net interest margin and profitability.

We must maintain sufficient funds to respond to the needs of depositors and borrowers. Deposits have traditionally been our primary source of funds for use in lending and investment activities. We also receive funds from loan repayments, investment maturities and income on other interest-earning assets. While we emphasize generating transaction accounts, we cannot guarantee if and when this will occur. Further, the considerable competition for deposits in our market area also has made, and may continue to make, it difficult for us to obtain reasonably priced deposits. Moreover, deposit balances can decrease if customers perceive alternative investments as providing a better risk/return tradeoff. If we are not able to increase our lower-cost transactional deposits at a level necessary to fund our asset growth or deposit outflows, we may be forced seek other sources of funds, including other certificates of deposit, Federal Home Loan Bank advances, brokered deposits and lines of credit to meet the borrowing and deposit withdrawal requirements of our customers, which may be more expensive and have an adverse effect on our net interest margin and profitability. In this regard, total deposits decreased $17.6 million, or 2.6%, to $667.0 million at March 31, 2023 from $684.6 million at December 31, 2022. The decrease in deposits has led BV Financial to rely more heavily on Federal Home Loan Bank advances in recent periods to fund loan growth and to maintain on-balance sheet liquidity. This has resulted in an increase from no Federal Home Loan Bank advances at December 31, 2021 to $12.0 million at December 31, 2022 and $37.5 million at March 31, 2023 and a corresponding increase in borrowing expense to $288,000 for the three months ended March 31, 2023 as compared to $11,000 for the year ended December 31, 2022.

Risks Related to Laws and Regulations

Changes in laws and regulations and the cost of regulatory compliance with new laws and regulations may adversely affect our operations and/or increase our costs of operations.

BayVanguard Bank is subject to extensive regulation, supervision and examination by the OCFR and the FDIC, and BV Financial is subject to extensive regulation, supervision and examination by the Federal Reserve Board. Such regulation and supervision govern the activities in which an institution and its holding company may engage and are intended primarily for the protection of the federal deposit insurance fund and the depositors of BayVanguard Bank, rather than for our stockholders. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the adequacy of the level of our allowance for credit losses. These regulations, along with existing tax, accounting, securities, insurance and monetary laws, rules, standards, policies, and interpretations, control the methods by which financial institutions conduct business, implement strategic initiatives and tax compliance, and govern financial reporting and disclosures. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations.

Non-compliance with the USA PATRIOT Act, Bank Secrecy Act, or other laws and regulations could result in fines or sanctions.

The USA PATRIOT and Bank Secrecy Acts require financial institutions to develop programs to prevent financial institutions from being used for money laundering and terrorist activities. If such activities are suspected, financial institutions are obligated to file suspicious activity reports with the U.S. Treasury’s Office of Financial Crimes Enforcement Network. These rules require financial institutions to establish procedures for identifying and verifying the identity of customers seeking to open new financial accounts. Failure to comply with these regulations could result in fines or sanctions, including restrictions on pursuing acquisitions or establishing new branches. The policies and procedures we have adopted that are designed to assist in compliance with these laws and regulations may not be effective in preventing violations of these laws and regulations. Furthermore, these rules and regulations continue to evolve and expand.

Monetary policies and regulations of the Federal Reserve Board could adversely affect our business, financial condition and results of operations.

In addition to being affected by general economic conditions, our earnings and growth are affected by the policies of the Federal Reserve Board. An important function of the Federal Reserve Board is to regulate the money supply and credit conditions. Among the instruments used by the Federal Reserve Board to implement these objectives are open market purchases and sales of U.S. government securities, adjustments of the discount rate and changes in banks’ reserve requirements against bank deposits. These instruments are used in varying combinations to influence overall economic growth and the distribution of credit, bank loans, investments and deposits. Their use also affects interest rates charged on loans or paid on deposits.

The monetary policies and regulations of the Federal Reserve Board have had a significant effect on the operating results of financial institutions in the past and are expected to continue to do so in the future. The effects of such policies upon our business, financial condition and results of operations cannot be predicted.

We are subject to stringent capital requirements, which may adversely impact our return on equity, require us to raise additional capital, or limit our ability to pay dividends or repurchase shares.

Federal regulations establish minimum capital requirements for insured depository institutions, including minimum risk-based capital and leverage ratios, and define “capital” for calculating these ratios. The minimum capital requirements are: (1) a common equity Tier 1 capital ratio of 4.5%; (2) a Tier 1 to risk-based assets capital ratio of 6%; (3) a total capital ratio of 8%; and (4) a Tier 1 leverage ratio of 4%. The regulations also establish a “capital conservation buffer” of 2.5%, which resulted in the following minimum ratios: (1) a common equity Tier 1 capital ratio of 7.0%; (2) a Tier 1 to risk-based assets capital ratio of 8.5%; and (3) a total capital ratio of 10.5%. An institution will be subject to limitations on paying dividends, engaging in share repurchases and paying discretionary bonuses if its capital level falls below the capital conservation buffer amount.

The application of these capital requirements could, among other things, result in lower returns on equity, and result in regulatory actions if we are unable to comply with such requirements. Specifically, following the completion of the offering, BayVanguard Bank’s ability to pay dividends to BV Financial will be limited if it does not maintain the capital conservation buffer required by the capital rules, which may limit BV Financial’s ability to pay dividends to its stockholders. See “Supervision and Regulation—Banking Regulation—Capital Requirements.”

We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

BV Financial is an emerging growth company, and we expect that BV Financial will cease to be an emerging growth company at the end of the fiscal year following the fifth anniversary of the completion of the offering. For as long as BV Financial continues to be an emerging growth company, it may choose to take advantage of exemptions from various reporting requirements applicable to other public companies, including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As an emerging growth company, BV Financial also will not be subject to Section 404(b) of the Sarbanes-Oxley Act of 2002, which would require that our independent auditors review and attest as to the effectiveness of our internal control over financial reporting. We have also elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards. Investors may find our common stock less attractive since we have chosen to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.

We are also a smaller reporting company and, even if we no longer qualify as an emerging growth company, any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to smaller reporting companies could make our common stock less attractive to investors.

In addition to qualifying as an emerging growth company, BV Financial qualifies as a “smaller reporting company” under the federal securities laws. For as long as it continues to be a smaller reporting company, it may choose to take advantage of exemptions from various reporting requirements applicable to public companies that are not available to companies that are not smaller reporting companies, including, but not limited to, reduced financial disclosure obligations and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.

Risks Related to our Business Strategy

Our business strategy includes growth, and our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our growth effectively. Growing our operations could also cause our expenses to increase faster than our revenues.

Our business strategy includes growth in assets, deposits and the scale of our operations. Achieving such growth will require us to attract customers that currently bank at other financial institutions in our market area. Our ability to successfully grow will depend on a variety of factors, including our ability to attract and retain experienced bankers, the continued availability of desirable business opportunities and the level of competition from other financial institutions. Growth opportunities may not be available or we may not be able to manage our growth successfully. If we do not manage our growth effectively, our financial condition and operating results could be negatively affected. Furthermore, there can be considerable costs involved in expanding lending capacity, and generally a period of time is required to generate the necessary revenues to offset these costs, especially in areas in which we do not have an established presence. Accordingly, any such business expansion can be expected to negatively impact our earnings until certain economies of scale are reached.

We depend on our management team to implement our business strategy and execute successful operations and we could be harmed by the loss of their services.

We depend on the services of the members of our senior management team who direct our strategy and operations. Our executive officers and lending personnel possess substantial expertise, extensive knowledge of our markets and key business relationships. Any one of them could be difficult to replace. Our loss of these persons, or our inability to hire additional qualified personnel, could impact our ability to implement our business strategy and could have a material adverse effect on our results of operations and our ability to compete in our markets. See “Management.”

Risks Related to Competitive Matters

Strong competition within our market area may limit our growth and profitability.

Competition in the banking and financial services industry is intense. We compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, financial technology or “fintech companies,” and unregulated or less regulated non-banking entities. Many of these competitors are substantially larger than us and have substantially greater resources and higher lending limits than we have and offer certain services that we do not or cannot provide. In addition, some of our competitors offer loans with lower interest rates and/or more attractive terms than loans we offer. Competition also makes it increasingly difficult and costly to attract and retain qualified employees. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Our profitability depends upon our continued ability to successfully compete for business and qualified employees in our market areas. The greater resources and deposit and loan products offered by some of our competitors may limit our ability to increase our interest-earning assets. For additional information see “Business of BayVanguard Bank—Competition.”

Risks Related to Operational Matters

We face significant operational risks because of our reliance on technology. Our information technology systems may be subject to failure, interruption or security breaches.

Information technology systems are critical to our business. Our business requires us to collect, process, transmit and store significant amounts of confidential information regarding our customers, employees and our own business, operations, plans and business strategies. We use various technology systems to manage our customer relationships, general ledger, securities investments, deposits, and loans. Our computer systems, data management and internal processes, as well as those of third parties, are integral to our performance. Our operational risks include the risk of malfeasance by employees or persons outside our company, errors relating to transaction processing and technology, systems failures or interruptions, breaches of our internal control systems and compliance requirements, and business continuation and disaster recovery. There have been increasing efforts by third parties to breach data security at financial institutions. Such attacks include computer viruses, malicious or destructive code, phishing attacks, denial of service or information or other security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss or destruction of confidential, proprietary and other information, damages to systems, or other material disruptions to network access or business operations. We have established policies and procedures to prevent or limit the impact of system failures, interruptions and security breaches, including privacy breaches and cyber-attacks. Although we take protective measures and believe that we have not experienced any of the data breaches described above, the security of our computer systems, software, and networks may be vulnerable to breaches, unauthorized access, misuse, computer viruses, or other malicious code and cyber-attacks that could have an impact on information security. Because the techniques used to cause security breaches change frequently, we may be unable to proactively address these techniques or to implement adequate preventative measures.

In the event of a breakdown in our internal control systems, improper operation of systems or improper employee actions, or a breach of our security systems, including if confidential or proprietary information were to be mishandled, misused or lost, we could suffer financial loss, loss of customers and damage to our reputation, and face regulatory action or civil litigation. Any of these events could have a material adverse effect on our financial condition and results of operations. Insurance coverage may not be available for such losses, or where available, such losses may exceed insurance limits.

While our Board of Directors takes an active role in cybersecurity risk tolerance, we rely to a large degree on management and outside consultants in overseeing cybersecurity risk management.

Our Board of Directors takes an active role in the cybersecurity risk tolerance of BV Financial and all members receive cybersecurity training annually. The Board reviews the annual risk assessments and approves information technology policies, which include cybersecurity. Furthermore, our Audit Committee is responsible for reviewing all audit findings related to information technology general controls, internal and external vulnerability, and penetration testing. The Board receives an annual information security report from our Information Security Officer and the Enterprise Risk Management Committee receives an annual presentation from our Vice President of Information Technology as it relates to cybersecurity and related issues. We also engage outside consultants to support our cybersecurity efforts. However, our directors do not have significant experience in cybersecurity risk management outside of BV Financial and therefore, its ability to fulfill its oversight function remains dependent on the input it receives from management and outside consultants.

While our Board of Directors, through the Enterprise Risk Management Committee, monitors our risk exposure, we outsource critical operations to third-party service providers. Systems failures, interruptions and cybersecurity breaches could have a material adverse effect on us.

The Board through its Enterprise Risk Management Committee monitors our risk exposure. The Enterprise Risk Management Committee, which includes a former banking regulator and two former chief executive officers at other banks, is responsible for overseeing our overall risk framework and appetite as well as senior management’s identification, measurement, monitoring, and control of key risks. The risk management framework governs the management of strategic risk, credit risk, liquidity risk, market risk, operational/technology risk, compliance risk, and reputational risk, as well as other key risks we face.

Notwithstanding the committee’s expertise in the risk management function, we outsource a majority of our data processing requirements to third-party providers. Accordingly, our operations are exposed to the risk that these vendors will not perform in accordance with our contractual agreements with them, or we also could be adversely affected if such an agreement is not renewed by the third-party vendor or is renewed on terms less favorable to us. If our third-party providers encounter difficulties, or if we have difficulty communicating with those service providers, our ability to adequately process and account for transactions could be affected, and our business operations could be adversely affected, which could have a material adverse effect on our financial condition and results of operations. Threats to information security also exist in the processing of customer information through various other vendors and their personnel, and our third-party service providers may be vulnerable to unauthorized access, computer viruses, phishing schemes and other security breaches. We may have to expend additional resources to protect against the threat of such security breaches and computer viruses, or to alleviate problems caused by such security breaches or viruses. To the extent that the activities of our third-party service providers or the activities of our customers involve the storage and transmission of confidential information, security breaches and viruses could expose us to claims, regulatory scrutiny, litigation costs and other possible liabilities. To our knowledge, the services and programs provided to us by third parties have not experienced any material security breaches. However, the existence of cyber-attacks or security breaches at third parties with access to our data, such as vendors, may not be disclosed to us in a timely manner.

Risks Related to Accounting Matters

Changes in management’s estimates and assumptions may have a material impact on our consolidated financial statements and our financial condition or operating results.

In preparing this prospectus, as well as periodic reports we will be required to file under the Securities Exchange Act of 1934, including our consolidated financial statements, our management is and will be required under applicable rules and regulations to make estimates and assumptions as of a specified date. These estimates and assumptions are based on management’s best estimates and experience as of that date and are subject to substantial risk and uncertainty. Materially different results may occur as circumstances change and additional information becomes known. The area requiring significant estimates and assumptions by management include our evaluation of the adequacy of our allowance for credit losses.

Changes in accounting standards could affect reported earnings.

The regulatory bodies responsible for establishing accounting standards, including the Financial Accounting Standards Board, the Securities and Exchange Commission and other regulatory bodies, periodically change the financial accounting and reporting guidance that governs the preparation of our financial statements. These changes can be hard to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply new or revised guidance retroactively.

Risks Related to COVID-19

The COVID-19 pandemic could continue to pose risks to our business, our results of operations and the future prospects of BV Financial.

The COVID-19 pandemic has adversely impacted the global and national economy and certain industries and geographies in which our clients operate. Given its dynamic nature, it is difficult to predict the full impact of the COVID-19 pandemic on the business of BV Financial, its clients, employees and third-party service providers. The extent of such impact will depend on future developments, which are highly uncertain. Additionally, the responses of various governmental and non-governmental authorities and consumers to the pandemic may have material long-term effects on BV Financial and its clients, which are difficult to quantify in the near-term or long-term.

Risks Related to Acquisitions and Growth

Acquisitions may disrupt our business and dilute stockholder value.

We continually evaluate merger and acquisition opportunities of other financial institutions. As a result, negotiations may take place and future mergers or acquisitions with consideration consisting of cash and/or equity securities may occur. We would seek acquisition partners that offer us either significant market presence or the potential to expand our market footprint and improve profitability through economies of scale or expanded services.

Acquiring other banks or businesses may have an adverse effect on our financial results and may involve various other risks commonly associated with acquisitions, including, among other things:

•	payment of a premium over book and market values that may dilute our tangible book value and earnings per share in the short- and long-term;

•	potential exposure to unknown or contingent liabilities of the target company, as well as potential asset quality problems of the target company;

•	potential volatility in reported income associated with goodwill impairment losses;

•	difficulty and expense of integrating the operations and personnel of the target company;

•	inability to realize the expected revenue increases, cost savings, increases in geographic or product presence, and/or other projected benefits of the acquisition;

•	potential disruption to our business and diversion of our management’s time and attention;

•	the possible loss of key employees and customers of the target company; and

•	potential changes in banking or tax laws or regulations that may affect the target company.

We must successfully integrate the operations and retain the customers of our acquired institutions.

We have completed multiple acquisitions of financial institutions and continue to explore acquisition opportunities as part of our strategic plan. Future results of operations will depend in large part on our ability to successfully integrate the operations of the institutions we acquire and retain the employees and customers of those institutions. If we are unable to successfully manage the integration of the separate cultures, employee and customer bases and operating systems of the institutions we acquire, our results of operations may be adversely affected.

Our loan portfolio has grown through acquisition, and therefore may not have been underwritten to meet our credit standards.

Loans that were acquired as part of our acquisitions of other depository institutions were not underwritten or originated in accordance with our credit standards, including environmental matters, and we did not have long-standing relationships with many of these borrowers at the time of acquisitions. We reviewed the loan portfolios of each institution acquired as part of the diligence process, and believe that we have established reasonable credit marks with regard to all loans acquired, no assurance can be given that we will not incur losses in excess of the credit marks with regard to these acquired loans, or that any such losses, if they occur, will not have a material adverse effect on our business, financial condition, and results of operations.

Other Risks Related to Our Business

We are a community bank and our ability to maintain our reputation, which is critical to the success of our business, may materially adversely affect our performance.

We are a community bank, and our reputation is one of the most valuable components of our business. A key component of our business strategy is to rely on our reputation for customer service and knowledge of local markets to expand our presence by capturing new business opportunities from existing and prospective customers in our market area and contiguous areas. Threats to our reputation can come from many sources, including adverse sentiment about financial institutions generally, unethical practices, employee misconduct, failure to deliver minimum standards of service or quality, compliance deficiencies, cybersecurity incidents and questionable or fraudulent activities of our customers. Negative publicity regarding our business, employees, or customers, with or without merit, may result in the loss of customers and employees, costly litigation and increased governmental regulation, any or all of which could adversely affect our business and operating results.

The cost of additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements will increase our expenses.

As a result of the completion of the offering, we will become a public reporting company. The obligations of being a public company, including the substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. We will make changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company. Any failure to achieve and maintain an effective internal control environment could have a material adverse effect on our business and stock price. In addition, we may need to hire additional compliance, accounting and financial staff with appropriate public company experience and technical knowledge, and we may not be able to do so in a timely fashion. As a result, we may need to rely on outside consultants to provide these services for us until qualified personnel are hired. These obligations will increase our operating expenses and could divert our management’s attention from our operations.

Societal responses to climate change could adversely affect our business and performance, including indirectly through impacts on our customers.

Concerns over the long-term impacts of climate change have led and will continue to lead to governmental efforts around the world to mitigate those impacts. Consumers and businesses also may change their behavior as a result of these concerns. We and our customers will need to respond to new laws and regulations as well as consumer and business preferences resulting from climate change concerns. The impact on our customers will likely vary depending on their specific attributes, including reliance on or role in carbon intensive activities. Among the impacts to us could be a drop in demand for our products and services, particularly in certain sectors. In addition, we could face reductions in creditworthiness on the part of some customers or in the value of assets securing loans. Our efforts to take these risks into account in making lending and other decisions, including by increasing our business with climate-friendly companies, may not be effective in protecting us from the negative impact of new laws and regulations or changes in consumer or business behavior.

Risks Related to the Offering

The future price of our shares of common stock may be less than the $10.00 purchase price per share in the offering.

If you purchase shares of common stock in the offering, you may not be able to sell them later at or above the $10.00 purchase price. In many cases, shares of common stock issued by newly converted savings institutions or mutual holding companies have traded below the initial offering price. The aggregate purchase price of the shares of common stock sold in the offering will be based on an independent appraisal. The independent appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The independent appraisal is based on certain estimates, assumptions and projections, all of which are subject to change. After the shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, changes in laws and regulations, investor perceptions of BV Financial and the outlook for the financial services industry in general. Price fluctuations in our common stock may be unrelated to our operating performance.

Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance.

We intend to contribute between $47.7 million and $64.8 million of the net proceeds of the offering (or $74.6 million at the adjusted maximum of the offering range) to BayVanguard Bank. We may use the remaining net proceeds to invest in short-term investments and for general corporate purposes, including repurchasing shares of our common stock and paying dividends. We also expect to use a portion of the net proceeds we retain to fund a loan to our employee stock ownership plan to purchase shares of common stock in the offering. BayVanguard Bank may use the net proceeds it receives to fund new loans, expand its retail banking franchise by acquiring branches from other financial institutions or for other general corporate purposes. However, except for funding the loan to the employee stock ownership plan, we have not allocated specific amounts of the net proceeds for any of these purposes, and we will have broad discretion in determining the amount of the net proceeds we apply to different uses and when we apply or reinvest such proceeds. Also, certain of these uses, such as acquiring other financial institutions, may require the approval of the OCFR, the FDIC or the Federal Reserve Board. We have not established a timetable for investing the net proceeds, and we cannot predict how long we will require to invest the net proceeds. Our failure to reinvest these funds effectively would reduce our profitability and may adversely affect the value of our common stock.

Our return on equity may be low following the stock offering. This could negatively affect the trading price of our shares of common stock.

Net income divided by average stockholders’ equity, known as “return on equity,” is a ratio many investors use to compare the performance of financial institutions. Our return on equity may be low until we are able to leverage the additional capital we receive from the stock offering. Our return on equity also will be negatively affected by added expenses associated with our employee stock ownership plan and the stock-based benefit plans we currently sponsor and the new plan we intend to adopt. Our return on average equity was 11.40% for the year ended

December 31, 2022, with consolidated equity of $97.8 million at December 31, 2022. Our pro forma consolidated equity as of December 31, 2022, assuming completion of the offering, is estimated to be between $181.4 million at the minimum of the offering range and $228.8 million at the adjusted maximum of the offering range. Until we can increase our net interest income and non-interest income and leverage the capital raised in the stock offering, our return on equity may be low, which may reduce the market price of our shares of common stock.

Our stock-based benefit plans will increase our expenses and reduce our income.

We intend to adopt one or more new stock-based benefit plans after the conversion, subject to stockholder approval, which will increase our annual compensation and benefit expenses related to the stock options and stock awards granted to participants. The actual amount of these new stock-related compensation and benefit expenses will depend on the number of options and stock awards granted under the plans, the fair market value of our stock or options on the date of grant, the vesting period, and other factors that we cannot predict at this time. If we adopt stock-based benefit plans within 12 months following the conversion, the shares of common stock reserved for issuance pursuant to awards of restricted stock and grants of options under such plans would be limited to 4% and 10%, respectively, of the total shares of our common stock sold in the offering. If we adopt stock-based benefit plans more than 12 months after the completion of the conversion, we may adopt plans that allow for greater amounts of awards and options and, therefore, we could award restricted shares of common stock or grant options in excess of these amounts, which would further increase costs.

In addition, we will recognize expense for our employee stock ownership plan when shares are committed to be released to participants’ accounts, and we will recognize expense for restricted stock awards and stock options over the vesting period of awards made to recipients. The expense in the first year following the offering for our employee stock ownership plan and for our new stock-based benefit plans, assuming such plans had been implemented at the beginning of the year, is estimated to be approximately $3.4 million ($2.8 million after tax) at the adjusted maximum of the offering range as set forth in the pro forma financial information under “Pro Forma Data,” assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock. For further discussion of our proposed stock-based plans, see “Management—Benefits to be Considered Following Completion of the Conversion.”

The implementation of stock-based benefit plans may dilute your ownership interest. Historically, stockholders have approved these stock-based benefit plans.

We intend to adopt one or more new stock-based benefit plans following the conversion. These plans may be funded either through open market purchases of our common stock or from the issuance of authorized but unissued shares of common stock. Our ability to repurchase shares of our common stock to fund these plans will be subject to many factors, including applicable regulatory restrictions on stock repurchases, the availability of stock in the market, the trading price of our stock, our capital levels, alternative uses for our capital and our financial performance. While our intention is to fund the new stock-based benefit plans through open market purchases, stockholders would experience a 7.94% dilution in ownership interest if newly issued shares of our common stock are used to fund stock options in an amount equal to 10% of the shares sold in the offering, and all such stock options are exercised, and a 3.34% dilution in ownership interest if newly issued shares of our common stock are used to fund shares of restricted common stock in an amount equal to 4% of the shares sold in the offering. Such dilution would also reduce earnings per share. If we adopt the plans more than 12 months following the conversion, new stock-based benefit plans would not be subject to these size limitations and stockholders could experience even greater dilution.

Although the implementation of new stock-based benefit plans would be subject to stockholder approval, historically, the overwhelming majority of stock-based benefit plans adopted by savings institutions and their holding companies following mutual-to-stock conversions have been approved by stockholders.

We have not determined when we will adopt one or more new stock-based benefit plans. Stock-based benefit plans adopted more than 12 months following the completion of the conversion may exceed regulatory restrictions on the size of stock-based benefit plans adopted within 12 months, which would further increase our costs.

If we adopt stock-based benefit plans more than 12 months following the completion of the conversion, then grants of shares of common stock or stock options under our proposed stock-based benefit plans may exceed 4% and 10%, respectively, of shares of common stock sold in the offering. Stock-based benefit plans that provide for awards in excess of these amounts would increase our costs beyond the amounts estimated in “—Our stock-based benefit plans will increase our expenses and reduce our income.” Stock-based benefit plans that provide for awards in excess of these amounts could also result in dilution to stockholders in excess of that described in “—The implementation of stock-based benefit plans may dilute your ownership interest. Historically, stockholders have approved these stock-based benefit plans.” Although the implementation of stock-based benefit plans would be subject to stockholder approval, the timing of the implementation of such plans will be at the discretion of our board of directors.

Various factors may make takeover attempts more difficult to achieve.

Certain provisions of our articles of incorporation and bylaws and federal and state banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire control of BV Financial without our board of directors’ approval. Under regulations applicable to the conversion, for a period of three years following completion of the conversion, no person may offer to acquire or acquire beneficial ownership of more than 10% of our common stock without prior approval of the Federal Reserve Board. Under federal law, subject to certain exemptions, a person, entity or group must notify the Federal Reserve Board and receive the Federal Reserve Board’s non-objection before acquiring control of a bank holding company. There also are provisions in our articles of incorporation and bylaws that we may use to delay or block a takeover attempt, including a provision that prohibits any person from voting more than 10% of our outstanding shares of common stock. Furthermore, shares of restricted stock and stock options that we may grant to employees and directors, stock ownership by our management and directors and other factors may make it more difficult for companies or persons to acquire control of BV Financial without the consent of our board of directors, and may increase the cost of an acquisition. Taken as a whole, these statutory or regulatory provisions and provisions in our articles of incorporation and bylaws could result in our being less attractive to a potential acquirer and therefore could adversely affect the market price of our common stock. For additional information, see “Restrictions on Acquisition of BV Financial” and “Management—Benefits to be Considered Following Completion of the Conversion.”

There may be a limited trading market in our shares of common stock, which would hinder your ability to sell our common stock and may lower the market price of our common stock.

We expect that our common stock will be traded on the Nasdaq Capital Market under the symbol “BVFL” upon conclusion of the conversion and offering. The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment. Purchasers of common stock in this offering should have long-term investment intent and should recognize that there may be a limited trading market in the common stock, which could make it difficult to sell the common stock after the offering and may have an adverse impact on the price at which the common stock can be sold.

Our stock value may be negatively affected by applicable regulations that restrict stock repurchases.

Applicable regulations generally restrict us from repurchasing our shares of common stock during the first year following the offering. Stock repurchases are a capital management tool that can enhance the value of a company’s stock, and our inability to repurchase our shares of common stock during the first year following the stock offering may negatively affect our stock price.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The summary information presented below at each date or for each of the years presented is derived in part from the consolidated financial statements of BV Financial. The information at and for the years ended December 31, 2022 and 2021 was derived from the audited consolidated financial statements of BV Financial included elsewhere in this prospectus. The following information is only a summary and should be read in conjunction with the consolidated financial statements and related notes of BV Financial beginning on page F-1 of this prospectus.

	At December 31,
	2022	2021

	(In thousands)
Selected Financial Condition Data:
Total assets	$844,963	$815,130
Cash and cash equivalents	68,652	111,190
Securities available-for-sale	33,034	37,793
Securities held-to-maturity	10,461	4,059
Loans receivable, net	659,131	584,438
Investment in life insurance	19,983	25,966
Goodwill	14,420	14,420
Deferred tax assets, net	9,113	8,322
Deposits	684,618	680,025
Borrowings	49,039	36,828
Total stockholders’ equity	97,751	83,446

	For the Years Ended December 31,
	2022	2021

	(In thousands, except per share data)
Selected Operating Data:
Interest income	$33,350	$29,378
Interest expense	3,430	3,733

Net interest income	29,920	25,645
Provision for loan losses	1,038	575

Net interest income after provision for loan losses	28,882	25,070
Non-interest income	5,665	2,371
Non-interest expense	19,994	14,617

Income before income taxes	14,553	12,824

Income taxes	4,029	3,383

Net income	$10,524	$9,441

Basic earnings per share	$1.42	$1.33

Diluted earnings per share	$1.41	$1.32

	At or For the Years Ended December 31,
	2022	2021
Performance Ratios:
Return on average assets	1.23%	1.16%
Return on average equity	11.40%	11.98%
Interest rate spread(1)	3.75%	3.30%
Net interest margin(2)	3.91%	3.54%
Non-interest expense to average assets	2.37%	1.80%
Efficiency ratio(3)	57.88%	53.27%
Average interest-earning assets to average interest-bearing liabilities	135.37%	146.16%
Average equity to average assets	10.82%	9.69%
Capital Ratios(4):
Total capital to risk-weighted assets	17.34%	18.07%
Tier 1 capital to risk-weighted assets	16.76%	17.57%
Common equity tier 1 capital to risk-weighted assets	16.76%	17.57%
Tier 1 capital to average assets	13.39%	11.79%
Asset Quality Ratios:
Allowance for loan losses as a percentage of total loans	0.57%	0.45%
Allowance for loan losses as a percentage of non-performing loans	64.80%	111.27%
Net (charge-offs) recoveries to average outstanding loans during the year	(0.02)%	(0.04)%
Non-performing loans as a percentage of total loans	0.88%	0.41%
Non-performing loans as a percentage of total assets	0.70%	0.30%
Total non-performing assets as a percentage of total assets	0.93%	0.54%
Other:
Number of offices	15	16
Number of full-time equivalent employees	107	102

(1)	Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2)	Represents net interest income as a percentage of average interest-earning assets.
(3)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.
(4)	BayVanguard Bank only.

RECENT DEVELOPMENTS

The following tables set forth selected consolidated financial and other data of BV Financial, Inc. at the dates and for the periods indicated. The financial information at March 31, 2023 and for the three months ended March 31, 2023 and 2022 is not audited but, in the opinion of management, includes all adjustments necessary for a fair presentation. All of these adjustments are normal and recurring. The results of operations for the three months ended March 31, 2023 are not necessarily indicative of the results of operations that may be expected for the entire year or any other period. The financial information at December 31, 2022 is derived from, and should be read together with, the consolidated financial statements and related notes appearing elsewhere in this prospectus.

	At March 31, 2023	At December 31, 2022
	(Unaudited)
	(In thousands)
Selected Financial Condition Data:
Total assets	$857,525	$844,963
Cash and cash equivalents	64,608	68,652
Securities available-for-sale	36,103	33,034
Securities held-to-maturity	10,394	10,461
Loans receivable, net	672,798	659,131
Investment in life insurance	19,335	19,983
Goodwill	14,420	14,420
Deferred tax assets, net	9,219	9,113
Deposits	666,989	684,618
Borrowings	74,592	49,039
Total stockholders’ equity	100,653	97,951

	For the Three Months Ended March 31,
	2023	2022

	(Unaudited)
	(In thousands, except per share data)
Selected Operating Data:
Interest income	$9,688	$7,413
Interest expense	1,488	871

Net interest income	8,200	6,542
Provision for credit losses	2	177

Net interest income after provision for credit losses	8,198	6,365
Non-interest income	807	1,488
Non-interest expense	4,700	4,358

Income before income taxes	4,305	3,495

Income taxes	1,190	1,078

Net income	$3,115	$2,417

Basic earnings per share	$0.42	$0.33

Diluted earnings per share	$0.42	$0.33

	At or For the Three Months Ended March 31,
	2023	2022

	(Unaudited)
Performance Ratios(1):
Return on average assets	1.46%	1.15%
Return on average equity	12.54%	11.05%
Interest rate spread(2)	4.06%	3.33%
Net interest margin(3)	4.34%	3.49%
Non-interest expense to average assets	2.21%	2.07%
Efficiency ratio(4)	52.19%	55.49%
Average interest-earning assets to average interest-bearing liabilities	134.59%	134.73%
Average equity to average assets	11.51%	10.44%
Capital Ratios(5):
Total capital to risk-weighted assets	18.11%	17.81%
Tier 1 capital to risk-weighted assets	16.86%	17.30%
Common equity tier 1 capital to risk-weighted assets	16.86%	17.30%
Tier 1 capital to average assets	13.53%	12.05%
Asset Quality Ratios(6):
Allowance for loan losses as a percentage of total loans	1.19%	0.45%
Allowance for credit losses as a percentage of non-performing loans	176.47%	75.92%
Net (charge-offs) recoveries to average outstanding loans during the year	0.01%	0.01%
Non-performing loans as a percentage of total loans	0.67%	0.59%
Non-performing loans as a percentage of total assets	0.53%	0.45%
Total non-performing assets as a percentage of total assets	0.77%	0.68%
Other:
Number of offices	15	17
Number of full-time equivalent employees	117	109

(1)	Performance ratios are annualized, where appropriate.
(2)	Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Represents net interest income as a percentage of average interest-earning assets.
(4)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.
(5)	BayVanguard Bank only.
(6)	BV Financial adopted ASU 2016-13, Financial Instruments – Credit Losses (Topic 326), on January 1, 2023, resulting in some ratios not being comparable before and after adoption.

Comparison of Financial Condition at March 31, 2023 (Unaudited) and December 31, 2022

Total Assets. Total assets were $857.5 million at March 31, 2023, an increase of $12.5 million, or 1.5%, from $845.0 million at December 31, 2022. The increase was due primarily to a $13.7 million increase in net loans receivable to $672.8 million at March 31, 2023, partially offset by decreases of $4.1 million in cash and cash equivalents to $64.6 million at March 31, 2023 and $700,000 in investment in life insurance to $19.3 million at March 31, 2023.

Cash and Cash Equivalents. Cash and cash equivalents decreased $4.1 million, or 5.9%, to $64.6 million at March 31, 2023 from $68.7 million at December 31, 2022 as funds were used to fund the increases in net loans receivable. We regularly review our liquidity position based on alternative uses of available funds as well as market conditions.

Net Loans Receivable. Net loans receivable increased $13.7 million, or 2.1%, to $672.8 million at March 31, 2023 from $659.1 million at December 31, 2022. Increases in commercial real estate and construction loans offset decreases in owner and non-owner occupied one- to four-family loans and commercial loans. We continue to see robust demand for non-office commercial real estate properties and the increase in construction loans was due primarily to draws on existing lines of credit. The decreases in one- to four-family loans and commercial loans were due primarily to payoffs and paydowns exceeding originations during the quarter ended March 31, 2023.

Securities. Securities increased $3.0 million, or 6.9%, to $46.5 million at March 31, 2023 from $43.5 million at December 31, 2022. This increase was primarily due to an increase of $4.0 million in agency securities, partially offset by a $1.3 million decrease in available for sale mortgage-backed securities to $32.7 million at March 31, 2023. Purchases exceeded paydowns and maturities of debt securities for the period.

Total Liabilities. Total liabilities increased $9.7 million, or 1.3%, from $747.2 million at December 31, 2022 to $756.9 million at March 31, 2023. The increase was primarily due to a $25.5 million increase in Federal Home Loan Bank borrowings, partially offset by a decrease in total deposits of $17.6 million.

Deposits. Total deposits decreased $17.6 million, or 2.6%, to $667.0 million at March 31, 2023 from $684.6 million at December 31, 2022. Interest-bearing deposits decreased $2.1 million, or 0.4%, to $515.3 million at March 31, 2023 from $517.4 million at December 31, 2022. Noninterest bearing deposits decreased $15.5 million, or 9.27%, to $151.7 million at March 31, 2023 from $167.2 million at December 31, 2022.

Of the $17.6 million decrease in deposits that occurred in the quarter ended March 31, 2023, $14.5 million, or 79.5%, of the decrease occurred in January as primarily commercial customers made routine annual post-year end distributions, moved cash to alternative investments and made certain large capital expenditures. BV Financial has been adjusting interest rates paid on deposits to retain and grow these balances. The turmoil experienced in the banking system in early March 2023 has not led to a measurable increase in customer inquiries or withdrawals.

Federal Home Loan Bank Borrowings. We had $37.5 million in Federal Home Loan Bank borrowings at March 31, 2023 compared to $12.0 million in Federal Home Loan Bank borrowings at December 31, 2022. The increase was used to fund loan growth and to maintain on balance sheet liquidity.

Stockholders’ Equity. Stockholders’ equity increased $2.9 million, or 3.0%, to $100.7 million at March 31, 2023, primarily due to $3.1 million in net income, a $300,000 reduction in the other comprehensive loss and a $500,000 negative adjustment to retained earnings resulting from the adoption of ASU Topic 326 during the quarter ended March 31, 2023.

Average Balances and Yields. The following table sets forth average balance sheets, average yields and costs, and certain other information for the periods indicated. No tax-equivalent yield adjustments have been made, as the effects would be immaterial. All average balances are daily average balances. Non-accrual loans are included in the computation of average balances only. The yields set forth below include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense. Average balances exclude loans held for sale, if applicable. Net deferred loan fees totaled $1.7 million and $1.4 million at March 31, 2023 and 2022, respectively.

	For the Three Months Ended March 31,
	2023			2022
	Average Outstanding Balance	Interest	Average Yield/Rate(1)	Average Outstanding Balance	Interest	Average Yield/Rate(1)

	(Dollars in thousands)
	(Unaudited)
Interest-earning assets:
Loans	$667,888	$8,773	5.33%	$615,651	$7,202	4.75%
Securities available-for-sale	36,134	266	2.99%	38,987	136	1.41%
Securities held-to-maturity	11,915	93	3.18%	5,697	39	2.54%
Cash, cash equivalents and other interest-earning assets	50,883	556	4.43%	100,905	36	0.14%

Total interest-earning assets	766,820	9,688	5.12%	761,240	7,413	3.95%
Noninterest-earning assets	81,403			90,123

Total assets	$848,223			$851,363

Interest-bearing liabilities:
Interest-bearing demand deposits	$91,842	18	0.08%	$94,047	15	0.06%
Savings deposits	164,818	40	0.10%	167,793	23	0.06%
Money market deposits	99,583	97	0.39%	106,572	45	0.17%
Certificates of deposit	152,264	510	1.36%	159,750	284	0.72%

Total interest-bearing deposits	508,507	665	0.53%	528,162	368	0.28%
Federal Home Loan Bank advances	24,150	289	4.85%	—	—	—%
Subordinated debentures	37,069	534	5.84%	36,858	503	5.53%

Total borrowings	61,219	823	5.45%	36,858	503	5.53%

Total interest-bearing liabilities	569,725	1,488	1.06%	565,019	871	0.63%

Noninterest-bearing demand deposits	158,807			170,418
Other noninterest-bearing liabilities	22,042			27,081

Total liabilities	750,584			762,518
Equity	97,649			88,845

Total liabilities and equity	$848,223			$851,363

Net interest income		$8,200			$6,542

Net interest rate spread(2)			4.06%			3.32%
Net interest-earning assets(3)	$197,095			$196,221

Net interest margin(4)			4.34%			3.49%
Average interest-earning assets to interest-bearing liabilities	134.59%			134.73%

(1)	Annualized.
(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

Comparison of Operating Results for the Three Months Ended March 31, 2023 and 2022

General. Net income increased $698,000, or 28.9%, to $3.1 million for the three months ended March 31, 2023, compared to $2.4 million for the three months ended March 31, 2022. The increase was due primarily to increases in net interest income and a reduction in the provision for credit losses and income tax expense, partially offset by a decrease in non-interest income and an increase in non-interest expense.

Interest Income. Interest income increased $2.3 million, or 30.7%, to $9.7 million for the three months ended March 31, 2023 from $7.4 million for the three months ended March 31, 2022. The increase was due primarily to increases in interest income on loans, which is our primary source of interest income, and interest income on cash, cash equivalents and other interest-earning assets. Interest income on loans increased $1.6 million, or 22.2%, to $8.8 million for the three months ended March 31, 2023 from $7.2 million for the three months ended March 31, 2022 due to increases in the average balance of loans and the average yield. The average balance of loans increased $52.2 million, or 8.5%, to $667.9 million for the three months ended March 31, 2023 from $615.7 million for the three months ended March 31, 2022. The weighted average yield on loans increased 58 basis points to 5.33% for the three months ended March 31, 2023 compared to 4.75% for the three months ended March 31, 2022, as variable rate loans reset to higher interest rates and the rates on new loans exceeded the rates on paid off loans. Interest income on cash, cash equivalents and other interest-earning assets increased $520,000, to $556,000 for the three months ended March 31, 2023 from $39,000 for the three months ended March 31, 2022 due to a 429 basis point increase in the average yield on cash, cash equivalents and other interest-earning assets, partially offset by a $50.1 million decrease in the average balance as excess funds were used to fund loan growth.

Interest Expense. Interest expense increased $617,000, or 70.8%, to $1.5 million for the three months ended March 31, 2023 compared to $871,000 for the three months ended March 31, 2022, due primarily to a $298,000 increase on interest paid on deposits, and a $288,000 increase on interest paid on advances from the Federal Home Loan Bank.

The increase in interest expense on deposits was due to a 25 basis point increase in the average rate, offset by a $19.7 million decrease in the average balance of interest-bearing deposits to $508.5 million at March 31, 2023 from $528.2 million for the three months ended March 31, 2022. The average rate on interest-bearing deposits was 0.53% for the three months ended March 31, 2023 compared to 0.28% for the three months ended March 31, 2022.

Interest expense on Federal Home Loan Bank advances increased to $288,000 for the three months ended March 31, 2023 due to an average balance of $24.2 million for the three months ended March 31, 2023. The average rate on Federal Home Loan Bank advances was 4.85% for the three months ended March 31, 2023. In recent periods, we have relied more heavily on Federal Home Loan Bank advances to supplement deposits to fund loan growth and maintain liquidity. See “Risk Factors—Risks Related to Our Funding—Our inability to generate core deposits may cause us to rely more heavily on wholesale funding strategies for funding and liquidity needs, which could have an adverse effect on our net interest margin and profitability.”

Interest expense on subordinated debentures increased $31,000, or 6.0%, to $534,000 for the three months ended March 31, 2023 compared to $503,000 for the three months ended March 31, 2022. The average rate on subordinated debentures increased 31 basis points to 5.84% for the three months ended March 31, 2023 compared to 5.53% for the three months ended March 31, 2022, due to increases in market interest rates.

Net Interest Income. Net interest income increased $1.7 million, or 26.1%, to $8.2 million for the three months ended March 31, 2023 from $6.5 million for the three months ended March 31, 2022, as a result of a $2.3 million increase in interest income, offset by a $617,000 increase in interest expense. Our interest rate spread increased 74 basis points to 4.06% for the three months ended March 31, 2023, compared to 3.32% for the three months ended March 31, 2022, while our net interest margin increased 85 basis points to 4.34% for the three months ended March 31, 2023 compared to 3.48% for the three months ended March 31. 2022.

Provision for Credit Losses. BV Financial adopted ASU 326 on January 1, 2023. Under this new current expected loss model, provisions for credit losses are charged to operations to establish an allowance for credit losses at a level to cover expected losses over the expected life of a loan or securities portfolio. Under the previous

“incurred loss” model, provisions for loan losses were charged to operations to establish an allowance for loan losses at a level necessary to absorb known and inherent losses in our loan portfolio that are both probable and reasonably estimable at the date of the consolidated financial statements. Prior to adoption of this standard, BV Financial segregated the loan portfolios acquired via mergers and evaluated them against a credit allowance established at acquisition. As part of the adoption of the new accounting standard, $3.8 million in remaining acquisition credit marks were transferred to the allowance for credit losses for loans. An additional $750,000 in allowances for credit losses were established, $450,000 for the allowance for credit losses for loans, $289,000 as a reserve for off balance sheet commitments and $11,000 for held-to-maturity securities as of the adoption date. In evaluating the level of the allowance for credit losses, management analyzes several qualitative loan portfolio risk factors including, but not limited to, management’s ongoing review and grading of loans, facts and issues related to specific loans, historical loan loss and delinquency experience, trends in past due and non-accrual loans, existing risk characteristics of specific loans or loan pools, the fair value of underlying collateral, current economic conditions and other qualitative and quantitative factors which could affect potential credit losses.

We recorded provisions for credit losses of $2,000 and $177,000 for the three months ended March 31, 2023 and 2022, respectively. Our allowance for credit losses was $8.1 million at March 31, 2023 compared to $2.9 million at March 31, 2022. The ratio of our allowance for credit losses to total loans was 1.19% at March 31, 2023 compared to 0.45% at March 31, 2022, while the allowance for credit losses to non-performing loans was 176.47% at March 31, 2023 compared to 75.9% at March 31, 2022. BV Financial had net recoveries on previously charged off loans of $37,000 and $44,000 in the quarters ended March 31, 2023 and 2022, respectively.

Non-interest Income. Non-interest income decreased $681,000 to $807,000 for the three months ended March 31, 2023 from $1.5 million for the three months ended March 31, 2022. The decrease was due primarily to a $548,000 decrease in other income resulting from a decrease in loan-related fees and bargain purchase gain recognized on the acquisition of North Arundel Savings Bank in 2022.

Non-interest Expense. Non-interest expense increased $342,000, or 7.8%, to $4.7 million for the three months ended March 31, 2023 from $4.4 million for the three months ended March 31, 2022. The increase was due primarily to a $500,000 increase in compensation and related benefits to $2.9 million at March 31, 2023 due to general increases in salary and incentive compensation, additional staffing as we built up the infrastructure to support growth, partially offset by a decrease of $216,000 in other non-interest expenses related to data processing conversion expenses incurred in 2022.

Income Tax Expense. We recognized income tax expense of $1.2 million and $1.1 million for the three months ended March 31, 2023 and 2022, respectively, resulting in effective rates of 27.7% and 30.9%. Income tax expense increased as a result of the increase in our net income before taxes.

Recent Industry Events

On March 8, 2023, Silvergate Bank, La Jolla, California, announced its decision to voluntarily liquidate its assets and wind down operations. On March 10, 2023, Silicon Valley Bank, Santa Clara, California, was closed by the California Department of Financial Protection and Innovation and on March 12, 2023, Signature Bank, New York, New York, was closed by the New York State Department of Financial Services. In each case, the FDIC was named receiver. Additionally, on May 1, 2023, First Republic Bank, San Francisco, California, was closed by the FDIC and sold to JP Morgan Chase & Co. These events led to volatility and declines in the market for bank stocks and questions about depositor confidence in depository institutions.

Notably, the liquidation of Silvergate Bank and the failures of Silicon Valley Bank and Signature Bank were not generally related to the credit quality of their assets, but to poor liquidity management, mismatched funding of long-term assets with short-term funds, and unique business models. The financial distress these banks experienced appears to have been caused in large part by high exposure to certain industries, including cryptocurrency and venture capital and start-up companies operating in the technology space, which have experienced significant volatility and fluctuations in cash flows over the past several years. These banks also had high levels of uninsured deposits, which may be less likely to remain at the bank over time and less stable as a source of funding than insured deposits. Silicon Valley Bank in particular appears to have experienced a severe lack of liquidity, forcing it to sell long-term investment securities at significant losses. Ultimately, it was unable to meet its financial commitments and satisfy the cash requirements of its customers.

We believe that our risk profile differs from these banks. BayVanguard Bank is a community bank with an operating history dating to 1873. Our customers consist primarily of homeowners and various small businesses and professionals in our market area, which includes the Baltimore market (Baltimore City, Anne Arundel, Baltimore and Harford Counties, Maryland) and Dorchester and Talbot Counties, Maryland on the Eastern Shore of Maryland. See “Business of BayVanguard Bank—Market Area.” We are not exposed to cryptocurrency loans, deposits or services, nor are we involved in the venture capital or start-up industry. As of March 31, 2023, our average depositor account balance was approximately $23,000, and the aggregate amount of uninsured deposits (deposits in amounts greater than $250,000, which is the maximum amount for federal deposit insurance) totaled $167.1 million, or 25.0% of total deposits, of which $77.6 million are deposits of local government entities that are secured with pledged securities or letters of credit issued by the Federal Home Loan Bank.

As of March 31, 2023, as a result of the rising interest rate environment, we had a net unrealized loss of $2.1 million on our available-for-sale investment securities portfolio. Our available-for-sale investment securities totaled $36.1 million, or 4.2% of total assets, at March 31, 2023. The held-to-maturity portfolio totaled $10.4 million with a fair value of $9.6 million at March 31, 2023. See “Business of BayVanguard Bank—Investment Activities” and Note 3 to our consolidated financial statements.

As discussed above, we experienced a decrease in deposits of $17.6 million, or 2.6%, to $667.0 million at March 31, 2023 from $684.6 million at December 31, 2022. This decrease was primarily due to routine annual post-year end distributions, movement of cash to alternative investments and certain large capital expenditures by our commercial customers. For additional information on our funding sources and related risks, see “Business of BayVanguard Bank—Sources of Funds” and “Risk Factors—Risks Related to Our Funding—Our inability to generate core deposits may cause us to rely more heavily on wholesale funding strategies for funding and liquidity needs, which could have an adverse effect on our net interest margin and profitability.”

For additional information on our interest rate risk, asset/liability, liquidity and capital resources management practices, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Management of Market Risk” and “—Liquidity and Capital Resources.” We regularly review our interest rate risk and liquidity position based on alternative uses of available funds as well as market conditions. No changes in our liquidity or interest rate risk practices have been made as a result of the events in the banking industry in March 2023 and management believes that current interest rate risk, asset/liability, liquidity and capital resources management practices are appropriate for our institution.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “would,” “should,” “could” or “may,” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•

general economic conditions, either nationally or in our market areas, that are worse than expected including as a result of employment levels and labor shortages, and the effects of inflation, a potential recession or slowed economic growth caused by supply chain disruptions or otherwise;

•	the impact of the COVID-19 pandemic on our business and results of operations;

•	changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses;

•	changes in the economic assumptions used to calculated the allowance for credit losses;

•	our ability to access cost-effective funding;

•	changes in liquidity, including the size and composition of our deposit portfolio, including the percentage of uninsured deposits in the portfolio;

•	fluctuations in real estate values and both residential and commercial real estate market conditions;

•	demand for loans and deposits in our market area;

•	our ability to implement and change our business strategies;

•	competition among depository and other financial institutions;

•

inflation and changes in the interest rate environment that reduce our margins and yields, the fair value of financial instruments or our level of loan originations or prepayments on loans we have made and make;

•	adverse changes in the securities markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements and insurance premiums;

•	monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board;

•	changes in the quality or composition of our loan or investment portfolios;

•	technological changes that may be more difficult or expensive than expected;

•	system failure or cyber-security breaches of our information technology infrastructure;

•	the failure to maintain current technologies and/or successfully implement future information technology enhancements;

•	the inability of third-party providers to perform as expected;

•	our ability to manage market risk, credit risk and operational risk in the current economic environment;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•

our ability to successfully integrate into our operations any assets, liabilities, customers, systems and management personnel we may acquire, and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto;

•	changes in consumer spending, borrowing and savings habits;

•

changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board;

•	our ability to retain key employees;

•	our compensation expense associated with equity allocated or awarded to our employees; and

•	changes in the financial condition, results of operations or future prospects of issuers of securities that we own.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. See “Risk Factors” beginning on page 17. Except as required by applicable law or regulation, we do not undertake, and we specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the net proceeds will be between $95.4 million and $129.6 million, or $149.3 million if the offering range is increased by 15%. We must sell a minimum of 9,775,000 shares to complete the offering.

We intend to use the net proceeds as follows:

	Based Upon the Sale at $10.00 Per Share of:
	9,775,000 Shares		11,500,000 Shares		13,255,000 Shares		15,208,750 Shares(1)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds

	(Dollars in thousands)
Gross offering proceeds	$97,750		$115,000		$132,250		$152,088
Less: offering expenses	2,358		2,508		2,659		2,833

Net offering proceeds	$95,932	100.0%	$112,492	100.0%	$129,591	100.0%	$149,255	100.0%

Distribution of net proceeds:
To BayVanguard Bank	$47,696	50.0	$56,246	50.0	$64,795	50.0	$74,628	50.0
To fund loan to employee stock ownership plan	7,820	8.2	9,200	8.2	10,580	8.2	12,167	8.2

Retained by BV Financial	$39,876	41.8%	$47,046	41.8%	$54,216	41.8%	$62,460	41.8%

(1)

As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will reduce BayVanguard Bank’s deposits. The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if all the shares offered were not sold in the subscription and community offerings and instead a portion of the shares were sold in a syndicated community offering.

BV Financial may use the proceeds it retains from the offering:

•	to invest in securities;

•	to repurchase its outstanding junior subordinated debt or shares of its common stock;

•	to finance the potential acquisition of financial institutions, although we do not currently have any agreements or understandings regarding any specific acquisition transaction;

•	to pay cash dividends to stockholders; and

•	for other general corporate purposes.

See “Our Dividend Policy” for a discussion of our expected dividend policy following the completion of the conversion. Under current federal regulations, we may not repurchase shares of our common stock during the first year following the completion of the conversion, except when extraordinary circumstances exist and with prior regulatory approval, or except to fund the granting of restricted stock awards (which would require notification to the Federal Reserve Board) or tax-qualified employee stock benefit plans.

BayVanguard Bank may use the net proceeds it receives from the offering:

•	to fund new loans;

•	to enhance existing products and services, hire additional employees and support growth and the development of new products and services;

•

to expand its banking franchise by acquiring other financial institutions as opportunities arise, although we do not currently have any understandings or agreements to acquire a financial institution or other entity;

•	to invest in securities; and

•	for other general corporate purposes.

Initially, a substantial portion of the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities. We have not determined specific amounts of the net proceeds that would be used for the purposes described above. The use of the proceeds outlined above may change based on many factors, including, but not limited to, changes in interest rates, equity markets, laws and regulations affecting the financial services industry, the attractiveness and availability of potential acquisitions to expand our operations, and overall market conditions. The use of the proceeds may also change depending on our ability to receive regulatory approval to acquire other financial institutions.

We expect our return on equity may be low until we are able to reinvest effectively the additional capital raised in the offering. Until we can increase our net interest income and non-interest income, our return on equity may be below the industry average, which may negatively affect the value of our common stock. See “Risk Factors—Risks Related to the Offering—Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance” and “—Our return on equity may be low following the stock offering. This could negatively affect the trading price of our shares of common stock.”

OUR DIVIDEND POLICY

Our board of directors will have the authority to declare dividends on our shares of common stock, subject to our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. While management intends to pay a dividend following the completion of the conversion and stock offering, no decision has been made with respect to the amount and timing of any dividend payments. We cannot assure you that we will pay dividends in the future, or that any such dividends will not be reduced or eliminated in the future.

BV Financial will not be permitted to pay dividends on its common stock if its stockholders’ equity would be reduced below the amount of the liquidation account established by BV Financial in connection with the conversion. The source of dividends will depend on the net proceeds retained by BV Financial and earnings thereon, and dividends from BayVanguard Bank. In addition, BV Financial will be subject to state law limitations and federal bank regulatory policy on the payment of dividends. Maryland law generally limits dividends if the corporation would not be able to pay its debts in the usual course of business after giving effect to the dividend or if the corporation’s total assets would be less than the corporation’s total liabilities plus the amount needed to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution.

After the completion of the conversion, BayVanguard Bank will not be permitted to pay dividends on its capital stock owned by BV Financial, its sole stockholder, if BayVanguard Bank’s stockholder’s equity would be reduced below the amount of the liquidation account established in connection with the conversion. In addition, BayVanguard Bank will not be permitted to make a capital distribution if, after making such distribution, it would be undercapitalized. BayVanguard Bank must provide notice to the Federal Reserve Board and file an application with the OCFR for approval of a capital distribution if the total capital distributions for the applicable calendar year exceed the sum of its net income for that year to date plus its retained net income for the preceding two years, or it would not be at least adequately capitalized following the distribution.

Any payment of dividends by BayVanguard Bank to BV Financial that would be deemed to be drawn from BayVanguard Bank’s bad debt reserves established before 1988, if any, would require a payment of taxes at the then-current tax rate by BayVanguard Bank on the amount of earnings deemed to be removed from the pre-1988 bad debt reserves for such distribution. BayVanguard Bank does not intend to make any distribution that would create such a federal tax liability.

We intend to file a consolidated federal tax return with BayVanguard Bank. Accordingly, it is anticipated that any cash distributions made by us to our stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal tax purposes. Additionally, during the three-year period following the conversion, we will not be permitted to make any capital distribution to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

MARKET FOR THE COMMON STOCK

BV Financial’s common stock is currently listed on the Pink Open Market operated by OTC Markets Group under the symbol “BVFL.” Any over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. Upon completion of the conversion, we expect the new shares of common stock of BV Financial will replace the existing shares of BV Financial and trade on the Nasdaq Capital Market under the symbol “BVFL,” subject to compliance with certain conditions, including having 300 “round lot” stockholders (stockholders owning more than 100 shares) and at least three broker-dealers making a market for our common stock. As of May 2, 2023, BV Financial had 15 registered market makers in its common stock.

As of the close of business on May 2, 2023, there were 7,424,595 shares of common stock outstanding, including 1,023,781 publicly held shares (shares held by stockholders other than Bay-Vanguard, M.H.C.), and approximately 86 stockholders of record.

On January 18, 2023, the business day immediately preceding the public announcement of the conversion, and on May 2, 2023, the closing prices of BV Financial common stock as reported on the OTC Pink Market were $25.00 per share and $20.10 per share, respectively. On the effective date of the conversion, all publicly held shares of BV Financial common stock, including shares of common stock held by our officers and directors, will be converted automatically into and become the right to receive a number of new shares of BV Financial common stock determined pursuant to the exchange ratio. See “The Conversion and Offering—Share Exchange Ratio for Current Stockholders.” Options to purchase shares of BV Financial common stock will be converted into options to purchase a number of new shares of BV Financial common stock determined pursuant to the exchange ratio, with the same aggregate exercise price. See “Beneficial Ownership of Common Stock.”

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At December 31, 2022, BayVanguard Bank exceeded all of the applicable regulatory capital requirements and was considered “well capitalized.”

The table below sets forth the historical equity capital and regulatory capital of BayVanguard Bank at December 31, 2022, and the pro forma equity capital and regulatory capital of BayVanguard Bank after giving effect to the sale of shares of common stock at $10.00 per share. The table also compares historical and pro forma capital levels to those required to be considered “well capitalized.” The table assumes that BayVanguard Bank receives 50% of the net offering proceeds. See “How We Intend to Use the Proceeds from the Offering.”

	BayVanguard Bank Historical at		BayVanguard Bank Pro Forma at December 31, 2022 Based Upon the Sale in the Offering of:
	December 31, 2022		9,775,000 Shares		11,500,000 Shares		13,225,000 Shares		15,208,750 Shares(1)
	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets

	(Dollars in thousands)
Equity	$123,436	14.75%	$159,402	18.02%	$165,882	18.57%	$172,361	19.11%	$179,813	19.73%

Tier 1 leverage capital(2)(3)	$109,939	13.39%	$145,905	16.79%	$152,385	17.37%	$158,864	17.93%	$166,316	18.57%
Tier 1 leverage requirement	41,057	5.00	43,441	5.00	43,869	5.00	44,296	5.00	44,788	5.00

Excess	$68,882	8.39%	$102,464	11.79%	$108,516	12.37%	$114,568	12.93%	$121,528	13.57%

Tier 1 risk-based capital(2)(3)	$109,939	16.76%	$145,905	21.92%	$152,385	22.84%	$158,864	23.75%	$166,316	24.79%
Tier 1 risk-based requirement	52,482	8.00	53,245	8.00	53,382	8.00	53,519	8.00	53,676	8.00

Excess	$57,457	8.76%	$92,660	13.92%	$99,003	14.84%	$105,345	15.75%	$112,640	16.79%

Total risk-based capital(2)(3)	$113,757	17.34%	$149,723	22.50%	$156,203	23.41%	$162,682	24.32%	$170,134	25.36%
Total risk-based requirement	65,602	10.00	66,556	10.00	66,727	10.00	66,898	10.00	67,095	10.00

Excess	$48,155	7.34%	$83,167	12.50%	$89,476	13.41%	$95,784	14.32%	$103,039	15.36%

Common equity tier 1 risk-based capital(2)(3)	$109,939	16.76%	$145,905	21.92%	$152,385	22.84%	$158,864	23.75%	$166,316	24.79%
Common equity tier 1 risk-based requirement	42,642	6.50	43,262	6.50	43,373	6.50	43,484	6.50	43,612	6.50

Excess	$67,297	10.26%	$102,643	15.42%	$109,012	16.34%	$115,380	17.25%	$122,704	18.29%

Reconciliation of capital infused into BayVanguard Bank:
Net proceeds			$47,696		$56,246		$64,795		$74,628
Less: Common stock acquired by stock-based benefit plans			(3,910)		(4,600)		(5,290)		(6,084)
Less: Common stock acquired by employee stock ownership plan			(7,820)		(9,200)		(10,580)		(12,167)

Pro forma increase			$35,966		$42,446		$48,925		$56,377

(1)

As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)	Tier 1 leverage capital levels are shown as a percentage of total average assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(3)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.

CAPITALIZATION

The following table presents the historical consolidated capitalization of BV Financial at December 31, 2022 and the pro forma consolidated capitalization of BV Financial after giving effect to the conversion and offering based upon the assumptions set forth in the “Pro Forma Data” section.

	BV Financial Historical at December 31, 2022	BV Financial Pro Forma at December 31, 2022 Based upon the Sale in the Offering at $10.00 per share of:
		9,775,000 Shares	11,500,000 Shares	13,225,000 Shares	15,208,750 Shares(1)

	(Dollars in thousands)
Deposits(2)	$684,618	$684,618	$684,618	$684,618	$684,618
Borrowed funds	49,039	49,039	49,039	49,039	49,039

Total deposits and borrowed funds	$733,657	$733,657	$733,657	$733,657	$733,657

Stockholders’ equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized (post-conversion)(3)	—	—	—	—	—
Common stock, $0.01 par value, 45,000,000 shares authorized (post-conversion); shares to be issued as reflected(3)(4)	74	113	133	153	176
Additional paid-in capital(3)	15,406	110,759	127,839	144,918	164,560
Retained earnings(5)	84,612	84,612	84,612	84,612	84,612
Accumulated other comprehensive loss	(2,341)	(2,341)	(2,341)	(2,341)	(2,341)
Common stock to be acquired by stock-based benefit plans(6)	—	(3,910)	(4,600)	(5,290)	(6,084)
Common stock held by employee stock ownership plan(7)	—	(7,820)	(9,200)	(10,580)	(12,167)

Total stockholders’ equity	$97,751	$181,413	$196,443	$211,472	$228,756

Pro Forma Shares Outstanding:
Shares offered for sale	—	9,775,000	11,500,000	13,225,000	15,208,750
Exchange shares issued	—	1,554,273	1,828,557	2,102,840	2,418,266

Total shares outstanding	7,418,575	11,329,273	13,328,557	15,327,840	17,627,016

Total stockholders’ equity as a percentage of total assets	11.57%	19.54%	20.82%	22.06%	23.44%
Tangible equity as a percentage of tangible assets	9.90%	18.16%	19.48%	20.77%	22.19%

(1)

As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)

Does not reflect withdrawals from deposit accounts to purchase shares of common stock in the conversion and offering. These withdrawals would reduce pro forma deposits and assets by the amount of the withdrawals.

(3)

BV Financial currently has 45,000,000 authorized shares of common stock, $0.01 par value per share, and 1,000,000 authorized shares of preferred stock, par value $0.01 per share. On a pro forma basis, common stock and additional paid-in capital have been revised to reflect the number of shares of BV Financial common stock to be outstanding.

(4)

No effect has been given to the issuance of additional shares of BV Financial common stock pursuant to the exercise of options under one or more stock-based benefit plans. If the plans are implemented within the first year after the closing of the offering, an amount up to 10% of the shares of BV Financial common stock sold in the offering will be reserved for issuance upon the exercise of options under the plans. No effect has been given to the exercise of options currently outstanding. See “Management.”

(5)

The retained earnings of BayVanguard Bank will be substantially restricted after the conversion. See “The Conversion and Offering—Liquidation Rights” and “Supervision and Regulation—Banking Regulation—Capital Requirements.”

(6)

Assumes a number of shares of common stock equal to 4% of the shares of common stock to be sold in the offering will be purchased for grant by one or more stock-based benefit plans. The funds to be used by such plans to purchase the shares will be provided by BV Financial. The dollar amount of common stock to be purchased is based on the $10.00 per share purchase price in the offering and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the purchase price in the offering. BV Financial will accrue compensation expense to reflect the vesting of shares pursuant to such stock-based benefit plans and will credit capital in an amount equal to the charge to operations.

(7)

Assumes that 8% of the shares sold in the offering will be acquired by the employee stock ownership plan financed by a loan from BV Financial. The loan will be repaid principally from BayVanguard Bank’s contributions to the employee stock ownership plan. Since BV Financial will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no liability will be reflected on BV Financial’s consolidated financial statements. Accordingly, the shares of common stock acquired by the employee stock ownership plan are shown in this table as a reduction of total stockholders’ equity. Implementation of such plans will require stockholder approval.

PRO FORMA DATA

The following tables summarize historical data of BV Financial and pro forma data of BV Financial at and for the year ended December 31, 2022. This information is based on assumptions set forth below and in the tables, and should not be used as a basis for projections of market value of the shares of common stock following the conversion and offering.

The net proceeds are based upon the following assumptions:

(1)	all of the shares of common stock will be sold in the subscription and community offerings;

(2)

our employee stock ownership plan will purchase 8% of the shares of common stock sold in the offering with a loan from BV Financial. The loan will be repaid in substantially equal payments of principal and interest (at the prime rate of interest, as may be adjusted annually) over 20 years. Interest income that we earn on the loan will offset the interest paid by BayVanguard Bank. The effect on earnings for the employee stock ownership plan is the cost of amortizing the loan over 20 years, net of historical expense for the period;

(3)

we will pay Performance Trust a fee of 0.95% with respect to shares sold in the subscription and community offering. No fee will be paid with respect to shares of common stock purchased by our qualified and non-qualified employee stock benefit plans, or stock purchased by our officers, directors and employees, and their immediate families, and no fee will be paid with respect to exchange shares; and

(4)	total expenses of the offering, other than the fees and commissions to be paid to Performance Trust and other broker-dealers, will be $1.4 million.

In addition, the expenses of the offering may vary from those estimated, and the fees paid to Performance Trust will vary from the amounts estimated if the amount of shares of BV Financial common stock sold varies from the amounts assumed above or if any shares are sold in the syndicated community offering.

We calculated pro forma consolidated net income as if the estimated net proceeds we received had been invested at the beginning of the period at an assumed interest rate of 3.99% (2.91% on an after-tax basis). This represents the yield on the five-year U.S. Treasury Note at December 31, 2022, which, in light of current market interest rates, we consider to more accurately reflect the pro forma reinvestment rate than the arithmetic average of the weighted average yield earned on our interest-earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate federal regulations require that we assume in presenting pro forma data.

We further believe that the reinvestment rate is factually supportable because:

•	the yield on the U.S. Treasury Note can be determined and/or estimated from third-party sources; and

•	we believe that U.S. Treasury securities are not subject to credit losses due to a U.S. Government guarantee of payment of principal and interest.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders’ equity by the indicated number of shares of common stock. For pro forma earnings per share calculations, we adjusted these figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts as if the shares of common stock were outstanding at the beginning of the period, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma data gives effect to the implementation of one or more stock-based benefit plans. We have assumed that stock-based benefit plans will reserve for restricted stock awards a number of shares of common stock equal to 4% of the shares of common stock sold in the stock offering at the same price for which they were sold in the stock offering. We have assumed that awards of common stock granted under such plans vest over a five-year period.

We also have assumed that options will be granted under stock-based benefit plans to acquire shares of common stock equal to 10% of the shares of common stock sold in the stock offering. We have assumed that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $5.02 for each option.

We may grant options and award shares of common stock under one or more stock-based benefit plans in excess of 10% and 4%, respectively, of the shares of common stock sold in the stock offering and that vest sooner than over a five-year period if the stock-based benefit plans are adopted more than 12 months following the completion of the stock offering.

As discussed under “How We Intend to Use the Proceeds from the Offering,” we intend to contribute 50% of the net proceeds from the stock offering to BayVanguard Bank, and we will retain the remainder of the net proceeds from the stock offering. We will use a portion of the proceeds we retain to fund a loan to the employee stock ownership plan. We will retain the rest of the proceeds for future use.

The pro forma data does not give effect to:

•	withdrawals from deposit accounts to purchase shares of common stock in the stock offering;

•	our results of operations after the stock offering; or

•	changes in the market price of the shares of common stock after the stock offering.

The following pro forma data may not be representative of the financial effects of the offering at the date on which the offering actually occurs, and should not be taken as indicative of future results of operations. Pro forma consolidated stockholders’ equity represents the difference between the stated amounts of our assets and liabilities. The pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Moreover, pro forma stockholders’ equity per share does not give effect to the liquidation accounts to be established in the conversion or, in the unlikely event of a liquidation of BayVanguard Bank, to the tax effect of the recapture of the bad debt reserve. See “The Conversion and Offering—Liquidation Rights.”

At or for the Year Ended December 31, 2022 Based upon the Sale at $10.00 Per Share of:
9,775,000 Shares	11,500,000 Shares	13,225,000 Shares	15,208,750 Shares(1)
(Dollars in thousands, except per share amounts)
Gross proceeds of offering	$97,750	$115,000	$132,250	$152,088
Market value of shares issued in the exchange	15,543	18,286	21,028	24,183

Pro forma market capitalization	$113,293	$133,286	$153,278	$176,271

Gross proceeds of offering	$97,750	$115,000	$132,250	$152,088
Expenses	2,358	2,508	2,659	2,833

Estimated net proceeds	95,392	112,492	129,591	149,255
Common stock purchased by employee stock ownership plan	(7,820)	(9,200)	(10,580)	(12,167)
Common stock purchased by stock-based benefit plans	(3,910)	(4,600)	(5,290)	(6,084)

Estimated net proceeds, as adjusted	$83,662	$98,692	$113,721	$131,004

For the Year Ended December 31, 2022
Consolidated net earnings:
Historical	$10,524	$10,524	$10,524	$10,524
Income on adjusted net proceeds	2,437	2,875	3,312	3,816
Employee stock ownership plan(2)	(285)	(336)	(386)	(444)
Stock awards(3)	(571)	(672)	(772)	(888)
Stock options(4)	(915)	(1,077)	(1,238)	(1,424)

Pro forma net income	$11,190	$11,314	$11,440	$11,584

Earnings per share(5):
Historical	$1.00	$0.85	$0.74	$0.64
Income on adjusted net proceeds	0.23	0.23	0.23	0.23
Employee stock ownership plan(2)	(0.03)	(0.03)	(0.03)	(0.03)
Stock awards(3)	(0.05)	(0.05)	(0.05)	(0.05)
Stock options(4)	(0.09)	(0.09)	(0.09)	(0.09)

Pro forma earnings per share(5)	$1.06	$0.91	$0.80	$0.70

Offering price to pro forma net earnings per share	9.43	x	10.99	x	12.50	x	14.29	x
Number of shares used in earnings per share calculations	10,586,373	12,454,557	14,322,740	16,471,151
At December 31, 2022
Stockholders’ equity:
Historical	$97,751	$97,751	$97,751	$97,751
Estimated net proceeds	95,392	112,492	129,591	149,255
Common stock acquired by employee stock ownership plan(2)	(7,820)	(9,200)	(10,580)	(12,167)
Common stock acquired by stock-based benefit plans(3)	(3,910)	(4,600)	(5,290)	(6,084)

Pro forma stockholders’ equity(6)	181,413	196,443	211,472	228,755
Intangible assets	(15,615)	(15,615)	(15,615)	(15,615)

Pro forma tangible stockholders’ equity(6)	$165,798	$180,828	$195,857	$213,141

Stockholders’ equity per share(7):
Historical	$8.63	$7.34	$6.39	$5.55
Estimated net proceeds	8.42	8.44	8.45	8.47
Common stock acquired by employee stock ownership plan(2)	(0.69)	(0.69)	(0.69)	(0.69)
Common stock acquired by stock-based benefit plans(3)	(0.35)	(0.35)	(0.35)	(0.35)

Pro forma stockholders’ equity per share(6)(7)	16.01	14.74	13.80	12.98
Intangible assets	(1.38)	(1.17)	(1.02)	(0.89)

Pro forma tangible stockholders’ equity per share(6)(7)	$14.63	$13.57	$12.78	$12.09

Offering price as percentage of pro forma stockholders’ equity per share	62.46%	67.84%	72.46%	77.04%
Offering price as percentage of pro forma tangible stockholders’ equity per share	68.35%	73.69%	78.25%	82.71%
Number of shares outstanding for pro forma book value per share calculations	11,329,273	13,328,557	15,327,840	17,627,016

(1)

As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(footnotes continue on following page)

(continued from previous page)

(2)

Assumes that 8% of the shares of common stock sold in the offering will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from BV Financial, and the outstanding loan with respect to existing shares of BV Financial held by the employee stock ownership plan will be refinanced and consolidated with the new loan. BayVanguard Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. BayVanguard Bank’s total annual payments on the employee stock ownership plan debt are based upon 20 equal annual installments of principal and interest. Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 718-40, “Compensation—Stock Compensation—Employee Stock Ownership Plans” (“ASC 718-40”) requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by BayVanguard Bank, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 27.0%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 39,100, 46,000, 52,900 and 60,835 shares were committed to be released during the year ended December 31, 2022 at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and in accordance with ASC 718-40, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for net income per share calculations.

(3)

Assumes that one or more stock-based benefit plans reserve an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering. Stockholder approval of the plans and purchases by the plans may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from BV Financial or through open market purchases. Shares in the stock-based benefit plans are assumed to vest over a period of five years. The funds to be used to purchase the shares will be provided by BV Financial. The tables assume that (i) the stock-based benefit plan acquires the shares through open market purchases at $10.00 per share, (ii) 20% of the amount contributed to the plan is amortized as an expense during the year ended December 31, 2022, and (iii) the plan expense reflects an effective combined federal and state tax rate of 27.0%. Assuming stockholder approval of the stock-based benefit plans and that shares of common stock (equal to 4% of the shares sold in the offering) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 3.34%.

(4)

Assumes that options are granted under one or more stock-based benefit plans to acquire an aggregate number of shares of common stock equal to 10% of the shares to be sold in the offering. Stockholder approval of the plans may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were both $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $5.02 for each option and that the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period using an effective combined federal and state tax rate of 27.0% and that 25.0% of the option expense is taxable. The actual expense will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used and the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock-based benefit plans will result in no additional shares under the treasury stock method for calculating earnings per share. There can be no assurance that the exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares used to satisfy the exercise of options comes from authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease. The issuance of authorized but unissued shares of common stock pursuant to the exercise of options under such plan would dilute stockholders’ ownership and voting interests by approximately 7.94%.

(5)

Per share figures include publicly held shares of BV Financial common stock that will be issued in exchange for new shares of BV Financial common stock in the conversion. See “The Conversion and Offering—Share Exchange Ratio for Current Stockholders.” Net income per share computations are determined by taking the number of shares assumed to be sold in the offering and the number of new shares assumed to be issued in exchange for publicly held shares and, in accordance with ASC 718-40, subtracting the employee stock ownership plan shares that have not been committed for release during the period. See footnote 2, above. The number of shares of common stock actually sold and exchange shares may be more or less than the assumed amounts.

(6)

The retained earnings of BayVanguard Bank will be substantially restricted after the conversion. See “Our Dividend Policy,” “The Conversion and Offering—Liquidation Rights” and “Supervision and Regulation—Banking Regulation—Capital Requirements.”

(7)

Per share figures include publicly held shares of BV Financial common stock that will be issued in exchange for new shares of BV Financial common stock in the conversion. Stockholders’ equity per share calculations are based upon the sum of (i) the number of shares assumed to be sold in the offering and (ii) shares to be issued in exchange for publicly held shares at the minimum, midpoint and maximum of the offering range, respectively. The exchange shares reflect an exchange ratio of 1.5271, 1.7966, 2.0661 and 2.3761 at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively. The number of shares actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion and analysis reflects the information contained in our consolidated financial statements and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations. The information at and for the years ended December 31, 2022 and 2021 is derived in part from the audited consolidated financial statements that appear elsewhere in this prospectus. You should read the information in this section in conjunction with the other business and financial information contained in this prospectus, including the consolidated financial statements and related notes of BV Financial provided elsewhere in this prospectus.

Overview

Net Interest Income. Our primary source of income is net interest income. Net interest income is the difference between interest income, which is the income we earn on our loans and investments, and interest expense, which is the interest we pay on our deposits and borrowings.

Provision for Loan Losses. The allowance for loan losses is a valuation allowance for probable incurred credit losses. The allowance for loan losses is increased through charges to the provision for loan losses. Loans are charged against the allowance when management believes that the collectability of the principal loan amount is not probable. Recoveries on loans previously charged-off, if any, are credited to the allowance for loan losses when realized.

Non-Interest Income. Our primary sources of non-interest income are fees from debit cards, income from investments in life insurance, service fees on deposits and other income.

Non-Interest Expense. Our non-interest expense consists primarily of compensation and related benefits, occupancy and equipment expenses, data processing expenses and other expenses.

Compensation and related benefits consist primarily of salaries and wages paid to our employees, payroll taxes, and expenses for worker’s compensation and disability insurance, health insurance, retirement plans and other employee benefits, as well as other incentives.

Occupancy and equipment expenses, which are the fixed and variable costs of buildings and equipment, consist primarily of depreciation charges, rental expenses, furniture and equipment expenses, maintenance, real estate taxes and costs of utilities. Depreciation of premises and equipment is computed using a straight-line method based on the estimated useful lives of the related assets or the expected lease terms, if shorter.

Data processing expenses are fees we pay to third parties for use of their software and for processing customer information, deposits and loans.

Advertising includes most marketing expenses including multi-media advertising, promotional events and materials.

Professional fees include legal, accounting, auditing, internal audit, interest rate risk management, loan review and other services.

Foreclosed real estate and repossessed asset holding costs includes expenses required to maintain, rehabilitate and prepare foreclosed property for sale.

Other expenses include expenses for maintenance and repairs, office supplies, postage, telephone, insurance and other miscellaneous operating expenses.

Income Tax Expense. Our income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between the carrying amounts and the tax basis of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amounts expected to be realized.

Summary of Financial Condition and Operating Results. At December 31, 2022, we had $845.0 million in consolidated assets, an increase of $29.9 million, or 3.7%, from $815.1 million at December 31, 2021. The increase was due primarily to a $74.7 million increase in net loans receivable to $659.1 million at December 31, 2022, partially offset by decreases of $42.5 million in cash and cash equivalents to $68.7 million at December 31, 2022 and $6.0 million in investment in life insurance to $20.0 million at December 31, 2022. Total liabilities increased $15.5 million, or 2.1%, from $731.7 million at December 31, 2021 to $747.2 million at December 31, 2022. The increase was primarily due to a $12.0 million increase in Federal Home Loan Bank borrowings.

Stockholders’ equity increased $14.3 million, or 17.1%, to $97.8 million at December 31, 2022, primarily due to $10.5 million in net income and $5.5 million of equity acquired in the acquisition of North Arundel Savings Bank (“NASB”).

Net income increased $1.1 million, or 11.7%, to $10.5 million for the year ended December 31, 2022, compared to $9.4 million for the year ended December 31, 2021. The increase was due primarily to increases in net interest income and noninterest income, partially offset by increases in the provision for loan losses, noninterest expense and income tax expense.

Business Strategy

We have focused primarily on continuing and enhancing our community-oriented retail banking strategy. Highlights of our current business strategy include the following:

•

Pursue opportunistic acquisitions and partnerships. We intend to continue to prudently pursue opportunities to acquire banks that offer opportunities for solid financial returns. Our primary focus will be on franchises that enhance our funding profile, product capabilities or geographic density or footprint, while maintaining an acceptable risk profile. We believe in the need to make significant technological investments and the importance of scale in banking. In addition, we believe that the rate of consolidation in the banking industry will continue. We believe that the stock offering will enhance our historical position as a consolidator in the banking market because of our financial strength, reputation and culture.

•

Grow our loan portfolio with an emphasis on commercial real estate and residential mortgage lending. While we intend to continue our recent focus on the origination of commercial real estate loans, we intend to remain a residential mortgage lender in our market area and maintain a balance between the commercial real estate and residential mortgage portfolios. We originated $117.1 million of commercial real estate and $40.9 million of residential mortgages loans during the year ended December 31, 2022. At December 31, 2022, $318.7 million, or 48.0%, of our total loan portfolio consisted of commercial real estate loans and $262.8 million, or 39.6%, of our total loan portfolio consisted of residential mortgages. The additional capital raised in the offering will further increase our commercial lending capacity by enabling us to originate more loans and loans with larger balances. This will permit us to serve commercial borrowers with larger lending needs and to originate larger commercial loans than we have in the past.

•

Manage credit risk to maintain a low level of non-performing assets. We believe that maintaining strong asset quality is paramount to our long-term success. We follow conservative underwriting guidelines with sound loan administration, and focus on originating loans secured by real estate. This includes enhanced loan monitoring of higher risk portfolio segments, higher risk individual loans and larger relationships within the portfolio, and frequent loan grade review. Our non-performing assets totaled $7.9 million, or 0.93% of total assets, at December 31, 2022. Our total non-performing loans to total loans ratio was 0.88% at December 31, 2022.

•

Increase core deposits with an emphasis on non-interest-bearing deposits. Deposits are our primary source of funds for lending and investment. Core deposits (which we define as all deposits except for time deposits) were 78.6% of total deposits at December 31, 2022. In particular, non-interest-bearing demand deposits were 24.4% of our total deposits at December 31, 2022. We continue to focus on expanding core deposits by leveraging our business development officers and commercial lending and retail relationships.

We intend to continue to pursue these business strategies, subject to changes necessitated by future market conditions, regulatory restrictions and other factors. While we are committed to the business strategies noted above, we recognize the challenges and uncertainties of the current environment and plan to execute these strategies as market conditions allow.

Summary of Critical Accounting Policies and Critical Accounting Estimates

The discussion and analysis of the financial condition and results of operations are based on our consolidated financial statements, which are prepared in conformity with U.S. GAAP. The preparation of these consolidated financial statements requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of income and expenses. We consider the accounting policies discussed below to be critical accounting policies. The estimates and assumptions that we use are based on historical experience and various other factors and are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions, resulting in a change that could have a material impact on the carrying value of our assets and liabilities and our results of operations.

The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. As an “emerging growth company” we may delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. We have determined to take advantage of the benefits of this extended transition period. Accordingly, our financial statements may not be comparable to companies that comply with such new or revised accounting standards.

The following represent our critical accounting policies:

Allowance for Loan Losses. The allowance for loan losses is established as losses that are estimated to have occurred through a provision for loan losses charged to earnings. The allowance for loan losses is evaluated on a no less than a quarterly basis by management. This evaluation focuses on many factors, including, but not limited to: an analysis of delinquency trends, non-performing loan trends, the level of charge-offs and recoveries, prior loss experience, total loans outstanding, the composition of the loan portfolio, the value of collateral securing the loans, the borrower’s ability to repay, repayment performance, local economic conditions, and other qualitative and quantitative factors that could affect potential loan losses. The primary quantitative consideration for assessing the adequacy of the allowance for loan losses is our average historical incurred loss experience for the preceding three years. Since we have not experienced significant historical incurred losses, the evaluation of the adequacy of the allowance for loan losses is determined primarily by the consideration of the qualitative factors noted above. Credit risks are inherently different for each segment of the loan portfolio such that the applicability of certain qualitative factors to a particular loan segment is determined by the various risk characteristics of the loan segment. Assessing these factors involves significant judgment. Because each of the criteria used in the evaluation is susceptible to significant revision as current economic trends and conditions change, the established allowance for loan losses may not be indicative of potential loan losses. Therefore, management considers the calculation of the allowance for loan losses a critical accounting estimate. In addition, bank regulators periodically review our allowance for loan losses and, as a result of such reviews, we may be required to increase our provision for loan losses or recognize further loan charge-offs. However, regulatory agencies are not directly involved in the process of establishing the allowance for loan losses, as the process is our responsibility and any adjustment of the allowance is the responsibility of our management.

The allowance may consist of specific, general and unallocated components. The specific allowance is for unconfirmed losses related to loans that are determined to be impaired. Impairment is measured in one of three ways: (1) using the present value of expected future cash flows discounted at the loan’s effective interest rate (i.e., the contractual interest rate adjusted for any net deferred loan fees or costs, premium, or discount existing at the origination or acquisition of the loan), (2) the loan’s observable market price, or (3) the fair value of the collateral, if the loan is collateral dependent. When the measurement of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through the allowance for loan losses. At December 31, 2022, the collateral values of collateral-dependent impaired loans were sufficient and no impairment charge was necessary. There were no changes to the policies or methodologies pertaining to the components of allowance for loan losses for the year ended December 31, 2022. The general allowance, which is for loans reviewed collectively, is determined by segregating the remaining loans by type of loan, risk weighting and payment history. An unallocated component of the allowance for loan losses may be maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio. We had no unallocated balance at December 31, 2022 or 2021.

The allowance for loan losses at December 31, 2022 was to cover losses in the non-acquired loan portfolio ($432.0 million or 64.8% of gross loans.) The remaining balances of the loan portfolios acquired via the acquisitions of Vigilant Federal Savings Bank ($4.4 million), Kopernik Bank ($41.3 million), Madison Bank ($41.7 million), 1880 Bank ($117.5 million) and NASB ($30.0 million) have accretable and non-accretable credit marks that were assigned to these portfolios at acquisition. Each quarter, these acquired portfolios are analyzed in the same manner as the legacy portfolio to measure the adequacy of the general (accretable) credit marks to cover potential losses. The accretable marks amortize into interest income each month based on loan paydowns in those portfolios. The non-accretable marks are assigned to specific purchased credit impaired (“PCI”) loans identified at acquisition and will be utilized if a charge-off is required. The NASB portfolio was only assigned an accretable credit mark at acquisition. Acquisition credit marks totaled $3.8 million at December 31, 2022.

Our allowance for loan losses as a percent of total loans increased from 0.45% at December 31, 2021 to 0.57% at December 31, 2022, which primarily reflects our consideration of the current economic conditions that affect the qualitative factors used in the determination of the allowance for loan losses, as well as the impact of the growth in certain segments of our loan portfolio, among other considerations. Of the $1.1 million increase in the required reserve from December 31, 2021 to December 31, 2022, approximately $970,000 or 85% was due to the growth of the portfolio. Additionally, at December 31, 2022, the qualitative factor for economic conditions was increased for the entire portfolio resulting in an increase of $200,000 in the required reserve. The economic factor is applied to all portfolio segments. As such, it has a greater impact on the required reserve than the other qualitative factors that are applied on a portfolio segment basis. Another major factor that changes from year to year (and quarter to quarter) is the individual delinquency factors assigned to each portfolio segment based on the level of delinquent loans in that segment as a percentage of total loans in that segment at the measurement date. Delinquency factors are assigned per portfolio based on set factors for set ranges of delinquencies within each portfolio. A change in the delinquency factor for a high balance portfolio will have a substantially greater impact on the required reserve than a change in the delinquency factor in a lower balance portfolio. BV Financial uses a three year look back period for the historical loss factor. Over the past three fiscal years, BV Financial has been in a net recovery position of $200,000. Therefore, this factor has had minimal impact on the overall calculation.

As noted above, we consider a number of variables in our evaluation of the adequacy of the allowance for loan losses, with one of the more significant variables being growth trends in the various segments of our loan portfolio. Based on our model, if all segments of our loan portfolio grew by 5% on a year-over-year basis, our allowance for loan losses as of December 31, 2022 would have increased by $190,000 to $4.0 million, holding all other variables constant. Conversely, if all segments of our loan portfolio contracted by 5% on a year-over-year basis, our allowance for loan losses as of December 31, 2022 would have decreased by $190,000 to $3.6 million, holding all other variables constant. If the portfolio segment with both the highest balance and highest required reserve ratio (commercial – investor) increased by 10%, the required reserve would increase by $215,000 to $4.0 million, holding all other variables constant.

Effective January 1, 2023, the CECL accounting standard became effective for us. CECL requires financial institutions to determine periodic estimates of lifetime expected credit losses on loans and recognize the expected credit losses as allowances for credit losses. CECL will require us to change the current method of providing allowances for loan losses that are incurred or probable, which will likely require us to increase our allowance for loan losses and increase the types of data we will need to collect and review to determine the appropriate level of the allowance for loan losses. The day one CECL adjustment is expected to be in the range of $500,000 - $1.5 million and will be reflected in our financial statements for periods ending in 2023.

Goodwill. The excess purchase price over the fair value of net assets from acquisitions, or goodwill, is evaluated for impairment at least annually and on an interim basis if an event or circumstance indicates it is likely impairment has occurred. Goodwill impairment is determined by comparing the fair value of a reporting unit to its carrying amount. In any given year BV Financial may elect to perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is in excess of its carrying value. If it is not more likely than not that the fair value of the reporting unit is in excess of the carrying value, or if BV Financial elects to bypass the qualitative assessment, a quantitative impairment test is performed. In performing a quantitative test for impairment, the fair value of net assets is estimated based on analyses of BV Financial’s market value, discounted cash flows, and peer values. The determination of goodwill impairment is sensitive to market-based economics and other key assumptions used in determining or allocating fair value. Variability in the market and changes in assumptions or subjective measurements used to estimate fair value are reasonably possible and may have a material impact on our consolidated financial statements or results of operations.

Our annual goodwill impairment test is performed each year as of September 30. BV Financial performed its 2022 annual goodwill impairment qualitative assessment and determined BV Financial’s goodwill was not considered impaired. We monitor our performance and evaluate our goodwill for impairment annually or more frequently as needed.

Deferred Income Taxes. At December 31, 2022, we had a net deferred tax asset totaling $9.1 million. In accordance with Accounting Standards Codification (“ASC”) Topic 740 “Income Taxes,” we use the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. If currently available information raises doubt as to the realization of the deferred tax assets, a valuation allowance is established if it is not more likely than not realizable. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We exercise significant judgment in evaluating the amount and timing of recognition of the resulting deferred tax assets and liabilities. These judgments require us to make projections of future taxable income. The judgments and estimates we make in determining our deferred tax assets are inherently subjective and are reviewed on a regular basis as regulatory or business factors change. Any reduction in estimated future taxable income may require us to record a valuation allowance against our deferred tax assets. A valuation allowance that results in additional income tax expense in the period in which it is recognized would negatively affect income. Management believes, based upon current facts, that it is more likely than not that there will be sufficient taxable income in future years to realize its federal and state deferred tax asset.

For more information on our critical accounting policies, see Note 1 of the notes to our consolidated financial statements.

Comparison of Financial Condition at December 31, 2022 and 2021

Total Assets. Total assets were $845.0 million, an increase of $29.9 million, or 3.7%, from $815.1 million at December 31, 2021. The increase was due primarily to a $74.7 million increase in net loans receivable to $659.1 million at December 31, 2022, partially offset by decreases of $42.5 million in cash and cash equivalents to $68.7 million at December 31, 2022 and $6.0 million in investment in life insurance to $20.0 million at December 31, 2022.

Cash and Cash Equivalents. Cash and cash equivalents decreased $42.5 million to $68.7 million at December 31, 2022 from $111.2 million at December 31, 2021 as funds were used to fund the increases in net loans receivable. We regularly review our liquidity position based on alternative uses of available funds as well as market conditions.

Net Loans Receivable. Net loans receivable increased $74.7 million, or 12.8%, to $659.1 million at December 31, 2022 from $584.4 million at December 31, 2021. Commercial – investor, one-to four-family – non-owner occupied, commercial and commercial – owner occupied loans increased $56.1 million, $28.5 million, $6.5 million and $4.8 million, respectively, to $226.9 million, $125.1 million, $28.1 million and $91.9 million at December 31, 2022 as a result of loan production exceeding payoffs and amortization. These increases were partially offset by decreases to U.S. Government guaranteed and one-to four-family – owner occupied loans of $17.6 million and $2.9 million, respectively, to $4.9 million and $137.7 million at December 31, 2022. The decrease in U.S Government guaranteed loans was due primarily to the forgiveness of Paycheck Protection Program (“PPP”) loans through the Small Business Administration (“SBA”). During the year ended December 31, 2022, we acquired $34.2 million in loans as a result of our acquisition of NASB, which consisted of $31.8 million in one-to four-family – owner occupied loans, $2.2 million in residential construction loans and $300,000 in other consumer loans. Without these loans acquired from NASB, one-to four-family – owner occupied would have decreased $34.1 million, primarily due to customers refinancing or selling property, and construction and land would have decreased $3.0 million, primarily due to those loans converting to permanent loans or being refinanced.

Securities. Securities increased $1.6 million, or 3.9%, to $43.5 million at December 31, 2022 from $41.9 million at December 31, 2021. This increase was primarily due to an increase of $4.0 million in agency securities and a $1.6 million increase in held-to-maturity mortgage-backed securities to $3.3 million at December 31, 2022, partially offset by a $5.9 million decrease in available-for-sale mortgage-backed securities to $31.1 million at December 31, 2022. Purchases exceeded paydowns and maturities of debt securities for the year.

Investment in life insurance decreased $6.0 million, or 23.0%, to $20.0 million at December 31, 2022. This decrease was due to the receipt of the cash surrender value of a policy due to the death of an insured party.

Total Liabilities. Total liabilities increased $15.5 million, or 2.1%, from $731.7 million at December 31, 2021 to $747.2 million at December 31, 2022. The increase was primarily due to a $12.0 million increase in Federal Home Loan Bank borrowings.

Deposits. Total deposits increased $4.6 million, or 0.7%, to $684.6 million at December 31, 2022 from $680.0 million at December 31, 2021. This increase was primarily due to $40.3 million in deposits that we acquired as a result of our acquisition of NASB, which consisted of $22.5 million in certificates of deposit, $8.0 of money market accounts, $7.3 million in savings accounts and $2.5 million in interest-bearing checking accounts, partially offset by runoffs in our other deposits. Interest-bearing deposits increased $12.4 million, or 2.5%, to $517.4 million at December 31, 2022, partially offset by a $7.8 million, or 4.5%, decrease in noninterest-bearing deposits to $167.2 million at December 31, 2022.

Federal Home Loan Bank Borrowings. We had $12.0 million in Federal Home Loan Bank borrowings at December 31, 2022 compared to no Federal Home Loan Bank borrowings at December 31, 2021. The increase was used to fund loan growth and to maintain liquidity. During the year ended December 31, 2022, loan growth exceeded deposit growth. We used cash and cash equivalents and the $12.0 million in borrowings from the Federal Home Loan Bank to fund loan growth.

Stockholders’ Equity. Stockholders’ equity increased $14.3 million, or 17.1%, to $97.8 million at December 31, 2022, primarily due to $10.5 million in net income and $5.5 million of equity acquired in the acquisition of NASB.

Average Balance Sheets

The following tables set forth average balance sheets, average yields and costs, and certain other information for the years indicated. No tax-equivalent yield adjustments have been made, as the effects would be immaterial. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances. The yields set forth below include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense. Net deferred loan fees totaled $1.5 million and $1.4 million for the years ended December 31, 2022 and 2021, respectively.

	For the Years Ended December 31,
	2022			2021
	Average Outstanding Balance	Interest	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate

	(Dollars in thousands)
Interest-earning assets:
Loans	$634,152	$31,259	4.93%	$591,466	$28,728	4.86%
Securities available-for-sale	36,551	610	1.67%	32,688	434	1.33%
Securities held-to-maturity	8,220	245	2.98%	3,621	77	2.14%
Cash, cash equivalents and other interest-earning assets	85,859	1,236	1.44%	96,723	139	0.14%

Total interest-earning assets	764,782	33,350	4.36%	724,498	29,378	4.06%
Non-interest-earning assets	87,128			88,343

Total assets	$851,910			$812,841

Interest-bearing liabilities:
Interest-bearing demand deposits	$95,261	65	0.07%	$75,563	55	0.06%
Savings deposits	169,678	97	0.06%	146,882	116	0.07%
Money market deposits	108,492	231	0.21%	87,427	240	0.25%
Certificates of deposit	154,346	964	0.63%	146,019	1,485	0.94%

Total interest-bearing deposits	527,777	1,357	0.26%	455,891	1,896	0.38%
Federal Home Loan Bank advances	296	11	3.79%	3,080	30	0.98%
Subordinated debentures	36,938	2,062	5.58%	36,764	1,807	4.91%

Total borrowings	37,234	2,073	5.57%	39,844	1,837	4.61%

Total interest-bearing liabilities	565,011	3,430	0.61%	495,735	3,733	0.75%

Non-interest-bearing demand deposits	169,722			175,019
Other non-interest-bearing liabilities	24,870			62,915

Total liabilities	759,603			733,669
Equity	92,307			79,172

Total liabilities and equity	$851,910			$812,841

Net interest income		$29,920			$25,645

Net interest rate spread(1)			3.75%			3.30%
Net interest-earning assets(2)	$199,772			$182,788

Net interest margin(3)			3.91%			3.54%
Average interest-earning assets to interest-bearing liabilities	135.37%			146.15%

(1)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on our net interest income for the years indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The total column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately based on the changes due to rate and the changes due to volume. There were no out-of-period items or adjustments required to be excluded from the table below.

	Years Ended December 31, 2022 vs. 2021
	Increase (Decrease) Due to		Total Increase (Decrease)
	Volume	Rate

	(In thousands)
Interest-earning assets:
Loans	$2,104	$427	$2,531
Securities available-for-sale	65	112	176
Securities held-to-maturity	137	31	168
Cash, cash equivalents and other interest-earning assets	(156)	1,253	1,097

Total interest-earning assets	2,149	1,822	3,972
Interest-bearing liabilities:
Interest-bearing demand deposits	13	(4)	10
Savings deposits	13	(32)	(19)
Money market deposits	45	(54)	(9)
Certificates of deposit	52	(572)	(520)

Total deposits	123	(663)	(539)
Federal Home Loan Bank advances	(105)	86	(19)
Subordinated debentures	10	246	256

Total Borrowings	(95)	332	237

Total interest-bearing liabilities	28	(330)	(303)

Change in net interest income	$2,121	$2,152	$4,275

Comparison of Operating Results for the Years Ended December 31, 2022 and 2021

General. Net income increased $1.1 million, or 11.7%, to $10.5 million for the year ended December 31, 2022, compared to $9.4 million for the year ended December 31, 2021. The increase was due primarily to increases in net interest income and noninterest income, partially offset by increases in the provision for loan losses, noninterest expense and income tax expense.

Interest Income. Interest income increased $4.0 million, or 13.5%, to $33.4 million for the year ended December 31, 2022 from $29.4 million for the year ended December 31, 2021. The increase was due primarily to increases in interest income on loans, which is our primary source of interest income, and interest income on cash, cash equivalents and other interest-earning assets. Interest income on loans increased $2.5 million, or 8.8%, to $31.3 million for the year ended December 31, 2022 from $28.7 million for the year ended December 31, 2021 due to increases in the average balance of loans and the average yield. The average balance of loans increased $42.7 million, or 7.2%, to $634.2 million for the year ended December 31, 2022 from $591.5 million for the year ended December 31, 2021. The weighted average yield on loans increased seven basis points to 4.93% for the year ended December 31, 2022 compared to 4.86% for the year ended December 31, 2021, as variable rate loans reset to higher interest rates and the rates on new loans exceeded the rates on paid off loans, which resulted in a $427,000 increase in interest income. Adjustable-rate loans reprice to market rates at a slower pace than cash and cash equivalents. Additionally, only $202.8 million, or 32.4%, of loans maturing after December 31, 2023 are adjustable rate loans. Therefore, the impact on rising rates on the loan portfolio is not as quick as it is for cash and cash equivalents. However, loans that did reprice during the year did so at rates higher than the previous note rate and new loan production was generated at higher interest rates than the loans that paid off during the year, all of which benefitted interest income.

Interest income on cash, cash equivalents and other interest-earning assets increased $1.1 million, or 789.2%, to $1.2 million for the year ended December 31, 2022 from $139,000 for the year ended December 31, 2021 due to a 130 basis point increase in the average yield on cash, cash equivalents and other interest-earning assets, partially offset by a $10.9 million decrease in the average balance. The increase in interest income on cash, cash equivalents and other interest-earning assets was solely driven by the increased interest rate environment as the average balance held of this asset decreased year over year. These assets generally reprice daily based on the target Fed Funds rate. Thus, the amount earned increased immediately with each increase in the Federal Reserve’s target rate.

In the securities available-for-sale category, $112,000, or 63.6%, of the increase in interest income over the prior year was due to higher rates earned on the portfolio. In the previous two years, management has primarily purchased securities to use to pledge as collateral for municipal deposits. As securities paid down or matured, management primarily replaced them with commercial mortgage-backed securities that repriced quarterly based on the three-month LIBOR. As the Federal Reserve increased rates, the interest rate on the securities increased; however, there is generally a lag when such increases are recognized.

However, with the increase in interest rates, the value of the bond portfolio has decreased. As of December 31, 2021, the accumulated other comprehensive loss in the available-for-sale portfolio was $96,000, which represented 0.3% of the amortized cost at such date. At December 31, 2022, the accumulated other comprehensive loss on the portfolio had decreased to $2.3 million, which represented 6.5% of the portfolio at such date. At December 31, 2021, the fair value of the held-to-maturity portfolio was slightly higher than the amortized cost. By December 31, 2022, due to rising interest rates, the fair value of the held-to-maturity portfolio was $801,000, or 7.7%, below the amortized cost.

Interest Expense. Interest expense decreased $303,000, or 8.1%, to $3.4 million for the year ended December 31, 2022 compared to $3.7 million for the year ended December 31, 2021, due primarily to a $539,000 decrease on interest paid on deposits, more specifically, lower rates paid on certificates of deposit, partially offset by a $255,000 increase on interest paid on subordinated debentures.

The decrease in interest expense on deposits was due to a 12 basis point decrease in the average rate, offset by a $71.9 million increase in the average balance of interest-bearing deposits to $527.8 million at December 31, 2022. The average rate on interest-bearing deposits was 0.26% for the year ended December 31, 2022 as we delayed increasing deposit rates until the fourth quarter of 2022 due to high levels of liquidity and growth in the non-maturing deposit categories. With the low interest rate environment prevalent through much of the year, customers were less rate sensitive and kept higher balances in lower-rate deposit products. In the fourth quarter, management began to increase the rates paid on certificates of deposit. Management did not significantly change the rates paid on the non-maturing deposit categories in 2022.

Interest expense on subordinated debentures increased $255,000, or 14.2%, to $2.1 million for the year ended December 31, 2022 compared to $1.8 million for the year ended December 31, 2021. The average rate on subordinated debentures increased 67 basis points to 5.58% for the year ended December 31, 2022 compared to 4.91% for the year ended December 31, 2021, due to increases in market interest rates. Interest expense on Federal Home Loan Bank advances decreased $19,000 to $11,000 for the year ended December 31, 2022 due to a decrease in the average balance from $3.1 million for the year ended December 31, 2021 to $296,000 for the year ended December 31, 2022, offset by a 281 basis point increase in the average rate paid on borrowings from 0.98% for the year ended December 31, 2021 to 3.79% for the year ended December 31, 2022.

Net Interest Income. Net interest income increased $4.3 million, or 16.7%, to $29.9 million for the year ended December 31, 2022 from $25.6 million for the year ended December 31, 2021, as a result of a $4.0 million increase in interest income and a $303,000 decrease in interest expense. Our interest rate spread increased 45 basis points to 3.75% for the year ended December 31, 2022, compared to 3.30% for the year ended December 31, 2021, while our net interest margin increased 37 basis points to 3.91% for the year ended December 31, 2022 compared to 3.54% for the year ended December 31, 2021. As shown in the Rate/Volume Analysis table, above, $2.1 million, or 50.4%, of the increase in net interest income from the prior year was attributable to higher rates earned on interest-earning assets and lower rates paid on deposits, offsetting higher rates paid on borrowings.

Provision for Loan Losses. Provisions for loan losses are charged to operations to establish an allowance for loan losses at a level necessary to absorb known and inherent losses in our loan portfolio that are both probable and reasonably estimable at the date of the consolidated financial statements. In evaluating the level of the allowance for loan losses, management analyzes several qualitative loan portfolio risk factors including, but not limited to, management’s ongoing review and grading of loans, facts and issues related to specific loans, historical loan loss and delinquency experience, trends in past due and non-accrual loans, existing risk characteristics of specific loans or loan pools, the fair value of underlying collateral, current economic conditions and other qualitative and quantitative factors which could affect potential credit losses. See “—Summary of Critical Accounting Policies and Critical Accounting Estimates” for additional information.

We recorded provisions for loan losses of $1.0 million and $575,000 for the years ended December 31, 2022 and 2021, respectively. The increase in the provision for loan losses for the year ended December 31, 2022 was primarily due to growth trends in various segments of our loan portfolio and increases related to economic factors. Our allowance for loan losses was $3.8 million at December 31, 2022 compared to $2.7 million at December 31, 2021. The ratio of our allowance for loan losses to total loans was 0.57% at December 31, 2022 compared to 0.45% at December 31, 2021, while the allowance for loan losses to non-performing loans was 64.8% at December 31, 2022 compared to 111.3% at December 31, 2021. We had charge-offs of $56,000 and recoveries of $165,000 for the year ended December 31, 2022.

The allowance for loan losses at December 31, 2022 was to cover losses in the non-acquired loan portfolio ($432.0 million or 64.8% of gross loans.) The remaining balances of the loan portfolios acquired via the acquisitions of Vigilant Federal Savings Bank ($4.4 million), Kopernik Bank ($41.3 million), Madison Bank ($41.7 million), 1880 Bank ($117.5 million) and NASB ($30.0 million) have accretable and non-accretable credit marks that were assigned to these portfolios at acquisition. Each quarter, these acquired portfolios are analyzed in the same manner as the legacy portfolio to measure the adequacy of the general (accretable) credit marks to cover potential losses. The accretable marks amortize into interest income each month based on loan paydowns in those portfolios. The non-accretable marks are assigned to specific PCI loans identified at acquisition and will be utilized if a charge-off is required. The NASB portfolio was only assigned an accretable credit mark at acquisition. Acquisition credit marks totaled $3.8 million at December 31, 2022.

We have recorded all loan losses that are both probable and reasonable to estimate at December 31, 2022. However, future changes in the factors we use to calculate the allowance for loan losses, including, but not limited to, actual loss experience with respect to our loan portfolio, could result in material increases in our provision for loan losses. In addition, the OCFR and the FDIC, as an integral part of their examination processes, will periodically review our allowance for loan losses, and as a result of such reviews, we may have to adjust our allowance for loan losses.

Non-interest Income. Non-interest income information is as follows.

	Years Ended December 31,		Change
	2022	2021	Amount	Percent

	(Dollars in thousands)
Service fees on deposits	$460	$444	$16	3.6%
Fees from debit cards	755	780	(25)	(3.2)
Income from investment in life insurance	1,492	683	809	118.5
Gain on sale of foreclosed real estate and repossessed assets	—	12	(12)	(100.0)
Gain on sale of premises and equipment	246	—	246	100.0
Gain on sale of mortgage loans held for sale	1	57	(56)	(98.3)
Bargain purchase gain	1,340	—	1,340	100.0
Other income	1,371	395	976	274.1

Total non-interest income	$5,665	$2,371	$3,294	138.9%

Non-interest income increased $3.3 million to $5.7 million for the year ended December 31, 2022 from $2.4 million for the year ended December 31, 2021. The increase was due primarily to a $1.3 million bargain purchase gain resulting from our acquisition of NASB, a $1.0 million increase in other income resulting from an increased volume of deposit and loan related fees and an $809,000 increase in income from investment in life insurance due to the death benefit received exceeding the cash surrender value.

Non-interest Expense. Non-interest expense information is as follows.

	Years Ended December 31,		Change
	2022	2021	Amount	Percent

	(Dollars in thousands)
Compensation and related benefits	$10,130	$7,907	$2,223	28.1%
Occupancy	1,661	1,685	(24)	1.4
Data processing	1,419	1,608	(189)	11.8
Advertising	23	23	—	—
Professional fees	607	587	20	3.4
Equipment	436	453	(17)	3.8
Foreclosed real estate and repossessed assets holding costs	965	227	738	325.1
Amortization of intangible assets	183	176	8	4.5
FDIC insurance premiums	219	190	29	15.3
Other	4,351	1,761	2,589	147.0

Total non-interest expense	$19,994	$14,617	$5,377	36.8%

Non-interest expense increased $5.4 million to $20.0 million for the year ended December 31, 2022 from $14.6 million for the year ended December 31, 2021. The increase was due primarily to a $2.6 million increase in other non-interest expense to $4.4 million at December 31, 2022 due to merger and systems conversion expenses of $1.6 million, the $500,000 cost of a lease buyout and increases in costs and activities for a larger organization, a $2.2 million increase in compensation and related benefits to $10.1 million at December 31, 2022 due to general increases in salary and incentive compensation, additional staffing as we built up the infrastructure to support growth and a $738,000 increase in foreclosed real estate and repossessed assets holding costs related to taking title to two properties from the other real estate owned property assumed in the acquisition of 1880 Bank.

Income Tax Expense. We recognized income tax expense of $4.0 million and $3.4 million for the years ended December 31, 2022 and 2021, respectively, resulting in effective rates of 25.9% and 26.4%. Income tax expense increased as a result of the increase in our net income before taxes.

Management of Market Risk

General. Our most significant form of market risk is interest rate risk because, as a financial institution, the majority of our assets and liabilities are sensitive to changes in interest rates. Therefore, a principal goal of our operations is to manage interest rate risk and limit the exposure of our financial condition and results of operations to changes in market interest rates. Our Asset/Liability Management Committee, which consists of members of senior management, is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the policy and guidelines approved by our board of directors. We currently utilize a third-party modeling program, prepared on a quarterly basis, to evaluate our sensitivity to changing interest rates, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the board of directors.

We have sought to manage our interest rate risk in order to minimize the exposure of our earnings and capital to changes in interest rates. We have implemented the following strategies to manage our interest rate risk:

•	growing our volume of core deposit accounts;

•	holding higher levels of cash and cash equivalents;

•	continuing the diversification of our loan portfolio by adding more commercial-related loans, which typically have variable rates and shorter maturities; and

•	purchasing short-term and adjustable rate securities.

By following these strategies, we believe that we are better positioned to react to increases and decreases in market interest rates.

We have not engaged in hedging activities, such as engaging in futures or options, or investing in high-risk mortgage derivatives, such as collateralized mortgage obligation residual interests, real estate mortgage investment conduit residual interests or stripped mortgage-backed securities.

Change in Net Interest Income. We analyze our sensitivity to changes in interest rates through a net interest income model. Net interest income is the difference between the interest income we earn on our interest-earning assets, such as loans and securities, and the interest we pay on our interest-bearing liabilities, such as deposits and borrowings. We estimate what our net interest income would be for a 12-month period. We then calculate what the net interest income would be for the same period under the assumptions that the United States Treasury yield curve increases instantaneously by up to 400 basis points or decreases instantaneously by up to 400 basis points, with changes in interest rates representing immediate and permanent, parallel shifts in the yield curve. A basis point equals one-hundredth of one percent, and 100 basis points equals one percent. An increase in interest rates from 3% to 4% would mean, for example, a 100 basis point increase in the “Change in Interest Rates” column below.

The table below sets forth, as of December 31, 2022, the calculation of the estimated changes in our net interest income that would result from the designated immediate changes in the United States Treasury yield curve.

Estimated Changes in Net Interest Income
Change in Interest Rates(1):	- 400 bp	- 300 bp	- 200 bp	- 100 bp	+ 100bp	+ 200 bp	+ 300bp	+ 400bp
December 31, 2022	(25.36)%	(17.93)%	(10.44)%	(3.77)%	0.86%	1.21%	1.25%	1.37%

(1)	Assumes an immediate uniform change in interest rates at all maturities.

The tables above indicate that at December 31, 2022, in the event of an instantaneous parallel 200 basis point increase in interest rates, we would experience a 1.21% increase in net interest income, and in the event of an instantaneous 100 basis point decrease in interest rates, we would experience a 3.77% decrease in net interest income.

The table above also illustrates that BV Financial’s net interest income is subject to significant decreases if interest rates were to decrease instantaneously by the amounts presented. This is due to a number of factors including:

•	Short-term assets such as cash and cash equivalents will reprice immediately based on the Fed Funds target rate.

•	The floating rate securities in the available-for-sale portfolio will reprice lower with a short (quarterly) lag.

•	Loans with variable interest rates will begin to reprice at rates lower than the current note rates.

•	New assets (loans & investment securities) will be placed on the balance sheet at the lower current market interest rates.

•	Our non-maturing deposits remain at historical low rates and with the level of rate decreases presented, the rates paid on these deposits could not be lowered very much.

•	Our certificate of deposit liabilities will take time to reprice to lower market rates.

•	The majority of the subordinated debt is at a fixed rate until December 2025 and therefore the rate paid will not change until then.

The increase in net interest income in the rising rate scenarios is less than the decrease in the falling rate scenario primarily due to the largest category of interest earning assets, the loan portfolio, takes longer to reprice to the higher market rates than other assets and liabilities. A high level of new loan growth at higher market rates would be required to help offset the delay in the repricing of the current loan portfolio. The model also assumes that the non-maturing deposit portfolio will quickly reprice to a calculated percentage of the increase in market rates.

Economic Value of Equity. We also compute amounts by which the net present value of our assets and liabilities (economic value of equity or “EVE”) would change in the event of a range of assumed changes in market interest rates. This model uses a discounted cash flow analysis and an option-based pricing approach to measure the interest rate sensitivity of net portfolio value. The model estimates the economic value of each type of asset, liability and off-balance sheet contract under the assumptions that the United States Treasury yield curve increases instantaneously by 100, 200, 300 and 400 basis point increments or a decrease instantaneously by 100, 200, 300, and 400 basis points, with changes in interest rates representing immediate and permanent, parallel shifts in the yield curve. EVE as a measurement tool for interest rate risk measures the changes in the values of assets and liabilities based on the structure of the individual instrument (maturity, interest rate, re-pricing characteristic) when different levels of market interest rates are assumed.

The table below sets forth, as of December 31, 2022, the calculation of the estimated changes in our EVE that would result from the designated immediate changes in the United States Treasury yield curve.

Estimated Changes in Economic Value of Equity
Change in Interest Rates(1):	- 400 bp	- 300 bp	- 200 bp	- 100 bp	+ 100 bp	+ 200 bp	+ 300 bp	+ 400 bp
December 31, 2022	(39.13)%	(32.84)%	(19.19)%	(8.14)%	3.50%	4.64%	4.24%	3.19%

(1)	Assumes an immediate uniform change in interest rates at all maturities.

The table above indicates that at December 31, 2022, in the event of an instantaneous parallel 200 basis point increase in interest rates, we would experience a 4.64% increase in EVE, and in the event of an instantaneous 100 basis point decrease in interest rates, we would experience an 8.14% decrease in EVE. As indicated in the table above, our EVE falls considerably in the instantaneous down scenarios due to the value of the low or zero rate non-maturing deposit portfolio declining as the theoretical spread between the cost of these deposits and new assets declines. In the up scenarios, the value of these instruments increases less as the model assumes a significant lag before these rates increase.

Certain shortcomings are inherent in the methodologies used in the above interest rate risk measurements. Modeling changes require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the net interest income and net economic value tables presented assume that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the tables provide an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates, and actual results may differ. Furthermore, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Additionally, certain assets, such as adjustable-rate loans, have features that restrict changes in interest rates both on a short-term basis and over the life of the asset. In the event of changes in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the tables.

Interest rate risk calculations also may not reflect the fair values of financial instruments. For example, decreases in market interest rates can increase the fair values of our loans, deposits and borrowings.

Liquidity and Capital Resources

Liquidity. Liquidity describes our ability to meet the financial obligations that arise in the ordinary course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of our customers and to fund current and planned expenditures. Our primary sources of funds are deposits, principal and interest payments on loans and securities and proceeds from maturities of securities. We also have the ability to borrow from the Federal Home Loan Bank of Atlanta. At December 31, 2022 and December 31, 2021, we had $96.8 million and $118.3 million available under a line of credit with the Federal Home Loan Bank of Atlanta, and had $12.0 million outstanding as of December 31, 2022 and no borrowings with the Federal Home Loan Bank of Atlanta as of December 31, 2021. In addition, at December 31, 2022 and December 31, 2021, the Bank had $40.0 million in unfunded letters of credit used to secure municipal deposits outstanding against the line of credit with the Federal Home Loan Bank of Atlanta. We also have the ability to participate in the Federal Reserve’s new Bank Term Funding Program as needed.

While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition. Our most liquid assets are cash and short-term investments including interest-bearing demand deposits. The levels of these assets are dependent on our operating, financing, lending, and investing activities during any given period.

Our cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities, and financing activities. Net cash provided by operating activities was $9.7 million and $10.6 million for the years ended December 31, 2022 and 2021, respectively. Net cash (used in) provided by investing activities, which consists primarily of investments in loans and securities, was $(27.8) million and $17.4 million for the years ended December 31, 2022 and 2021, respectively. Net cash provided by (used in) financing activities, consisting primarily of changes in deposits and advances and the repayment of advances to the Federal Home Loan Bank, was $(24.5) million and $(8.8) million for the years ended December 31, 2022 and 2021, respectively.

We are committed to maintaining a strong liquidity position. We monitor our liquidity position on a daily basis. We anticipate that we will have sufficient funds to meet our current funding commitments. Time deposits that are scheduled to mature in less than one year from December 31, 2022 totaled $83.3 million. Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of maturing time deposits will be retained. However, if a substantial portion of these deposits is not retained, we may utilize Federal Home Loan Bank advances or raise interest rates on deposits to attract new accounts, which may result in higher levels of interest expense. See “Risk Factors—Risks Related to Our Funding—Our inability to generate core deposits may cause us to rely more heavily on wholesale funding strategies for funding and liquidity needs, which could have an adverse effect on our net interest margin and profitability.”

Capital Resources. At December 31, 2022, BayVanguard Bank exceeded all of its regulatory capital requirements, and was categorized as well capitalized at December 31, 2022. Management is not aware of any conditions or events since the most recent notification that would change our category. See “Historical and Pro Forma Regulatory Capital Compliance.”

The net proceeds from the offering will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net proceeds from the stock offering are used for general corporate purposes, including funding loans. Our financial condition and results of operations will be enhanced by the net proceeds from the offering, which will increase our net interest-earning assets and net interest income. However, due to the increase in equity resulting from the net proceeds raised in the offering, as well as other factors associated with the offering, our return on equity will be adversely affected following the offering. See “Risk Factors—Risks Related to the Offering—Our return on equity may be low following the stock offering. This could negatively affect the trading price of our shares of common stock.”

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

Commitments. As a financial services provider, we routinely are a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit and unused lines of credit. While these contractual obligations represent our future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process accorded to loans we make. At December 31, 2022, we had outstanding commitments to extend credit of $66.2 million and $978,000 of Letters of Credit. See Note 4 to the consolidated financial statements for further information.

Contractual Obligations. In the ordinary course of our operations, we enter into certain contractual obligations. Such obligations include data processing services, operating leases for premises and equipment, agreements with respect to borrowed funds and deposit liabilities.

Recent Accounting Pronouncements

Please refer to Note 1 to the consolidated financial statements of BV Financial for the years ended December 31, 2022 and 2021 included with this document for a description of recent accounting pronouncements that may affect our financial condition and results of operations.

Impact of Inflation and Changing Prices

The financial statements and related data presented herein have been prepared in accordance with U.S. GAAP, which requires the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates, generally, have a more significant impact on a financial institution’s performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

BUSINESS OF BV FINANCIAL

BV Financial, headquartered in Baltimore, Maryland, was organized in 2005 as a federal corporation and savings and loan holding company. In 2019, BV Financial converted its charter to that of a Maryland corporation and bank holding company. BV Financial’s common stock is quoted on the Pink Open Market operated by the OTC Markets Group under the symbol “BVFL.” BV Financial conducts its operations primarily through its wholly owned subsidiary, BayVanguard Bank. BV Financial manages its operations as one unit, and thus does not have separate operating segments. At December 31, 2022, BV Financial had consolidated assets of $845.0 million, deposits of $684.6 million and stockholders’ equity of $97.8 million.

BV Financial was formed as part of the mutual holding company reorganization of BayVanguard Bank, which was completed in 2005. In connection with the reorganization, BV Financial sold 1,190,250 shares of common stock to the public at $10.00 per share, representing 45% of its outstanding shares of common stock and issued an additional 1,454,750 shares of common stock, or 55% of its then-outstanding shares of common stock, to Bay-Vanguard, M.H.C., which was also organized in connection with the reorganization as a mutual savings and loan holding company under the laws of the United States. In 2019, concurrently with BV Financial, Bay-Vanguard, M.H.C. converted its charter to that of a Maryland corporation and mutual bank holding company.

Upon completion of the conversion, BV Financial will continue to be the holding company of BayVanguard Bank and will succeed to all of the business and operations of Bay-Vanguard, M.H.C., which will cease to exist upon completion of the conversion.

As part of the conversion, BV Financial will receive the cash held by Bay-Vanguard, M.H.C. and the net proceeds it retains from the offering. A portion of the net proceeds will be used to fund a loan to the BayVanguard Bank Employee Stock Ownership Plan. BV Financial intends to use the support staff and offices of BayVanguard Bank and will pay BayVanguard Bank for these services. If BV Financial expands or changes its business in the future, it may hire its own employees.

BV Financial intends to invest the net proceeds of the offering as discussed under “How We Intend to Use the Proceeds from the Offering.” In the future, it may pursue other business activities, including mergers and acquisitions, investment alternatives and diversification of operations. There are, however, no current understandings or agreements for these activities.

The executive offices of BV Financial are located at 7114 North Point Road, Baltimore, Maryland 21219, and its telephone number is (410) 477-5000. BV Financial is subject to comprehensive regulation and examination by the Federal Reserve Board.

BUSINESS OF BAYVANGUARD BANK

BayVanguard Bank is a Maryland-chartered stock savings bank headquartered in Baltimore, Maryland. BayVanguard Bank was originally chartered in 1873 under the name Light Street Savings and Building Association. Through a series of mergers in the decades that followed, Light Street Savings and Building Association had by the 1990s changed its name to Bay Federal Savings Association. In 1996, following a merger with Vanguard Federal Savings and Loan Association, the name was changed to Bay-Vanguard Federal Savings Bank. In 2005, we reorganized into the mutual holding company form of ownership and, in 2019, we converted our charter to a Maryland state savings bank with the new name of BayVanguard Bank. As part of the conversion, BayVanguard Bank will convert its charter to that of a Maryland commercial bank.

BayVanguard Bank’s business consists primarily of taking deposits from the general public and investing those deposits, together with funds generated from operations, in commercial real estate loans (commercial – owner occupied and commercial – investor), one- to four-family real estate loans (one- to four-family – owner occupied and one- to four-family – non-owner occupied) and, to a lesser extent, commercial loans, construction and land loans, marine loans, farm loans and certain consumer loans. We have in the past purchased the guaranteed portion of U.S. Department of Agriculture and SBA loans in the secondary market, though we are no longer actively engaged in this market. Our lending function focuses on three areas – consumer (e.g., residential loans and marine lending), community (e.g., non-owner occupied residential, commercial real estate and other commercial lending in the areas served by our market area) and investment real estate (e.g., larger commercial real estate lending both inside and outside of our market area). In recent years, we have increased our focus, consistent with our conservative underwriting standards, on originating commercial real estate and commercial loans. We also invest in investment securities. Our revenues are derived primarily from interest on loans and, to a lesser extent, interest on investment securities. Our primary sources of funds are deposits and principal and interest payments on loans and securities. BayVanguard Bank offer a variety of deposit accounts, including noninterest-bearing and interest-bearing checking accounts, money market accounts, savings accounts and certificates of deposit. We have also historically used Federal Home Loan Bank advances to fund our operations and had $12.0 million in advances from the Federal Home Loan Bank of Atlanta as of December 31, 2022.

We have also supplemented our organic growth through four different mergers since 2019. See “—Recent Acquisition History.”

BayVanguard Bank is subject to comprehensive regulation and examination by the OCFR and the FDIC. BayVanguard Bank is a member of the Federal Home Loan Bank system. Our website address is www.bayvanguard.com. Information on our website is not considered a part of this document.

Recent Acquisition History

Acquisitions of banking institutions and other financial service companies within and surrounding our market area have been, and we expect will continue to be, a key component of our strategy.

In February 2019, we acquired Kopernik Bank, a Maryland-chartered mutual savings bank headquartered in Baltimore, Maryland, which added $139.4 million in assets, $93.0 million in deposits, and $41.2 million in stockholders’ equity. The acquisition of Kopernik Bank enhanced our market share in the Baltimore market, and provided BayVanguard Bank with additional capital to engage in further strategic transactions. In connection with the acquisition of Kopernik Bank, BV Financial issued 4,099,822 shares of common stock to Bay-Vanguard, M.H.C. As part of the transaction, BV Financial and Bay-Vanguard, M.H.C. each converted from a federally chartered savings and loan holding company to a Maryland-chartered bank holding company.

In March 2020, we acquired Madison Bank, a Maryland-chartered stock savings bank headquartered in Forest Hill, Maryland, which added $144.9 million in assets, $94.8 million in deposits, and $29.9 million in stockholders’ equity. The acquisition of Madison Bank increased our market presence in our existing market area.

In October 2020, we acquired 1880 Bank, a Maryland-chartered commercial bank headquartered in Cambridge, Maryland, which added $413.0 million in assets, $362.9 million in deposits, and $53.9 million in stockholders’ equity. The acquisition of 1880 Bank expanded our market area to include the Eastern Shore of Maryland. Our acquisition of 1880 Bank was funded, in part, by BV Financial’s issuance of $35.0 million of its 4.875% fixed-to-floating rate subordinated notes with a maturity date of December 2030.

In January 2022, we acquired North Arundel Savings Bank, a Maryland-charted mutual savings bank located in Pasadena, Maryland, which added $47.8 million in assets, $40.8 million in deposits, and $5.5 million in stockholders’ equity. The acquisition of North Arundel Savings Bank increased our market presence in the Baltimore market. In connection with the acquisition of North Arundel Savings Bank, BV Financial issued 251,004 shares of common stock to Bay-Vanguard, M.H.C.

Market Area

We conduct our operations from our main office, 14 branch offices and one standalone interactive teller machine (“ITM”), all of which are located in the Baltimore market (Baltimore City, Anne Arundel, Baltimore and Harford Counties, Maryland) and Dorchester and Talbot Counties, Maryland on the Eastern Shore of Maryland. Out of 24 counties in Maryland, Baltimore County is the third most populous with a population of approximately 854,000 and Baltimore City is the fifth most populous with a population of approximately 570,000 (combined the two would rank as the most populous county). This is compared with populations of approximately 596,500 for Anne Arundel County, 265,000 for Harford County, 37,500 for Talbot County, 32,500 for Dorchester County and 6.2 million for the entire state.

The economy in our primary market area has benefited from being varied and diverse, with a broad economic base. Baltimore County has a median household income of approximately $88,500, Baltimore City has a median household income of approximately $56,000, Anne Arundel County has a median household income of approximately $114,000, Harford County has a median household income of approximately $104,500, Talbot County has a median household income of approximately $80,500 and Dorchester County has a median household income of approximately $61,000. The median household income for Maryland is approximately $96,000 and the median household income is approximately $73,500 for the United States. As of December 2022, the unemployment rate was 3.2% for Baltimore County, 4.4% for Baltimore City, 2.6% for Anne Arundel County, 2.8% for Harford County, 3.3% for Talbot County, and 3.6% for Dorchester County, compared to 4.0% for Maryland and a national rate of 3.5%.

Competition

We face competition within our market area both in making loans and attracting deposits. Our market area has a concentration of financial institutions that include large money center and regional banks, community banks and credit unions. We also face competition from savings institutions, mortgage banking firms, consumer finance companies, financial technology or “fintech” companies and credit unions and, with respect to deposits, from money market funds, brokerage firms, mutual funds and insurance companies. Based on FDIC data at June 30, 2022 (the latest date for which information is available), we had 0.34% of the FDIC-insured deposit market share in the Baltimore Metropolitan Statistical Area, making us the 21st largest out of 41 banks operating in the Baltimore Metropolitan Statistical Area, and 31.7% and 7.2% of the FDIC-insured deposit market share in Dorchester County and Talbot County, respectively, making us first out of seven banks and fourth out of nine banks in those counties. Money center banks, such as Bank of America, JP Morgan Chase, Wells Fargo and Citi, and large regional banks, such as TD Bank, M&T Bank and PNC Bank, have a significant presence in our market area.

Lending Activities

General. Our principal lending activity is the origination of commercial real estate loans, one- to four-family real estate loans and, to a lesser extent, commercial loans, construction and loan loans, marine loans and farm loans. Our lending function focuses on three areas – consumer, community, and investment real estate. The consumer group generally includes loans made to our customer base (e.g., mortgages) and through local brokers (e.g., marine lending). The community group generally includes loans serving the business needs of the communities in our market area, including through non-owner occupied residential lending, commercial real estate lending and other commercial lending. These loans generally come from lender relationships, referrals and, in recent years, contacts we made through our PPP lending. In 2020, we established the investment real estate group charged with originating larger real estate loans, primarily non-owner occupied commercial real estate loans, both inside and outside of our market area. Our lending in this area generally comes through our existing relationships and referrals. While we generally view our lending program through these three areas, there is no requirement that certain types of lending occur through certain areas and as such there is some overlap in the types of loan originations between the three areas.

Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio by type of loan at the dates indicated. At December 31, 2022 and 2021, we had no loans held for sale.

	At December 31,
	2022		2021
	Amount	Percent	Amount	Percent

	(Dollars in thousands)
Real estate:
One- to four-family – owner occupied	$137,742	20.73%	$140,675	23.90%
One- to four-family – non-owner occupied	125,065	18.82	96,556	16.41
Commercial – owner occupied	91,853	13.82	87,077	14.80
Commercial – investor(1)	226,854	34.14	170,795	29.02
Construction and land	17,937	2.70	18,731	3.18
Farm	13,823	2.08	12,048	2.05
Marine	15,791	2.38	15,923	2.71
Other consumer	2,361	0.36	2,529	0.43
Guaranteed by the U.S. Government	4,933	0.74	22,566	3.83
Commercial	28,052	4.22	21,590	3.67

Total loans	664,411	100.0%	588,490	100.00%

Less:
Deferred origination fees, net	(1,467)		(1,386)
Allowance for loan losses	(3,813)		(2,666)

Total loans receivable, net	$659,131		$584,438

(1)	Includes multi-family loans of $22.1 million at December 31, 2022 and $16.6 million at December 31, 2021.

Contractual Maturities. The following table sets forth the contractual maturities of our total loan portfolio at December 31, 2022. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less. The tables present contractual maturities and do not reflect repricing or the effect of prepayments. Actual maturities may differ.

	One- to Four- Family – Owner Occupied	One- to Four- Family – Non-Owned Occupied	Commercial Real Estate – Owner Occupied	Commercial Real Estate – Investor	Construction and Land	Farm	Marine

			(In thousands)
Amounts due in:
One year or less	$3,400	$2,776	$6,499	$9,492	$4,449	$2,258	$—
More than one to five years	12,918	32,446	19,307	75,614	4,788	3,365	139
More than five to 15 years	31,922	36,465	30,320	105,918	5,351	5,368	5,772
More than 15 years	89,502	53,377	35,727	35,830	3,349	2,832	9,880

Total	$137,742	$125,065	$91,853	$226,854	$17,937	$13,823	$15,791

	Other Consumer	U.S. Government Guaranteed	Commercial	Total

	(In thousands)
Amounts due in:
One year or less	$135	$28	$8,959	$37,996
More than one to five years	1,275	1,669	7,343	158,865
More than five to 15 years	846	2,835	9,961	234,759
More than 15 years	105	401	1,789	232,791

Total	$2,361	$4,933	$28,052	$664,411

The following table sets forth our fixed and adjustable-rate loans at December 31, 2022 that are contractually due after December 31, 2023.

	Due After December 31, 2023
	Fixed	Adjustable	Total

	(In thousands)
Real estate:
One- to four-family – owner occupied	$107,699	$13,209	$120,908
One- to four-family – owner occupied second	1,094	11,798	12,892
One- to four-family – non-owner occupied	69,735	52,705	122,440
Commercial – owner occupied	49,846	35,711	85,557
Commercial – investor	147,773	69,720	217,493
Construction and land	5,578	7,919	13,497
Farm	8,112	3,498	11,610
Marine	15,791	—	15,791
Other consumer	2,029	176	2,205
Guaranteed by the U.S. Government	4,381	525	4,906
Commercial	11,248	7,868	19,116

Total loans	$423,286	$203,129	$626,415

Commercial Real Estate Lending. At December 31, 2022, we had $318.7 million in commercial real estate loans, representing 48.0% of our total loan portfolio. Of this amount, we had $91.9 million in owner occupied commercial real estate loans and $226.9 million in commercial – investor real estate loans. Our commercial real estate loans are secured by a variety of properties, including multi-family, commercial retail, office buildings, shopping centers and hotels.

Our commercial real estate loans are generally originated as five- to ten-year balloon loans and are amortized over 20 to 25 years. Interest rates on such loans are generally priced at origination to the Five-Year U.S. Treasury Constant Maturity, plus a margin.

The maximum loan-to-value ratio of our commercial real estate loans is generally 80% of the lower of purchase price or appraised value of the properties securing the loan and generally requires a minimum debt-service coverage ratio of 1.25x.

We consider a number of factors in originating commercial real estate loans. In addition to the debt-service coverage ratio, we evaluate the loan purpose, the quality of collateral and the borrower’s qualifications, experience, credit history, cash flows and financial statements and sources of repayment. Personal guarantees are generally obtained from the principals. We gather information on environmental risks associated with commercial properties and also require appropriate insurance coverage on properties securing real estate loans. In addition, the borrower’s and guarantor’s financial information is monitored on an ongoing basis by requiring periodic financial statement updates. We also purchase and participate in commercial real estate loans from other financial institutions. Such loans are subject to the same underwriting criteria and loan approval requirements applied to loans originated by BayVanguard Bank. BayVanguard independently undertakes this analysis prior to its decision to purchase and/or participate in any commercial loan from another financial institution.

At December 31, 2022, $146.8 million, or 46.2% of our commercial real estate loans (which include both commercial – owner occupied and commercial – investor loans) and 29.9% of our total loan portfolio, were secured by collateral located outside of Maryland in 34 states throughout the United States. These out-of-state loans are generally sourced from existing relationships and referrals through accountants, attorneys, financial advisors and real estate brokerage firms. We generally underwrite these loans under the same methodology and terms that are used for our in-state loans.

At December 31, 2022, the average loan balance outstanding in the commercial real estate loan portfolio was $769,000 and the largest individual commercial real estate loan outstanding, net of participations sold, was a $9.7 million loan secured by a hotel. This loan was performing in accordance with its original repayment terms at December 31, 2022.

One- to-Four Family Residential Real Estate Lending. Our one- to four-family residential loan portfolio consists of mortgage loans that enable borrowers to purchase or refinance homes. At December 31, 2022, we had $262.8 million of loans secured by one- to four-family residential real estate, representing 39.6% of our total loan portfolio, of which $236.5 million, or 86.9% are secured by properties located in Maryland. One- to four-family residential loans that are originated on properties located outside of Maryland are generally sourced from existing relationships.

Generally, our one- to four-family residential real estate loans have terms of up to 30 years. At December 31, 2022, 81.6% of our one- to four-family residential real estate loans were fixed-rate loans and 18.4% were adjustable-rate loans. Generally, our adjustable-rate mortgage loans have initial repricing terms of five years. Following the initial repricing term, such loans adjust annually for the balance of the loan term. Adjustable-rate mortgage loans are indexed to the One- or Five-Year U.S. Treasury Constant Maturity rate, plus a margin.

At December 31, 2022, $125.1 million, or 48.7% of the one- to four-family residential real estate loan portfolio and 18.8% of the total loan portfolio, was secured by non-owner occupied properties. We generally originate these loans to investors who have experience with one- to four-family real estate. Generally, we require personal guarantees on these properties if the loan is made to an entity other than individual borrowers. We generally will not make loans in excess of 80% loan to value on non-owner occupied properties.

Loan-to-value ratios are determined by collateral type and occupancy level. We generally limit the loan-to-value ratios of our mortgage loans without private mortgage insurance to 80%. Loans where the borrower obtains private mortgage insurance may be made in excess of this limit, up to 97% of the value of the property.

We do not offer “interest only” mortgage loans on permanent, owner occupied, one- to four-family residential real estate loans (where the borrower pays interest for an initial period, after which the loan converts to a fully amortizing loan), but we do offer such loans on one- to four-family non-owner occupied loans. At December 31, 2022, $9.6 million of our one- to four-family non-owner occupied loans were “interest only” loans. All such loans were performing in accordance with their original repayment terms. We do not offer loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on the loan, resulting in an increased principal balance during the life of the loan. We do not have a “subprime lending” program for one- to four-family residential real estate loans (i.e., loans that generally target borrowers with weakened credit histories).

Generally, residential mortgage loans that we originate include “due-on-sale” clauses, which give us the right to declare a loan immediately due and payable if, among other things, the borrower sells or otherwise disposes of the real property subject to the mortgage and the loan is not repaid. Generally, borrowers are required to obtain title insurance for the benefit of BayVanguard Bank. We also require appropriate insurance coverage on properties securing real estate loans.

Commercial Lending. At December 31, 2022, we had $28.1 million of commercial loans outstanding, representing 4.2% of the total loan portfolio. We originate commercial loans, including equipment loans and business acquisitions loans, and lines of credit to small- and medium-sized companies in our market area. Our commercial loans are generally used for working capital purposes or for acquiring equipment, inventory or furniture. Our commercial loan portfolio consists of mix of secured loans and unsecured loans. Generally, secured loans can have a loan-to-value ratio of up to 90% of the collateral securing the loan. Secured loans are generally secured by accounts receivable, inventory and equipment. We generally require our commercial business borrowers to maintain their principal deposit accounts with us, which improves our overall interest rate spread and profitability. We may increase this type of lending in the future.

The commercial loans that we offer are variable- and fixed-rate loans, generally for a one- to ten-year term. Variable interest rates are indexed to the Prime Rate as published in the Wall Street Journal, plus a margin. Commercial loans typically have shorter terms to maturity and higher interest rates than commercial real estate loans.

When making commercial loans, we consider the financial statements of the borrower, the lending history of the borrower, the debt service capabilities of the borrower, the projected cash flows of the business, the value of the collateral, if any, and whether the loan is guaranteed by the principals of the borrower.

At December 31, 2022, our largest commercial loan relationship totaled $5.1 million and was secured by aircraft. At December 31, 2022, this loan was performing in accordance with its contractual terms.

Construction and Land Lending. We make construction loans to individuals, builders and commercial borrowers for owner occupied projects. We also make a limited amount of land loans. At December 31, 2022, our construction and land loans totaled $17.9 million, representing 2.7% of our total loan portfolio, and included $3.8 million of land loans. At December 31, 2022, $1.8 million of our construction loans were to individuals and $12.3 million were to contractors and builders. Most of our construction and land loans are secured by properties located in our market area.

Construction loans generally have a maximum term of 24 months. Construction loans are limited to 80% of the appraised value on residential construction/rehab loans (lot and improvements), 75% of the appraised value on non-residential construction loans and 90% of appraised value on residential owner-occupied dwellings, with adequate mortgage insurance. At December 31, 2022, our largest outstanding construction loan, net of participations sold, was for $8.0 million of which $5.2 million was outstanding. This loan was performing according to its contractual terms at December 31, 2022.

We also originate loans to finance the acquisition and development of land. Land development loans are generally secured by vacant land located in Maryland and in process of improvement. We generally originate land loans up to 75% of the lower of cost or as completed appraised value. These loans generally have a maximum term of 24 months. At December 31, 2022, our largest land loan had an outstanding balance of $1.3 million and it was performing in accordance with its original repayment terms.

Marine Lending. At December 31, 2022, we had $15.8 million or 2.4% of our total loans in marine loans. Marine loans are typically made through two, long standing, dealer and broker relationships, and, to a much lesser extent, walk-in applications. These loans are secured by marine-based collateral, typically have a maximum loan term of 20 years and are made at a fixed rate. For each marine loan arranged through our broker relationships, we generally pay the broker a commission based on the size of the loan. Marine loans are generally limited to no more than 90% of retail price plus taxes and fees or survey value or NADA Marine Appraisal Guide value, whichever is less. Marine lending borrowers generally have very high credit scores, substantial down payments, substantial net worth, personal liquidity, and excess cash flow.

Farm Lending. At December 31, 2022, we had $13.8 million, or 2.1% of our total loans in farm loans. The farm loan portfolio consists of loans to farmers and agricultural businesses, most of which are located on the Eastern Shore of Maryland. These loans are generally secured by farmland and equipment and are generally made to multi-generational clients that we acquired through our acquisition of 1880 Bank or originated since our acquisition of 1880 Bank by 1880 Bank’s former lending team. These loans typically have a five-year term and are made at a fixed rate, indexed to the Five-Year U.S. Treasury Constant Maturity rate, plus a margin. We generally limit farm loans to 80% of the purchase price or appraised value of land and 90% of the purchase price or market value of equipment, whichever is less.

Guaranteed by the U.S. Government. The CARES Act established the Paycheck Protection Program through the SBA, which allowed us to lend money to small businesses to maintain employee payrolls through the COVID-19 crisis with guarantees from the SBA. Under this program, loan amounts may be forgiven if the borrower maintains employee payrolls and meet certain other requirements. Such loans totaled $488,000 at December 31, 2022. We have in the past purchased the guaranteed portion of U.S. Department of Agriculture and SBA loans in the secondary market, though we are no longer actively engaged in this market. Such loans totaled $4.4 million at December 31, 2022. We are also authorized lenders under the SBA’s 7(a) and 504 programs and have originated loans under those programs in the past. Typically, a 7(a) loan includes a 75% guarantee from the U.S. Government.

Other Consumer Lending. We originate limited amounts of consumer loans apart from marine loans. At December 31, 2022, our consumer loan portfolio totaled $2.4 million, or 0.4% of our total loan portfolio. The consumer loans that we originate generally consist of loans secured by automobile loans, deposits and miscellaneous other types of installment loans and are generally only provided to existing lending clients upon request.

Loan Underwriting Risks

Commercial Real Estate Loans. Loans secured by commercial real estate generally have larger balances and involve a greater degree of risk than one- to four-family residential real estate loans. The primary concern in commercial real estate lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject, to a greater extent than residential real estate loans, to adverse conditions in the real estate market or the economy. To monitor cash flows on income properties, we generally require borrowers and loan guarantors to provide monthly, quarterly, semi-annual or annual financial statements, depending on the size of the loan or lending relationship, on commercial real estate loans. In reaching a decision on whether to make a commercial real estate loan, we consider and review a global cash flow analysis of the borrower and consider the net operating income of the property, the borrower’s expertise, credit history and profitability and the value of the underlying property.

If we foreclose on a commercial real estate loan, the marketing and liquidation period to convert the real estate asset to cash can be lengthy with substantial holding costs. In addition, vacancies, deferred maintenance, repairs and market stigma can result in prospective buyers expecting sale price concessions to offset their real or perceived economic losses for the time it takes them to return the property to profitability. Depending on the individual circumstances, initial charge-offs and subsequent losses on commercial real estate loans can be unpredictable and substantial.

Adjustable-Rate One- to Four-Family Residential Real Estate Loans. Although adjustable-rate mortgage loans may reduce to an extent our vulnerability to changes in market interest rates because they periodically re-price, as interest rates increase the required payments due from the borrower also increase (subject to rate caps), increasing the potential for default by the borrower. At the same time, the ability of the borrower to repay the loan and the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustments of the contractual interest rate are also limited by our maximum periodic and lifetime rate adjustments. As a result, the effectiveness of adjustable-rate mortgage loans in compensating for changes in market interest rates may be limited.

Commercial Loans. Commercial loans have greater credit risk than one- to four-family residential real estate loans. Our commercial loans are made based primarily on historical and projected cash flows of the borrower, the borrower’s experience and stability and the value and marketability of the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not materialize as forecasted, and collateral securing loans may fluctuate in value because of economic or individual performance factors. As a result, the availability of funds for the repayment of commercial loans may depend substantially on the success of the business itself and the general economic environment in our market area. In addition, commercial loans often result in larger outstanding balances to single borrowers, or related groups of borrowers, and also generally require substantially greater evaluation and oversight efforts. Accordingly, financial information is obtained from the borrowers to evaluate cash flow sufficiency and is periodically updated during the life of the loan.

Construction and Land Lending. Our construction loans are based upon estimates of costs and values associated with the completed project. Underwriting is focused on the borrowers’ financial strength, credit history and demonstrated ability to produce a quality product and effectively market and manage their operations.

Construction lending involves additional risks when compared with permanent lending because funds are advanced upon the security of the project, which is of uncertain value prior to its completion. Risk of loss on a construction loan also depends on the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost (including interest) of construction and other assumptions. Because of the uncertainties inherent in estimating construction costs, as well as the market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to evaluate accurately the total funds required to complete a project and the related loan-to-value ratio. In addition, generally during the term of a construction loan, interest may be funded by the borrower or disbursed from an interest reserve set aside from the construction loan budget. If the estimate of construction cost is inaccurate, we may be required to advance additional funds beyond the amount originally committed in order to protect the value of the property. Moreover, if the estimated value of the completed project is inaccurate, the borrower may hold a property with a value that is insufficient to assure full repayment of the construction loan upon the sale of the property. Construction loans also carry the risk that construction will not be completed on time in accordance with specifications and projected costs. These loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project and the ability of the borrower to sell or lease the property or obtain permanent take-out financing, rather than the ability of the borrower or guarantor to repay principal and interest. If the appraised value of a completed project proves to be overstated, we may have inadequate security for the repayment of the loan upon completion of construction of the project and may incur a loss.

Land loans generally involve greater credit risk than long-term financing on developed real estate. If a loan is made on property that is not yet approved for the planned development, there is a risk that necessary approvals will not be granted or will be delayed. Risk of loss on a land loan also depends upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost (including interest) of construction and other assumptions. If the estimate of development costs is inaccurate, we may be required to advance additional funds beyond the amount originally committed to protect the value of the property. Moreover, if the estimated value of the completed project is inaccurate, the borrower may hold a property with a value that is insufficient to assure full repayment of the construction loan upon the sale of the property. Land loans also carry the risk that improvements will not be completed on time in accordance with specifications and projected costs. In addition, repayment of these loans can be dependent on the sale of the property to third parties, and the ultimate sale or rental of the property may not occur as anticipated.

Marine Lending. Marine loans may entail greater risk than one- to four-family residential real estate loans. Repossessed collateral for a defaulted marine loan may not provide an adequate source of repayment for the outstanding loan and a small remaining deficiency often does not warrant further substantial collection efforts against the borrower. Further, any collateral securing such loan may depreciate over time, may be difficult to appraise and may fluctuate in value.

Farm Lending. The material risks associated with farm loans include a decline in land values or agricultural commodity prices, increases in production costs, and adverse weather.

Guaranteed by the U.S. Government. Loans guaranteed by the U.S. Government present similar risks as reflected in the other categories mentioned herein. However, the primary differentiating factor is that an explicit guarantee is provided by the government therefore substantially mitigating any risk of loss given default in the event of credit deterioration. Due to the guarantee from the Federal government and nature of the PPP initiative, there is no allowance for loan losses recorded for PPP loans.

Loan Originations, Participations, Purchases and Sales

Most of our loan originations are generated by our loan personnel and from referrals from existing customers, real estate brokers, accountants and other professionals. All loans we originate are underwritten pursuant to our policies and procedures. We originate fixed-rate loans and adjustable-rate loans. Our ability to originate fixed-rate loans or adjustable-rate loans depends on relative customer demand for such loans, which is affected by current and expected future levels of market interest rates.

As a supplement to our in-house loan originations, we have entered into agreements with unaffiliated brokers as a source for certain marine loans. We currently work with two different brokers for marine loans, neither of which we have an ownership interest in or any common employees or directors. Both of the brokers are located in our market area. For each marine loan arranged through our broker relationships, we generally pay the broker a commission based on the loan amount. We use the same parameters in evaluating these loans as we do for our in-house loan originations of one- to four-family residential real estate loans.

We generally do not sell loans we originate into the secondary market. When we do sell certain of our loans, we do so on a best effort basis to third-party investors servicing released. At December 31, 2022, we had no loans held for sale.

We purchase loan participations secured by properties primarily within Maryland in which we are not the lead lender. In these circumstances, we follow our customary loan underwriting and approval policies. At December 31, 2022, the outstanding balances of our loan participations where we are not the lead lender totaled $10.7 million, or 1.6% of our loan portfolio, of which $10.2 million were commercial real estate loans. All such loans were performing in accordance with their original repayment terms. We also have participated out portions of commercial real estate loans that would have exceeded our loans-to-one borrower legal lending limit and for risk diversification. Historically, we have not purchased whole loans.

Loan Approval Procedures and Authority

Our lending is subject to underwriting standards and origination procedures. Generally, decisions on loan applications are made on the basis of information submitted by the prospective borrower, credit histories that we obtain, and property valuations (consistent with our appraisal policy) prepared by outside independent licensed appraisers as well as internal evaluations, where permitted by regulations. The loan application processes are designed primarily to determine the borrower’s ability to repay the requested loan, and the more significant items on the application are verified through use of credit reports, bank statements and tax returns.

The Board of Directors has granted loan approval authority to certain individual officers up to prescribed limits. All loan approval amounts are based on the aggregate loans (total credit exposure), including total balances of outstanding loans and the proposed loan to the individual borrower and any related entity. Each of our branch managers and assistant branch managers has individual authorization to approve loans that conform to written policies of up to $50,000, which are secured by depository accounts. Our Co-Chief Executive Officers, Chief Financial Officer and Chief Credit Officer each have an individual authorization to approve loans up to $500,000 for lending relationships of $3.0 million or less. An individual loan in excess of $500,000 or aggregate credit commitment in excess of $3.0 million requires approval by the majority of the Executive Loan Committee, which consists of our Co-Chief Executive Officers, Chief Financial Officer, and Chief Credit Officer.

Loans-to-One Borrower

Pursuant to applicable law, the aggregate amount of loans that BayVanguard Bank is permitted to make to any one borrower or a group of related borrowers is generally limited to 15% of BayVanguard Bank’s unimpaired capital and surplus (25% if the amount in excess of 15% is secured by “readily marketable collateral”). At December 31, 2022, based on the 15% limitation, BayVanguard Bank’s loans-to-one-borrower limit was approximately $17.1 million. At December 31, 2022, net of participations sold, our largest loan relationship with one borrower was 16 loans for $14.1 million, which were secured by non-owner occupied commercial real estate, and the underlying loans were performing in accordance with their contractual terms on that date.

Delinquencies and Asset Quality

Delinquency Procedures. When a borrower fails to make a required loan payment by the due date, a late notice is generated stating the payment and late charges due. If payment is not received, a system generated follow-up notice is sent at 31 days. Staff begin calling customers at 16 days past due and sends default letters at 60 days. If the payment default remains uncured, the appropriate action required to collect against the collateral is commenced. When applicable, accounts are assigned to legal counsel with all rights and remedies reserved.

Loans Past Due and Non-Performing Assets. Loans are reviewed on a regular basis. Management determines that a loan is impaired or non-performing when it is probable at least a portion of the loan will not be collected in accordance with the original terms due to a deterioration in the financial condition of the borrower or the value of the underlying collateral if the loan is collateral dependent. When a loan is determined to be impaired, the measurement of the loan in the allowance for loan losses is based on present value of expected future cash flows, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral. Non-accrual loans are loans for which collectability is questionable and, therefore, interest on such loans will no longer be recognized on an accrual basis. All loans that become 90 days or more delinquent are placed on non-accrual status unless the loan is well secured and in the process of collection. When loans are placed on non-accrual status, unpaid accrued interest is fully reversed, and further income is recognized only to the extent received on a cash basis. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectability of the total contractual principal and interest is no longer in doubt.

When we acquire real estate as a result of foreclosure, the real estate is classified as real estate owned. The real estate owned is recorded at the lower of carrying amount or fair value, less estimated costs to sell. Soon after acquisition, we order a new appraisal to determine the current market value of the property. Any excess of the recorded value of the loan satisfied over the market value of the property is charged against the allowance for loan losses, or, if the existing allowance is inadequate, charged to expense of the current period. After acquisition, all costs incurred in maintaining the property are expensed. Costs relating to the development and improvement of the property, however, are capitalized to the extent of estimated fair value less estimated costs to sell. At December 31, 2022, we had $2.0 million in real estate owned, which consisted primarily of two commercial buildings formerly used to house a privately owned college.

A loan is classified as a troubled debt restructuring if, for economic or legal reasons related to the borrower’s financial difficulties, we grant a concession to the borrower that we would not otherwise consider. This usually includes a modification of loan terms, such as capitalizing past due interest or extending the maturity date and possibly a reduction of the interest rate to below market terms or a partial forgiveness of the principal amount due. Troubled debt restructurings are generally returned to accrual status after a period of satisfactory and reasonable future payment performance under the terms of the restructuring. Satisfactory payment performance is generally no less than six consecutive months of timely payments. We had 11 loans totaling $1.1 million that were troubled debt restructurings at December 31, 2022.

Delinquent Loans. The following tables set forth our loan delinquencies, including non-accrual loans, by type and amount at the dates indicated.

	At December 31,
	2022			2021
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due

	(In thousands)
Real estate:
One- to four-family – owner occupied	$2,311	$793	$896	$1,449	$1,496	$737
One- to four-family – non-owner occupied	777	170	379	2,027	138	202
Commercial – owner occupied	1,048	103	2,056	468	178	315
Commercial – investor	310	—	1,433	—	—	—
Construction and land	—	43	160	56	—	245
Farm	—	—	—	—	—	—
Marine	—	—	59	—	—	—
Other consumer	65	—	—	59	27	15
Guaranteed of the U.S. Government	—	—	—	—	3	—
Commercial	—	—	—	—	8	—

Total	$4,511	$1,109	$4,983	$4,059	$1,850	$1,514

Non-Performing Assets. The following table sets forth information regarding our non-performing assets. Non-accrual loans include non-accruing troubled debt restructurings of $256,000 and $370,000 as of December 31, 2022 and December 31, 2021.

	At December 31,
	2022	2021

	(Dollars in thousands)
Non-accrual loans:
Real estate:
One- to four-family – owner occupied	$1,371	$1,683
One- to four-family – non-owner occupied	585	270
Commercial – owner occupied	2,167	172
Commercial – investor	1,433	—
Construction and land	247	245
Farm	—	—
Marine	—	—
Other consumer	81	26
Guaranteed by the U.S. Government	—	—
Commercial	—	—

Total non-accrual loans	5,884	2,396

Accruing loans past due 90 days or more:
Real estate:
One- to four-family – owner occupied	—	214
One- to four-family – non-owner occupied	—	—
Commercial – owner occupied	—	315
Commercial – investor	—	—
Construction and land	—	—
Farm	—	—
Marine	—	—
Other consumer	—	—
Guaranteed by the U.S. Government	—	—
Commercial	—	—
Total accruing loans past due 90 days or more	—	529

Total non-performing loans and accruing loans 90 days or more past due	5,884	2,925

Real estate owned	1,987	1,987

Total non-performing assets	$7,871	$4,383

Total non-performing loans to total loans	0.88%	0.41%
Total non-accrual loans to total loans	0.88%	0.41%
Total non-performing assets to total assets	0.93%	0.54%

Classified Assets. Federal regulations provide for the classification of loans and other assets, such as debt and equity securities considered to be of lesser quality, as “substandard,” “doubtful” or “loss.” An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss allowance is not warranted. Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated as “special mention” by our management.

When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances in an amount deemed prudent by management to cover probable accrued losses. General allowances represent loss allowances which have been established to cover probable accrued losses associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as “loss,” it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge-off such amount. An institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the regulatory authorities, such that additional general or specific loss allowances may be required.

In connection with the filing of our periodic reports with the FDIC and in accordance with our classification of assets policy, we regularly review the problem loans in our portfolio to determine whether any loans require classification in accordance with applicable regulations.

On the basis of this review of our loans, our classified and special mention loans at the dates indicated were as follows:

	At December 31,
	2022	2021

	(In thousands)
Substandard loans	$22,424	$11,816
Doubtful loans	—	—
Loss loans	—	—

Total classified loans	$22,424	$11,816

Special mention loans	$—	$146

The increase in substandard loans was primarily due to a $4.8 million increase in substandard commercial – investor real estate loans, a $2.7 million increase in substandard commercial – owner occupied real estate loans, a $1.7 million increase in substandard construction and land loans and a $1.2 million increase in substandard one- to four-family – non-owner occupied loans. Of the $22.4 million loans classified as substandard at December 31, 2022, $17.2 million were performing loans. These performing loans that are classified as substandard have characteristics that cause management concern over the ability of the borrower to perform under present loan repayment terms and that may result in the reporting of these loans as non-performing, or impaired, loans in the future.

Allowance for Loan Losses

The allowance for loan losses is maintained at a level which, in management’s judgment, is adequate to absorb probable credit losses inherent in the loan portfolio. The amount of the allowance is based on management’s evaluation of the collectability of the loan portfolio, including the size and composition of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, potential problem loans and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. Because of uncertainties associated with regional economic conditions, collateral values, and future cash flows on impaired loans, it is reasonably possible that management’s estimate of probable credit losses inherent in the loan portfolio and the related allowance may change materially in the near-term. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by full and partial charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses. Management’s periodic evaluation of the adequacy of the allowance is based on various factors, including, but not limited to, management’s ongoing review and grading of loans, facts and issues related to specific loans, historical loan loss and delinquency experience, trends in past due and non-accrual loans, existing risk characteristics of specific loans or loan pools, the fair value of underlying collateral, current economic conditions and other qualitative and quantitative factors which could affect potential credit losses.

As an integral part of their examination processes, the OCFR and the FDIC will periodically review our allowance for loan losses, and as a result of such reviews, we may have to adjust our allowance for loan losses. However, regulatory agencies are not directly involved in the process for establishing the allowance for loan losses as the process is our responsibility and any increase or decrease in the allowance is the responsibility of management.

The following table sets forth activity in our allowance for loan losses for the years indicated.

	At or For the Years Ended December 31,
	2022	2021

	(Dollars in thousands)
Allowance for loan losses at beginning of year	$2,666	$1,841
Provision for loan losses	1,038	575
Charge-offs:
Real estate:
One- to four-family – owner occupied	7	28
One- to four-family – non-owner occupied	—	88
Commercial – owner occupied	—	—
Commercial – investor	—	—
Construction and land	—	—
Farm	—	—
Marine	—	—
Other consumer	39	12
Guaranteed by the U.S. Government	—	—
Commercial	10	—

Total charge-offs	56	128

Recoveries:
Real estate:
One- to four-family – owner occupied	43	207
One- to four-family – non-owner occupied	87	93
Commercial – owner occupied	—	—
Commercial – investor	—	—
Construction and land	19	33
Farm	—	—
Marine	—	—
Other consumer	15	45
Guaranteed by the U.S. Government	—	—
Commercial	1	—

Total recoveries	165	378

Net (charge-offs) recoveries	109	250

Allowance at end of year	$3,813	$2,666

Allowance to non-performing loans	64.80%	111.27%
Allowance to total loans outstanding at the end of the year	0.57%	0.45%
Net (charge-offs) recoveries to average loans outstanding during the year	(0.02)%	(0.04)%

Allocation of Allowance for Loan Losses. The following tables set forth the allowance for loan losses allocated by loan category and the percent of the allowance in each category to the total allocated allowance at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

	At December 31,
	2022			2021
	Allowance for Loan Losses	Percent of Allowance in Each Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Allowance in Each Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans

	(Dollars in thousands)
Real estate:
One- to four-family – owner occupied	$344	9.02%	20.73%	$258	9.68%	23.90%
One- to four-family – non-owner occupied	562	14.74	18.82	695	26.07	16.41
Commercial – owner occupied	366	9.60	13.82	280	10.50	14.80
Commercial – investor	2,272	59.59	34.14	1,225	45.95	29.02
Construction and land	93	2.44	2.70	93	3.49	3.18
Farm	17	0.45	2.08	2	0.09	2.05
Marine	63	1.65	2.38	48	1.80	2.71
Other consumer	5	0.13	0.36	20	0.75	0.43
Guaranteed by the U.S. Government	—	—	0.36	—	—	3.83
Commercial	91	2.39	0.74	45	1.69	3.67

Total allocated allowance	3,813	100.00%	100.00%	2,666	100.00%	100.00%

Unallocated	—			—

Total	$3,813			$2,666

Investment Activities

General. The goals of our asset liability and investment management policy are to maintain a balance of high quality, diversified, interest-earning assets that provide sufficient risk-adjusted returns relative to the current market, generate a reasonable rate of return and meet or exceed liquidity guidelines. Subject to loan demand and our interest rate risk analysis, we will increase the balance of our investment securities portfolio when we have excess liquidity.

Our asset liability and investment management policy is reviewed at least annually by the board of directors. All investment decisions are made by our Controller and Vice President of Finance in accordance with board-approved policies and all investment decisions require the approval of our Chief Financial Officer. All investment transactions are reviewed at regularly scheduled quarterly meetings of the board of directors.

We currently invest in mortgage-backed securities, investment grade corporate bonds and securities issued by the U.S. Government and its agencies or government sponsored enterprises. Also, at December 31, 2022, we held $221,000 in equity securities of other financial institutions, which BV Financial holds in a trading account. Our current asset liability and investment management policy also permits, with certain limitations, investments in collateralized mortgage obligations, corporate subordinated debt and municipal securities.

At December 31, 2022, our available-for-sale investment securities portfolio totaled $33.0 million and consisted of mortgage-backed securities and investment grade corporate bonds and our held-to-maturity investment securities portfolio totaled $10.5 million and consisted of securities issued by the U.S. Government and its agencies or government sponsored enterprises, mortgage-backed securities and investment grade corporate bonds. In addition, at December 31, 2022, we owned $977,000 of Federal Home Loan Bank of Atlanta stock. As a member of Federal Home Loan Bank of Atlanta, we are required to purchase stock in the Federal Home Loan Bank of Atlanta, which stock is carried at cost and classified as restricted equity securities.

For additional information regarding our investment securities portfolio, see Note 3 to our consolidated financial statements.

Sources of Funds

General. Deposits have traditionally been our primary source of funds for use in lending and investment activities. We have also historically used borrowings to supplement cash flow needs, to lengthen the maturities of liabilities for interest rate risk purposes and to manage the cost of funds. In addition, we receive funds from scheduled loan payments, investment maturities, loan prepayments, retained earnings and income on earning assets. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition. See “Risk Factors—Risks Related to Our Funding—Our inability to generate core deposits may cause us to rely more heavily on wholesale funding strategies for funding and liquidity needs, which could have an adverse effect on our net interest margin and profitability.”

Deposits. Our deposits are generated primarily from our primary market area. We offer a selection of deposit accounts, including noninterest-bearing and interest-bearing checking accounts, money market accounts, savings accounts and certificates of deposit. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate. We have the authority to accept brokered deposits, but had no such deposits as of December 31, 2022. In addition, we had $75.7 million of municipal deposits at December 31, 2022, which represented 10.5% of total deposits.

On a periodic basis, we establish interest rates paid, maturity terms, service fees and withdrawal penalties. Deposit rates and terms are based primarily on current operating strategies and market rates, liquidity requirements, rates paid by competitors and growth goals. We rely upon personalized customer service, long-standing relationships with customers, and the favorable image of BayVanguard Bank in the community to attract and retain local deposits. We also seek to obtain deposits from our commercial loan customers.

The flow of deposits is influenced significantly by general economic conditions, changes in money market and other prevailing interest rates and competition. The variety of deposit accounts offered allows us to be competitive in obtaining funds and responding to changes in consumer demand. Based on experience, we believe that our deposits are relatively stable. However, the ability to attract and maintain deposits and the rates paid on these deposits, has been and will continue to be significantly affected by market conditions.

The following table sets forth the distribution of total deposits by account type at the dates indicated.

	At December 31,
	2022			2021
	Amount	Percent	Average Rate	Amount	Percent	Average Rate

	(Dollars in thousands)
Non-interest-bearing demand deposits	$167,202	24.42%	—%	$175,019	25.73%	—%
Interest-bearing demand deposits	96,829	14.14	0.07	94,059	13.83	0.07
Savings deposits	171,772	25.09	0.05	170,391	25.06	0.08
Money market deposits	102,301	14.94	0.21	98,639	14.51	0.27
Certificates of deposit	146,514	21.40	0.63	141,917	20.87	1.02

Total	$684,618	100.00%	0.26%	$680,025	100.00%	0.42%

As of December 31, 2022 and 2021, the aggregate amount of uninsured deposits (deposits in amounts greater than or equal to $250,000, which is the maximum amount for federal deposit insurance) was $165.5 million and $160.4 million, respectively. In addition, as of December 31, 2022, the aggregate amount of all our uninsured certificates of deposit was $17.6 million. We have no deposits that are uninsured for any reason other than being in excess of the maximum amount for federal deposit insurance. The following table sets forth the maturity of the uninsured certificates of deposit as of December 31, 2022.

At December 31, 2022
(In thousands)
Maturity Period:
Three months or less	$292
Over three through six months	14,875
Over six through twelve months	615
Over twelve months	1,836

Total	$17,618

At December 31, 2022 and 2021, $68.6 and $56.6 million of uninsured deposits were deposits of local government entities and secured either by investment securities or Letters of Credit issued by the Federal Home Loan Bank of Atlanta.

Borrowings. At December 31, 2022 and December 31, 2021, we had a $96.8 million and a $118.3 million available under a line of credit with the Federal Home Loan Bank of Atlanta, we had $12.0 million Federal Home Loan Bank of Atlanta advances outstanding as of December 31, 2022 and nothing outstanding as of December 31, 2021. In addition, at December 31, 2022 and December 31, 2021, the Bank had $40.0 million in unfunded letters of credit used to secure municipal deposits outstanding against the line of credit with the Federal Home Loan Bank of Atlanta.

In October 2020, BV Financial completed a $35.0 million private placement of unsecured subordinated debt (the “Notes”). The Notes bear an initial interest rate of 4.875% and mature in 2030. The interest rate on the Notes are fixed for the first five years. Thereafter, BV Financial will pay interest on the Notes at a variable rate equal to the then current three-month term Secured Overnight Financing Rate plus 472 basis points. BV Financial may begin redeeming these notes on the December 30, 2025 payment date. The subordinated debt is reported net of debt issuance costs of $427,000 at December 31, 2022 and $583,000 at December 31, 2021.

In conjunction with our acquisition of 1880 Bank and is holding company, Delmarva Bancshares, Inc., we acquired the Easton Capital Trust Junior Subordinated Notes, which were issued by Easton Bank & Trust and assumed by Delmarva Bancshares, Inc. We acquired $3.0 million of junior subordinated debt of Easton Capital Trust I, to fully and unconditionally guarantee the preferred securities issued by the Trust. The junior subordinated debt will mature in 2034. The junior subordinated debt accrues interest at a floating rate equal to the three-month LIBOR plus 2.85%, payable quarterly. The quarterly interest rate on the debentures was 7.29% at December 31, 2022.

Subsidiary Activities

BV Financial has two subsidiaries, BayVanguard Bank and Easton Capital Trust I. The Easton Capital Trust Junior Subordinated Notes were issued by Easton Bank & Trust and assumed by Delmarva Bancshares, Inc. on July 15, 2015 and then assumed by BV Financial on October 31, 2020. BV Financial assumed $3.0 million of junior subordinated debt of Easton Capital Trust I to fully and unconditionally guarantee the preferred securities issued by Easton Capital Trust I. Easton Capital Trust I has no independent assets or operations.

BayVanguard Bank has three subsidiaries, BV Real Estate, LLC, 1920 Rock Spring Road, LLC and Idlewild Properties, LLC, each of which is organized under the laws of the state of Maryland. BV Real Estate, LLC and Idlewild Properties, LLC hold real estate and other assets acquired through foreclosure or repossession by BayVanguard Bank. 1920 Rock Spring Road, LLC is the holding company for a property owned by BayVanguard Bank.

Personnel

As of December 31, 2022, we had 103 full-time employees and eight part-time employees. Our employees are not represented by any collective bargaining group. Management believes that we have good working relations with our employees.

Properties

We conduct our operations from our main office, 14 branch offices and one standalone ITM, all of which are located in Baltimore City, Anne Arundel, Baltimore, Dorchester, Harford and Talbot Counties, Maryland. We own our main office and 11 of our branch offices and lease the remaining three branch offices. We also lease property in Baltimore that will become our Bayview branch upon relocation from the building where the branch is currently located. We anticipate that the relocation of the Bayview branch will occur in the second half of 2023. At December 31, 2022, the net book value of our premises and equipment was $15.2 million.

Legal Proceedings

We are not a party to any pending legal proceedings that we believe would have a material adverse effect on our financial condition, results of operations or cash flows.

SUPERVISION AND REGULATION

General

As a Maryland-chartered commercial bank, BayVanguard Bank is subject to examination and regulation by the OCFR, as its chartering authority, and, as a federally insured nonmember institution, by the FDIC. BayVanguard Bank is a member of the Federal Home Loan Bank of Atlanta and its deposits are insured up to applicable limits by the FDIC. BayVanguard Bank is required to file reports with, and is periodically examined by, the FDIC and the OCFR concerning its activities and financial condition and must obtain regulatory approvals before entering into certain transactions, including mergers with or acquisitions of other financial institutions. This regulatory structure is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies regarding classifying assets and establishing an adequate allowance for loan losses for regulatory purposes.

As a bank holding company following the conversion, BV Financial will be required to comply with the rules and regulations of the Federal Reserve Board. It will be required to file certain reports with the Federal Reserve Board and will be subject to examination by and the enforcement authority of the Federal Reserve Board. BV Financial will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

Any change in applicable laws or regulations, whether by the OCFR, the FDIC, the Federal Reserve Board, the Securities and Exchange Commission or Congress, could have a material adverse impact on the operations and financial performance of BV Financial and BayVanguard Bank.

Set forth below is a brief description of material regulatory requirements that are or will be applicable to BayVanguard Bank and BV Financial. The description is limited to certain material aspects of the statutes and regulations addressed, and is not intended to be a complete description of such statutes and regulations and their effects on BayVanguard Bank and BV Financial.

Banking Regulation

Supervision and Enforcement Authority. BayVanguard Bank is subject to extensive regulation, examination and supervision by the FDIC as its primary federal prudential regulator and the insurer of its deposits.

This regulatory structure is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the FDIC extensive discretion in connection with its supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of an adequate allowance for loan losses for regulatory purposes.

BayVanguard Bank must file reports with the FDIC concerning its activities and financial condition. It must also obtain prior FDIC approval before entering into certain corporate transactions such as establishing new branches and mergers with, or acquisitions of, other financial institutions. There are periodic examinations by the FDIC to evaluate BayVanguard Bank’s safety and soundness and compliance with various regulatory requirements.

The FDIC maintains substantial enforcement authority over regulated institutions. That includes, among other things, the ability to assess civil money penalties, issue cease and desist orders and remove directors and officers. In general, enforcement actions may be initiated in response to violations of laws and regulations, breaches of fiduciary duty and unsafe or unsound practices. The FDIC may also appoint itself as conservator or receiver for an insured bank under specified circumstances, including: (1) insolvency; (2) substantial dissipation of assets or earnings through violations of law or unsafe or unsound practices; (3) the existence of an unsafe or unsound condition to transact business; (4) insufficient capital; or (5) the incurrence of losses that will deplete substantially all of the institution’s capital with no reasonable prospect of replenishment without federal assistance.

Maryland law provides that the OCFR is to examine Maryland-chartered banks at least once during each calendar year, unless the OCFR determines that, during a calendar year, an examination is unnecessary, in which event Maryland law calls for an examination to occur no less frequently than once every 18 months, or at any other time that the OCFR considers necessary. Regulated institutions are assessed for expenses incurred by the OCFR. The OCFR has extensive enforcement authority over Maryland banks. Such authority includes the ability to issue cease and desist orders and civil money penalties and to remove directors or officers. The OCFR may also take possession of a Maryland bank whose capital is impaired and seek to have a receiver appointed by a court.

Dividends. Maryland banks may only pay dividends from undivided profits or, with the prior approval of the OCFR, their surplus in excess of 100% of required capital stock. Maryland banks may not declare a stock dividend unless their surplus, after the increase in capital stock, is equal to at least 20% of the outstanding capital stock as increased. If the surplus of the bank, after the increase in capital stock, is less than 100% of its capital stock as increased, the commercial bank must annually transfer to surplus at least 10% of its net earnings until the surplus is 100% of its capital stock as increased.

Without the approval of the FDIC, a Federal Reserve nonmember bank may not declare or pay a dividend if the total of all dividends declared during the year exceeds its net income during the current calendar year and retained net income for the prior two years. The Bank is further prohibited from making a capital distribution if it would not be adequately capitalized thereafter. See “—Prompt Corrective Regulatory Action” below.

Capital Requirements. Under FDIC regulations, BayVanguard Bank must meet several minimum capital standards: a common equity Tier 1 capital to risk-based assets ratio, a Tier 1 capital to risk-based assets ratio, a total capital to risk-based assets, and a Tier 1 capital to average total assets leverage ratio. The existing capital requirements were effective January 1, 2015 and are the result of a final rule implementing regulatory amendments based on recommendations of the Basel Committee on Banking Supervision and certain requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”).

The capital standards require the maintenance of common equity Tier 1 capital, Tier 1 capital and total capital to risk-weighted assets of at least 4.5%, 6% and 8%, respectively, and a Tier 1 leverage ratio of at least 4% of average total assets. Common equity Tier 1 capital is generally defined as common shareholders’ equity and retained earnings. Tier 1 capital is generally defined as common equity Tier 1 and Additional Tier 1 capital. Additional Tier 1 capital generally includes certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries. Total capital includes Tier 1 capital (common equity Tier 1 capital plus Additional Tier 1 capital) and Tier 2 capital. Tier 2 capital is comprised of capital instruments and related surplus meeting specified requirements, and may include cumulative preferred stock and long-term perpetual preferred stock, mandatory convertible securities, intermediate preferred stock and subordinated debt. Also included in Tier 2 capital is the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and, for institutions that have exercised an opt-out election regarding the treatment of Accumulated Other Comprehensive Income (“AOCI”), up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Institutions that have not exercised the AOCI opt-out have AOCI incorporated into common equity Tier 1 capital (including unrealized gains and losses on available-for-sale-securities). BayVanguard Bank exercised the opt-out election regarding the treatment of AOCI. Calculation of all types of regulatory capital is subject to deductions and adjustments specified in the regulations.

In determining the amount of risk-weighted assets for purposes of calculating risk-based capital ratios, a bank’s assets, including certain off-balance sheet assets (e.g., recourse obligations, direct credit substitutes, residual interests), are multiplied by a risk weight factor assigned by the regulations based on perceived risks inherent in the type of asset. Higher levels of capital are required for asset categories believed to present greater risk. For example, a risk weight of 0% is assigned to cash and U.S. government securities, a risk weight of 50% is generally assigned to prudently underwritten first lien one- to four-family residential mortgages, a risk weight of 100% is assigned to commercial and consumer loans, a risk weight of 150% is assigned to certain past due loans and a risk weight of between 0% to 600% is assigned to permissible equity interests, depending on certain specified factors.

In addition to establishing the minimum regulatory capital requirements, the regulations limit capital distributions and certain discretionary bonus payments to management if an institution does not hold a “capital conservation buffer” of 2.5%, effectively resulting in the following minimum ratios: (1) a common equity Tier 1 capital ratio of 7.0%, (2) a Tier 1 to risk-based assets capital ratio of 8.5%, and (3) a total capital ratio of 10.5%.

Legislation enacted in 2018 required the federal banking agencies, including the FDIC, to establish a “community bank leverage ratio” of between 8% to 10% of average total consolidated assets for qualifying institutions with less than $10 billion of assets. Pursuant to federal legislation enacted in 2020, the community bank leverage ratio requirement was set at 9% for 2022 and thereafter. Institutions with capital meeting the specified requirement and electing to follow the alternative framework will be deemed to comply with the applicable regulatory capital requirements, including the risk-based requirements, and are considered well-capitalized under the prompt corrective action framework. Eligible institutions may opt into and out of the community bank ratio framework on their quarterly call report. To date, BayVanguard Bank has not opted into the community bank leverage ratio framework.

The FDIC also has authority to establish individual minimum capital requirements in appropriate cases upon determination that an institution’s capital level is, or is likely to become, inadequate in light of the particular circumstances.

At December 31, 2022, BayVanguard Bank exceeded each of its capital requirements.

Standards for Safety and Soundness. As required by statute, the federal banking agencies have adopted final regulations and Interagency Guidelines Establishing Standards for Safety and Soundness. The guidelines set forth the safety and soundness standards the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The guidelines address internal controls and information systems, internal audit systems, credit underwriting, loan documentation, interest rate exposure, asset growth, asset quality, earnings and compensation, fees and benefits. The agencies have also established standards for safeguarding customer information. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard.

Activities and Investments. Federal law provides that a state-chartered bank insured by the FDIC generally may not engage as a principal in any activity not permissible for a national bank to conduct or make any equity investment of a type or in an amount not authorized for national banks, notwithstanding state law, subject to certain exceptions. For example, state-chartered banks may, with FDIC approval, continue to exercise state authority to invest in common or preferred stocks listed on a national securities exchange or the Nasdaq Market and to invest in shares of investment companies registered under the Investment Company Act of 1940. The maximum permissible investment is 100% of Tier 1 Capital, as specified by the FDIC’s regulations, or the maximum amount permitted by Maryland law, whichever is less. Such grandfathered authority terminates upon a change in the institution’s charter or a change in control.

In addition, the FDIC is authorized to permit a state-chartered bank to engage in state-authorized activities or investments not permissible for national banks (other than non-subsidiary equity investments) if it meets all applicable capital requirements and it is determined that the activities or investments involved do not pose a significant risk to the Deposit Insurance Fund. The FDIC has adopted procedures for institutions seeking approval to engage in such activities or investments. In addition, a nonmember bank may control a subsidiary that engages in activities as principal that would only be permitted for a national bank to conduct in a “financial subsidiary” if a bank meets specified conditions and deducts its investment in the subsidiary for regulatory capital purposes.

Interstate Banking and Branching. Federal law permits well capitalized and well managed bank holding companies to acquire banks in any state, subject to Federal Reserve Board approval, certain concentration limits and other specified conditions. Interstate mergers of banks are also authorized, subject to regulatory approval and other specified conditions. In addition, banks may establish de novo branches on an interstate basis at any location where a bank chartered under the laws of the branch location host state may establish a branch.

Prompt Corrective Regulatory Action. Federal law requires, among other things, that federal bank regulatory authorities take “prompt corrective action” with respect to banks that do not meet minimum capital requirements. For these purposes, the law establishes five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.

The FDIC has adopted regulations to implement the prompt corrective action legislation. An institution is considered “well capitalized” if it has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 8.0% or greater, a leverage ratio of 5.0% or greater and a common equity Tier 1 ratio of 6.5% or greater. An institution is “adequately capitalized” if it has a total risk-based capital ratio of 8.0% or greater, a Tier 1 risk-based capital ratio of 6.0% or greater, a leverage ratio of 4.0% or greater and a common equity Tier 1 ratio of 4.5% or greater. An institution is “undercapitalized” if it has a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 6.0%, a leverage ratio of less than 4.0% or a common equity Tier 1 ratio of less than 4.5%. An institution is “significantly undercapitalized” if it has a total risk-based capital ratio of less than 6.0%, a Tier 1 risk-based capital ratio of less than 4.0%, a leverage ratio of less than 3.0% or a common equity Tier 1 ratio of less than 3.0%. An institution is “critically undercapitalized” if it has a ratio of tangible equity (as defined in the regulations) to total assets equal to or less than 2.0%. At December 31, 2022, BayVanguard Bank was classified as a “well capitalized” institution.

At each successive lower capital category, an insured depository institution is subject to additional operating restrictions, including limits on growth and a prohibition on the payment of dividends and other capital distributions. Furthermore, if an insured depository institution is classified in one of the undercapitalized categories, it is required to submit a capital restoration plan to the appropriate federal banking agency. An undercapitalized bank’s compliance with a capital restoration plan must be guaranteed by any company that controls the undercapitalized institution in an amount equal to the lesser of 5.0% of the institution’s total assets when deemed undercapitalized or the amount necessary to achieve the status of adequately capitalized. If an “undercapitalized” bank fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized.” “Significantly undercapitalized” banks must comply with one or more of a number of possible additional restrictions, including an order by the FDIC to sell sufficient voting stock to become adequately capitalized, reduce total assets, cease receipt of deposits from correspondent banks, dismiss directors or officers, or limit interest rates paid on deposits, compensation of executive officers or capital distributions by the parent holding company. “Critically undercapitalized” institutions are subject to additional measures including, subject to a narrow exception, the appointment of a receiver or conservator within 270 days after it is determined to be critically undercapitalized.

A bank that is classified as well-capitalized, adequately capitalized or undercapitalized may be treated as though it were in the next lower capital category if the FDIC, after notice and opportunity for hearing, determines that an unsafe or unsound condition, or an unsafe or unsound practice, warrants such treatment.

Transaction with Affiliates and Regulation W of the Federal Reserve Regulations/Loans to Insiders. Transactions between banks and their affiliates are governed by federal law. Generally, Section 23A of the Federal Reserve Act and the Federal Reserve Board’s Regulation W prohibit a bank and its subsidiaries from engaging in a “covered transaction” with an affiliate if the aggregate amount of covered transactions outstanding with that affiliate, including the proposed transaction, would exceed an amount equal to 10.0% of the bank’s capital stock and surplus. The aggregate amount of covered transactions outstanding with all affiliates is limited to 20.0% of the bank’s capital stock and surplus. Section 23B applies to “covered transactions,” as well as to certain other transactions, and requires that all such transactions be on terms substantially the same, or at least as favorable, to the institution or subsidiary as prevailing market terms for transaction with or involving a non-affiliate. The term “covered transaction” includes making loans to, purchasing assets from, and issuing guarantees to an affiliate, and other similar transactions. Section 23B transactions also include the bank’s providing services and selling assets to an affiliate. In addition, loans or other extensions of credit by a bank to an affiliate are required to be collateralized according to the requirements set forth in Section 23A of the Federal Reserve Act.

A bank’s loans to its executive officers, directors, any owner of 10% or more of its stock (each, an insider) and any of certain entities affiliated with any such person (an insider’s related interest) as well as loans to insiders of affiliates and such insiders’ related interests are subject to the conditions and limitations imposed by Section 22(h) of the Federal Reserve Act and its implementing regulations. Under these restrictions, the aggregate amount of the loans to any insider and the insider’s related interests may not exceed the loans-to-one-borrower limit applicable to national banks, which is comparable to the loans-to-one-borrower limit applicable to BayVanguard Bank’s loans. All loans by a bank to all insiders and insiders’ related interests in the aggregate may not exceed the bank’s unimpaired capital and unimpaired surplus. Loans to an executive officer, other than loans for the education of the officer’s children and certain loans secured by the officer’s residence, may not exceed the lesser of (1) $100,000 or (2) the greater of $25,000 or 2.5% of the bank’s unimpaired capital and surplus. The regulations require that any proposed loan to an insider, or a related interest of that insider, be approved in advance by a majority of the Board of Directors of the bank, with any interested directors not participating in the voting, if that loan, combined with previous loans by the bank to the insider and his or her related interests, exceeds specified amounts. Generally, such loans must be made on substantially the same terms as, and follow credit underwriting procedures that are not less stringent than, those that are prevailing at the time for comparable transactions with other persons.

The regulations contain a general exception for extensions of credit made pursuant to a benefit or compensation plan of a bank that is widely available to employees of the bank and that does not give any preference to insiders of the bank over other employees.

In addition, federal law prohibits extensions of credit to a bank’s insiders and their related interests by any other institution that has a correspondent banking relationship with the bank, unless such extension of credit is on substantially the same terms as those prevailing at the time for comparable transactions with other persons and does not involve more than the normal risk of repayment or present other unfavorable features.

Federal Insurance of Deposit Accounts. BayVanguard Bank is a member of the Deposit Insurance Fund, which is administered by the FDIC. Deposit accounts in BayVanguard Bank are insured up to a maximum of $250,000 for each separately insured depositor.

The Federal Deposit Insurance Corporation assesses all insured depository institutions. An institution’s assessment rate depends upon the perceived risk to the Deposit Insurance Fund of that institution, with less risky institutions paying lower rates. Currently, assessments for institutions of less than $10 billion of total assets are based on financial measures and supervisory ratings derived from statistical models estimating the probability of failure within three years. Assessment rates (inclusive of possible adjustments) currently range from 1.5 to 30 basis points of each institution’s total assets less tangible capital. The existing system represents a change, required by the Dodd-Frank Act, from the Federal Deposit Insurance Corporation’s prior practice of basing the assessment on an institution’s aggregate deposits.

The Federal Deposit Insurance Corporation may increase or decrease the range of assessments uniformly, except that no adjustment in the risk-based assessment system may be made without notice and comment rulemaking.

Insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or regulatory condition imposed in writing. We do not know of any practice, condition or violation that might lead to termination of BayVanguard Bank’s deposit insurance.

Privacy Regulations. Federal law generally requires that BayVanguard Bank disclose its privacy policy, including identifying with whom it shares a customer’s “non-public personal information,” to customers at the time of establishing the customer relationship. In addition, financial institutions are generally required to furnish their customers a privacy notice annually. However, a provision of the Fixing America’s Surface Transportation Act enacted in 2015 provides an exception from the annual notice requirement if a financial institution does not share non-public personal information with non-affiliated third parties (other than as permitted under certain exceptions) and its policies and practices regarding disclosure of non-public personal information have not changed since the last distribution of its policies and practices to its customers. In addition, BayVanguard Bank is required to provide its customers with the ability to “opt-out” of having their personal information shared with unaffiliated third parties and to not disclose account numbers or access codes to non-affiliated third parties for marketing purposes.

Community Reinvestment Act. Under the Community Reinvestment Act, or “CRA,” as implemented by FDIC, a state nonmember bank has a continuing and affirmative obligation, consistent with its safe and sound operation, to help meet the credit needs of its entire community, including low- and moderate-income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the FDIC, in connection with its examination of each state non-member bank, to assess the institution’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution, including applications to establish branches and acquire other financial institutions. The CRA requires the FDIC to provide a written evaluation of an institution’s CRA performance utilizing a four-tiered descriptive rating system. BayVanguard Bank’s most recent FDIC CRA rating in July 2020 was “Outstanding.”

Consumer Protection and Fair Lending Regulations. BayVanguard Bank is subject to a variety of federal and Maryland statutes and regulations that are intended to protect consumers and prohibit discrimination in the granting of credit. These statutes and regulations provide for a range of sanctions for non-compliance with their terms, including imposition of administrative fines and remedial orders, and referral to the Attorney General for prosecution of a civil action for actual and punitive damages and injunctive relief. Certain of these statutes, including Section 5 of the Federal Trade Commission Act, which prohibits unfair and deceptive acts and practices against consumers, authorize private individual and class action lawsuits and the award of actual, statutory and punitive damages and attorneys’ fees for certain types of violations. Federal laws also prohibit unfair, deceptive or abusive acts or practices against consumers, which can be enforced by the Consumer Financial Protection Bureau, the FDIC and state attorneys general.

Federal Home Loan Bank System

BayVanguard Bank is a member of the Federal Home Loan Bank System, which consists of 11 regional Federal Home Loan Banks. The Federal Home Loan Banks provide a central credit facility primarily for member institutions. BayVanguard Bank, as a member of the Federal Home Loan Bank of Atlanta, is required to acquire and hold shares of capital stock in the Federal Home Loan Bank of Atlanta. BayVanguard Bank was in compliance with this requirement at December 31, 2022.

Other Regulations

Interest and other charges collected or contracted for by BayVanguard Bank are subject to state usury laws and federal laws concerning interest rates. Loan operations are also subject to state and federal laws applicable to credit transactions, such as the:

•

Home Mortgage Disclosure Act, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies; and

•	Rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The deposit operations of BayVanguard Bank also are subject to, among others, the:

•

Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•

Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check; and

•

Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

Holding Company Regulation

Following the conversion, BV Financial will continue to be a unitary bank holding company registered with the Federal Reserve Board and will be subject to regulations, examination, supervision and reporting requirements applicable to bank holding companies. In addition, the Federal Reserve Board will have enforcement authority over BV Financial and its non-bank subsidiaries. Among other things, this authority permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a serious risk to the subsidiary bank.

A bank holding company is generally prohibited from engaging in non-banking activities, or acquiring direct or indirect control of more than 5% of the voting securities of any company engaged in non-banking activities. One of the principal exceptions to this prohibition is for activities the Federal Reserve Board had determined to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the principal activities that the Federal Reserve Board has determined by regulation to be so closely related to banking are: (1) making or servicing loans; (2) performing certain data processing services; (3) providing discount brokerage services; (4) acting as fiduciary, investment or financial advisor; (5) leasing personal or real property; (6) making investments in corporations or projects designed primarily to promote community welfare; and (7) acquiring a savings and loan association whose direct and indirect activities are limited to those permitted for bank holding companies.

The Gramm-Leach-Bliley Act of 1999 authorizes a bank holding company that meets specified conditions, including that its depository institution subsidiaries are “well capitalized” and “well managed,” to opt to become a “financial holding company.” A “financial holding company” may engage in a broader range of financial activities than a bank holding company. Such activities may include insurance underwriting and investment banking. BV Financial has no plans to elect “financial holding company” status at this time.

Maryland law establishes similar filing and prior approval requirements as to the OCFR for direct or indirect acquisitions of Maryland-chartered institutions.

Capital. Federal legislation required the Federal Reserve Board to establish minimum consolidated capital requirements for bank and savings and loan holding companies that are as stringent as those applicable to their insured depository subsidiaries. However, subsequent federal legislation exempted from the applicability of the consolidated capital requirements holding companies with less than $3.0 billion in consolidated assets, unless otherwise advised by the Federal Reserve Board.

Source of Strength. Federal law provides that bank and savings and loan holding companies must act as a source of strength to their subsidiary depository institution. The expectation is that the holding company will provide capital, liquidity and other support for the institution in times of financial stress.

Stock Repurchases and Dividends. A bank holding company is generally required to give the Federal Reserve Board prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of the company’s consolidated net worth. The Federal Reserve Board may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, Federal Reserve Board order or directive, or any condition imposed by, or written agreement with, the Federal Reserve Board. There is an exception to this approval requirement for well-capitalized bank holding companies that meet certain other conditions.

Additionally, under the prompt corrective action laws, the ability of a bank holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized.

Notwithstanding the above, the Federal Reserve Board has issued a supervisory bulletin regarding the payment of dividends and repurchase or redemption of outstanding shares of stock by bank and holding companies. In general, the Federal Reserve Board’s policy is that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. The supervisory bulletin provides for prior consultation with and review of proposed dividends by the Federal Reserve Board in certain cases, such as where a proposed dividend exceeds earnings for the period for which the dividend would be paid (e.g., calendar quarter) or where the company’s net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund a proposed dividend.

The supervisory bulletin also indicates that a holding company should notify the Federal Reserve Board, under certain circumstances, prior to redeeming or repurchasing common stock or perpetual preferred stock. The specified circumstances include where a holding company is experiencing financial weaknesses or where the repurchase or redemption would result in a net reduction, as of the end of a quarter, in the amount of such equity instruments outstanding compared with the beginning of the quarter in which the redemption or repurchase occurred. Even outside of these circumstances, the Federal Reserve Board expects as a matter of practice to have notice and opportunity for non-objection before such an action is taken. The supervisory bulletin indicates that such notification is for purposes of allowing Federal Reserve Board supervisory review of, and possible objection to, the proposed repurchases or redemption. These regulatory policies could affect the ability of BV Financial to pay dividends, engage in stock repurchases or otherwise engage in capital distributions.

Change in Control Regulations

Under the Change in Bank Control Act, no person, or group of persons acting in concert, may acquire control of a bank holding company unless the Federal Reserve has been given 60 days’ prior written notice and has not disapproved the proposed acquisition. The Federal Reserve considers several factors in evaluating a notice, including the financial and managerial resources of the acquirer and competitive effects. Control, as defined under the applicable regulations, means the power, directly or indirectly, to direct the management or policies of the company or to vote 25% or more of any class of voting securities of the company. Acquisition of more than 10% of any class of a bank holding company’s voting securities constitutes a rebuttable presumption of control under certain circumstances, including where, as will be the case with BV Financial, the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934.

In addition, federal regulations provide that no company may acquire control (as defined in the Bank Holding Company Act) of a bank holding company without the prior approval of the Federal Reserve. Any company that acquires such control becomes a “bank holding company” subject to registration, examination and regulation by the Federal Reserve.

Federal Securities Laws

BV Financial common stock will be registered with the Securities and Exchange Commission after the conversion and stock offering. BV Financial will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

The registration under the Securities Act of 1933 of shares of common stock issued in BV Financial’s public offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of BV Financial may be resold without registration. Shares purchased by an affiliate of BV Financial will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If BV Financial meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of BV Financial that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of BV Financial, or the average weekly volume of trading in the shares during the preceding four calendar weeks.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 is intended to improve corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. We have policies, procedures and systems designed to comply with these regulations, and we review and document such policies, procedures and systems to ensure continued compliance with these regulations.

Emerging Growth Company Status

BV Financial is an emerging growth company. For as long as BV Financial continues to be an emerging growth company, it may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As an emerging growth company, BV Financial also will not be subject to Section 404(b) of the Sarbanes-Oxley Act of 2002, which would require that our independent auditors review and attest as to the effectiveness of our internal control over financial reporting. We have also elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Such an election is irrevocable during the period a company is an emerging growth company. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

BV Financial will cease to be an emerging growth company upon the earliest of: (1) the end of the fiscal year following the fifth anniversary of the completion of this offering; (2) the first fiscal year after our annual gross revenues are $1.07 billion (adjusted for inflation) or more; (3) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or (4) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million at the end of the second quarter of that fiscal year.

TAXATION

Bay-Vanguard, M.H.C., BV Financial and BayVanguard Bank are subject to federal and state income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal and state taxation is intended only to summarize certain pertinent tax matters and is not a comprehensive description of the tax rules applicable to BV Financial or BayVanguard Bank.

Our federal and state tax returns have not been audited for the past five years.

Federal Taxation

Method of Accounting. BV Financial and BayVanguard Bank currently report income and expenses on the accrual method of accounting and use a tax year ending December 31 for filing their federal income tax returns. BV Financial and BayVanguard Bank file a consolidated federal income tax return. The Small Business Protection Act of 1996 eliminated the use of the reserve method of accounting for income taxes on bad debt reserves by savings institutions. For taxable years beginning after 1995, BayVanguard Bank has been subject to the same bad debt reserve rules as commercial banks. It currently utilizes the experience method under Section 585 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

Alternative Minimum Tax. For income generated prior to January 1, 2018, the Internal Revenue Code imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, less an exemption amount, referred to as “alternative minimum taxable income.” The alternative minimum tax is payable to the extent tax computed this way exceeds tax computed by applying the regular tax rates to regular taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. The Tax Cuts and Jobs Act repealed the alternative minimum tax for income generated after January 1, 2018. At December 31, 2022, BV Financial had no minimum tax credit carryovers.

Net Operating Loss Carryovers. As a result of the Tax Cuts and Jobs Act generally, a financial institution may carry net operating losses forward indefinitely, if incurred after December 31, 2017. At December 31, 2022, BV Financial had $26.1 million in federal net operating loss carryforwards, all of which were assumed from acquired institutions.

Capital Loss Carryovers. A corporation cannot recognize capital losses in excess of capital gains generated. Generally, a financial institution may carry back capital losses to the preceding three taxable years and forward to the succeeding five taxable years. Any capital loss carryback or carryover is treated as a short-term capital loss for the year to which it is carried. As such, it is grouped with any other capital losses for the year to which it is carried and is used to offset any capital gains. Any undeducted loss remaining after the five-year carryover period is not deductible. At December 31, 2022, BV Financial had no capital loss carryovers.

Corporate Dividends. BV Financial may generally exclude from its income 100% of dividends received from BayVanguard Bank as a member of the same affiliated group of corporations.

State Taxation

Maryland State Taxation. BV Financial is subject to Maryland’s Corporation Business Tax at the rate of 8.25% on its taxable income, before net operating loss deductions and special deductions for federal income tax purposes. BayVanguard Bank is required to file Maryland income tax returns. For this purpose, “taxable income” generally means federal taxable income subject to certain adjustments (including addition of interest income on state and municipal obligations).

MANAGEMENT

Our Directors and Executive Officers

Our board of directors is comprised of 10 members. Directors serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting. The following sets forth certain information regarding the members of our board of directors, and executive officers who are not directors, including the terms of office of board members. Except as indicated herein, there are no arrangements or understandings between any director and any other person pursuant to which the director was selected. Age information is as of December 31, 2022, and term as a director includes service with BayVanguard Bank. Michael L. Snyder retired from the Board effective as of the 2023 Annual Meeting of Stockholders held on May 4, 2023. At the Annual Meeting, P. David Bramble was elected to take Mr. Snyder’s seat on the Board.

With respect to directors, the biographies contain information regarding the person’s business experience and the experiences, qualifications, attributes or skills that caused the board of directors to determine that the person should serve as a director. Each director of BV Financial is also a director of BayVanguard Bank and Bay-Vanguard, M.H.C.

All of our directors are long-time residents of the communities we serve and many of such individuals have operated, or currently operate, businesses located in such communities. As a result, each director continuing in office has significant knowledge of the businesses that operate in our market area, an understanding of the general real estate market, values and trends in such communities and an understanding of the overall demographics of such communities. As a community banking institution, we believe that the local knowledge and experience of our directors assists us in assessing the credit and banking needs of our customers, developing products and services to better serve our customers and in assessing the risks inherent in our lending operations. As local residents, our directors are also exposed to the advertising, product offerings and community development efforts of competing institutions which, in turn, assists us in structuring its marketing efforts and community outreach programs.

Directors with terms ending in 2024:

Joseph S. Galli. Age 59. Director since 2015. For over 30 years, Mr. Galli has been an Executive Vice President of The Bernstein Companies, which is an owner, developer, investor and manager of commercial, residential, industrial and hotel properties in the Mid-Atlantic region of the United States. Within The Bernstein Companies, Mr. Galli is a managing director of Consortium Capital, which is a series of real estate equity funds that invest in commercial real estate throughout the Mid-Atlantic. Mr. Galli is also the Chairman of the Government Relations Committee for the Washington, D.C. chapter of Autism Speaks. Mr. Galli’s experience and long-standing involvement in our local community provides the Board with business management skills and knowledge regarding real estate and business matters in our market area.

Timothy L. Prindle. Age 37. Director since 2019. Mr. Prindle was elected as the Co-President and Chief Executive Officer and a member of the Board of Directors of Bay-Vanguard M.H.C., BV Financial and BayVanguard Bank in January 2019. Previously he served as Chief Executive Officer and President of Kopernik Bank since 2012 before it was acquired by BayVanguard in 2019. Mr. Prindle began his career as a Bank Examiner at the Office of Thrift Supervision. In addition to his wide range of management experience and leadership skills, Mr. Prindle’s strong regulatory background and his knowledge and understanding of the financial, economic and regulatory environments make him a valuable asset to the Board.

Machteld V. Thomas. Age 68. Director since 2022. Ms. Thomas served as the President and Chief Executive Officer of North Arundel Savings Bank for 14 years before its acquisition by BV Financial in 2021 and is now retired. Ms. Thomas serves on the board of directors of Bello Machre, a nonprofit that offers loving care and support for children and adults with developmental disabilities. Ms. Thomas’ past service as a chief executive officer of a financial institution and her participation in the communities we serve brings an extensive knowledge of the financial, economic and regulatory challenges we face as well as knowledge of the local economy and business opportunities for BayVanguard Bank.

Directors with terms ending in 2025:

William Streett Baldwin. Age 60. Director since 2012. For over 20 years, Mr. Baldwin has been a director of Ellin & Tucker, Chartered, a business consulting and certified public accounting firm located in Baltimore, Maryland. Mr. Baldwin is a certified public accountant and is a member of the American Institution of Certified Public Accountants and the Maryland Association of Certified Public Accountants. Through his experience as a certified public accountant and his strong risk assessment, financial reporting and internal control expertise, as well as extensive knowledge of accounting and regulatory issues, Mr. Baldwin provides an understanding of public accounting and financial matters to the Board.

William B. Crompton, III. Age 69. Director since 2019. Previously he served as a Director of Kopernik Bank since 2017 prior to its acquisition by BV Financial in 2019. Mr. Crompton retired from the Office of the Comptroller of the Currency in 2015. Mr. Crompton had held managerial positions in the Office of the Comptroller of the Currency, Office of Thrift Supervision and Federal Home Loan Bank System for over 30 years. With his background of directly working in and managing the examination and supervision of financial institutions at several bank regulatory agencies, Mr. Crompton provides the Board with extensive knowledge regarding regulatory matters and the financial and economic challenges confronting banks.

David M. Flair. Age 59. Director since 2012. Mr. Flair became the Chief Executive Officer of BV Financial and BayVanguard in October 2013 and was also named President of BV Financial and BayVanguard in November 2014. Mr. Flair was hired as the Chief Financial Officer of BV Financial and BayVanguard in February 2012 and served in that role until May 2014. Mr. Flair served as the Chief Financial Officer of Advance Bank in Baltimore, Maryland, beginning in December 2006 and was also appointed as a director and named the Acting Chief Executive Officer of Advance Bank before his departure in February 2012. Mr. Flair is a certified public accountant and was a partner with Anderson Associates LLP and Beard Miller Company LLP for almost twenty years before joining Advance Bank. In addition to his wide range of management experience and leadership skills, Mr. Flair’s strong financial background and his knowledge and understanding of the financial, economic and regulatory environments make him a valuable asset to the Board.

Joshua W. Posnick. Age 37. Director since 2019. Since 2022, Mr. Posnick has been Senior Managing Director of Capital Markets for Mill Creek Residential, a real estate development and management company, located in Washington, D.C. Prior to that, from 2018 until 2022, Mr. Posnick was Managing Director of Development in the Mid-Atlantic region for Mill Creek Residential. Mr. Posnick provides the Board with business management skills and knowledge regarding real estate and business matters in our market area.

Director with terms ending in 2026:

Gary T. Amereihn. Age 68. Director since 2019. Mr. Amereihn retired from Kopernik Bank in 2019 as part of BayVanguard Bank’s acquisition of Kopernik Bank, having served as Kopernik Bank’s Chairman, Chief Executive Officer and Chief Financial Officer from 1992 to 2019. Mr. Amereihn serves as the Chairman of the Board of BV Financial and BayVanguard Bank. Mr. Amereihn’s past service as a chairman, chief executive officer and chief financial officer of a financial institution and his participation in the communities we serve brings an extensive knowledge of the financial, economic and regulatory challenges we face as well as knowledge of the local economy and business opportunities for BayVanguard Bank.

Brian K. McHale. Age 68. Director since 1987. Mr. McHale has been a Steamship Clerk with International Longshoremen’s Association Local 953 located in Baltimore, Maryland since 1972 and until 2014 was a state delegate to the Maryland General Assembly. Mr. McHale’s long-standing involvement in our local community brings knowledge of the local economy and business opportunities to BayVanguard Bank. His leadership skills and knowledge of the financial, economic and regulatory challenges we face make him well suited to serve on the Board.

P. David Bramble. Age 45. Mr. Bramble has been a managing partner at MCB Real Estate, LLC (“MCB”) since 2005 and has been working in real estate investment for over 20 years. He dedicates his time to sourcing and capitalizing transactions and overseeing project underwriting and execution. Prior to MCB, Mr. Bramble served as the director of commercial lending for a regionally based full-service lending firm –Madison Funding – which he co- founded in 2000. Prior to that, Mr. Bramble worked for the law firm of Steptoe & Johnson LLP where he provided corporate and real estate advisory services. Mr. Bramble serves as the Chairman of the Board of Lendistry, a fintech enabled CDFI focused on providing small business capital to underserved communities nationwide. He serves on the investment committee and board of the Robert W. Deutsch Foundation, which invests in innovative people, projects, and ideas that improve the quality of life in Baltimore. He also serves on the boards of Johns Hopkins Bayview Hospital, Ronald McDonald House, UPENN Institute for Urban Research and the Baltimore Tree Trust. The Board believes that Mr. Bramble provides the Board with extensive knowledge regarding financial, economic and legal matters and knowledge of our market area due to his long-standing involvement in our local community.

Executive Officers Who Are Not Directors

Michael J. Dee. Age 62. Mr. Dee has been our Senior Vice President and Chief Financial Officer since 2014 and became our Executive Vice President and Chief Financial Officer in 2019.

Gregory J. Olinde. Age 55. Mr. Olinde has been our Executive Vice President and Chief Credit Officer and Delmarva Market President since November 2020. Prior to that, Mr. Olinde was Executive Vice President, Chief Credit Officer for 1880 Bank from January 2013 to October 2020, when 1880 was acquired by BayVanguard Bank.

Rose M. Searcy. Age 49. Ms. Searcy has been our Executive Vice President, Human Resources since 2003.

Board Independence

The board of directors has determined that each of our directors, with the exception of Co-President and Co-Chief Executive Officers David M. Flair and Timothy L. Prindle, is “independent” as defined in the listing standards of the Nasdaq Stock Market. Messrs. Flair and Prindle are not independent because they are our executive officers. In determining the independence of our directors, the board of directors considered relationships between BayVanguard Bank and our directors that are not required to be reported under “—Transactions with Certain Related Persons,” consisting of deposit accounts that our directors maintain at BayVanguard Bank.

Committees of the Board of Directors

We conduct business through meetings of our board of directors and its committees. The board of directors of BV Financial has established standing committees, including a Compensation Committee, an Audit Committee and a Governance and Nominating Committee. Each of these committees operates under a written charter, which governs its composition, responsibilities and operations.

The table below sets forth the directors of each of the listed standing committees. Each member of each committee meets the Nasdaq and the Securities and Exchange Commission independence requirements for such committee. The board of directors has determined that Mr. Baldwin qualifies as an “audit committee financial expert” as such term is defined by the rules and regulations of the Securities and Exchange Commission.

Audit Committee	Compensation Committee	Governance and Nominating Committee
William Streett Baldwin	Gary T. Amereihn	William Streett Baldwin
William B. Crompton	William Streett Baldwin	William B. Crompton
Machteld V. Thomas	Joseph S. Galli	Joshua W. Posnick

Transactions with Certain Related Persons

The Sarbanes-Oxley Act of 2002 generally prohibits publicly traded companies from making loans to their executive officers and directors, but it contains a specific exemption from such prohibition for loans made by federally insured financial institutions, such as BayVanguard Bank, to their executive officers and directors in compliance with federal banking regulations. The aggregate amount of our outstanding loans to our officers and directors and their related entities was approximately $17,000 at December 31, 2022. These loans are made in the ordinary course of business on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans with persons not related to BayVanguard Bank. These loans neither involve more than the normal risk of collectability nor present other unfavorable features. These loans were performing according to their original terms at December 31, 2022, and were made in compliance with federal banking regulations.

During the year ended December 31, 2022, BayVanguard Bank entered into an agreement with MCB Real Estate, LLC to lease space for the new location of the Bayview branch in Baltimore. Mr. Bramble is the managing partner at MCB and has an ownership interest of 22.5% in MCB. Mr. Bramble was not a director or a nominee for election to the board of directors at the time BayVanguard Bank entered into the lease agreement. No rent payments have been made by BayVanguard Bank to MCB under the agreement and the total amount of rent outstanding under the agreement is approximately $547,500 over the 10-year term of the lease.

Any transactions that would be required to be reported under this section of this prospectus must be reviewed by our audit committee or another independent body of the board of directors. In addition, any transaction with a director is reviewed by and subject to approval of the members of the board of directors who are not directly involved in the proposed transaction to confirm that the transaction is on terms that are no more favorable than those that would be available to us from an unrelated third party through an arms-length transaction.

Executive Compensation

The following table sets forth for the year ended December 31, 2022 certain information as to the total compensation paid to our Co-President and Chief Executive Officers and our two other most highly compensated executive officers. Each executive is referred to as a “named executive officer.” The table excludes perquisites, which did not exceed $10,000 in the aggregate for each named executive officer.

Summary Compensation Table
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Nonequity Incentive Plan Compensation	All other Compensation ($)(2)	Total ($)
David M. Flair, Co-President and Chief Executive Officer	2022	351,750	6,764	92,820	245,280	14,843	711,457
Timothy L. Prindle, Co-President and Chief Executive Officer	2022	351,750	6,754	31,500	306,600	37,805	734,419
Michael J. Dee, Executive Vice President and Chief Financial Officer	2022	220,506	4,241	—	88,202	5,336	318,419
Gregory J. Olinde, Executive Vice President and Chief Lending Officer	2022	201,010	3,865	—	84,004	10,760	299,639

(1)

In accordance with FASB ASC Topic 718, the reported amount is based on the closing price of BV Financial’s common stock on the grant date ($25.00 per share on January 19, 2022). Restricted stock awards vest in three approximately equal installments, with the first vesting occurring on December 31, 2023. As of December 31, 2022, Messrs. Flair and Prindle each had an outstanding stock award for 5,803 shares.

(2)	A break-down of the various elements of compensation in this column is set forth below: The table excludes perquisites that did not exceed $10,000 in the aggregate for each named executive officer.

	All Other Compensation
Name	401(k) Plan ($)	Insurance Premiums ($)	Payout of Paid Time Off ($)	Total All Other Compensation ($)
David M. Flair	5,400	1,326	8,117	14,843
Timothy L. Prindle	4,100	1,236	32,469	37,805
Michael J. Dee	4,100	1,236	—	5,336
Gregory J. Olinde	524	1,236	—	1,760

Benefit Plans and Agreements

Employment Agreements. BayVanguard Bank and BV Financial have entered into employment agreements with Messrs. Flair and Prindle. The employment agreements became effective on February 28, 2019. The initial term of the employment agreements was three years from their effective date. As of each anniversary of the effective date of the employment agreements, the term of the agreements automatically extends for one additional year, so that the remaining term is again three years, unless either BayVanguard Bank or the executive give written notice to the other party of non-renewal. If either party provides the other with notice of non-renewal, the term will become fixed and expire at the end of the then current term. Notwithstanding the foregoing, in the event BayVanguard Bank or BV Financial enters into a transaction that would constitute a change in control, as defined under the employment agreements, the term of the agreements would automatically extend so that they would expire no less than three years following the effective date of the change in control. The conversion of Bay-Vanguard, M.H.C. from the mutual holding company to the stock holding company for of organization will not constitute a “change in control” for purposes of the employment agreements.

The employment agreements specify the base salaries of Messrs. Flair and Prindle, which are currently $398,580. The Board of Directors of BayVanguard Bank may increase, but not decrease, the executives’ base salaries. Also, following a change in control, the Compensation Committee (or other appropriate committee) will continue to annually review the executives’ base salaries and will increase the base salaries by a percentage that is not less than the average annual percentage increase in base salary received by each executive over the three years immediately preceding the year in which the change in control occurs. In addition to base salary, the agreements provide that each executive will participate in any bonus plan or arrangement of BayVanguard Bank or BV Financial in which senior management is eligible to participate. Each executive is also entitled to participate in all employee benefit plans, arrangements and perquisites offered to employees and officers of BayVanguard Bank and the reimbursement of reasonable travel and other business expenses incurred in the performance of his duties for BayVanguard Bank. BayVanguard Bank will also reimburse each executive for the business use of any automobile, provide or reimburse each executive with/for a cellular phone, and reimburse each executive for certain expenses incurred in connection with the executive’s attendance at an annual banking conference.

BayVanguard Bank may terminate the executives’ employment, or the executives may resign from their employment, at any time with or without good reason. Under the employment agreements, in the event BayVanguard Bank terminates an executive’s employment without cause or the executive voluntary resigns for “good reason” (i.e., a “qualifying termination event”), BayVanguard Bank will pay the executive a lump sum severance payment equal to three times the average taxable income reported in the executive’s Form W-2, Box 1, for the five taxable years immediately preceding the year in which the termination of employment occurs. In addition, BayVanguard Bank will provide the executive with continued life insurance and non-taxable medical and dental insurance substantially comparable to the coverage provided by BayVanguard Bank immediately prior to the termination of employment under the same cost-sharing arrangements that apply for active employees of BayVanguard Bank as of the date of termination. The coverage will cease on the earlier of (1) the expiration of the term of the employment agreement or (2) the date on which the executive becomes a full-time employee with another employer.

Under the employment agreement, upon a change in control of BayVanguard Bank or BV Financial, the executives would receive a payment equal to three times the sum of (1) the average taxable income reported in the executive’s Form W-2, Box 1, for the five taxable years immediately preceding the year in which the change in control occurs, (2) the matching contributions made to the 401(k) Plan for the plan year immediately preceding the year in which the change in control occurs and (3) the contribution made on the executive’s behalf under the employee stock ownership plan for the plan year immediately preceding the year in which the change in control occurs. The payment will be made to the executive within ten days following the change in control. If the change in control payment provided under the employment agreements, together with any other payments or payments or benefits made to or provided to the executives, constitute “parachute payments” under Section 280G of the Code, the executive’s payments under the employment agreements will be cut-back to an amount so that there are not parachute payments, but only if the reduction provides a greater economic benefit to the executive than if the executive received all payments and paid any excise tax due under Section 4999 of the Code.

The employment agreements terminate upon the executive’s death or disability. Upon the executive’s death, his beneficiary will receive the base salary the executive would have received through the end of the month in which the death occurred. In addition, for one year following his death, the executive’s dependents will receive continued non-taxable medical and dental coverage.

The executives’ employment may also be terminated for “cause” (as defined in the employment agreements) at any time, in which case the executive will have no right to any payments or benefits, other than any vested benefits.

Change in Control Agreement. BayVanguard Bank has entered into a change in control agreement with Mr. Dee. The change in control agreement has a term of three years and the Board of Directors of BayVanguard Bank may extend the term of the agreement by one year every July 1, so that it again becomes three years, unless the executive gives notice of his desire that the term not be extended.

In the event the executive’s employment involuntary terminates for reasons other than cause, or in the event of the executive’s resignation for “good reason” (as those terms are defined in the agreement), in either case within one year following a change in control, Mr. Dee will receive a severance payment, paid in a single lump sum, equal to three times his “base amount,” as that term is defined for purposes of Section 280G of the Code (i.e., three times the average of the taxable compensation reported in Box 1 of Form W-2 for the five taxable years preceding the year in which the change in control occurs). In addition, BayVanguard Bank will provide the executive with continued life insurance and non-taxable medical and dental insurance substantially comparable to the coverage provided by BayVanguard Bank immediately prior to the termination of employment under the same cost-sharing arrangements that apply for active employees of BayVanguard Bank as of the date of termination. The coverage will cease after thirty-six months. If the coverage cannot be provided to the executive, he will receive a cash payment reasonably estimated to equal the value of the coverage. In the event the payments and benefits paid to or provided to the executive constitute an excess parachute payment for purposes of Section 280G of the Code, the payments or benefits will be reduced to an amount that does not create and excess parachute payment.

Salary Continuation Plans. BayVanguard Bank sponsors a Salary Continuation Plan for each of Messrs. Flair and Prindle. Under the plans, if the executive separates from service prior to reaching his normal retirement age under the plan (age 68 for Mr. Flair and age 48 for Mr. Prindle), the executive will be entitled to an annual benefit of $100,000. The annual payments will commence on the first day of the second month following the separation from service and will continue for 15 years. If an executive separates from service prior to reaching his normal retirement age, he will receive a benefit equal to the accrued benefit (i.e., the amount accrued to reflect the liability of BayVanguard Bank under the plan). The benefit will be paid in installments commencing on the first day of the second month following the executive’s normal retirement age and continuing for 15 years.

If an executive dies while in service and prior to reaching his normal retirement age, his beneficiary will receive the accrued benefit under the plan less the benefit described in any endorsement split dollar life insurance agreement between BayVanguard Bank and the executive. If the executive is not a party to a split dollar agreement, the accrued benefit will be paid to his beneficiary in a lump sum on the first day of the second month following the executive’s death. If the executive dies following a separation from service or while in service and after attaining his normal retirement age, his beneficiary will receive the present value of the normal retirement benefit less the benefit described in any endorsement split dollar life insurance agreement between BayVanguard Bank and the executive. If the executive is not a party to a split dollar agreement, the present value of the normal retirement benefit will be paid to his beneficiary in a lump sum on the first day of the second month following the executive’s death. If the executive dies after payments have commenced under the plan, his beneficiary will receive the present value of the remaining benefit payments less the benefit described in any endorsement split dollar life insurance agreement between BayVanguard Bank and the executive. If the executive is not a party to a split dollar agreement, the present value of the remaining benefit payments will be paid to his beneficiary in a lump sum on the first day of the second month following the executive’s death.

If an executive involuntarily separates from service or separates from service for good reason, in either case, within two years following a change in control, the executive will receive the present value of the normal retirement benefit, payable in a lump sum on the first day of the second month following the separation from service. The conversion of Bay-Vanguard, M.H.C. from the mutual holding company to the stock holding company for of organization will not constitute a “change in control” for purposes of the employment agreement.

If the executive becomes disabled while in service and prior to his normal retirement age, he will receive the normal retirement benefit, as if he had attained his normal retirement age. The benefit will be paid commencing on the first day of the second month following his normal retirement age and continue for 15 years.

Executive Split Dollar Agreement. BayVanguard Bank has purchased life insurance policies covering certain officers, including Mr. Flair. Although the Bank owns these policies, the individuals have an interest in the policy proceeds paid at their death. BayVanguard Bank has entered into an Executive Split Dollar Agreement with Mr. Flair. Under the Split Dollar Agreement, upon Mr. Flair’s death, his beneficiaries will receive a death benefit in the amount of the lesser of (1) the present value of the benefit Mr. Flair would have received under as the normal retirement benefit under the Salary Continuation Plan (as if he had attained age 65 immediately prior to his death if he dies prior to age 65) or, if Mr. Flair is in pay status under the Salary Continuation Plan, the present value of the remaining payments that would be due under the Salary Continuation Plan or (2) the net death proceeds (i.e., the total death proceeds of the life insurance policy minus the cash surrender value). Each year, BayVanguard Bank imputes income to Mr. Flair to reflect the value of the life insurance coverage provided under the Split Dollar Agreement. The Split Dollar Agreement terminates upon the occurrence of (1) the surrender, lapse or other termination of the underlying life insurance policy, (2) cessation of the bank’s business which is not continued by any successor, (3) written notice of termination of the agreement by either party to the agreement, (4) bankruptcy, receivership, or dissolution of the bank, or (5) distribution of the death benefits in accordance with the terms of the agreement.

401(k) Plan. BayVanguard Bank maintains the BayVanguard Bank 401(k) Profit Sharing Plan, a tax-qualified defined contribution plan for eligible employees (the “401(k) Plan”). The named executive officers are eligible to participate in the 401(k) Plan on the same terms as other eligible employees of BayVanguard Bank. Eligible employees who are at least 21 years of age become participants in the 401(k) Plan after completing 90 consecutive days of employment during which they compete at least 250 hours of service for elective deferrals under the plan. Eligible employees who are at least 21 years of age become participants in the 401(k) Plan after completing one year of service with the bank for matching and non-elective employer contributions under the plan.

Under the 401(k) Plan, a participant may elect to defer, on a pre-tax basis, between 1% and 25% of their compensation. For 2023, the salary deferral contribution limit is $22,500, provided, however, that a participant over age 50 may contribute an additional $7,500 to the 401(k) Plan for a total of $30,000. In addition to salary deferral contributions, BayVanguard Bank makes matching contributions equal to 20% of the amount deferred such that the maximum contribution will not exceed 5% of the participant’s compensation.

A participant is always 100% vested in his or her salary deferral contributions. A participant will vest in matching and non-elective contributions at the rate of 20% per year of service, beginning after two years of service, so that a participant will become fully vested after completing six years of credited service. Generally, unless the participant elects otherwise, the participant’s account balance will be distributed following the participant’s termination of employment. However, participants may take in-service withdrawals from the 401(k) Plan in certain circumstances, including for hardships.

401(k) Plan participants may currently invest a portion of their account balance in the BV Financial Stock Fund. BayVanguard intends to allow participants in the 401(k) plan to use up to 100% of their account balances in the 401(k) Plan to subscribe for stock in the offering. The expense recognized in connection with the 401(k) Plan totaled approximately $72,000 for the fiscal year ended December 31, 2022.

Employee Stock Ownership Plan. In connection with its mutual holding company reorganization and related offering, BayVanguard Bank adopted an employee stock ownership plan for eligible employees, including the named executive officers. Eligible employees begin participating in the employee stock ownership plan on the first entry date commencing on or after the eligible employee’s completion of one year of service and attainment of age 21.

In connection with the stock offering, we expect the trustee to purchase 8% of the common stock sold in the stock offering. To purchase the additional common stock, the trustee will borrow money from BV Financial, Inc. The new loan will be repaid principally through BayVanguard Bank’s discretionary contributions to the employee stock ownership plan as well as any dividends payable on common stock held by the employee stock ownership plan over the anticipated 20-year term of the loan. The interest rate for the employee stock ownership plan loan will be the prime rate, as published in The Wall Street Journal as of the close of the conversion. At the completion of the offering, the existing shares held in the employee stock ownership plan will be adjusted to reflect the exchange ratio utilized in connection with the stock offering.

The trustee holds the shares purchased by the employee stock ownership plan in an unallocated suspense account and releases the shares as the loan is repaid. Participants become 100% vested in their account balance after five years of service (at the rate of 20% per year). Participants also become fully vested upon normal retirement, death or disability, a change in control, or termination of the employee stock ownership plan. Generally, participants will receive distributions from the employee stock ownership plan upon separation from service in accordance with the terms of the plan document. The employee stock ownership plan reallocates any unvested shares forfeited upon termination of employment among the remaining participants.

As discussed above, we expect the employee stock ownership plan to purchase up to 8% of the shares of common stock we sell in the offering. If market conditions warrant, in the judgment of its trustee, the employee stock ownership plan’s subscription order will not be filled and the employee stock ownership plan may elect to purchase shares in the open market following the completion of the conversion, subject to the regulatory approval.

Outstanding Equity Awards at Fiscal Year End. The following table sets forth information with respect to outstanding equity awards as of December 31, 2022 for the named executive officers.

Outstanding Equity Awards at Fiscal Year End
	Option awards				Stock awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
David M. Flair	14,000	—	8.65	12/31/2027	5,803	145,075
Timothy L. Prindle	—	—	—	—	5,803	145,075
Michael J. Dee	12,000	—	8.65	12/31/2027	—	—
Gregory J. Olinde	—	—	—	—	—	—

(1)	Restricted stock awards vest in three approximately equal installments, with the first vesting occurring on December 31, 2023.
(2)	Based on a closing price of BV Financial’s common stock of $25.00 as of December 31, 2022.

BV Financial, Inc. 2021 Equity Incentive Plan. BV Financial has adopted, and its stockholders approved, the BV Financial, Inc. 2021 Equity Incentive Plan. Subject to permitted adjustments for certain corporate transactions (including the conversion), the 2021 Equity Incentive Plan authorizes the issuance or delivery to participants of up to 100,000 shares of BV Financial common stock pursuant to grants of stock options and 145,000 shares of BV Financial common stock pursuant to the grant of restricted stock awards. As of December 31, 2022, there were 87,400 restricted stock awards and 100,000 stock options remaining available for future grants under the 2021 Equity Incentive Plan. At the completion of the stock offering any outstanding awards and any shares remaining available for grant under the 2021 Equity Plan will be adjusted to reflect the stock offering. We will also amend the 2021 Equity Plan to eliminate any reference to our mutual holding company.

BV Financial, Inc. 2017 Stock Option Plan. BV Financial has adopted, and its stockholders approved, the BV Financial, Inc. 2017 Stock Option Plan. Since the approval of the BV Financial, Inc. 2021 Equity Incentive Plan, no stock options have been available for award under the 2017 Stock Option Plan. However, as of December 31, 2022, 36,350 previously granted stock options remain outstanding.

Director Compensation

The following table sets forth for the year ended December 31, 2022 certain information as to the total compensation we paid to our non-employee directors. Neither Mr. Flair nor Mr. Prindle received any compensation in his capacity as a director during the fiscal year ended December 31, 2022.

Director Compensation Table for the Year Ended December 31, 2022
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Gary T. Amereihn	25,000	28,394	53,394
William Streett Baldwin	21,750	6,079	27,829
William B. Crompton, III	24,000	21,107	45,107
Joseph S. Galli	12,000	21,107	33,107
Kim C. Liddell(2)	14,250	6,079	20,329
Brian K. McHale	17,500	6,079	23,579
Joshua W. Posnick	13,500	6,079	19,579
Michael L. Snyder(3)	10,500	6,079	16,579
Machteld V. Thomas	12,000	—	12,000

(1)

In accordance with FASB ASC Topic 718, the reported amount is based on the closing price of BV Financial’s common stock on the grant date ($22.77 per share on May 6, 2022). Restricted stock awards vest upon the earlier of achievement of certain beneficial ownership requirements or, if such requirements are not met, in three approximately equal installments, with the first vesting occurring on April 30, 2023. As of December 31, 2022, Messrs. Baldwin, Liddell, McHale, Posnick and Snyder each had an outstanding stock award for 1,193 shares, Mr. Amereihn had an outstanding stock award for 733 shares, Ms. Thomas had an outstanding stock award for 660 shares and Messrs. Crompton and Galli each had an outstanding stock award for 533 shares.

(2)	Mr. Liddell resigned from the Board effective April 25, 2023.
(3)	Mr. Snyder retired from the Board effective as of the 2023 Annual Meeting of Stockholders held on May 4, 2023.

Director Supplemental Retirement Agreement. BayVanguard Bank has entered into an amended and restated supplemental director retirement agreement with Mr. McHale to provide certain payments to him upon his retirement or to his beneficiary if he dies under certain circumstances. Under the agreement, Mr. McHale is entitled to a retirement benefit equal to $6,100 per year, payable in monthly installments for a period of ten years commencing within 30 days following his separation from service on or after attaining age 70. If Mr. McHale terminates service with BayVanguard Bank before age 70 for reasons other than cause, he is entitled to receive the accrued liability balance, payable in an unreduced lump sum within 30 days following his separation from service. If Mr. McHale dies while actively serving as a member of the board of directors, 100% of his accrued liability account will be paid to his beneficiary within 30 days following his death in an unreduced lump sum. If he dies during the installment payout of benefits, the remaining installments will be paid monthly to his beneficiary. If Mr. McHale separates from service following a change in control (as defined in the agreement), Mr. McHale will receive benefits under the plan as if he had retired from BayVanguard Bank upon attainment of age 70.

Benefits to be Considered Following Completion of the Conversion

Stock-Based Benefit Plans. Following the offering, we intend to adopt one or more new stock-based benefit plans that will provide for grants of stock options and restricted stock awards (including restricted stock units). The stock-based benefit plans will not be adopted sooner than six months after the offering, and, if adopted within 12 months after the offering, stockholders must approve the plans by a majority of the votes eligible to be cast. If the stock-based benefit plans are established more than 12 months after the offering, stockholders must approve the plans by a majority of votes cast on the proposal. Also, if adopted within 12 months following the completion of the conversion, the aggregate number of shares reserved for the exercise of stock options or available for stock awards under the stock-based benefit plans would be limited to 10% and 4%, respectively, of the shares sold in the offering.

The following additional restrictions would apply to our stock-based benefit plans if we adopt such plans within 12 months after the offering:

•	non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plans;

•	any one non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plans;

•	any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under the plans;

•

any tax-qualified employee stock benefit plans and restricted stock plans, in the aggregate, may not acquire more than 10% of the shares sold in the offering, unless BayVanguard Bank has tangible capital of 10% or more, in which case tax-qualified employee stock benefit plans and restricted stock plans may acquire up to 12% of the shares sold in the offering;

•	the options and restricted stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plans;

•	accelerated vesting is not permitted except for death, disability or upon a change in control of BV Financial or BayVanguard Bank; and

•	our executive officers or directors must exercise or forfeit their options if BayVanguard Bank becomes critically undercapitalized, is subject to enforcement action or receives a capital directive.

We have not determined whether we will present stock-based benefit plans for stockholder approval before or after 12 months after the completion of the conversion.

We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

The actual value of the shares awarded under stock-based benefit plans would be based in part on the price of BV Financial’s common stock at the time the shares are awarded. The following table presents the total value of all shares of restricted stock that would be available for issuance under the new stock-based benefit plans, assuming the shares are awarded when the market price of our common stock ranges from $8.00 per share to $14.00 per share.

Share Price	391,000 Shares Awarded at Minimum of Offering Range	460,000 Shares Awarded at Midpoint of Offering Range	529,000 Shares Awarded at Maximum of Offering Range	608,350 Shares Awarded at Adjusted Maximum of Offering Range
(In thousands, except share price information)
$ 8.00	$3,128,000	$3,680,000	$4,232,000	$4,866,800
10.00	3,910,000	4,600,000	5,290,000	6,083,500
12.00	4,692,000	5,520,000	6,348,000	7,300,200
14.00	5,474,000	6,440,000	7,406,000	8,516,900

The grant-date fair value of the options granted under the new stock-based benefit plans will be based in part on the price of shares of common stock of BV Financial at the time the options are granted. The value also will depend on the various assumptions utilized in the option pricing model ultimately adopted. The following table presents the total estimated value of the options to be available for grant under the stock-based benefit plans, assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares is $8.00 per share to $14.00 per share. The Black-Scholes option pricing model provides an estimate only of the fair value of the stock options, and the actual value of the stock options may differ significantly from the value set forth in this table.

Exercise Price	Grant-Date Fair Value Per Option	977,500 Options at Minimum of Offering Range	1,150,000 Options at Midpoint of Offering Range	1,322,500 Options at Maximum of Offering Range	1,520,875 Options at Adjusted Maximum of Offering Range
(In thousands, except exercise price and fair value information)
$ 8.00	$4.02	$3,929,550	$4,623,000	$5,316,450	$6,113,918
10.00	5.02	4,907,050	5,773,000	6,638,950	7,634,793
12.00	6.02	5,884,550	6,923,000	7,961,450	9,155,668
14.00	7.03	6,871,825	8,084,500	9,297,175	10,691,751

The tables presented above are provided for informational purposes only. There can be no assurance that our stock price will not trade below $10.00 per share. Before you make an investment decision, we urge you to read this prospectus carefully, including, but not limited to, the section entitled “Risk Factors” beginning on page 17.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table provides the beneficial ownership of shares of common stock of BV Financial held by our directors and executive officers, individually and as a group, and all individuals known to management to own more than 5% of our common stock at May 2, 2023. For purposes of this table, a person is deemed to be the beneficial owner of any shares of common stock over which he has, or shares, directly or indirectly, voting or investment power or as to which he or she has the right to acquire beneficial ownership at any time within 60 days after May 2, 2023.

	Number of Shares		Percent Outstanding(1)
5% Beneficial Owners:
Bay-Vanguard, M.H.C.	6,400,814		86.2%
7114 North Point Road Baltimore, Maryland 21219
Directors and Nominees:
Gary T. Amereihn	10,792	(2)	*
William Streett Baldwin	3,510	(3)	*
P. David Bramble	—		*
William B. Crompton, III	6,346	(4)	*
David M. Flair	54,571	(5)	*
Joseph S. Galli	34,939	(6)	*
Brian K. McHale	4,681	(3)	*
Timothy L. Prindle	63,093	(7)	*
Joshua W. Posnick	1,560	(3)	*
Machteld V. Thomas	1,520	(6)	*
Executive Officers Who Are Not Directors:
Michael J. Dee	21,862		*
Gregory J. Olinde	—		*
All directors, nominees and executive officers as a group (13 persons)	213,561		2.88%

*	Less than 1%.
(1)	Based on 7,424,595 shares outstanding at May 2, 2023.
(2)	Includes 733 shares of unvested restricted stock.
(3)	Includes 1,193 shares of unvested restricted stock.
(4)	Includes 533 shares of unvested restricted stock.
(5)

Includes options to acquire 14,000 shares, 8,263 shares of unvested restricted stock, 4,142 shares allocated under the Employee Stock Ownership Plan and 2,908 shares held in trust in the BayVanguard Bank 401(k) Plan.

(6)	Includes 660 shares of unvested restricted stock.
(7)	Includes 6,743 shares of unvested restricted stock.

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The table below sets forth, for each of BV Financial’s directors and executive officers, and for all of these individuals as a group, the following information:

(1)

the number of exchange shares to be held upon completion of the conversion, based upon their beneficial ownership of BV Financial common stock at May 2, 2023, as set forth in “Beneficial Ownership of Common Stock;”

(2)	the proposed purchases of subscription shares, assuming sufficient shares of common stock are available to satisfy their subscriptions; and

(3)	the total shares of common stock to be held upon completion of the conversion.

In each case, it is assumed that subscription shares are sold at the minimum of the offering range. See “The Conversion and Offering—Additional Limitations on Common Stock Purchases.” Federal regulations prohibit our directors and officers from selling the shares they purchase in the offering for one year after the date of purchase.

	Number of Exchange Shares to Be Held(1)	Proposed Purchases of Stock in the Offering(2)		Total Common Stock to be Held at Minimum of Offering Range(1)(3)
Name of Beneficial Owner		Number of Shares	Amount	Number of Shares	Percentage of Shares Outstanding
Gary T. Amereihn	16,480	30,000	$300,000	46,480	*	%
William Streett Baldwin	5,360	35,000	350,000	40,360	*
P. David Bramble(4)	—	10,000	100,000	10,000	*
William B. Crompton, III	9,690	30,000	300,000	39,690	*
David M. Flair	83,335	35,000	350,000	118,335	1.04
Joseph S. Galli	53,355	70,000	700,000	123,355	1.09
Brian K. McHale	7,148	10,000	100,000	17,148	*
Timothy L. Prindle ’	96,349	70,000	700,000	166,349	1.47
Joshua W. Posnick	2,382	5,000	50,000	7,382	*
Machteld V. Thomas	2,321	30,000	300,000	32,321	*
Michael J. Dee	33,385	30,000	300,000	63,385	*
Gregory J. Olinde	—	5,000	50,000	5,000	*
Rose M. Searcy	16,320	1,500	15,000	17,820	*

All Directors and Executive Officers as a Group	326,125	361,500	$3,615,000	687,625	6.06%

*	Less than 1%.
(1)	Based on information presented under “Beneficial Ownership of Common Stock,” and assuming an exchange ratio of 1.5271 at the minimum of the offering range.
(2)	Includes proposed subscriptions, if any, by associates.
(3)

Assuming an exchange ratio of 2.3761 at the adjusted maximum of the offering range, directors and executive officers would beneficially own 868,937 shares, or 4.93% of our outstanding shares of common stock.

(4)	Mr. Bramble will only be eligible to purchase shares of our common stock in the offering in a community offering, if one is held.

THE CONVERSION AND OFFERING

The boards of directors of Bay-Vanguard, M.H.C. and BV Financial have approved the plan of conversion. The plan of conversion must also be approved by the stockholders of BV Financial and the members of Bay-Vanguard, M.H.C. (i.e., eligible depositors of BayVanguard Bank). Special meetings of stockholders and members have been called for this purpose. We have received the approval of the Federal Reserve Board with respect to the conversion. We have also filed an application with the OCFR with respect to the conversion of BayVanguard Bank’s charter to that of a Maryland commercial bank, including amending and restating BayVanguard Bank’s charter to, among other things, establish a liquidation account. The approval of the OCFR is required before we can consummate the conversion and issue shares of common stock. Any approval by the Federal Reserve Board or the OCFR does not constitute a recommendation or endorsement of the plan of conversion.

General

Pursuant to the plan of conversion, our organization will convert from the mutual holding company form of organization to the fully stock form. Bay-Vanguard, M.H.C. will be merged into BV Financial and as a result Bay-Vanguard, M.H.C. will cease to exist. As part of the conversion, the 86.2% ownership interest of Bay-Vanguard, M.H.C. in BV Financial as of March 31, 2023 will be offered for sale in the offering. When the conversion is completed, BV Financial will continue to own all of the outstanding common stock of BayVanguard Bank and public stockholders will own all of the outstanding common stock of BV Financial. A diagram of our corporate structure before and after the conversion is set forth in the “Summary” section of this prospectus.

Under the plan of conversion, at the completion of the conversion and offering, each share of BV Financial common stock owned by persons other than Bay-Vanguard, M.H.C. will be converted automatically into the right to receive new shares of BV Financial common stock determined pursuant to an exchange ratio. The exchange ratio will ensure that immediately after the exchange of existing shares of BV Financial for new shares of BV Financial the public stockholders will own the same aggregate percentage of shares of common stock of BV Financial that they owned immediately before the conversion, excluding any shares they purchased in the offering and their receipt of cash paid in lieu of fractional shares, and adjusted downward to reflect certain assets held by Bay-Vanguard, M.H.C.

We intend to retain between $39.9 million and $62.5 million of the net proceeds of the offering and to contribute between $47.7 million and $74.6 million of the net proceeds to BayVanguard Bank. The conversion will be consummated only upon the sale of at least the minimum number of shares of our common stock offered pursuant to the plan of conversion.

The plan of conversion provides that we will offer shares of common stock for sale in the subscription offering to eligible account holders, our tax-qualified employee benefit plans, including our employee stock ownership plan, supplemental account holders, and other members (qualifying depositors). In addition, we may offer common stock for sale in a community offering to members of the general public, with a preference given to natural persons (including trusts of natural persons) residing in Baltimore City and Anne Arundel, Baltimore, Dorchester, Harford and Talbot Counties, Maryland.

We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering. The community offering may begin concurrently with, during or after the subscription offering and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the Federal Reserve Board. See “—Community Offering.”

We also may offer for sale shares of common stock not purchased in the subscription or community offerings in a syndicated community offering in which Performance Trust will be sole manager. See “—Syndicated Community Offering.”

We determined the number of shares of common stock to be offered in the offering based upon an independent valuation appraisal of the estimated pro forma market value of BV Financial. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock. The independent valuation will be updated and the final number of shares of common stock to be issued in the offering will be determined at the completion of the offering. See “—Stock Pricing and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the conversion and offering and is qualified in its entirety by reference to the provisions of the plan of conversion. A copy of the plan of conversion is available for inspection at each office of BayVanguard Bank. The plan of conversion is also filed as an exhibit to Bay-Vanguard, M.H.C.’s application for conversion, of which this prospectus is a part, copies of which may be obtained from the Federal Reserve Board. The plan of conversion is also filed as an exhibit to the registration statement we have filed with the Securities and Exchange Commission, of which this prospectus is a part. Copies of the registration statement may be obtained from the Securities and Exchange Commission or online at the Securities and Exchange Commission’s website (www.sec.gov). See “Where You Can Find Additional Information.”

Reasons for the Conversion and Offering

Our primary reasons for converting and undertaking the stock offering are to:

•

Support our planned growth and strengthen our regulatory capital position with the additional capital we will raise in the stock offering. A strong capital position is essential to achieving our long-term objectives of growing BayVanguard Bank and building stockholder value. Although BayVanguard Bank exceeds all regulatory capital requirements, the proceeds from the offering will materially strengthen our capital position and enable us to support our potential growth and expansion through larger legal lending limits. The augmented regulatory capital will be essential to the continued implementation of our business strategy.

•

Improve the liquidity of our shares of common stock. We expect that the larger number of shares that will be outstanding after completion of the conversion and offering, as well as our shares of stock being traded on the Nasdaq Capital Market, will result in a more liquid and active market for BV Financial common stock. A more liquid and active market will make it easier for our stockholders to buy and sell our common stock and will give us greater flexibility in implementing capital management strategies.

•

Facilitate future mergers and acquisitions. Although we do not currently have any understandings or agreements regarding any specific acquisition transaction, the stock holding company structure will give us greater flexibility to structure, and make us a more attractive and competitive bidder for, mergers and acquisitions of other financial institutions or financial service companies as opportunities arise. The additional capital raised in the offering also will enable us to consider larger merger transactions. In addition, although we intend to remain an independent financial institution, the stock holding company structure may make us a more attractive acquisition candidate for other institutions. Applicable regulations prohibit anyone from acquiring or offering to acquire more than 10% of our stock for three years following completion of the conversion without regulatory approval.

•

Facilitate our stock holding company’s ability to pay dividends to our public stockholders. Current regulations of the Federal Reserve Board prohibit the ability of Bay-Vanguard, M.H.C. to waive receipt of dividends declared by BV Financial. Accordingly, because any dividends declared and paid by BV Financial have been paid to Bay-Vanguard, M.H.C. along with all other stockholders, the amount of dividends available for all other stockholders has been less than if Bay-Vanguard, M.H.C. were allowed to waive the receipt of dividends. The conversion will eliminate our mutual holding company structure and will facilitate our ability to pay dividends to all stockholders of BV Financial, subject to legal, regulatory and financial considerations applicable to all financial institutions. See “Our Dividend Policy.”

•

Transition our organization to a stock holding company structure, which gives us greater flexibility to access the capital markets compared to our existing mutual holding company structure. The stock holding company structure gives us greater flexibility to access the capital markets to support our growth through possible future equity and debt offerings. We have no current plans, agreements or understandings regarding any additional equity or debt offerings.

Approvals Required

The affirmative vote of a majority of the total votes eligible to be cast by the members of Bay-Vanguard, M.H.C. (i.e., eligible depositors of BayVanguard Bank) is required to approve the plan of conversion. Bay-Vanguard, M.H.C. has scheduled a special meeting of members for June 29, 2023, and intends to send a proxy statement to the members of Bay-Vanguard, M.H.C. eligible to vote at the special meeting to solicit their votes in favor of the plan of conversion. By their approval of the plan of conversion, the members of Bay-Vanguard, M.H.C. will also be approving the merger of Bay-Vanguard, M.H.C. with and into BV Financial, which includes the conversion of BayVanguard Bank’s charter to that of a Maryland commercial bank. The affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock of BV Financial and the affirmative vote of the holders of a majority of the outstanding shares of common stock of BV Financial held by the public stockholders of BV Financial (i.e., all stockholders other than Bay-Vanguard, M.H.C.) also are required to approve the plan of conversion. BV Financial has scheduled a special meeting of stockholders for June 29, 2023, and intends to send a proxy statement to the stockholders of BV Financial eligible to vote at the special meeting to solicit their votes in favor of the plan of conversion. By their approval of the plan of conversion, the public stockholders will also be approving the merger of Bay-Vanguard, M.H.C. with and into BV Financial as well as the amendment to the articles of incorporation of BV Financial. We have received the approval of the Federal Reserve Board with respect to the conversion. The OCFR must also approve BayVanguard Bank’s conversion from a state-chartered stock savings bank to a state-chartered commercial bank, including amending and restating BayVanguard Bank’s charter to, among other things, establish a liquidation account. The approval of the OCFR is required before we can consummate the conversion and issue shares of common stock.

Share Exchange Ratio for Current Stockholders

At the completion of the conversion, each publicly held share of BV Financial common stock will be converted automatically into the right to receive a number of new shares of BV Financial common stock. The number of shares of common stock will be determined pursuant to the exchange ratio, which ensures that the public stockholders will own approximately the same percentage of common stock in BV Financial after the conversion as they held in BV Financial immediately before the conversion, exclusive of their purchase of additional shares of common stock in the offering, and their receipt of cash in lieu of fractional exchange shares, and adjusted downward to reflect certain assets held by Bay-Vanguard, M.H.C. The exchange ratio will not depend on the market value of BV Financial common stock. The exchange ratio will be based on the percentage of BV Financial common stock held by the public, the independent valuation of BV Financial prepared by RP Financial, and the number of shares of common stock sold in the offering. The exchange ratio is expected to range from approximately 1.5271 shares for each publicly held share of BV Financial at the minimum of the offering range to 2.3761 shares for each publicly held share of BV Financial at the adjusted maximum of the offering range.

The following table shows how the exchange ratio will adjust, based on the appraised value of BV Financial as of April 14, 2023, assuming immediately before the completion of the conversion public stockholders of BV Financial own 13.8% of the outstanding shares of BV Financial common stock and Bay-Vanguard, M.H.C. has cash of $8,000. The table also shows how many new shares of BV Financial a hypothetical current owner of BV Financial common stock would receive in the exchange for 100 shares of common stock owned at the completion of the conversion, depending on the number of shares issued in the offering.

	Shares to be Sold in This Offering		New Shares of BV Financial to be Issued for Current Shares of BV Financial		Total Shares of Common Stock to be Issued in Exchange and Offering	Exchange Ratio	Equivalent Value of Shares Based Upon Offering Price(1)	Equivalent Pro Forma Tangible Book Value Per Exchanged Share(2)	Whole Shares to be Received for 100 Existing Shares(3)
	Amount	Percent	Amount	Percent
Minimum	9,775,000	86.2%	1,563,460	13.8%	11,338,460	1.5271	$15.27	$22.74	152
Midpoint	11,500,000	86.2%	1,839,365	13.8%	13,339,365	1.7966	17.97	24.74	179
Maximum	13,225,000	86.2%	2,115,270	13.8%	15,340,270	2.0661	20.66	26.78	206
Adjusted Maximum	15,208,750	86.2%	2,432,560	13.8%	17,641,310	2.3761	23.76	29.11	237

(1)

Represents the value of new shares of BV Financial common stock to be received in the conversion by a holder of one current share of BV Financial, pursuant to the exchange ratio, based upon the $10.00 per share offering price.

(2)

Represents the pro forma tangible book value per share at each level of the offering range multiplied by the respective exchange ratio. At March 31, 2023, BV Financial’s tangible book value per share was $11.46.

(3)	Cash will be paid in lieu of fractional shares.

Options to purchase shares of BV Financial common stock that are outstanding immediately before the completion of the conversion will be converted into options to purchase new shares of BV Financial common stock, with the number of shares subject to the option and the exercise price per share to be adjusted based upon the exchange ratio. The aggregate exercise price, term and vesting period of the options will remain unchanged.

Effects of Conversion

Continuity. The conversion will not affect the normal business of BayVanguard Bank of accepting deposits and making loans. As part of the conversion, BayVanguard Bank will convert its charter to that of a Maryland commercial bank. This change will not have a material effect on the business of BayVanguard Bank and BayVanguard Bank will continue to be regulated by the OCFR and the FDIC. After the conversion, BayVanguard Bank will continue to offer existing services to depositors, borrowers and other customers. The directors of BV Financial serving at the time of the conversion will continue to be the directors of BV Financial upon the completion of the conversion.

Effect on Deposit Accounts. Pursuant to the plan of conversion, each depositor of BayVanguard Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion. Depositors will continue to hold their existing certificates and other evidences of their accounts.

Effect on Loans. No loan outstanding from BayVanguard Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed before the conversion.

Effect on Voting Rights of Depositors. Depositors of BayVanguard Bank are members of, and have voting rights in, Bay-Vanguard, M.H.C., as to all matters requiring a vote of members, including the election of directors of Bay-Vanguard, M.H.C., proposed amendments to the articles of incorporation of Bay-Vanguard, M.H.C., and the vote on the plan of conversion. Upon completion of the conversion, depositors will no longer have voting rights. All voting rights in BayVanguard Bank will be vested in BV Financial as the sole stockholder of BayVanguard Bank. The stockholders of BV Financial will possess exclusive voting rights with respect to BV Financial common stock.

Tax Effects. We have received an opinion of counsel with regard to the federal income tax consequences of the conversion and an opinion of our tax advisor with regard to the Maryland income tax consequences of the conversion to the effect that the conversion will not be a taxable transaction for federal or state income tax purposes to Bay-Vanguard, M.H.C., BV Financial, BayVanguard Bank, the public stockholders of BV Financial (except for cash paid for fractional shares), eligible account holders, supplemental eligible account holders, or other members. See “—Material Income Tax Consequences.”

Effect on Liquidation Rights. Each depositor in BayVanguard Bank has both a deposit account in BayVanguard Bank and a pro rata ownership interest in the net worth of Bay-Vanguard, M.H.C. based upon the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This ownership interest may only be realized in the event of a complete liquidation of Bay-Vanguard, M.H.C. and BayVanguard Bank; however, there has never been a liquidation of a solvent mutual holding company. Any depositor who opens a deposit account prior to the completion of the offering receives a pro rata ownership interest in Bay-Vanguard, M.H.C. without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the deposit account but nothing for his or her ownership interest in the net worth of Bay-Vanguard, M.H.C., which is lost to the extent that the balance in the account is reduced or closed.

Consequently, depositors in a stock depository institution that is a subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest, which would be realizable only in the unlikely event that Bay-Vanguard, M.H.C. and BayVanguard Bank are liquidated completely. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Bay-Vanguard, M.H.C. after other claims, including claims of depositors to the amounts of their deposits, are paid.

Under the plan of conversion, Eligible Account Holders (as defined below) and Supplemental Eligible Account Holders (as defined below) will receive an interest in liquidation accounts maintained by BV Financial and BayVanguard Bank in an aggregate amount equal to (1) Bay-Vanguard, M.H.C.’s ownership interest in BV Financial’s total stockholders’ equity as of the date of the latest statement of financial condition included in this prospectus, plus (2) the value of the net assets of Bay-Vanguard, M.H.C. as of the date of the latest statement of financial condition of Bay-Vanguard, M.H.C. before the consummation of the conversion (excluding its ownership of BV Financial). BV Financial and BayVanguard Bank will hold the liquidation accounts for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain deposits in BayVanguard Bank after the conversion. The liquidation accounts are intended to preserve for Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their deposit accounts with BayVanguard Bank a liquidation interest in the residual net worth, if any, of BV Financial or BayVanguard Bank (after the payment of all creditors, including depositors to the full extent of their deposit accounts) in the event of a liquidation of (a) BV Financial and BayVanguard Bank or (b) BayVanguard Bank. See “—Liquidation Rights.

Stock Pricing and Number of Shares to be Issued

The plan of conversion and applicable regulations require that the aggregate purchase price of the common stock sold in the offering must be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained RP Financial to prepare an independent valuation appraisal. For its services in preparing the initial valuation and one valuation update, RP Financial will receive a fee of $135,000, as well as payment for reimbursable expenses. During the past three years, we have paid RP Financial a fee of $79,000 for providing its independent appraisal, valuation and other services in connection with our acquisition of NASB and for performing the fair value analysis of the loans and deposits and determined a core deposit intangible of the acquired institution for our acquisitions of Madison Bank and 1880 Bank. We have agreed to indemnify RP Financial and its employees and affiliates for certain costs and expenses in connection with claims or litigation relating to the appraisal and arising out of any misstatement or untrue statement of a material fact in information supplied to RP Financial by us or by an intentional omission by us to state a material fact in the information provided, except where RP Financial has been negligent or at fault.

The independent valuation was prepared by RP Financial in reliance upon the information contained in this prospectus, including the consolidated financial statements of BV Financial. RP Financial also considered the following factors, among others:

•	the present results and financial condition of BV Financial and the projected results and financial condition of BV Financial;

•	the economic and demographic conditions in BV Financial’s existing market area;

•	certain historical, financial and other information relating to BV Financial;

•	a comparative evaluation of the operating and financial characteristics of BV Financial with those of other publicly traded savings institutions;

•	the effect of the conversion and offering on BV Financial’s stockholders’ equity and earnings potential;

•	the proposed dividend policy of BV Financial; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

The independent valuation is also based on an analysis of a peer group of publicly traded savings and loan holding companies that RP Financial considered comparable to BV Financial under regulatory guidelines applicable to the independent valuation. Under these guidelines, a minimum of ten peer group companies are selected from the universe of all publicly traded financial institutions with relatively comparable resources, strategies and financial and other operating characteristics. Such companies must also be traded on a securities exchange (such as the Nasdaq Stock Market). The peer group companies selected for BV Financial also consisted of fully converted stock institutions that were not subject to an actual or rumored acquisition and that had been publicly traded for at least one year. In addition, RP Financial limited the peer group to fully converted thrifts with assets between $525 million and $1.6 billion.

The independent valuation appraisal considered the pro forma effect of the offering. Consistent with federal appraisal guidelines, the appraisal applied three primary methodologies: (1) the pro forma price-to-book value approach applied to both reported book value and tangible book value; (2) the pro forma price-to-earnings approach applied to reported and core earnings; and (3) the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based on the current market valuations of the peer group companies. RP Financial placed the greatest emphasis on the price-to-earnings and price-to-book approaches in estimating pro forma market value. RP Financial did not consider a pro forma price-to-assets approach to be as meaningful in preparing the appraisal, as this approach is more meaningful when a company has low equity or earnings. The price-to-assets approach is less meaningful for a company like us, as we have equity in excess of regulatory capital requirements and positive core earnings.

In applying each of the valuation methods, RP Financial considered adjustments to the pro forma market value based on a comparison of BV Financial with the peer group. RP Financial made upward adjustments for financial condition, profitability, growth and viability of earnings and asset growth and a downward adjustment for primary market area. RP Financial made no adjustments for dividends, liquidity of the shares, marketing of the issue, management, or effect of government regulations and regulatory reform. The upward adjustment applied for financial condition took into consideration the more favorable composition of BV Financial’s asset base, including a higher loans/assets ratio, a lower cost of funds and higher current return on equity. The upward adjustment applied for profitability, growth and viability of earnings took into consideration BV Financial’s higher earnings as a percent of assets relative to the peer group companies, which was primarily attributable to a higher net interest income ratio, a higher yield/cost spread and lower operating expense ratio. The upward adjustment applied for asset growth was due to the substantially higher pro forma equity position that BV Financial will have following the offering, which will provide for stronger growth potential compared to the peer group. The downward adjustment for market area took into consideration BV Financial’s operations in the Baltimore/Washington metropolitan area, which provides for a high level of competition, including a number of larger financial institutions that are BV Financial’s most comparable competitors.

Included in RP Financial’s independent valuation were certain assumptions as to the pro forma earnings of BV Financial after the conversion that were used in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return of 2.91% on the net offering proceeds and purchases in the open market of 4% of the common stock issued in the offering by the stock-based benefit plan at the $10.00 per share purchase price. See “Pro Forma Data” for additional information concerning assumptions included in the independent valuation and used in preparing pro forma data. The use of different assumptions may yield different results.

The independent valuation states that as of April 14, 2023, the estimated pro forma market value of BV Financial was $133.4 million. Based on federal regulations, this market value forms the midpoint of a range with a minimum of $113.4 million and a maximum of $153.4 million ($176.4 million at the adjusted maximum). The aggregate offering price of the shares will be equal to the valuation range multiplied by the adjusted percentage of BV Financial common stock owned by Bay-Vanguard, M.H.C. The number of shares offered will be equal to the aggregate offering price of the shares divided by the price per share. Based on the valuation range, the adjusted percentage of BV Financial common stock owned by Bay-Vanguard, M.H.C., certain assets held by Bay-Vanguard, M.H.C. and the $10.00 price per share, the minimum of the offering range is 9,775,000 shares, the midpoint of the offering range is 11,500,000 shares and the maximum of the offering range is 13,225,000 shares.

The board of directors of BV Financial reviewed the independent valuation and, in particular, considered the following:

•	BV Financial’s financial condition and results of operations;

•	a comparison of financial performance ratios of BV Financial to those of other financial institutions of similar size;

•	market conditions generally and in particular for financial institutions; and

•	the historical trading price of the publicly held shares of BV Financial common stock.

All of these factors are set forth in the independent valuation. The board of directors also reviewed the methodology and the assumptions used by RP Financial in preparing the independent valuation and believes that such assumptions were reasonable. The offering range may be amended, with the approval of the Federal Reserve Board, as a result of subsequent developments in the financial condition of BV Financial or BayVanguard Bank or market conditions generally. If the independent valuation is updated to amend the pro forma market value of BV Financial to less than $113.4 million or more than $176.4 million, the appraisal will be filed with the Securities and Exchange Commission by means of a post-effective amendment to BV Financial’s registration statement.

The following table presents a summary of selected pricing ratios for BV Financial (on a pro forma basis) at and for the twelve months ended March 31, 2023, and for the peer group companies based on earnings and other information at and for the twelve months ended December 31, 2022 or most recent quarter available, with stock prices at April 14, 2023, as reflected in the appraisal report. Compared to the average pricing of the peer group, and based upon the information in the following table, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 17.0% on a price-to-book value basis, a discount of 13.9% on a price-to-tangible book value basis and a premium of 11.5% on a price-to-earnings basis. Our board of directors, in reviewing and approving the appraisal, considered the range of price-to-earnings multiples and the range of price-to-book value and price-to-tangible book value ratios at the different amounts of shares to be sold in the offering. The appraisal did not consider one valuation approach to be more important than the other. The estimated appraised value and the resulting premium/discount took into consideration the potential financial effect of the conversion and offering as well as the trading price of BV Financial’s common stock. The closing price of the common stock was $25.00 per share on January 18, 2023, the last trading day immediately preceding the announcement of the conversion, and $21.85 per share on April 14, 2023, the effective date of the appraisal.

	Price-to-earnings multiple		Price-to-book value ratio	Price-to-tangible book value ratio
BV Financial (on a pro forma basis, assuming completion of the conversion)
Adjusted Maximum	13.89	x	76.16%	81.63%
Maximum	12.20	x	71.58%	77.22%
Midpoint	10.87	x	66.93%	72.57%
Minimum	9.35	x	61.50%	67.20%
Valuation of peer group companies, all of which are fully converted (on an historical basis):
Average	9.75	x	80.61%	84.27%
Median	9.30	x	79.25%	83.56%

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our shares of common stock. RP Financial did not independently verify our consolidated financial statements and other information that we provided to them, nor did RP Financial independently value our assets or liabilities. The independent valuation considers BayVanguard Bank as a going concern and should not be considered as an indication of the liquidation value of BayVanguard Bank. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above $10.00 per share.

Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $176.4 million, without resoliciting subscribers, which will result in a corresponding increase of up to 15% in the maximum of the offering range to up to 15,208,750 shares, to reflect changes in the market and financial conditions or demand for the shares. We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of subscribers. The subscription price of $10.00 per share will remain fixed. See “—Additional Limitations on Common Stock Purchases” as to the method of distribution of additional shares to be issued in the event of an increase in the offering range of up to 15,208,750 shares.

If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $176.4 million and a corresponding increase in the offering range to more than 15,208,750 shares, or a decrease in the minimum of the valuation range to less than $113.4 million and a corresponding decrease in the offering range to fewer than 9,775,000 shares, then we will promptly return, with interest at 0.05% per annum, all funds previously delivered to us to purchase shares of common stock in the subscription and community offerings and cancel deposit account withdrawal authorizations and, after consulting with the Federal Reserve Board, we may terminate the plan of conversion. Alternatively, we may establish a new offering range, extend the offering period and commence a resolicitation of purchasers or take other actions as permitted by the Federal Reserve Board to complete the offering. If we extend the offering and conduct a resolicitation due to a change in the independent valuation, we will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. Any single offering extension will not exceed 90 days; aggregate extensions may not conclude beyond June 29, 2025, which is two years after the special meeting of members to approve the plan of conversion.

An increase in the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and BV Financial’s pro forma earnings and stockholders’ equity on a per share basis while increasing stockholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber’s ownership interest and BV Financial’s pro forma earnings and stockholders’ equity on a per share basis, while decreasing stockholders’ equity on an aggregate basis.

Copies of the independent valuation appraisal report of RP Financial and the detailed memorandum setting forth the method and assumptions used in the appraisal report are filed as exhibits to the documents specified under “Where You Can Find Additional Information.”

Subscription Offering and Subscription Rights

In accordance with the plan of conversion, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and on the purchase and ownership limitations set forth in the plan of conversion and as described below under “—Additional Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders. Each depositor of BayVanguard Bank with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) at the close of business on December 31, 2021 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of $700,000 (70,000 shares) of our common stock, 0.10% of the total number of shares of common stock sold in the offering, or 15 times the product of the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Eligible Account Holders. See “—Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, any remaining unallocated shares will be allocated to each remaining Eligible Account Holder whose subscription remains unfilled in same the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of our shares of common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she has an ownership interest on December 31, 2021. In the event of an oversubscription, failure to list all accounts could result in fewer shares being allocated than if all accounts had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also directors or executive officers of BV Financial or who are associates of such persons will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to their increased deposits in the 12 months preceding December 31, 2021.

Priority 2: Tax-Qualified Plans. Our tax-qualified employee plans, including BayVanguard Bank’s employee stock ownership plan, will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering, although our employee stock ownership plan intends to purchase 8% of the shares of common stock sold in the offering. If market conditions warrant, in the judgment of its trustee, the employee stock ownership plan may instead elect to purchase shares in the open market following the completion of the conversion, subject to the approval of the Federal Reserve Board.

Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and by our tax-qualified employee stock benefit plans, each depositor of BayVanguard Bank with a Qualifying Deposit at the close of business on March 31, 2023, who is not an Eligible Account Holder (a “Supplemental Eligible Account Holder”), will receive, without payment therefor, nontransferable subscription rights to purchase up to $700,000 (70,000 shares) of common stock, subject to the overall purchase limitations. See “—Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, any remaining shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he or she has an ownership interest at March 31, 2023. In the event of an oversubscription, failure to list all accounts could result in fewer shares being allocated than if all accounts had been disclosed.

Priority 4: Other Members. To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, by our tax-qualified employee stock benefit plans and by Supplemental Eligible Account Holders, each depositor of BayVanguard Bank at the close of business on May 2, 2023 who is not an Eligible Account Holder or Supplemental Eligible Account Holder (collectively, “Other Members”) will receive, without payment therefor, nontransferable subscription rights to purchase up to $700,000 (70,000 shares) of common stock, subject to the overall purchase limitations. See “—Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Other Member to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, any remaining shares will be allocated in the proportion that the amount of the subscription of each Other Member bears to the total amount of the subscriptions of all Other Members whose subscriptions remain unsatisfied.

To ensure proper allocation of common stock, each Other Member Account Holder must list on the stock order form all deposit accounts in which he or she has an ownership interest at May 2, 2023.

Expiration Date. The subscription offering will expire at 4:30 p.m., Eastern Time, on June 21, 2023, unless extended by us for up to 45 days or such additional periods with the approval of the Federal Reserve Board, if necessary. Subscription rights will expire whether or not each account holder can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint, maximum or adjusted maximum of the offering range. Subscription rights which have not been exercised before the expiration date will become void.

We will not execute orders until at least the minimum number of shares of common stock has been sold in the offering. If at least 9,775,000 shares have not been sold in the offering by August 4, 2023 and the Federal Reserve Board has not consented to an extension, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly, with interest at 0.05% per annum, for funds received in the subscription and community offerings, and all deposit account withdrawal authorizations will be canceled. If the Federal Reserve Board grants an extension beyond August 4, 2023, we will resolicit purchasers in the offering as described under “—Procedure for Purchasing Shares in the Subscription and Community Offerings—Expiration Date.”

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, our tax-qualified employee stock benefit plans, Supplemental Eligible Account Holder and Other Members, we may offer shares pursuant to the plan of conversion to members of the general public in a community offering. Shares would be offered in the community offering with the following preferences:

(1)	Natural persons (including trusts of natural persons) residing in Baltimore City and Anne Arundel, Baltimore, Dorchester, Harford and Talbot Counties, Maryland; and

(2)	Other members of the general public.

Subscribers in the community offering may purchase up to $700,000 (70,000 shares) of common stock, subject to the overall purchase limitations. See “—Additional Limitations on Common Stock Purchases.” The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

If we do not have sufficient shares of common stock available to fill the orders of natural persons residing in Baltimore City and Anne Arundel, Baltimore, Dorchester, Harford and Talbot Counties, Maryland, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among natural persons (including trusts of natural persons) residing in those counties whose orders remain unsatisfied on an equal number of shares basis per order. If an oversubscription occurs due to the orders of members of the general public, the allocation procedures described above will apply to the orders of such persons. In connection with the allocation process, orders received for shares of common stock in the community offering will first be filled up to a maximum of 2% of the shares sold in the offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all shares have been allocated.

The term “residing” or “resident” as used in this prospectus with respect to the community means any person who occupies a dwelling within the local community, has a present intent to remain within the local community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the local community together with an indication that such presence within the local community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to determine whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

Expiration Date. The community offering may begin concurrently with, during or promptly after the subscription offering, and is currently expected to terminate at the same time as the subscription offering, and must terminate no more than 45 days following the subscription offering, unless extended. We may decide to extend the community offering for any reason and we are not required to give purchasers notice of any such extension unless such period extends beyond August 4, 2023, in which case we will resolicit purchasers.

Syndicated Community Offering

If feasible, our board of directors may decide to offer for sale shares of common stock not subscribed for or purchased in the subscription and community offerings in a syndicated community offering, subject to such terms, conditions and procedures as we may determine, in a manner that will achieve a wide distribution of our shares of common stock.

If a syndicated community offering is held, Performance Trust will serve as sole manager. In such capacity, Performance Trust may form a syndicate of other brokers-dealers who are member firms of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Neither Performance Trust nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Performance Trust has agreed to use its best efforts in the sale of shares in any syndicated community offering. We have not selected any particular broker-dealers to participate in a syndicated community offering and will not do so until before the commencement of the syndicated community offering. The shares of common stock will be sold at the same price per share ($10.00 per share) that the shares are sold in the subscription offering and the community offering.

If there is a syndicated community offering, it is currently expected that investors would follow the same general procedures applicable to purchasing shares in the subscription and community offerings (the use of stock order forms and the submission of funds directly to BV Financial for the payment of the purchase price of the shares ordered) except that payment must be in immediately available funds (bank checks, money orders, deposit account withdrawals from accounts at BayVanguard Bank or wire transfers). See “—Procedure for Purchasing Shares in the Subscription and Community Offerings.” “Sweep” arrangements and delivery versus payment settlement will only be used in a syndicated community offering to the extent consistent with Rules 10b-9 and 15c2-4 of the Securities Exchange Act of 1934, as amended, and then-existing guidance and interpretations thereof of the Securities and Exchange Commission regarding the conduct of “min/max” offerings.

A syndicated community offering must terminate no more than 45 days following the expiration of the subscription offering, unless extended with the approval of the Federal Reserve Board, if necessary.

If for any reason we cannot effect a syndicated community offering of shares of common stock not purchased in the subscription and community offerings, or if there are an insignificant number of shares remaining unsold after such offerings, we will try to make other arrangements for the sale of such unsubscribed shares. The Federal Reserve Board and the Financial Industry Regulatory Authority must approve any such arrangement.

Additional Limitations on Common Stock Purchases

The plan of conversion includes the following additional limitations on the number of shares of common stock that may be purchased in the offering:

(1)	No person may purchase fewer than 25 shares of common stock, to the extent those shares are available for purchase;

(2)	Generally, no individual, or individuals acting through a single qualifying account held jointly, may purchase more than $700,000 (70,000 shares) of common stock;

(3)

Tax-qualified employee benefit plans, including our employee stock ownership plan, may purchase in the aggregate up to 10% of the shares of common stock sold in the offering, including shares issued if the offering range is increased by up to 15%;

(4)

Except for the employee stock ownership plan, as described above, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than $700,000 (70,000 shares) of common stock in all categories of the offering combined;

(5)

The number of shares of common stock that an existing BV Financial public stockholder may purchase in the offering, together with associates or persons acting in concert with such stockholder, when combined with the shares that the stockholder and his or her associates will receive in exchange for existing BV Financial common stock, may not exceed 9.9% of the shares of common stock of BV Financial to be issued and outstanding at the completion of the conversion and offering; and

(6)

The maximum number of shares of common stock that may be purchased in all categories of the offering by executive officers and directors of BayVanguard Bank and their associates, in the aggregate, when combined with shares of common stock of BV Financial issued in exchange for existing shares of BV Financial, may not exceed 25% of the total shares issued in the conversion.

Depending upon market or financial conditions, our board of directors, with regulatory approval and without further approval of members of Bay-Vanguard, M.H.C. and stockholders of BV Financial, may decrease or increase the purchase limitations. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount of shares of common stock and who indicated on their stock order forms a desire to be resolicited in the event of an increase will be given the opportunity to increase their orders up to the then applicable revised limit. The effect of this type of resolicitation will be an increase in the number of shares of common stock owned by persons who choose to increase their orders. If the maximum purchase limitation is increased to 5% of the shares sold in the offering, such limitation may be further increased to 9.99%, provided that orders for shares of common stock exceeding 5% of the shares sold in the offering may not exceed in the aggregate 10% of the total shares sold in the offering.

If the offering range is increased to up to 15,208,750 shares of common stock, shares will be allocated in the following order of priority in accordance with the plan of conversion:

(1)	to fill the subscriptions of our tax-qualified employee benefit plans, specifically our employee stock ownership plan, for up to 10% of the total number of shares of common stock sold in the offering;

(2)

if there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder or Other Member levels, to fill unfilled subscriptions of these subscribers according to their respective priorities; and

(3)

to fill unfilled subscriptions in the community offering, with preference given first to natural persons (including trusts of natural persons) residing in Baltimore City and Anne Arundel, Baltimore, Dorchester, Harford and Talbot Counties, Maryland and then to members of the general public.

The term “associate” of a person means:

(1)

any corporation or organization (other than BayVanguard Bank, BV Financial or Bay-Vanguard, M.H.C. or a majority-owned subsidiary of any of those entities) of which the person is a senior officer, partner or, directly or indirectly, 10% beneficial stockholder;

(2)

any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; provided, however, it does not include any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity; and

(3)	any blood or marriage relative of the person, who either has the same home as the person or who is a director or officer of BV Financial or BayVanguard Bank.

The term “acting in concert” means:

(1)	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

(2)

a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

A person or company that acts in concert with another person or company (“other party”) will also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.

We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.” We may presume that certain persons are acting in concert based upon, among other things, joint account relationships or the fact that persons share a common address (whether or not related by blood or marriage), held deposit accounts with BayVanguard Bank at the eligibility, supplemental eligibility, or voting record dates that were registered to the same address, or may have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to BV Financial or other companies. Our directors are not treated as associates of each other solely because of their membership on the board of directors.

Common stock purchased in the offering will be freely transferable except for shares purchased by directors and certain officers of BV Financial or BayVanguard Bank and except as described below. Any purchases made by any associate of BV Financial or BayVanguard Bank for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under Financial Industry Regulatory Authority guidelines, members of the Financial Industry Regulatory Authority and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of our shares of common stock at the time of conversion and thereafter, see “—Certain Restrictions on Purchase or Transfer of Our Shares after Conversion” and “Restrictions on Acquisition of BV Financial.”

Plan of Distribution; Marketing Agent and Underwriter Compensation

Subscription and Community Offerings. To assist in the marketing of our shares of common stock in the subscription and community offerings, we have retained Performance Trust, which is a broker-dealer registered with the Financial Industry Regulatory Authority. Performance Trust will assist us on a best-efforts basis in the subscription and community offerings by providing the following services:

•	consulting as to the marketing implications of any aspect of the plan of conversion;

•	reviewing with us the financial impact of the offering, based upon the independent appraisal;

•

reviewing all offering documents, including the prospectus, stock order forms and marketing materials (it being understood that the preparation and filing of any and all such documents will be our responsibility and that of our counsel);

•	assisting in the design and implementation of a marketing strategy for the offering;

•	assisting us in scheduling and preparing meetings with potential investors and/or other broker-dealers, if necessary; and

•	providing such other general advice and assistance as may be reasonably requested to promote the successful completion of the offering.

For these services, Performance Trust has received a management fee of $30,000 and will receive at the closing of the offering a fee of 0.95% of the aggregate purchase price of the shares of common stock sold in the subscription offering and 1.50% of the aggregate purchase price of any shares of common stock sold in a community offering, excluding shares purchased by or on behalf of: (1) any employee benefit plan or trust of BV Financial or BayVanguard Bank established for the benefit of its directors, officers and employees; (2) any charitable foundation established by BV Financial or BayVanguard Bank (or any shares contributed to such a charitable foundation); and (3) any director, trustee, officer or employee of BV Financial or BayVanguard Bank or members of their immediate families (whether directly or through a personal trust), which for these purposes means spouse, parents, siblings and children who live in the same house as a director, trustee, officer or employee of BV Financial or BayVanguard Bank. The management fee, to the extent actually paid at or before closing, will be credited against the offering fee and in the event that the management fee exceeds the aggregate amount due in payment of all fees and reimbursement of expenses, Performance Trust will promptly refund such excess amount to BV Financial.

Syndicated Community Offering. If shares of common stock are sold in a syndicated community offering, we will pay a fee of 5.00% of the aggregate dollar amount of common stock sold in the syndicated community offering to Performance Trust and any other broker-dealers included in the syndicated community offering.

Expenses. Performance Trust also will be reimbursed for reasonable out-of-pocket expenses up to a maximum of $125,000 for legal fees and expenses, and $50,000 for all other out-of-pocket expenses (which may be increased to $75,000 in the event of re-solicitation of subscribers). If the plan of conversion is terminated or if Performance Trust’s engagement is terminated in accordance with the provisions of the agency agreement, Performance Trust will receive reimbursement of its reasonable out-of-pocket expenses. Performance Trust shall have earned in full, and be entitled to be paid in full, all fees then due and payable at such date of termination. We have separately agreed to pay Performance Trust up to $40,000 in fees and expenses (such fee being increase by up to $10,000 in certain circumstances) for serving as stock information center manager, as described below.

Records Agent Services

We have also engaged Performance Trust as stock information center manager in connection with the conversion and the subscription and community offerings. In its role as stock information center manager, Performance Trust will assist us by:

performing records agent services, including but not limited to:

•	consolidation of customer accounts for voting and offering purposes;

•	coordinating with our financial printer for labeling and mailing of all proxy and offering materials;

•	providing supporting account information to our legal counsel for “blue sky” research and applicable registration;

•	assisting our transfer agent with the generation and mailing of statements of ownership, interest and refund checks and 1099-INT statements, as required;

•	coordinating proxy tabulation and solicitation efforts; and

•	subscription services; and

stock information center manager services including but not limited to:

•	coordinating vote solicitation and the special meeting of members;

•	designing the stock order forms;

•	organizing and supervising the stock information center; and

•	employee training.

Performance Trust will receive fees of up to $40,000 for these services, of which $20,000 will become payable upon the mailing of the offering materials, provided, however, in the event of any unusual or additional items or duplication of services required as a result certain circumstances, such fee may be increased by up to $10,000. Performance Trust will also be reimbursed up to $30,000 for reasonable out-of-pocket expenses related to its engagement as stock information center manager.

Indemnity

We will indemnify Performance Trust against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as well as certain other claims and litigation arising out of Performance Trust’s engagement with respect to the conversion.

Solicitation of Offers by Officers and Directors

Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock in the subscription and community offerings. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular employees of BayVanguard Bank may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of Performance Trust. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.

Procedure for Purchasing Shares in the Subscription and Community Offerings

Expiration Date. The subscription and community offerings will expire at 4:30 p.m., Eastern Time, on June 21, 2023, unless we extend one or both for up to 45 days, with the approval of Federal Reserve Board, if required. This extension may be approved by us, in our sole discretion, without notice to purchasers in the offering. Any extension of the subscription and/or community offering beyond August 4, 2023 would require the Federal

Reserve Board’s approval. If the offering is so extended, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to the notice of extension, we will promptly return your funds, with interest at 0.05% per annum, or cancel your deposit account withdrawal authorization. If the offering range is decreased below the minimum of the offering range or is increased above the adjusted maximum of the offering range, all subscribers’ stock orders will be cancelled, their deposit account withdrawal authorizations will be cancelled, and funds submitted to us will be returned promptly, with interest at 0.05% per annum, for funds received in the subscription and community offerings. We will then resolicit the subscribers, giving them an opportunity to place a new stock order for a period of time.

To ensure each purchaser receives a prospectus at least 48 hours before the June 21, 2023 expiration date of the offering, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended, no prospectus will be mailed any later than five days before the expiration date or hand delivered any later than two days before the expiration date. Execution of a stock order form will confirm receipt of delivery in accordance with Rule 15c2-8. Stock order forms will be distributed only with a prospectus.

We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal authorizations and promptly return all funds submitted, with interest at 0.05% per annum, from the date of receipt as described above.

Use of Order Forms in the Subscription and Community Offerings. To purchase shares of common stock in the subscription and community offerings, you must properly complete an original stock order form and remit full payment. We are not required to accept orders submitted on photocopied or facsimiled stock order forms. All stock order forms must be received (not postmarked) on or before 4:30 p.m., Eastern Time, on June 21, 2023. We are not required to accept stock order forms that are not received by that time, are not signed or are otherwise executed defectively or are received without full payment or without appropriate deposit account withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed stock order forms. We have the right to waive or permit the correction of incomplete or improperly executed stock order forms. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects.

Submitting your Stock Order Form and Payment. Your completed and signed stock order form and payment may be submitted to us by:

(1)	overnight delivery to the address indicated on the stock order form for this purpose;

(2)	hand delivery to our Stock Information Center located at BayVanguard Bank’s branch location at 125 Mountain Road, Pasadena, Maryland; or

(3)	regular mail using the stock order reply envelope provided.

Hand delivery of stock order forms will be accepted only at the Stock Information Center. Do not deliver your stock order form to any other of BayVanguard Bank’s offices. The Stock Information Center is open Monday through Friday between 9:00 a.m. and 4:30 p.m., Eastern Time, except for bank holidays. Do not mail stock order forms to BayVanguard Bank’s offices.

Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time before completion of the offering. If you are ordering shares in the offering, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by BayVanguard Bank, the Federal Deposit Insurance Corporation or the federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Payment for Shares. Payment for all shares of common stock must accompany all completed order forms for the purchase to be valid. Payment for shares in the subscription and community offerings may be made by:

(1)	personal check, money order or bank draft, made payable to BV Financial, Inc. Do not remit cash; or

(2)	authorization of withdrawal of available funds from your BayVanguard Bank deposit account(s).

Appropriate means for designating withdrawals from deposit account(s) at BayVanguard Bank are provided on the stock order form. The funds designated must be available in the account(s) at the time the stock order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contractual rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest at the current statement savings rate after the withdrawal. In the case of payments made by personal check, these funds must be available in the account(s) at the time the stock order form is received. Checks and money orders received in the subscription and community offerings will be immediately cashed and placed in a segregated account at BayVanguard Bank and will earn interest at 0.05% per annum from the date payment is processed until the offering is completed or terminated.

You may not remit cash, any type of third-party checks (including those payable to you and endorsed over to BV Financial) or a BayVanguard Bank line of credit check. You may not designate on your stock order form direct withdrawal from a retirement account at BayVanguard Bank. See “—Using Individual Retirement Account Funds.” Additionally, you may not designate on your stock order form a direct withdrawal from BayVanguard Bank deposit accounts with check-writing privileges. Instead, a check should be provided. If you request a direct withdrawal from an account with check-writing privileges, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount and will immediately withdraw the amount from the specified account(s). If permitted by the Federal Reserve Board, in the event we resolicit persons who subscribed for the maximum purchase amount, as described above in “—Additional Limitations on Common Stock Purchases,” such purchasers who wish to increase their purchases will not be able to use personal checks to pay for the additional shares, but instead must pay for the additional shares using immediately available funds. Wire transfers will not otherwise be accepted, except as described below.

Once we receive your executed stock order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by August 4, 2023. If the subscription and community offerings are extended past August 4, 2023, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to the notice of extension, we will promptly return your funds, with interest at 0.05% per annum, or cancel your deposit account withdrawal authorization. We may resolicit purchasers for a specified period of time.

Regulations prohibit BayVanguard Bank from lending funds or extending credit to any persons to purchase shares of common stock in the offering.

We have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time before 48 hours before the completion of the conversion. This payment may be made by wire transfer.

If our employee stock ownership plan purchases shares in the offering, it will not be required to pay for such shares until completion of the offering, provided that there is a loan commitment from an unrelated financial institution or BV Financial to lend to the employee stock ownership plan the necessary amount to fund the purchase. In addition, if our 401(k) plan purchases shares in the offering, it will not be required to pay for such shares until completion of the offering.

Using Individual Retirement Account Funds. If you are interested in using funds in your IRA at BayVanguard Bank or other retirement account to purchase shares of common stock in the offering, you must do so through an account offered by a custodian that can hold common stock. By regulation, BayVanguard Bank’s IRAs are not capable of holding common stock. Therefore, if you wish to use funds that are currently in an IRA held at BayVanguard Bank, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will instead have to be transferred to an independent trustee or custodian, such as a brokerage firm, which offers the type of retirement accounts that can hold common stock. The purchase must be made through that account. If you do not have such an account, you will need to establish one before placing a stock order. A one-time and/or annual administrative fee may be payable to the independent trustee or custodian. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Individuals interested in using funds in an individual retirement account or any other retirement account, whether held at BayVanguard Bank or elsewhere, to purchase shares of common stock should contact our Stock Information Center for guidance as soon as possible, preferably at least two weeks before the June 21, 2023 offering deadline. You may select the independent trustee or custodian of your choice. However, processing these transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held or the independent trustee or custodian you select. We cannot guarantee that you will be able to use such funds.

Delivery of Shares of Common Stock. All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A book entry statement reflecting ownership of shares of common stock issued in the subscription and community offerings will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the conversion. We expect trading in the stock to begin on the day of completion of the conversion or the next business day. Until a statement reflecting your ownership of shares of common stock is available and delivered to you, you may not be able to sell the shares of common stock that you purchased, even though the shares of common stock will have begun trading. Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Other Restrictions. Notwithstanding any other provision of the plan of conversion, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished.

In addition, we are not required to offer shares of common stock to any person who resides in a foreign country, or in a state of the United States with respect to which any of the following apply:

(1)	a small number of persons otherwise eligible to subscribe for shares under the plan of conversion reside in such state;

(2)

the offer or sale of shares of common stock to such persons would require us or our employees to register, under the securities laws of such state, as a broker or dealer or to register or otherwise qualify our securities for sale in such state; or

(3)	such registration or qualification would be impracticable for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares

Applicable banking regulations prohibit any person with subscription rights, including the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. On the stock order form, you cannot add the names of others for joint stock registration unless they are also named on your qualifying deposit account(s). Doing so may jeopardize your subscription rights. In addition, the stock order form requires that you list all deposit accounts you held at your date of eligibility, giving all names on each account and the account number at the applicable eligibility date. Failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise before completion of the offering.

We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Stock Information Center

Our banking personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or offering, call our Stock Information Center at (443) 637-6212. The Stock Information Center is open Monday through Friday between 9:00 a.m. and 4:30 p.m., Eastern Time, except for bank holidays.

Liquidation Rights

Liquidation Before the Conversion. In the unlikely event that Bay-Vanguard, M.H.C. is liquidated before the conversion, all claims of creditors of Bay-Vanguard, M.H.C. would be paid first. Thereafter, if there were any assets of Bay-Vanguard, M.H.C. remaining, these assets would first be distributed to depositors of BayVanguard Bank pro rata based on the value of their accounts at BayVanguard Bank.

Liquidation Following the Conversion. The plan of conversion provides for the establishment, upon the completion of the conversion, of a liquidation account by BV Financial for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to (1) Bay-Vanguard, M.H.C.’s ownership interest in BV Financial’s total stockholders’ equity as of the date of the latest statement of financial condition contained in this prospectus plus (2) the value of the net assets of Bay-Vanguard, M.H.C. as of the date of the latest statement of financial condition of Bay-Vanguard, M.H.C. before the consummation of the conversion (excluding its ownership of BV Financial). The plan of conversion also provides for the establishment of a parallel liquidation account in BayVanguard Bank to support the BV Financial liquidation account if BV Financial does not have sufficient assets to fund its obligations under the BV Financial liquidation account.

In the unlikely event that BayVanguard Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first. However, except with respect to the liquidation account to be established in BV Financial, a depositor’s claim would be solely for the principal amount of his or her deposit accounts plus accrued interest. Depositors generally would not have an interest in the value of the assets of BayVanguard Bank or BV Financial above that amount.

The liquidation account established by BV Financial is intended to provide qualifying depositors of BayVanguard Bank with a liquidation interest (exchanged for the liquidation interests such persons had in Bay-Vanguard, M.H.C.) after the conversion in the event of a complete liquidation of BV Financial and BayVanguard Bank or a liquidation solely of BayVanguard Bank. Specifically, in the unlikely event that either (1) BayVanguard Bank or (2) BV Financial and BayVanguard Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by a distribution to depositors as of the close of business on December 31, 2021 and March 31, 2023 of their interests in the liquidation account maintained by BV Financial. Also, in a complete liquidation of both entities, or of BayVanguard Bank only, when BV Financial has insufficient assets (other than the stock of BayVanguard Bank) to fund the liquidation account distribution owed to Eligible Account Holders and Supplemental Eligible Account Holders, and BayVanguard Bank has positive net worth, then BayVanguard Bank shall immediately make a distribution to fund BV Financial’s remaining obligations under the liquidation account. In no event will any Eligible Account Holder or Supplemental Eligible Account Holder be entitled to a distribution that exceeds such holder’s interest in the liquidation account maintained by BV Financial as adjusted periodically pursuant to the plan of conversion and federal regulations. If BV Financial is completely liquidated or sold apart from a sale or liquidation of BayVanguard Bank, then the BV Financial liquidation account will cease to exist and Eligible Account Holders and Supplemental Eligible Account Holders will receive an equivalent interest in the BayVanguard Bank liquidation account, subject to the same rights and terms as the BV Financial liquidation account.

Pursuant to the plan of conversion, after two years from the date of conversion and upon the written request of the Federal Reserve Board, BV Financial will transfer, or, upon the prior written approval of the Federal Reserve Board, may transfer the liquidation account and the depositors’ interests in such account to BayVanguard Bank and the liquidation account shall thereupon be subsumed into the liquidation account of BayVanguard Bank.

Under the rules and regulations of the Federal Reserve Board, a post-conversion merger, consolidation, or similar combination or transaction with another depository institution or depository institution holding company in which BV Financial or BayVanguard Bank is not the surviving institution, would not be considered a liquidation. In such a transaction, the liquidation account would be assumed by the surviving institution or company.

Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial pro-rata interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50.00 or more held in BayVanguard Bank as of the close of business on December 31, 2021 or March 31, 2023, respectively, equal to the proportion that the balance of such account holder’s deposit account at the close of business on December 31, 2021 or March 31, 2023, respectively, bears to the balance of all deposit accounts of all Eligible Account Holders and Supplemental Eligible Account Holders in BayVanguard Bank on such dates.

If, however, on any December 31 annual closing date commencing after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account at the close of business on December 31, 2021 or March 31, 2023, or any other annual closing date, then the liquidation account as well as the interest in the liquidation account relating to such deposit account will be reduced by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositors. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be available for distribution to stockholders.

Material Income Tax Consequences

Completion of the conversion is subject to the prior receipt of an opinion of counsel or tax advisor with respect to the federal and state income tax consequences of the conversion to Bay-Vanguard, M.H.C., BV Financial, BayVanguard Bank, Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members. Unlike private letter rulings, an opinion of counsel or a tax advisor is not binding on the Internal Revenue Service or any state taxing authority, and those authorities may disagree with the opinion. In the event of a disagreement, there can be no assurance that BV Financial or BayVanguard Bank would prevail in a judicial proceeding.

Bay-Vanguard, M.H.C., BV Financial and BayVanguard Bank have received an opinion of counsel, Luse Gorman, PC, regarding all of the material federal income tax consequences of the conversion, which include the following:

(1)	The merger of Bay-Vanguard, M.H.C. with and into BV Financial will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

(2)

The constructive exchange of Eligible Account Holders’ and Supplemental Eligible Account Holders’ liquidation interests in Bay-Vanguard, M.H.C. for liquidation interests in BV Financial will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

(3)

None of Bay-Vanguard, M.H.C., BV Financial, Eligible Account Holders nor Supplemental Eligible Account Holders will recognize any gain or loss on the transfer of the assets of Bay-Vanguard, M.H.C. to BV Financial and the assumption by BV Financial of Bay-Vanguard, M.H.C.’s liabilities, if any, in constructive exchange for liquidation interests in BV Financial.

(4)

The basis of the assets of Bay-Vanguard, M.H.C. and the holding period of the assets to be received by BV Financial will be the same as the basis and holding period of such assets in Bay-Vanguard, M.H.C. immediately before the exchange.

(5)

Each stockholder’s aggregate basis in shares of BV Financial common stock (including fractional share interests) received in the exchange will be the same as the aggregate basis of BV Financial common stock surrendered in the exchange.

(6)

Each stockholder’s holding period in its BV Financial common stock received in the exchange will include the period during which the BV Financial common stock surrendered was held, provided that the BV Financial common stock surrendered is a capital asset in the hands of the stockholder on the date of the exchange.

(7)

Except with respect to cash received in lieu of fractional shares, current stockholders of BV Financial will not recognize any gain or loss upon their exchange of BV Financial common stock for new BV Financial common stock.

(8)

Cash received by any current stockholder of BV Financial in lieu of a fractional share interest in new shares of BV Financial common stock will be treated as having been received as a distribution in full payment in exchange for a fractional share interest of BV Financial common stock, which the stockholder would otherwise be entitled to receive. Accordingly, a stockholder will recognize gain or loss equal to the difference between the cash received and the basis of the fractional share. If the common stock is held by the stockholder as a capital asset, the gain or loss will be capital gain or loss.

(9)

It is more likely than not that the fair market value of the nontransferable subscription rights to purchase BV Financial common stock is zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon distribution to them of nontransferable subscription rights to purchase shares of BV Financial common stock. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will not realize any taxable income as the result of the exercise by them of the nontransferable subscriptions rights.

(10)

It is more likely than not that at the effective date of the conversion the fair market value of the benefit provided by the liquidation account of BayVanguard Bank supporting the payment of the BV Financial liquidation account in the event either BayVanguard Bank (or BV Financial and BayVanguard Bank) were to liquidate after the conversion (including a liquidation of BayVanguard Bank or BayVanguard Bank and BV Financial following a purchase and assumption transaction with a credit union) when BV Financial lacks sufficient net assets to pay the liquidation account distribution due is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the constructive distribution to them of such rights in the BayVanguard Bank liquidation account as of the effective date of the conversion.

(11)

It is more likely than not that the basis of the shares of BV Financial common stock purchased in the offering by the exercise of nontransferable subscription rights will be the purchase price. The holding period of the BV Financial common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date the right to acquire such stock was exercised.

(12)	No gain or loss will be recognized by BV Financial on the receipt of money in exchange for BV Financial common stock sold in the offering.

We believe that the tax opinions summarized above address the material federal income tax consequences that are generally applicable to Bay-Vanguard, M.H.C., BV Financial, BayVanguard Bank, persons receiving subscription rights, and stockholders of BV Financial. With respect to items 9 and 11 above, Luse Gorman, PC noted that the subscription rights will be granted at no cost to the recipients, are legally nontransferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. Luse Gorman, PC further noted that RP Financial has issued a letter that the subscription rights have no ascertainable fair market value. Luse Gorman, PC also noted that the Internal Revenue Service has not in the past concluded that subscription rights have value. Based on the foregoing, Luse Gorman, PC believes that it is more likely than not that the nontransferable subscription rights to purchase shares of common stock have no value. However, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances. If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise the subscription rights in an amount equal to the ascertainable value, and we could recognize gain on the distribution of such rights. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisors as to the tax consequences if subscription rights are deemed to have an ascertainable value.

The opinion as to item 10 above is based on the position that: (1) no holder of an interest in a liquidation account has ever received any payment attributable to liquidation of a solvent bank and/or holding company (other than as set forth below); (2) the interests in the liquidation accounts are not transferable; (3) the amounts due under the liquidation account with respect to each Eligible Account Holder and Supplemental Eligible Account Holder will be reduced as their deposits in BayVanguard Bank are reduced; (4) holders of an interest in a liquidation account have received payments of their interests in very few instances (out of hundreds of transactions involving mergers, acquisitions and the purchase of assets and assumption of liabilities of holding companies and subsidiary banks) and these instances involved the purchase and assumption of a bank’s assets by a credit union; and (5) the BayVanguard Bank liquidation account payment obligation arises only if BV Financial lacks sufficient assets to fund the liquidation account or if BayVanguard Bank (or BayVanguard Bank and BV Financial) enters into a transaction to transfer BayVanguard Bank’s assets and liabilities to a credit union.

In addition, we have received a letter from RP Financial stating its belief that the benefit provided by the BayVanguard Bank liquidation account supporting the payment of the liquidation account if (1) BV Financial lacks sufficient net assets or (2) BayVanguard Bank (or BayVanguard Bank and BV Financial) enters into a transaction to transfer BayVanguard Bank’s assets and liabilities to a credit union, does not have any economic value at the time of the conversion. Based on the foregoing, Luse Gorman, PC believes it is more likely than not that such rights in the BayVanguard Bank liquidation account have no value. If such rights are subsequently found to have an economic value as of the effective time of the conversion, income may be recognized by each Eligible Account Holder or Supplemental Eligible Account Holder in the amount of such fair market value as of the date of the conversion.

The opinion of Luse Gorman, PC, unlike a letter ruling issued by the Internal Revenue Service, is not binding on the Internal Revenue Service and the conclusions expressed therein may be challenged at a future date. The Internal Revenue Service has issued favorable rulings for transactions substantially similar to the proposed conversion and stock offering, but those rulings may not be cited as precedent by any taxpayer other than the taxpayer to whom a ruling is addressed. We do not plan to apply for a letter ruling concerning the transactions described herein.

We have also received an opinion from FORVIS, LLP that the Maryland income tax consequences are consistent with the federal income tax consequences.

The federal and state tax opinions have been filed with the Securities and Exchange Commission as exhibits to BV Financial’s registration statement.

Certain Restrictions on Purchase or Transfer of Our Shares after Conversion

All shares of common stock purchased in the offering by a director or certain officers of BayVanguard Bank, BV Financial or Bay-Vanguard, M.H.C. generally may not be sold for a period of one year following the closing of the conversion, except if the individual dies. Restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to the restricted stock will be similarly restricted. The directors and executive officers of BV Financial also will be restricted by the insider trading rules under the Securities Exchange Act of 1934, as amended.

Purchases of shares of our common stock by any of our directors, certain officers and their associates, during the three-year period following the closing of the conversion, may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Federal Reserve Board. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to purchases of our common stock by any of our tax-qualified employee stock benefit plans or non-tax-qualified employee stock benefit plans, including any stock option or restricted stock plans.

COMPARISON OF STOCKHOLDERS’ RIGHTS FOR STOCKHOLDERS OF

BV FINANCIAL

General. Except as noted below, the rights of stockholders of BV Financial will not change as a result of the consummation of the conversion. See “Where You Can Find Additional Information” for procedures for obtaining a copy of BV Financial’s articles of incorporation and bylaws.

Issuance of Capital Stock. Pursuant to applicable laws and regulations, Bay-Vanguard, M.H.C. is required to own not less than a majority of the outstanding shares of BV Financial common stock. Bay-Vanguard, M.H.C. will no longer exist following consummation of the conversion.

RESTRICTIONS ON ACQUISITION OF BV FINANCIAL

Although the board of directors of BV Financial is unaware of any effort that might be made to obtain control of BV Financial after the conversion, the board of directors believes that it is appropriate to include certain provisions as part of BV Financial’s articles of incorporation to protect the interests of BV Financial and its stockholders from takeovers which the board of directors might conclude are not in the best interests of BV Financial or its stockholders.

The following discussion is a general summary of the material provisions of Maryland law, BV Financial’s articles of incorporation and bylaws, BayVanguard Bank’s articles of incorporation and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description is necessarily general and is not intended to be a complete description of the document or regulatory provision in question. BV Financial’s articles of incorporation and bylaws are included as part of Bay-Vanguard, M.H.C.’s application for conversion filed with the Federal Reserve Board and BV Financial’s registration statement filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

Maryland Law and Articles of Incorporation and Bylaws of BV Financial

Maryland law, as well as BV Financial’s articles of incorporation and bylaws, contain a number of provisions relating to corporate governance and rights of stockholders that may discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions also render the removal of the board of directors or management of BV Financial more difficult.

Directors. The board of directors is divided into three classes. The members of each class are elected for a term of three years and only one class of directors will be elected annually. Thus, it takes at least two annual elections to replace a majority of the board of directors. The bylaws establish qualifications for board members, including restrictions based upon prior legal or regulatory violations and a maximum age limit. Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders. Such notice and information requirements are applicable to all stockholder business proposals and nominations, and are in addition to any requirements under the federal securities laws.

Restrictions on Calling Special Meetings. The bylaws provide that special meetings of stockholders can be called by the chairperson, the president, the chief executive officer or by a majority of the whole board of directors or upon the written request of stockholders entitled to cast at least a majority of all outstanding stock entitled to vote at the meeting.

Limitation of Voting Rights. The articles of incorporation provide that no record owner of any of BV Financial’s outstanding common stock that is beneficially owned, directly or indirectly, by a person who beneficially owns more than 10% of the outstanding shares of common stock will be permitted to vote any shares in excess of such 10% limit. This provision has been included in the articles of incorporation in reliance on Section 2-507(a) of the Maryland General Corporation Law, which entitles stockholders to one vote for each share of stock unless the articles of incorporation provide for a greater or lesser number of votes per share or limit or deny voting rights.

Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of at least a majority of the voting power of all of BV Financial’s then-outstanding common stock entitled to vote (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”).

Authorized but Unissued Shares. After the conversion, BV Financial will have authorized but unissued shares of common and preferred stock. See “Description of Capital Stock of BV Financial.” The articles of incorporation authorize 1,000,000 shares of serial preferred stock. BV Financial is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of each such series. In the event of a proposed merger, tender offer or other attempt to gain control of BV Financial that the board of directors does not approve, it may be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of BV Financial. The board of directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws. Except as otherwise provided in the articles of incorporation, amendments to the articles of incorporation must be approved by the board of directors and by the affirmative vote of at least a majority of the votes entitled to be cast at the meeting where such amendment is considered.

Amendments to the bylaws must be approved by the affirmative vote of a majority of BV Financial’s directors or by the affirmative vote of at least 80% of the votes entitled to be cast at a duly constituted meeting of stockholders.

The provisions requiring the affirmative vote of at least a majority of the votes entitled to be cast have been included in the articles of incorporation of BV Financial in reliance on Section 2-104(b)(5) of the Maryland General Corporation Law, which permits the articles of incorporation to require a lesser proportion of votes than the proportion that would otherwise be required for stockholder action under the Maryland General Corporation Law, provided that this proportion may not be less than a majority of all the votes entitled to be cast on the matter.

Business Combinations with Interested Stockholders. Maryland law restricts mergers, consolidations, sales of assets and other business combinations between BV Financial and an “interested stockholder.”

Evaluation of Offers. The articles of incorporation of BV Financial provide that its board of directors, when evaluating a transaction that would or may involve a change in control of BV Financial (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may consider the interests of its employees, suppliers, creditors and customers and its direct and indirect subsidiaries, the economy of the state, region and nation, community and societal considerations, and the long-term and short-term interests of BV Financial and its stockholders.

Purpose and Anti-Takeover Effects of BV Financial’s Articles of Incorporation and Bylaws. Our board of directors believes that the provisions described above are prudent and will reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our board of directors. These provisions also will assist us in the orderly deployment of the offering proceeds into productive assets during the initial period after the conversion. We believe these provisions are in the best interests of BV Financial and its stockholders. Our board of directors believes that it will be in the best position to determine the true value of BV Financial and to negotiate more effectively for what may be in the best interests of all our stockholders. Accordingly, our board of directors believes that it is in the best interests of BV Financial and all of our stockholders to encourage potential acquirers to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of our board of directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of BV Financial and that is in the best interests of all our stockholders.

Takeover attempts that have not been negotiated with and approved by our board of directors present the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by our board of directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for our stockholders, with due consideration given to matters such as the management and business of the acquiring corporation.

Although a tender offer or other takeover attempt may be made at a price substantially above the current market price, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise that is under different management and whose objectives may not be similar to those of the remaining stockholders.

Despite our belief as to the benefits to stockholders of these provisions of BV Financial’s articles of incorporation and bylaws, these provisions also may have the effect of discouraging a future takeover attempt that would not be approved by our board of directors, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also make it more difficult to remove our board of directors and management. Our board of directors, however, has concluded that the potential benefits outweigh the possible disadvantages.

Federal Conversion Regulations

Federal Reserve Board regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquire stock or subscription rights in a converting institution or its holding company from another person before completion of its conversion. Further, without the prior written approval of the Federal Reserve Board, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares of a converted institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, the person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. The Federal Reserve Board has defined “person” to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a bank or its holding company, or to an underwriter or member of a selling group acting on the converting institution’s or its holding company’s behalf for resale to the general public, are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.

Change in Control Law and Regulations

Under the Change in Bank Control Act, no person, or group of persons acting in concert, may acquire control of a bank holding company unless the Federal Reserve has been given 60 days’ prior written notice and has not disapproved the proposed acquisition. The Federal Reserve considers several factors in evaluating a notice, including the financial and managerial resources of the acquirer and competitive effects. Control, as defined under the applicable regulations, means the power, directly or indirectly, to direct the management or policies of the company or to vote 25% or more of any class of voting securities of the company. Acquisition of more than 10% of any class of a bank holding company’s voting securities constitutes a rebuttable presumption of control under certain circumstances, including where, as will be the case with BV Financial, the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934.

In addition, federal regulations provide that no company may acquire control (as defined in the Bank Holding Company Act) of a bank holding company without the prior approval of the Federal Reserve. Any company that acquires such control becomes a “bank holding company” subject to registration, examination and regulation by the Federal Reserve.

DESCRIPTION OF CAPITAL STOCK OF BV FINANCIAL

General

BV Financial is authorized to issue 45,000,000 shares of common stock, par value of $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. BV Financial currently expects to issue in the offering and exchange up to 17,627,016 shares of common stock, at the adjusted maximum of the offering range. BV Financial will not issue shares of preferred stock in the conversion. Each share of common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock, in accordance with the plan of conversion, all of the shares of common stock will be duly authorized, fully paid and non-assessable.

The shares of common stock will represent non-withdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

Common Stock

Dividends. BV Financial may pay dividends on its common stock if, after giving effect to such dividends, it would be able to pay its debts in the usual course of business and its total assets would exceed the sum of its total liabilities plus the amount needed to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the dividends. However, even if BV Financial’s assets are less than the amount necessary to satisfy the requirement set forth above, BV Financial may pay dividends from: its net earnings for the fiscal year in which the distribution is made; its net earnings for the preceding fiscal year; or the sum of its net earnings for the preceding eight fiscal quarters. The payment of dividends by BV Financial is also subject to limitations that are imposed by applicable regulation, including restrictions on payments of dividends that would reduce BV Financial’s assets below the then-adjusted balance of its liquidation account. The holders of common stock of BV Financial will be entitled to receive and share equally in dividends as may be declared by our board of directors out of funds legally available therefor. If BV Financial issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon completion of the offering and exchange, the holders of common stock of BV Financial will have exclusive voting rights in BV Financial. They will elect BV Financial’s board of directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the board of directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of BV Financial’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If BV Financial issues shares of preferred stock, holders of the preferred stock may also possess voting rights.

As a Maryland-chartered commercial bank, corporate powers and control of BayVanguard Bank following the conversion will be, as they are now, vested in its board of directors, who elect the officers of BayVanguard Bank and who fill any vacancies on the board of directors. Voting rights of BayVanguard Bank will be, as they are now, vested exclusively in the owners of the shares of capital stock of BayVanguard Bank, which will be BV Financial, and voted at the direction of BV Financial’s board of directors. Consequently, the holders of the common stock of BV Financial will not have direct control of BayVanguard Bank.

Liquidation. In the unlikely event of any liquidation, dissolution or winding up of BayVanguard Bank, BV Financial, as the holder of 100% of BayVanguard Bank’s capital stock, would be entitled to receive all assets of BayVanguard Bank available for distribution, after payment or provision for payment of all debts and liabilities of BayVanguard Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. In the unlikely event of liquidation, dissolution or winding up of BV Financial, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities (including payments with respect to its liquidation account), all of the assets of BV Financial available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock of BV Financial will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Preferred Stock

None of BV Financial’s authorized shares of preferred stock will be issued as part of the offering or the conversion. Preferred stock may be issued with preferences and designations as our board of directors may from time to time determine. Our board of directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

TRANSFER AGENT

The transfer agent and registrar for BV Financial’s common stock is Computershare Trust Company, N.A., Canton, Massachusetts.

EXPERTS

The consolidated financial statements of BV Financial, Inc. as of December 31, 2022 and 2021 and for the years then ended, have been audited by FORVIS, LLP, independent registered public accounting firm, as set forth in their report thereon, included in this prospectus and in the registration statement. Such consolidated financial statements have been included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

RP Financial has consented to the publication in this prospectus of the summary of its report setting forth its opinion as to the estimated pro forma market value of the shares of common stock of BV Financial upon completion of the conversion and offering and of its letters with respect to subscription rights and the liquidation accounts.

LEGAL MATTERS

Luse Gorman, PC, Washington, DC, counsel to BV Financial, Bay-Vanguard, M.H.C. and BayVanguard Bank, has issued to BV Financial its opinions regarding the legality of the common stock and the federal income tax consequences of the conversion. FORVIS, LLP, Birmingham, Alabama, has provided an opinion to us regarding the Maryland income tax consequences of the conversion. Certain legal matters will be passed upon for Performance Trust and, in the event of a syndicated community offering, for any other co-managers, by Alston and Bird LLP, Atlanta, Georgia.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

BV Financial has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report, which is an exhibit to the registration statement, can be examined without charge through the Securities and Exchange Commission’s web site (www.sec.gov), which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including BV Financial. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

Bay-Vanguard, M.H.C. has filed an application for conversion with the Federal Reserve Board, and BV Financial has filed a bank holding company application with the Federal Reserve Board. To obtain a copy of the applications filed with the Federal Reserve Board, you may contact Brent B. Hassell, Assistant Vice President of the Federal Reserve Bank of Atlanta, at (804) 697-2633. The plan of conversion is available for inspection, upon request, at each of BayVanguard Bank’s offices.

In connection with the offering, BV Financial will register its common stock under Section 12 of the Securities Exchange Act of 1934 and, upon such registration, BV Financial and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of conversion, BV Financial has undertaken that it will not terminate such registration for a period of at least three years following the completion of the offering.

BV Financial, Inc.

Baltimore, Maryland

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2022 and 2021

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

BV Financial, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of BV Financial, Inc. (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows1F for each of the years in the two-year period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2022 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits.

We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ FORVIS, LLP (Formerly Dixon Hughes Goodman LLP)

We have served as the Company’s auditor since 2021.

Richmond, Virginia

March 13, 2023

BV FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	12/31/2022	12/31/2021

	(In thousands, except share amounts)
Assets
Cash	$12,704	$8,484
Interest-bearing deposits in other banks	55,948	102,706

Cash and cash equivalents	68,652	111,190
Equity Investment	221	—
Securities available-for-sale	33,034	37,793
Securities held-to-maturity (fair value of $9,660 and $4,102)	10,461	4,059
Loans receivable, net of allowance for loan losses of $3,813 and $2,666	659,131	584,438
Foreclosed real estate	1,987	1,987
Premises and equipment, net	15,176	15,050
Federal Home Loan Bank of Atlanta stock, at cost	977	404
Investment in life insurance	19,983	25,966
Accrued interest receivable	2,952	2,583
Goodwill	14,420	14,420
Intangible assets, net	1,195	1,293
Deferred tax assets, net	9,113	8,322
Other assets	7,661	7,625

Total assets	$844,963	$815,130

Liabilities and Stockholders’ Equity
Liabilities
Noninterest-bearing deposits	$167,202	$175,019
Interest-bearing deposits	517,416	505,006

Total deposits	684,618	680,025
FHLB borrowings	12,000	—
Subordinated Debentures	37,039	36,828
Other liabilities	13,555	14,831

Total liabilities	747,212	731,684

Stockholders’ equity
Preferred stock, $0.01 par value; 1,000,000 shares authorized; none issued or outstanding
Common stock, $0.01 par value; 14,000,000 shares authorized 2022 & 2021; 7,418,575 shares issued and 7,418,575 shares outstanding as of 2022; 7,138,221 issued and 7,138,221 outstanding as of 2021	74	71
Paid-in capital	15,406	9,383
Retained earnings	84,612	74,088
Accumulated other comprehensive loss	(2,341)	(96)

Total stockholders’ equity	97,751	83,446

Total liabilities and stockholders’ equity	$844,963	$815,130

BV FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Statements of Income

	Year Ended,
(in thousands, except per share amounts)	12/31/2022	12/31/2021
Interest Income
Loans, including fees	$31,259	$28,728
Investment securities	855	511
Other interest income	1,236	139

Total interest income	33,350	29,378

Interest Expense
Interest on deposits	1,357	1,896
Interest on FHLB borrowings	11	—
Interest on Subordinated debentures	2,062	1,837

Total interest expense	3,430	3,733

Net interest income	29,920	25,645
Provision for loan losses	1,038	575

Net interest income after provision for loan losses	28,882	25,070

Noninterest Income
Service fees on deposits	460	444
Fees from debit cards	755	780
Income from investment in life insurance	1,492	683
Gain on sale of foreclosed real estate	—	12
Gain on sale of mortgage loans held for sale	1	57
Gain on sale of premises and equipment	246	—
Gain on bargain purchase of North Arundel Savings Bank (NASB)	1,340	—
Other income	1,371	395

Total noninterest income	5,665	2,371

Noninterest Expense
Compensation and related benefits	10,130	7,907
Occupancy	1,661	1,685
Data processing	1,419	1,608
Advertising	23	23
Professional fees	607	587
Equipment	436	453
Foreclosed real estate and repossessed assets holding costs	965	227
Amortization of intangible assets	183	176
FDIC insurance premiums	219	190
Merger expenses	1,600	167
Other	2,751	1,594

Total noninterest expense	19,994	14,617

Net income before tax	14,553	12,824
Income tax expense	4,029	3,383

Net income	$10,524	$9,441

Basic earnings per share	$1.42	$1.33

Diluted earnings per share	$1.41	$1.32

BV FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

BV Financial, Inc. and Subsidiaries

	12/31/2022	12/31/2021

	(In thousands)
Net income	$10,524	$9,441

Other comprehensive loss
Unrealized loss on securities available-for-sale	(3,096)	(630)
Income tax relating to securities available-for-sale	851	173

Other comprehensive loss	(2,245)	(457)

Total comprehensive income	$8,279	$8,984

BV FINANCIAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common stock	Paid-in capital	Treasury stock	Retained earnings	Accumulated other comprehensive income (loss)	Total

	(In thousands)
Balance, December 31, 2020	$73	$10,919	$(1,979)	$64,647	$361	$74,021
Net Income	—	—	—	9,441	—	9,441
Other comprehensive loss (net of tax of $173)	—	—	—	—	(457)	(457)
Retirement of Treasury Stock	(3)	(1,976)	1,979	—	—	—
Stock Compensation	1	440	—	—	—	441

Balance, December 31, 2021	71	9,383	—	74,088	(96)	83,446
Net Income	—	—	—	10,524	—	10,524
Shares Issued to M.H.C. for NASB Merger	2	5,458	—	—	—	5,460
Other comprehensive loss (net of tax of $851)	—	—	—	—	(2,245)	(2,245)
Retirement of Treasury Stock	—	—	—	—	—	—
Stock Compensation	1	565	—	—	—	566

Balance, December 31, 2022	$74	$15,406	$—	$84,612	$(2,341)	$97,751

BV FINANCIAL, INC. AND SUBSIDIARIES

STATEMENT OF CASH FLOWS

	12/31/2022	12/31/2021
	(In thousands)
Cash flows from operating activities
Net income	$10,524	$9,441
Adjustments to reconcile net income to net cash provided by operating activities
Net accretion of discounts and premiums	(681)	(1,453)
Provision for loan losses	1,038	575
Loss (gain) on sale of foreclosed real estate and other repossessed assets	—	(12)
Originations of loans held for sale	(111)	(2,101)
Proceeds from sale of loans held for sale	110	2,480
Gain on sale of loans held for sale	1	(57)
Gain on bargain purchase	(1,340)	—
Amortization of deferred loan fees/costs	(1,351)	(1,654)
Amortization of intangible assets	183	176
Amortization of debt issuance costs	155	155
Depreciation of premises and equipment	860	847
Deferred tax expense	308	273
Increase in cash surrender value of life insurance	(398)	(683)
Stock-based compensation expense	258	404
(Increase) decrease in accrued interest and other assets	852	1,329
(Decrease) increase in other liabilities	(694)	858

Net cash provided by operating activities	9,714	10,578

Cash flows from investing activities
Proceeds from maturities and principal payments of investment securities available-for-sale	7,860	8,061
Purchases of investment securities available-for-sale	(5,083)	(15,561)
Proceeds from maturities and principal payments of investment securities held-to-maturity	1,790	1,164
Purchases of investment securities held-to-maturity	(6,919)	(2,450)
Net (increase) decrease in loans	(40,209)	24,978
Purchase of premises and equipment	(502)	(415)
Proceeds from sale of premises and equipment	939	—
Proceeds from life insurance benefits	6,415	912
Purchase in participation of foreclosed real estate	—	(145)
Proceeds from sale of foreclosed real estate	—	29
Proceeds from sale of Federal Home Loan Bank Stock	510	876
Purchase of Federal Home Loan Bank of Atlanta stock	(1,083)	—
Net cash received in acquisition	8,521	—

Net cash (used in) provided by investing activities	(27,761)	17,449

Cash flows provided by financing activities
Increase in official checks	648	760
Net (decrease) increase in deposits	(35,662)	5,293
(Decrease) increase in advance payments by borrowers for taxes and insurance	(1,478)	2,932
Stock options exercised	1	36
Repayment of subordinated debt	—	(4,100)
Advances from the Federal Home Loan Bank of Atlanta	24,000	—
Repayments of advances from the Federal Home Loan Bank of Atlanta	(12,000)	(13,748)

Net cash (used in) financing activities	(24,491)	(8,827)
Net (decrease) increase in cash and cash equivalents	(42,538)	19,200
Cash and cash equivalents at beginning of year	111,190	91,990

Cash and cash equivalents at end of year	$68,652	$111,190

Supplementary cash flows information
Interest paid	$3,431	$4,007

Income taxes paid	$4,029	$2,144

Supplementary noncash transactions
Net loans transferred to foreclosed real estate and repossessed assets	$—	$35

BV FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business

BV Financial, Inc. (the “Company”) was organized as a federally chartered corporation at the direction of BayVanguard Bank (the “Bank”) in January 2005 to become the mid-tier stock holding company for Bay-Vanguard Federal Savings Bank upon the completion of its reorganization into the mutual holding company form of organization. Pursuant to the Plan of Reorganization, the Bank converted to stock form with all of its stock owned by the Company and organized Bay-Vanguard, M.H.C. (the “M.H.C.”) as a federally chartered mutual holding company that owned 55% of the common stock of the Company. In February 2019, each of the M.H.C. and the Company became a Maryland chartered corporation. In February 2019, the Company issued 4,099,822 shares to the M.H.C. in connection with the acquisition of Kopernik Bank (“Kopernik”). In January 2022, the Company issued 251,004 shares to the M.H.C. in connection with the acquisition of North Arundel Savings Bank. At December 31, 2022 and December 31, 2021, the M.H.C. owned 86.28% and 86.55% of the common stock of the Company, respectively.

BayVanguard Bank is headquartered in Baltimore, Maryland and is a financial institution offering traditional financial services. The Bank is engaged primarily in the business of attracting deposits from the general public and using such funds to originate one-to-four family real estate, construction, multi-family, commercial real estate, farm, marine loans, commercial and consumer loans.

The Bank’s deposits are insured up to the applicable legal limits by the Federal Deposit Insurance Corporation’s Deposit Insurance Fund. BayVanguard Bank is a member of the Federal Home Loan Bank System.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and the Bank. All intercompany balances and transactions have been eliminated in consolidation.

Basis of Financial Statement Presentation and Significant Estimates

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses, the assessment of other than temporary impairment of investment securities, goodwill and intangible asset impairment, and the valuation of deferred tax assets.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, amounts due from banks, cash items in the process of clearing, and interest-bearing deposits with banks with original maturities of less than 90 days.

Securities

The Company classifies investment securities as held-to-maturity or available-for-sale. Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and are reported at amortized cost (including amortization of premiums or accretion of discounts). Net unrealized gains and losses for debt securities classified as available-for-sale are recognized as increases or decreases in other comprehensive income or loss, net of taxes, and excluded from the determination of net income.

Equity securities are reported at fair value with unrealized gains and losses included in net gains/losses in noninterest income.

Realized gains and losses on sales of securities are determined using the specific identification method and are included in earnings. Premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Premiums and discounts on callable debt securities are amortized through the earliest call date.

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value or until maturity. In analyzing the issuer’s financial condition, management considers industry analysts’ reports, financial performance, and projected target prices of investment analysts.

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Federal Home Loan Bank Stock

Federal law requires a member institution of the Federal Home Loan Bank System to hold stock of its district Federal Home Loan Bank (the “FHLB”) in an amount determined by both asset size and borrowings from the FHLB. Purchases and sales of stock are made directly with the FHLB at par value.

The Bank held approximately $976,600 and $404,000 of FHLB restricted stock at December 31, 2022 and December 31, 2021, respectively.

The restricted stock is carried at cost. Management evaluates whether this investment is impaired based on their assessment of the ultimate recoverability of the investment rather than by recognizing temporary declines in value. The determination of whether a decline affects the ultimate recoverability of the investment is influenced by criteria such as (1) the significance of the decline in net assets of the FHLB as compared to the capital stock amount for the FHLB and the length of time this situation has persisted, (2) commitments by the FHLB to make payments required by law or regulation and (3) the impact of legislative and regulatory changes on institutions and, accordingly, on the customer base of the FHLB.

Loans Receivable

Loans receivable are stated at unpaid principal balances, adjusted for premiums and discounts on loans purchased, the undisbursed portion of loans in process, net deferred loan origination fees and costs, fair value adjustments on loans acquired in a merger, and the allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees and costs are deferred and recognized as an adjustment to the yield of the related loans. The Company is amortizing these amounts over the contractual life of the loan using the interest method. For purchased loans, the related premium or discount is recognized over the contractual life of the purchased loan and is included as part of interest income. The accrual of interest is generally discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income is reversed. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectability of the total contractual principal and interest is no longer in doubt. Interest payments on impaired loans are recorded in the same manner as interest payments on nonaccrual loans.

Loans acquired in connection with business combinations are recorded at fair value with no carryover of any allowance for loan losses. Fair value of the loans involves estimating the amount and timing of principal and interest cash flows expected to be collected on the loans and discounting those cash flows at a market rate of interest.

The excess of cash flows expected at acquisition over the estimated fair value is referred to as the accretable discount and is recognized into interest income over the remaining life of the loan. The difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition is referred to as the non-accretable discount. These purchase credit impaired (“PCI”) loans are accounted for under FASB’s Accounting Standards Codification (“ASC 310-30“0, Loans and Debt Securities Acquired with Deteriorated Credit Quality. The non-accretable discount includes estimated future credit losses expected to be incurred over the life of the loan. Subsequent decreases in expected cash flows will require the Company to evaluate the need for an addition to the allowance for loan losses. Subsequent improvement in expected cash flows will result in the reversal of a corresponding amount of the non-accretable discount, which will then be reclassified as accretable discount to be recognized into interest income over the remaining life of the loan.

Loans acquired through business combinations that do not meet the specific criteria of ASC 310-30 are accounted for under ASC 310-20, Receivables - Nonrefundable Fees and Other Costs. These loans are initially recorded at fair value, and include premiums and discounts as acquisition accounting adjustments. These purchase premiums or discounts are subsequently amortized as an adjustment to yield over the estimated contractual lives of the loans. An allowance for loan losses is recorded for any credit deterioration in these loans subsequent to acquisition.

Acquired loans that meet the criteria for impairment or nonaccrual of interest prior to the acquisition may be considered performing upon acquisition, regardless of whether the borrower is contractually delinquent if the Company expects to fully collect the new carrying value (i.e., fair value) of the loans. At acquisition, these loans may have discounts to adjust the loans to fair value. These discounts are considered non-accretable until the loan is paid in full or until an improvement in expected cash flows is illustrated. As such, the Company may no longer consider the loan to be nonperforming and may accrue interest on these loans, including the impact of any accretable discount. In addition, charge-offs on such loans would be first applied to the non-accretable discount.

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Allowance for Loan Losses

The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is maintained at a level to provide for losses that are probable and can be reasonably estimated. Management’s periodic evaluation of the adequacy of the allowance is based on the Company’s past loan loss experience, known and inherent losses in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, the composition and size of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change, including the amounts and timing of future cash flows expected to be received on impaired loans.

Management reviews the allowance for loan losses on no less than a quarterly basis in order to identify the inherent losses and to assess the overall collectability of the loan portfolio by reviewing the portfolio by various segments. The evaluation process by portfolio segment includes, among other things, an analysis of delinquency trends, nonperforming loan trends, the level of charge-offs and recoveries, prior loss experience, total loans outstanding, the composition of the loan portfolio, the value of collateral securing the loans, the borrower’s ability to repay, repayment performance, and local economic conditions.

The establishment of the allowance for loan losses is significantly affected by management’s judgment and uncertainties, and there is a likelihood that different amounts would be reported under different conditions or assumptions. The Federal Deposit Insurance Corporation and the Maryland Office of the Commissioner of Financial Regulation, as an integral part of their examination process, periodically review the allowance for loan losses for reasonableness.

The Company will continue to monitor and modify its allowance for loan losses as conditions dictate. No assurances can be given that the level of the allowance for loan losses will cover all of the inherent losses on the loans or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions used by management to determine the current level of the allowance for loan losses.

A loan is considered past due or delinquent when a contractual payment is not paid in the month that it is due. A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement.

Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for multi-family, commercial real estate, construction and commercial loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent.

Mortgage Loans Held for sale

Mortgages originated for sale are carried at the lower of aggregate cost or fair value of each outstanding loan. Sales of loans are recorded when the proceeds are received. Any gain or loss is recorded in noninterest income. There were no mortgage loans held for sale on December 31, 2022 and 2021.

The Company sells its mortgage loans on a best effort basis to third-party investors on a servicing released basis. Upon sale and delivery, loans are legally isolated from the Company and the Company has no ability to restrict or constrain the ability of third-party investors to pledge or exchange the mortgage loans. The Company does not have the entitlement or ability to repurchase the mortgage loans or unilaterally cause third party investors to put the mortgage loans back to the Company.

Foreclosed Real Estate and Repossessed Assets

Foreclosed real estate and repossessed assets are composed of property acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure. If the fair value of the asset, net of estimated selling costs, is less than the related loan balance at the time of acquisition, a charge against the allowance for loan losses is recorded. After foreclosure, valuations are periodically performed by management and the assets are carried at the lower of cost or fair value less estimated costs to sell. Revenues and expenses from operations and changes in the valuation allowance are included in noninterest income and expenses.

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Premises and Equipment

Land is stated at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed based on the straight-line method over the estimated useful lives of the respective assets. Expenditures for improvements are capitalized while costs for maintenance and repairs are expensed as incurred.

Leases

The Company determines if an arrangement is a lease at inception. All of the Company’s leases are currently classified as operating leases and are included in other assets and other liabilities on the Company’s Consolidated Balance Sheets. Periodic operating lease costs are recorded in occupancy expenses of premises on the Company’s Consolidated Statements of Income.

Right-of-use (“ROU”) assets represent the Company’s right to use an underlying asset for the lease term, and lease liabilities represent the Company’s obligation to make lease payments arising from the lease arrangements. Operating lease ROU assets and liabilities are recognized at the lease commencement date based on the present value of the expected future lease payments over the remaining lease term. In determining the present value of future lease payments, the Company uses its incremental borrowing rate based on the information available at the lease commencement date. The operating ROU assets are adjusted for any lease payments made at or before the lease commencement date, initial direct costs, any lease incentives received and, for acquired leases, any favorable or unfavorable fair value adjustments. The present value of the lease liability may include the impact of options to extend or terminate the lease when it is reasonably certain that the Company will exercise such options provided in the lease terms. Lease expense is recognized on a straight-line basis over the expected lease term. Lease agreements that include lease and non-lease components, such as common area maintenance charges, are accounted for separately.

Investment in Life Insurance

Investment in life insurance is reflected at the net cash surrender value to the Company.

Goodwill

Goodwill represents the excess of the cost of an acquisition over the fair value of the net assets acquired. Goodwill is evaluated for impairment at least annually. Any impairment of goodwill would be recorded against income in the period of impairment.

Intangible Assets

Intangible assets, consisting of core deposit intangibles, represent purchased assets that also lack physical substance but can be distinguished from goodwill because of contractual or other legal rights or because the asset is capable of being sold or exchanged on its own or in combination with a related contract, asset or liability. Core deposit intangibles are amortized on an accelerated basis over an estimated useful life. Any impairment of intangible assets would be recorded against income in the period of impairment.

Deferred Income Taxes

Deferred income taxes are recognized for temporary differences between the financial reporting basis and income tax basis of assets and liabilities based on enacted tax rates expected to be in effect when such amounts are realized or settled. Deferred tax assets are recognized only to the extent that it is more likely than not that such amounts will be realized based on consideration of available evidence.

Statements of Cash Flows

Cash and cash equivalents in the statements of cash flows include cash, federal funds sold and interest bearing deposits in other banks. Federal funds are generally purchased and sold for one-day periods.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when: (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Company has entered into commitments to extend credit. Such financial instruments are recorded in the balance sheet when they are funded.

Earnings Per Share

Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding for the appropriate period. Diluted earnings per share is computed by dividing net income by the weighted average shares outstanding as adjusted for the dilutive effect of stock options based on the treasury stock method. As of December 31, 2022 and December 31, 2021, the Company had 36,350 and 39,600 shares, respectively of unexercised stock options. Options with an exercise price greater than the average market price of the common shares are excluded from the calculation as their effect would be anti-dilutive.

Information related to the calculation of earnings per share is summarized as follows:

	December 31, 2022		December 31, 2021
	Basic	Diluted	Basic	Diluted

	(In thousands, except per share data)
Net income	$10,524	$10,524	$9,441	$9,441

Weighted average common shares outstanding	7,409	7,409	7,119	7,119
Dilutive securities
Stock options	—	22	—	21

Adjusted weighted average shares outstanding	7,409	7,431	7,119	7,140

Earnings per share amount	$1.42	$1.41	$1.33	$1.32

Stock Based Compensation

The Company accounts for stock-based compensation under the fair value method of accounting. For stock options, the Company uses a Black-Scholes valuation model to measure stock-based compensation expense at the date of grant. Compensation expense related to stock-based awards is recognized over the period during which an individual is required to provide service in exchange for such award.

Revenue Recognition

Management is required by accounting pronouncements governing the recognition of revenue which require an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services.

The Company records revenue from contracts with customers in accordance with ASC Topic 606, “Revenue from Contracts with Customers”. Under Topic 606, the Company must identify the contract with a customer, identify the performance obligations in the contract, determine the transaction price, allocate the transaction price to the performance obligations in the contract, and recognize revenue when (or as) the Company satisfies a performance obligation.

The Company’s primary sources of revenue are derived from interest and dividends earned on loans, investment securities, and other financial instruments that are not within the scope of Topic 606. The Company evaluated the nature of its contracts with customers and determined that further disaggregation of revenue from contracts with customers into more granular categories beyond what is presented in the Consolidated Statements of Income was not necessary. The Company generally fully satisfies its performance obligations on its contracts with customers as services are rendered and the transaction prices are typically fixed; charged either on a periodic basis or based on activity. Adoption of the amendments to the revenue recognition principles, did not materially change our accounting policies.

Reclassifications

Certain prior period amounts have been reclassified to conform with the current period’s presentation. Such reclassifications had no effect on net income or stockholders’ equity.

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements

In June 2016, the FASB issued Accounting Standards Update 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-03”). This ASU eliminates the delayed recognition of the full amount of credit losses until the loss was probable of occurring and instead will reflect an entity’s current estimate of all expected credit losses. The amendments in this ASU broaden the information that an entity must consider in developing its expected estimate for assets measured either collectively or individually. The ASU does not specify a method for measuring expected credit losses and allows an entity to apply methods that reasonably reflect its expectations of the credit loss estimate based on the entity’s size, complexity and risk profile. In November 2019, the FASB issued Accounting Standards Update 2019-10, Financial Instruments - Credit Losses (Topic 326, Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates (“ASU 2019-10). This ASU delayed the effective date of ASU 2016-13 to interim and annual periods beginning after December 15, 2022 for smaller reporting companies as defined by the Securities and Exchange Commission. Early adoption is allowed, and the Company has adopted the standard in January 2023. Management’s current estimate of the day 1 adjustment upon adoption of this standard to be within the range of $500,000 - $1.5 million. We expect to recognize an increase in the opening allowance for credit losses in the range of $500,000 to $1.5 million.

Subsequent Events

The Company has evaluated events and transactions occurring subsequent to the balance sheet date of December 31, 2022 for items that should potentially be recognized or disclosed in these consolidated financial statements. This evaluation was conducted through March 13, 2023, the date these financial statements were available to be issued.

NOTE 2 – MERGER

On January 1, 2022, North Arundel Savings Bank (“NASB”) was merged into BayVanguard Bank. At Closing, NASB had approximately $34.2 million in loans and $40.8 million in deposits. As part of this transaction, BV Financial, Inc. issued 251,004 shares to the M.H.C.

The assets acquired and liabilities assumed were accounted for under the acquisition method of accounting. The assets and liabilities were recorded at their fair values as of January 1, 2022 based on management’s best estimate using the information available as of the merger date. The application of the acquisition method of accounting resulted in the recognition of bargain purchase gain of $1.3 million and a core deposit intangible of $85,000.

In 2022, the Company incurred merger related expenses of $1.6 million and were recorded in the Consolidated Statements of Income. These costs were expensed as incurred.

NOTE 2 – MERGER (CONTINUED)

A summary of the NASB transaction during the period ended December 31, 2022 follows:

ACQUISITION OF NORTH ARUNDEL SAVINGS BANK (NASB)

	As recorded by NASB	Fair value adjustments		As recorded at acquisition
Fair Value of Equity Acquired				$5,460
Cash & Cash Equivalents	$8,521	$—		8,521
Securities held-to-maturity	772	12	(a)	784
Securities available-for-sale	1,500	(36)	(a)	1,464
Loans Receivable	34,258	(85)	(b)	34,173
Allowance for Loan Loss	(236)	236	(c)	—
Premises and equipment	258	1,017	(d)	1,275
Core deposit intangible	—	85	(e)	85
Deferred Taxes	49	198	(f)	247
Other Assets	1,259	—		1,259

Total Assets Acquired	46,381	1,427		47,808
Liabilities assumed
Deposits	40,321	439	(g)	40,760
Advance payments by borrowers for taxes and insurance	121	—		121
Accrued Expenses and other liabilities	127	—		127

Total liabilities assumed	$40,569	$439		$41,008
Net assets acquired				6,800
Bargain purchase gain recorded at merger				$1,340

(a)	Represents the fair value adjustments to the investment securities at the acquisition date.
(b)	Represents the fair value adjustments on the net book value of loans, which includes an interest rate mark and credit mark adjustment which will be amortized over the remaining life of the loans.
(c)	Represents the elimination of the NASB allowance for loan loss.
(d)	Represents the fair value adjustments to reflect fair value of land and buildings which will be amortized on a straight line basis over the estimated useful lives of the assets.
(e)

Represents the intangible asset recorded to reflect the fair value of core deposits. The core deposit asset was recorded as an identified intangible asset and will be amortized on a straight line basis over ten years.

(f)

represents the deferred tax asset resulting from the fair value adjustments related to the acquired assets, liabilities assumed, identified intangibles recorded and for the net operating loss carry forward for NASB.

(g)	Represents fair value adjustments on time deposits, which will be treated as a reduction in interest expense over the remaining life of the time deposits.

The fair value of loans acquired from North Arundel Savings Bank was estimated using cash flow projections based on the remaining maturity and repricing terms. Cash flows were adjusted by estimating future credit losses and the rate of prepayments. Projected monthly cash flows were then discounted to present value using a risk-adjusted market rate for similar loans. There was no carryover of North Arundel’s allowance for loan losses associated with the loans that were acquired. The core deposit intangible asset recognized is being amortized over its estimated useful life of approximately 10 years utilizing the straight line method. The acquisition was accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. Accordingly, the Company recognizes amounts for identifiable assets acquired and liabilities assumed at their estimated acquisition date fair value.

There were no PCI loans acquired in this transaction.

NOTE 2 – MERGER (CONTINUED)

The following table details the acquired loans as of January 1, 2022:

Contractually required principal at acquisition	$34,258
Contractual cash flows not expected to be collected (credit mark)	(394)

Expected cash flows at acquisition	33,864
Interest component of expected cash flows (accretable premium)	309

Fair value of acquired loans	$34,173

The NASB merger was a mutual transaction and no consideration was given.

NOTE 3 – SECURITIES

Securities available-for-sale at December 31, 2022 and December 31, 2021 consisted of the following:

December 31, 2022	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
	(In thousands)
Available-for-sale
Corporate securities	$2,218	$—	$286	$1,932
Mortgage-backed securities	34,045	—	2,943	31,102

Total	$36,263	$—	$3,229	$33,034

December 31, 2021	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
	(In thousands)
Available-for-sale
Corporate securities	$750	$—	$—	$750
Mortgage-backed securities	37,176	110	243	37,043

Total	$37,926	$110	$243	$37,793

The Company has pledged securities with an amortized cost of $40.2 million and a fair value of $36.9 million at December 31, 2022 to secure deposits from municipalities. At December 31, 2021, the Company pledged securities with an amortized cost of $28.5 million and a fair value of $28.4 million to secure deposits from municipalities.

Securities held-to-maturity at December 31, 2022 and December 31, 2021 consisted of the following:

December 31, 2022	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in thousands)
Held-to-maturity
Corporate securities	$3,200	$—	$408	$2,792
Agencies	4,009	—	25	3,984
Mortgage-backed securities	3,252	3	371	2,884

Total	$10,461	$3	$804	$9,660

December 31, 2021	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in thousands)
Held-to-maturity
Corporate securities	$2,450	$12	$26	$2,436
Mortgage-backed securities	1,609	57	—	1,666

Total	$4,059	$69	$26	$4,102

NOTE 3 – SECURITIES (CONTINUED)

The amortized cost and fair value of securities as of December 31, 2022 and December 31, 2021, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because the securities may be called or prepaid with or without prepayment penalties.

	Available-for-sale		Held-to-maturity
December 31, 2022	Amortized cost	Fair value	Amortized cost	Fair value

	(In thousands)
Maturing
Due under one year	$509	$502	$—	$—
Due after one year through five years	9,986	9,477	4,042	4,015
Due after five years through ten years	9,160	8,631	3,840	3,383
Due after ten years	16,608	14,424	2,579	2,262

Total	$36,263	$33,034	$10,461	$9,660

	Available-for-sale		Held-to-maturity
December 31, 2021	Amortized cost	Fair value	Amortized cost	Fair value

	(In thousands)
Maturing
Due under one year	$15	$15	$—	$—
Due after one year through five years	8,175	8,107	2	2
Due after five years through ten years	10,570	10,571	2,881	2,874
Due after ten years	19,166	19,100	1,176	1,226

Total	$37,926	$37,793	$4,059	$4,102

All mortgage-backed securities are guaranteed by Freddie Mac, Fannie Mae or Ginnie Mae.

Investment securities with unrealized losses for continuous periods of less than 12 months and 12 months or longer are as follows:

	Less than 12 months		Over 12 months		Total
December 31, 2022	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value

	(In thousands)
Available-for-sale
Corporate securities	$286	$1,182	$—	$—	$286	$1,182
Mortgage-backed securities	535	10,595	2,408	20,400	2,943	30,995

Total	$821	$11,777	$2,408	$20,400	$3,229	$32,177

Held-to-maturity
Corporate securities	$244	$1,706	$164	$1,086	$408	$2,792
Agencies securities	25	3,984	—	—	25	3,984
Mortgage-backed securities	370	2,811	—	—	371	2,811

Total	$639	$8,501	$164	$1,086	$804	$9,587

	Less than 12 months		Over 12 months		Total
December 31, 2021	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value

	(In thousands)
Available-for-sale
Corporate securities	$—	$—	$—	$—	$—	$—
Mortgage-backed securities	243	25,541	—	—	243	25,541

Total	$243	$25,541	$—	$—	$243	$25,541

Held-to-maturity
Corporate securities	$26	$1,724	$—	$—	$29	$1,724
Mortgage-backed securities	—	—	—	—	—	—

Total	$26	$1,724	$—	$—	$29	$1,724

NOTE 3 – SECURITIES (CONTINUED)

All of the securities with unrealized losses in the portfolio have modest duration risk, low credit risk, and minimal unrealized losses when compared to total amortized cost. The unrealized losses on debt securities that exist are the result of market changes in interest rates since original purchase and are not related to credit concerns. Because the Company does not intend to sell these securities and it is not more likely than not that the Company will be required to sell these securities before recovery of their amortized cost bases, which may be at maturity for debt securities, the Company considers the unrealized losses to be temporary and therefore no impairment has been recorded during the respective periods of presentation.

NOTE 4 – LOANS RECEIVABLE

Loans receivable at December 31, 2022 and December 31, 2021 consisted of the following:

	2022	2021

	(In thousands)
Real Estate Loans:
One to four family - owner occupied	$137,742	$140,675
One to four family - non-owner occupied	125,065	96,556
Commercial owner occupied	91,853	87,077
Commercial investor	226,854	170,795
Construction and land	17,937	18,731
Farm Loans	13,823	12,048
Marine Loans	15,791	15,923
Other Consumer	2,361	2,529
Guaranteed by the U.S. Government	4,933	22,566
Commercial	28,052	21,590

Total loans receivable, gross	664,411	588,490
Deferred Origination (Fees) Costs, net	(1,467)	(1,386)
Allowance for loan losses	(3,813)	(2,666)

Total loans receivable, net	$659,131	$584,438

Residential lending repayment is generally dependent on economic and market conditions in the Company’s lending area. Commercial real estate, commercial and construction loan repayments are generally dependent on the operations of the related properties or the financial condition of its borrower or guarantor. Accordingly, repayment of such loans can be more susceptible to adverse conditions in the real estate market and the regional economy.

In the normal course of banking business, risks related to specific loan categories are as follows:

Real Estate Loans – Real estate loans are typically made to consumers and businesses and are secured by real estate. Credit risk arises from the borrower’s continuing financial stability, which can be adversely impacted by the economy as well as borrower-specific occurrences. Also impacting credit risk would be a shortfall in the value of the real estate in relation to the outstanding loan balance in the event of a default or subsequent liquidation of the collateral.

Marine Loans – Marine loans are typically made to consumers and are secured by marine-based collateral. Credit risk is similar to real estate loans above as it is subject to the borrower’s continuing financial stability and the value of the collateral securing the loan. Marine loans may entail greater risk than residential mortgage loans, as they are collateralized by assets that depreciate rapidly. Repossessed collateral for a defaulted loan may not provide an adequate source of repayment for the outstanding loan and a small remaining deficiency often does not warrant further substantial collection efforts against the borrower.

Other Consumer – Other consumer loans include installment loans and personal lines of credit which may be secured or unsecured. Credit risk is similar to real estate loans above as it is subject to the borrower’s continuing financial stability and the value of the collateral securing the loan, if any. Consumer loans may entail greater risk than residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly. Repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and a small remaining deficiency often does not warrant further substantial collection efforts against the borrower.

Guaranteed by the U.S. Government – Loans guaranteed by the U.S. government present similar risks as reflected in the other categories mentioned herein. However, the primary differentiating factor is that an explicit guarantee is provided by the government therefore substantially mitigating any risk of loss given default in the event of credit deterioration. Guaranteed by the U.S. Government loans in the table above include $488 thousand and $17.3 million of Paycheck Protection Program (PPP) loans at

NOTE 4 – LOANS RECEIVABLE (CONTINUED)

December 31, 2022 and 2021, respectively. The PPP loans are 100% guaranteed by the Small Business Administration (SBA). A substantial portion of these loans are expected to be forgiven by the SBA. Due to the guarantee from the Federal government and nature of the PPP initiative, there is no allowance for loan losses recorded for PPP loans.

Commercial – Commercial loans are secured or unsecured loans for business purposes. Loans are typically secured by accounts receivable, inventory, equipment and/or other assets of the business. Credit risk arises from the successful operation of the business which may be affected by competition, rising interest rates, regulatory changes and adverse conditions in the local and regional economy.

A summary of transactions in the allowance for loan losses during the year ended December 31, 2022 follows:

(In thousands)
	One-to-four Family		Commercial
	Owner Occuplied	Non-owner Occupied	Owner Occuplied	Non-owner Occupied	Construction & Land	Farm	Marine	Other Consumer	US Govt Guarantee	Commercial	Total
Allowance
Beginning balance	$258	$695	$280	$1,225	$93	$2	$48	$20	$—	$45	$2,666
Charge-offs	(7)	—	—	—	—	—	—	(39)	—	(10)	(56)
Recoveries	43	87	—	—	19	—	—	15	—	1	165
Provision (credit)	50	(220)	86	1,047	(19)	15	15	9	—	55	1,038

Ending balance	$344	$562	$366	$2,272	$93	$17	$63	$5	$—	$91	$3,813

Ending balance individually evaluated for impairment	$28	$2	$—	$—	$—	$—	$—	$—	$—	$—	$30

Ending balance collectively evaluated for impairment	$316	$560	$366	$2,272	$93	$17	$63	$5	$—	$91	$3,783

Financing receivables:
Ending balance individually evaluated for impairment	$2,056	$655	$1,854	$1,432	$248	$—	$59	$45	$—	$—	$6,349
Ending balance collectively evaluated for impairment	135,686	124,410	89,999	225,422	17,689	13,823	15,732	2,316	4,933	28,052	658,062

Ending balance	$137,742	$125,065	$91,853	$226,854	$17,937	$13,823	$15,791	$2,361	$4,933	$28,052	$664,411

Carrying Amount of PCI Loans											$5,104

NOTE 4 – LOANS RECEIVABLE (CONTINUED)

A summary of transactions in the allowance for loan losses during the year ended December 31, 2021 follows:

(In thousands)
	One-to-four family		Commercial
	Owner occupied	Nonowner occupied	Owner Occupied	Nonowner occupied	Construction & Land	Farm	Marine	Other consumer	US Govt Guarantee	Commercial	Un- Allocated	Total
Allowance
Beginning balance	$223	$502	$303	$561	$88	$—	$38	$111	$—	$15	$92	$1,841
Charge offs	(28)	(88)	—	—	—	—	—	(12)	—	—	—	(128)
Recoveries	207	93	—	—	33.00	—	—	45	—	—	—	378
Provision (credit)	(144)	188	(23)	664	(28)	2	10	(124)	—	30	(92)	575

Ending balance	$258	$695	$280	$1,225	$93	$2	$48	$20	$—	$45	$—	$2,666

Ending balance individually evaluated for impairment	$29	$2	$—	$—	$—	$—	$—	$—	$—	$—	$—	$31

Ending balance collectively evaluated for impairment	$229	$693	$280	$1,225	$93	$2	$48	$20	$—	$45	$—	$2,635

Loans
Ending balance individually evaluated for impairment	$2,009	$343	$320	$1,571	$245	$—	$—	$50	$—	$—	$—	$4,538
Ending balance collectively evaluated for impairment	138,666	96,213	86,757	169,224	18,486	12,048	15,923	2,479	22,566	21,590	—	583,952

	$140,675	$96,556	$87,077	$170,795	$18,731	$12,048	$15,923	$2,529	$22,566	$21,590	$—	$588,490

Carrying Amount of PCI Loans												$5,469

For the years ended December 31, 2022 and December 31, 2021, no allowance for loan losses were recorded for PCI loans.

For purchased loans that are not deemed impaired at acquisition, credit marks representing losses expected over the life of the loans are a component of the initial fair value. Subsequent to the purchase date, the method utilized to estimate the required allowance for loan losses for these loans is similar to that for originated loans. The Company will only record a provision for loan losses when the required allowance exceeds any remaining credit mark. The differences between the initial fair value and the unpaid principal balance at the date of acquisition are recorded as interest income over the life of the loans. The following table presents changes in the non-accretable yield for PCI loans for the years ended December 31:

	2022	2021

	(In thousands)
Balance at January 1	$1,440	$2,488
From acquisitions	—	—
Accretion	(190)	(1,048)

Balance at December 31,	$1,250	$1,440

NOTE 4 – LOANS RECEIVABLE (CONTINUED)

The following table presents the outstanding balances and related carrying amounts for all purchased credit impaired loans at the end of the respective periods:

	Contractually Required Payments Receivable	Carrying Amount

	(In thousands)
At December 31, 2022	$6,354	$5,104
At December 31, 2021	6,909	5,469

At December 31, 2022 and 2021, non-accretable discounts totaled $1.3 million and $1.4 million, respectively, for PCI loans. Premiums on acquired loans related to the interest rate and maturities of the performing loans in the portfolios were also recognized. As of December 31, 2022 and December 31, 2021, the remaining premium, which will be amortized into income over the lives of these loans, was $1.6 million and $1.8 million, respectively.

The contractual and carrying balances of all acquired loans at December 31, 2022 was $234.9 million and $233.7 million, respectively. The contractual and carrying balances of acquired loans at December 31, 2021 was $279.7 million and $278.3 million, respectively.

The Company’s policies, consistent with regulatory guidelines, provide for the classification of loans and other assets that are considered to be of lesser quality as substandard, doubtful, or loss assets. A loan is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard loans include those loans characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected. Loans classified as doubtful have all of the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Loans (or portions of loans) classified as loss are those considered uncollectible and of such little value that their continuance as assets is not warranted. Loans that do not expose the Company to risk sufficient to warrant classification in one of the aforementioned categories, but which possess potential weaknesses that deserve close attention, are required to be designated as special mention.

The following table summarizes the classification of the gross loan portfolio at December 31, 2022:

	December 31, 2022
	(In thousands)
	Pass	Special Mention	Substandard	Doubtful	Total
Real estate
One to four family - owner occupied	$136,910	$—	$832	$—	$137,742
One to four family - non-owner occupied	120,712	—	4,353	—	125,065
Commercial owner occupied	83,923	—	7,930	—	91,853
Commercial investor	220,096	—	6,758	—	226,854
Construction and land	15,912	—	2,025	—	17,937
Farm Loans	13,823	—	—	—	13,823

Total real estate loans	591,376	—	21,898	—	613,274

Marine loans	15,732	—	59	—	15,791
Other Consumer	2,339	—	22	—	2,361
Guaranteed by the U.S. government	4,933	—	—	—	4,933
Commercial	27,607	—	445	—	28,052

Total consumer and commercial	50,611	—	526	—	51,137

Total loans	$641,987	$—	$22,424	$—	$664,411

NOTE 4 – LOANS RECEIVABLE (CONTINUED)

The following table summarizes classification of the gross loan portfolio at December 31, 2021:

	December 31, 2021
	(In thousands)
	Pass	Special Mention	Substandard	Doubtful	Total
Real estate
One to four family - owner occupied	$139,634	$—	$1,041	$—	$140,675
One to four family - non-owner occupied	93,271	146	3,139	—	96,556
Commercial owner occupied	81,806	—	5,271	—	87,077
Commercial investor	168,831	—	1,964	—	170,795
Construction and land	18,356	—	375	—	18,731
Farm loans	12,048	—	—	—	12,048

Total real estate loans	513,946	146	11,790	—	525,882

Marine loans	15,923	—	—	—	15,923
Other consumer	2,503	—	26	—	2,529
Guaranteed by the U.S. government	22,566	—	—	—	22,566
Commercial	21,590	—	—	—	21,590

Total consumer and commercial	62,582	—	26	—	62,608

Total loans	$576,528	$146	$11,816	$—	$588,490

The following tables set forth certain information with respect to our loan portfolio delinquencies by loan class:

	December 31, 2022
	(In thousands)
	30-59 days past due	60-89 days past due	Greater than 90 days past due	Total past due	Current	Total loans	Greater than 90 days and accruing
Real estate loans
One to four family - owner occupied	$2,311	$793	$896	$4,000	$133,742	$137,742	$—
One to four family - non-owner occupied	777	170	379	1,326	123,739	125,065	—
Commercial owner occupied	1,048	103	2,056	3,207	88,646	91,853	—
Commercial investor	310	—	1,433	1,743	225,111	226,854	—
Construction and land	—	43	160	203	17,734	17,937	—
Farm loans	—	—	—	—	13,823	13,823	—

Total real estate loans	4,446	1,109	4,924	10,479	602,795	613,274	—

Marine loans	—	—	59	59	15,732	15,791	—
Other consumer	65	—	—	65	2,296	2,361	—
Guaranteed by the U.S. government	—	—	—	—	4,933	4,933	—
Commercial	—	—	—	—	28,052	28,052	—

Total consumer and commercial	65	—	59	124	51,013	51,137	—

Total loans	$4,511	$1,109	$4,983	$10,603	$653,808	$664,411	$—

NOTE 4 – LOANS RECEIVABLE (CONTINUED)

	December 31, 2021
	(In thousands)
	30-59 days past due	60-89 days past due	Greater than 90 days past due	Total past due	Current	Total loans	Greater than 90 days and accruing
Real estate loans
One to four family - owner occupied	$1,449	$1,496	$737	$3,682	$136,993	$140,675	$214
One to four family - non-owner occupied	2,027	138	202	2,367	94,189	96,556	—
Commercial owner occupied	468	178	315	961	86,116	87,077	315
Commercial investor	—	—	—	—	170,795	170,795	—
Construction and land	56	—	245	301	18,430	18,731	—
Farm loans	—	—	—	—	12,048	12,048	—

Total real estate loans	4,000	1,812	1,499	7,311	518,571	525,882	529

Marine loans	—	—	—	—	15,923	15,923	—
Other consumer	59	27	15	101	2,428	2,529	—
Guaranteed by the U.S. government	—	3	—	3	22,563	22,566	—
Commercial	—	8	—	8	21,582	21,590	—

Total consumer and commercial	59	38	15	112	62,496	62,608	—

Total loans	$4,059	$1,850	$1,514	$7,423	$581,067	$588,490	$529

The following is a summary of nonaccrual loans by class as of the dates indicated:

	12/31/2022	12/31/2021

	(In thousands)
Real estate loans
One to four family - owner occupied	$1,371	$1,683
One to four family - non-owner occupied	585	270
Commercial owner occupied	2,167	172
Commercial investor	1,433	—
Construction and land	247	245
Farm loans	—	—

Total real estate loans	5,803	2,370

Marine loans	59	—
Other consumer	22	26
Guaranteed by the U.S. government	—	—
Commercial	—	—

Total consumer and commercial loans	81	26

Total nonaccrual loans	$5,884	$2,396

Interest that would have been accrued under the terms of the nonaccrual loans was approximately $240,000 at December 31, 2022 and $168,000 at December 31, 2021.

An impaired loan generally is one for which it is probable, based on current information, that the lender will not collect all the amounts due under the contractual terms of the loan. Loans are individually evaluated for impairment. When the Company classifies a problem loan as impaired, it records an impairment for that portion of the asset that is deemed uncollectible, based on the present value of the expected future cash flows discounted at the loan’s original effective interest rate or based on the fair value of the collateral if the loan is collateral dependent.

NOTE 4 – LOANS RECEIVABLE (CONTINUED)

The following is a summary of impaired loans by class of loans as of December 31, 2022:

	Recorded Investment	Unpaid Principal	Related Allowance	Average Recorded Investment	Interest Income Recognized

	(In thousands)
With an allowance recorded
Real estate loans
One to four family - owner occupied	$100	$100	$28	$103	$4
One to four family - non-owner occupied	70	70	2	71	4

Total	170	170	30	174	8

With no allowance recorded
Real estate loans
One to four family - owner occupied	1,956	1,956	—	2,789	93
One to four family - non-owner occupied	585	585	—	632	39
Commercial owner occupied	1,854	1,854	—	1,406	77
Commercial investor	1,432	1,432	—	1,889	99
Construction and land	248	248	—	203	26
Marine Loans	59	59	—	15	3
Other consumer	45	49	—	56	7

Guaranteed by the U.S. Government	—	—	—	15	—
Commercial	—	—	—	2	—

Total	6,179	6,183	—	7,006	344

Combined
Real estate loans
One to four family - owner occupied	2,056	2,056	28	2,892	97
One to four family - non-owner occupied	655	655	2	703	43
Commercial owner occupied	1,854	1,854	—	1,406	77
Commercial investor	1,432	1,432	—	1,889	99
Construction and land	248	248	—	203	26
Marine Loans	59	59	—	15	3
Other consumer	45	49	—	56	7

Guaranteed by the U.S. Government	—	—	—	15	—
Commercial	—	—	—	2	—
Total	$6,349	$6,353	$30	$7,180	$352

NOTE 4 – LOANS RECEIVABLE (CONTINUED)

The following is a summary of impaired loans by class of loans as of December 31, 2021:

	Recorded Investment	Unpaid Principal	Related Allowance	Average Recorded Investment	Interest Income Recognized

	(In thousands)
With an allowance recorded
Real estate loans
One to four family - owner occupied	$106	$106	$29	$109	$5
One to four family - non-owner occupied	73	73	2	484	4

Total	179	179	31	593	9

With no allowance recorded
Real estate loans
One to four family - owner occupied	1,903	1,903	—	1,816	96
One to four family - non-owner occupied	270	270	—	516	13
Commercial owner occupied	320	320	—	2,942	25
Commercial investor	1,571	1,571	—	2,041	8
Construction and land	245	245	—	252	17
Other consumer	50	54	—	66	7

Total	4,359	4,363	—	7,633	166

Combined
Real estate loans
One to four family - owner occupied	2,009	2,009	29	1,925	101
One to four family - non-owner occupied	343	343	2	1,000	17
Commercial owner occupied	320	320	—	2,942	25
Commercial investor	1,571	1,571	—	2,041	8
Construction and land	245	245	—	252	17
Other consumer	50	54	—	66	7

Total	$4,538	$4,542	$31	$8,226	$175

Loans that are modified to make concessions to help a borrower remain current and/or to avoid foreclosure are classified as troubled debt restructurings (“TDR”). Generally, we do not forgive principal or interest on a loan or modify the interest rate on loans to below market rates. When we modify loans in a TDR, we evaluate any possible impairment similar to other impaired loans. If we determine that the value of the modified loan is less than the recorded investment in the loan, impairment is recognized. The Company has no commitments to lend additional funds to borrowers whose loans have been modified.

The status of TDRs as of December 31, 2022 and December 31, 2021 follows:

	Number of contracts	December 31, 2022 recorded investment
		Performing	Nonperforming	Total

		(In thousands)
Real estate loans
One to four family - owner occupied	8	$559	$256	$815
One to four family - non-owner occupied	1	70	—	70
Commercial owner occupied real estate	2	320	—	320
Commercial investor real estate	1	205	—	205
Other Consumer	1	23	—	23

	13	$1,177	$256	$1,433

NOTE 4 – LOANS RECEIVABLE (CONTINUED)

		December 31, 2021
	Number of	recorded investment
	contracts	Performing	Nonperforming	Total

		(In thousands)
Real estate loans
One to four family - owner occupied	6	$515	$198	$713
One to four family - non-owner occupied	1	73	—	73
Commercial owner occupied real estate	2	148	172	320
Commercial investor real estate	1	1,570	—	1,570
Other Consumer	1	24	—	24

	11	$2,330	$370	$2,700

In 2022, one TDR with a balance of $110,871 defaulted and was placed on nonaccrual. In 2021, four loans with a balance of $386,758 defaulted and were placed on nonaccrual.

The following TDRs were modified during the year ended December 31, 2022:

		December 31, 2022
	Number of	recorded investment
	contracts	Performing	Nonperforming	Total

		(In thousands)
Real estate loans
One to four family - owner occupied	1	$29	$—	$29

	1	$29	$—	$29

There were no TDRs modified during the year ended December 31, 2021.

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are limited to commitments to originate loans and unused lines of credit and involve, to varying degrees, elements of credit risk in excess of the amount recognized on the balance sheet. The Company’s exposure to credit loss from nonperformance by the other party to the above mentioned financial instruments is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The Company generally requires collateral or other security to support financial instruments with off-balance sheet credit risk.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Letters of credit are commitments issued to guarantee the performance of a customer to a third party.

Amounts representing credit risk	12/31/2022	12/31/2021

	(In thousands)
Available lines of credit	$66,166	$56,396
Letters of credit	978	1,810

Total	$67,144	$58,206

NOTE 5 – PREMISES AND EQUIPMENT

Premises and equipment at December 31, 2022 and December 31, 2021 are summarized by major classification as follows:

	Useful life in years	12/31/2022	12/31/2021

		(In thousands)
Land	—	$3,706	$3,718
Buildings	15 - 40	12,364	11,829
Leasehold improvements	5 - 10	306	306
Furniture, fixtures, and equipment	3 - 10	2,879	2,496

Premises and equipment, gross		19,255	18,349
Accumulated depreciation		(4,079)	(3,299)

Premises and equipment, net of accumulated depreciation		$15,176	$15,050

Depreciation expense for the years ended December 31, 2022 and December 31, 2021 was $860,000 and $847,000, respectively.

NOTE 6 – GOODWILL AND INTANGIBLE ASSETS

In January 2022, the Company acquired North Arundel Savings Bank and recorded a core deposit intangible of $85,000 and the Bank recognized a bargain purchase gain of $1.3 million. The core deposit intangible is being amortized over ten years.

In October 2020, the Company acquired Delmarva Bancshares and its subsidiary, 1880 Bank. As a result of this transaction, the Company recorded goodwill totaling $13.3 million and a core deposit intangible of $215,000. The goodwill and core deposit intangible are not deductible for purposes due to the structure of the transaction. The core deposit intangible is being amortized over ten years. The goodwill and core deposit intangible are evaluated annually for impairment.

In February 2020, the Company acquired MB Bancorp, Inc. and its subsidiary, Madison Bank of Maryland. As a result of this transaction, the Bank recorded a core deposit intangible of $196,000 and the Company recognized a bargain purchase gain of $3.3 million. The core deposit intangible is not deductible for tax purposes due to the structure of the transaction. The core deposit intangible is being amortized over ten years. The core deposit intangible is evaluated annually for impairment.

The activity in acquired intangible assets related to the mergers for the years ended December 31, 2022 and ended December 31, 2021 is as follows:

	12/31/2022	12/31/2021

	(In thousands)
Net carrying amount at beginning of period	$1,293	$1,469
Core deposit intangible from the mergers	85	—
Amortization	(183)	(176)

Net carrying amount at end of the period	$1,195	$1,293

At December 31, 2022 future estimated annual amortization expense is as follows:

Year ending
(in thousands)
2023	$184
2024	181
2025	180
2026	180
2027	180
Thereafter	290

Total Estimated Amortization Expense	$1,195

NOTE 7 – DEPOSITS

Deposits are summarized as follows:

	12/31/2022	12/31/2021

	(In thousands)
Noninterest-bearing checking accounts	$167,202	$175,019
Interest-bearing checking accounts	96,829	94,059
Money market accounts	102,301	98,639
Savings accounts	171,772	170,391
Certificates of deposit	146,514	141,917

Total deposits	$684,618	$680,025

At December 31, 2022, the Bank had two account relationships from local government entities that comprised 3.5% and 3.1% of total deposits, respectively.

At December 31, 2022 and December 31, 2021, the Bank had $28.6 million and $28.4 million in certificates of deposit of $250,000 or more, respectively. Deposits in excess of $250,000 may not be insured by the FDIC.

At December 31, 2022 scheduled maturities of certificates of deposit are as follows (in thousands):

Year ending December 31,
2023	$83,295
2024	29,561
2025	18,192
2026	5,139
2027	10,038
Thereafter	289

Total certificates of deposit	$146,514

NOTE 8 – BORROWINGS

A summary of the Company’s borrowings at December 31 for the years indicated is as follows:

		2022		2021
Dollars in thousands	Maturity	Balance	Rate	Balance	Rate
Federal Home Loan Bank Advance	2023	$12,000	4.58%	$—
BV Financial Inc. Series 2020 Notes	2030	35,000	4.88%	35,000	4.88%
Easton Capital Trust I	2034	3,093	LIBOR+2.85%	3,093	LIBOR+2.85%

Total borrowings, gross		$50,093		$38,093
Less: debt issuance costs		(427)		(583)
Add: net fair value adjustments on acquired borrowings		627		682

Total borrowings, net		$49,039		$36,828

The Bank has an agreement under a blanket floating lien with the FHLB providing the Bank a line of credit of up to 25% of its total assets limited to the lendable collateral value of qualified assets the Bank has to pledge to support its borrowings. At December 31, 2022 and December 31, 2021, the Bank had credit availability of $96.8 million and $118.3 million, respectively.

At December 31, 2022 the Bank had $12.0 million in FHLB advances outstanding and no FHLB advances outstanding at December 31, 2021. Additionally, at December 31, 2022 and December 31, 2021, the Bank had $40.0 million in unfunded letters of credit used to secure municipal deposits outstanding against the FHLB line of credit.

The Bank is required to maintain qualified mortgage loans as collateral for its FHLB advances and letters of credit in an amount equal to 100% of the outstanding advances. As of December 31, 2022 and December 31, 2021, the Bank pledged $148.9 million and $172.0 million of gross loans to the FHLB for advances, respectively. Additionally, at December 31, 2022 and December 31, 2021, the Bank had a $20.0 million in an unsecured demand line of credit facility with a correspondent bank, which had no outstanding balance.

NOTE 8 – BORROWINGS (CONTINUED)

BV Financial Inc. issued $35.0 million in Fixed-to-Floating Rate Subordinated Notes Due 2030 on October 21, 2020. The proceeds were used in the purchase of Delmarva Bancshares and to retire the Delmarva 2015 Senior notes on January 4, 2021, the first payment date after the acquisition. The interest rate on these notes is fixed for the first five years at 4.875% and then will reset quarterly to an interest rate per annum equal to the then current three-month term Secured Overnight Financing Rate (“SOFR”) (provided, however that in the event the three-month SOFR is less than zero, three-month term SOFR shall be deemed to be zero) plus 472 basis points, payable quarterly in arrears. The Company may begin redeeming these notes on the December 30, 2025 payment date. Issuance costs of $738,000 at December 31, 2020 are being amortized into expense on a monthly basis of which $427,000 remains at December 31, 2022.

The Easton Capital Trust Junior Subordinated Notes were issued by Easton Bank & Trust and assumed by Delmarva Bancshares, Inc. on July 15, 2015 and then assumed by the Company on October 31, 2020. The Company acquired $3.0 million of junior subordinated debt of Easton Capital Trust I, to fully and unconditionally guarantee the preferred securities issued by the Easton Trust. These long-term obligations, which qualify as Tier 1 capital, constitute a full and unconditional guarantee by the Company of the Easton Capital Trust obligations. The junior subordinated debt will mature on February 8, 2034, but may called no earlier than February 8, 2009, if certain conditions, including regulatory approvals, are met. The junior subordinated debentures, which are the only assets of the trust, are subordinate to all present and future senior indebtedness of the Company. The junior subordinated debt accrues interest at a floating rate equal to the 3-month LIBOR plus 2.85%, payable quarterly. The quarterly interest rate on the debentures was 7.29% at December 31, 2022. The quarterly distributions on the preferred securities will be paid at the same rate that interest is paid on the junior subordinated debentures. In accordance with ASC 810-10-15-14 “Consolidation-Overall-Scope and Scope Exceptions,” the Company did not eliminate through consolidation the Company’s $93,000 equity investment in Easton Capital Trust I. Instead, the Company reflected this equity investment in the “Other assets” line item in the consolidated balance sheets.

In conjunction with the Company’s acquisition of Delmarva Bancshares, the Delmarva 2015 Senior notes had a fair market value premium of $203,000. The Easton Capital Trust I Notes had a fair market value discount of $739,000. The premium on the Delmarva 2015 notes was fully accreted into income upon payoff in January 2021. The discount on the Easton capital notes is being amortized as an adjustment to yield on a monthly basis.

NOTE 9 – PROFIT SHARING AND DEFERRED COMPENSATION AGREEMENTS

The Bank has a profit sharing plan and a 401(k) plan for all eligible employees. Contributions to the plans are discretionary by the Board of Directors. For the year ended December 31, 2022 the Company had a maximum match contribution of 5%. For the years ended December 31, 2022 and December 31, 2021, expenses of $72,000 and $61,000 were incurred for the 401(k) plan, respectively. In the years ended December 31, 2022 and 2021, the Company accrued $0 for the profit-sharing plan.

The Company has supplemental executive retirement agreements with four retired executive officers. Under the agreements, each executive receives a stated annual benefit in monthly installments. All executives covered by these agreements are receiving benefits under the terms of the agreements. During the years ended December 31, 2022 and December 31, 2021, benefits of $248,000 and $247,000 were paid in accordance with the agreements, respectively.

The Company has supplemental retirement agreements with certain directors. Under the agreements, each director will receive a stated annual benefit in monthly installments for ten years following his or her separation from service after attaining a normal retirement age of 70. If the director separates either voluntarily or involuntarily from service prior to reaching his or her normal retirement age, the director will receive an unreduced lump sum of the accrued liability balance (i.e., the amount accrued to fund the future benefit expense under the agreement) within thirty days of the separation from service. Upon a change in control, the director will receive a stated annual benefit in monthly installments for ten years following the change in control. If the director dies while actively serving as a director, the director’s beneficiary will receive an unreduced lump sum of the accrued liability balance within thirty days of the director’s death. If the director dies after monthly payments have commenced under the agreement, the director’s beneficiary will receive the remaining installments in monthly payments in accordance with the schedule of payments due to the director.

The Company agreed to maintain post-retirement agreements with two former directors of Vigilant Federal Savings Bank that the Company acquired in 2013. The agreements call for the Company to pay the premiums for supplemental health insurance for the directors and their spouses for life.

The Company has entered into salary continuation agreements with the Co-CEOs of the Company. Under these agreements, the executives will receive a stated annual benefit in monthly installments for 15 years following separation from service subject to service time and age. If the executive dies after monthly payments have commenced under the agreement, the executive’s beneficiary will receive the present value of the remaining installments.

NOTE 9 – PROFIT SHARING AND DEFERRED COMPENSATION AGREEMENTS (CONTINUED)

The accrued liabilities for the executive retirement agreements were $2.3 million and $2.4 million and for the director retirement agreements were $256,000 and $290,000 at December 31, 2022 and December 31, 2021, respectively. The Company recognized compensation expense related to these plans of $182,000 and $179,000 during the years ended December 31, 2022 and December 31, 2021, respectively.

Accounting standards require the recognition of a liability and related compensation costs for endorsement split-dollar life insurance policies that provide a benefit to an employee that extends to post-retirement periods. Bank-owned life insurance policies purchased for this purpose do not effectively settle the Company’s obligation to the employee in this regard and thus the Company records a benefit cost and a related liability. As of December 31, 2022 and December 31, 2021, the Company has recorded a liability of $292,000 and $1.4 million, respectively, for this benefit.

NOTE 10 – EQUITY INCENTIVE PLAN

Stock Options

On December 14, 2017, the Company granted 52,000 stock options to officers and employees of the Company of which 36,350 and 30,600 were exercisable at December 31, 2022 and December 31, 2021, respectively. The options were granted with an exercise price at the then fair market value of the stock of $8.65, scheduled to vest over five years and expire ten years from the date of grant.

Information with respect to employee options outstanding during the years ended December 31, 2022 and December 31, 2021:

	12/31/2022		12/31/2021
	Shares	Weighted average exercise price	Shares	Weighted average exercise price

Outstanding at beginning of period	39,600	$8.65	51,950	$8.13
Granted	—	—	—	—
Exercised	3,250	8.65	8,350	5.52
Expired/cancelled/forfeited	—	8.65	4,000	8.65

Outstanding at end of period	36,350	$8.65	39,600	$8.65

Exercisable at end of period	36,350	$8.65	30,600	$8.65

A summary of information about stock options outstanding is as follows at December 31, 2022 and December 31, 2021:

	Weighted average exercise price	Outstanding shares	Remaining life (years)	Exercisable shares
	$8.65	36,350	6.0	36,350

		36,350		36,350

Intrinsic value on December 31, 2022		$594,323		$594,323

	Weighted average exercise price	Outstanding shares	Remaining life (years)	Exercisable shares
	$8.65	39,600	6.0	30,600

		39,600		30,600

Intrinsic value on December 31, 2021		$453,420		$350,370

The aggregate intrinsic values are presented in the preceding tables are calculated as the difference between the estimated fair value of the stock as of December 31, 2022 and December 31, 2021, and the exercise price of the options multiplied by the number of options outstanding as of the aforementioned dates.

NOTE 10 – EQUITY INCENTIVE PLAN (CONTINUED)

The Company recognized $3,250 and $7,000 in compensation expense during the years ended December 31, 2022 and December 31, 2021, respectively, relating to the granting of stock options.

As of December 31, 2022 and December 31, 2021, there was $1,850 and $5,100, respectively, in future compensation expense associated with outstanding stock options.

Restricted Stock

In 2022, the Company granted 14,840 shares of restricted stock to Board members and certain executive officers.

A summary of the activity for the years ended December 31, 2022 and December 31, 2021 is presented below:

	Number of Common Shares	Weighted Average Grant Date Fair Value/Share
Restricted Stock at January 1, 2022	14,100	$18.06
Granted	14,840	$21.59
Vested	(8,636)	$19.27
Forfeited	—	$—

Restricted Stock at December 31, 2022	20,304	$20.13

	Number of Common Shares	Weighted Average Grant Date Fair Value/Share
Restricted Stock at January 1, 2021	—	$—
Granted	18,300	$18.07
Vested	(4,200)	$18.12
Forfeited	—	$—

Restricted Stock at December 31, 2021	14,100	$18.06

The Company recognized $253,000 and $155,000 in compensation expense during the years ended December 31, 2022 and December 31, 2021, respectively, relating to the granting of restricted stock.

As of December 31, 2022 and December 31, 2021, there was $172,800 and $175,500, respectively, in future compensation expense associated with restricted stock.

NOTE 11 – REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary actions by the regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

The Basel III Capital Rules became effective for the Bank on January 1, 2015 (subject to a phase-in period for certain provisions). Quantitative measures established by the Basel III Capital Rules to ensure capital adequacy require the maintenance of minimum amounts and ratios (set forth in the table below) of Common Equity Tier 1 capital, Tier 1 capital, and Total capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to adjusted quarterly average assets (as defined).

In connection with the adoption of the Basel III Capital Rules, the Bank elected to opt-out of the requirement to include accumulated other comprehensive income in Common Equity Tier 1 capital. Common Equity Tier 1 capital for the Bank is reduced by goodwill and other intangible assets, net of associated deferred tax liabilities and subject to transition provisions.

Insured depository institutions are required to meet the following in order to qualify as “well capitalized:” (1) a common equity Tier 1 risk-based capital ratio of 6.5%; (2) a Tier 1 risk-based capital ratio of 8%; (3) a total risk-based capital ratio of 10%; and (4) a Tier 1 leverage ratio of 5%.

NOTE 11 – REGULATORY MATTERS (CONTINUED)

The maintenance of a capital conservation buffer of 2.5% is also required. The Basel III Capital Rules also provide for a “countercyclical capital buffer” that is applicable to only certain covered institutions and does not have any current applicability to the Bank. The aforementioned capital conservation buffer is designed to absorb losses during periods of economic stress. Banking institutions with a ratio of Common Equity Tier 1 capital to risk-weighted assets above the minimum but below the conservation buffer (or below the combined capital conservation buffer and countercyclical capital buffer, when the latter is applied) will face constraints on dividends, equity repurchases, and compensation based on the amount of the shortfall.

The following table presents the Bank’s capital position based on the financial statements:

	Actual		For capital adequacy purposes		To be well capitalized under prompt corrective action provisions
December 31, 2022	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(In thousands)
Tier 1 Leverage ratio	$109,939	13.39%	$32,845	4.00%	$41,057	5.00%
Tier 1 capital (to risk-weighted assets)	$109,939	16.76%	$55,762	8.50%	$52,482	8.00%
Common Equity Tier 1 Capital Ratio (to risk-weighted assets)	$109,939	16.76%	$45,922	7.00%	$42,642	6.50%
Total Capital ratio (to risk-weighted assets)	$113,757	17.34%	$68,883	10.50%	$65,602	10.00%

December 31, 2021
Tier 1 Leverage ratio	$93,211	11.79%	$31,612	4.00%	$39,516	5.00%
Tier 1 capital (to risk-weighted assets)	$93,211	17.57%	$46,096	8.50%	$42,443	8.00%
Common Equity Tier 1 Capital Ratio (to risk-weighted assets)	$93,211	17.57%	$37,138	7.00%	$34,485	6.50%
Total Capital ratio (to risk-weighted assets)	$95,890	18.07%	$55,707	10.50%	$53,054	10.00%

As of December 31, 2022, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain ratios as set forth in the table. There have been no conditions or events since that notification that management believes have changed the Bank’s category.

The Federal Deposit Insurance Corporation, through formal or informal agreement, has the authority to require an institution to maintain higher capital ratios than those provided by statute, to be categorized as well capitalized under the regulatory framework for prompt corrective action.

The Bank was allowed a special bad debt deduction at various percentages of otherwise taxable income for various years through December 1, 1987. If the amounts, which qualified as deductions for federal income tax purposes prior to December 31, 1987 are later used for purposes other than to absorb loan losses, including distributions in liquidations, they will be subject to federal and state income tax at the then current corporate rate. Retained earnings at December 31, 2022 and December 31, 2021 included $1.5 million for which no provision for income tax has been provided. The unrecorded deferred income tax liability on the above amount was approximately $413,000.

Federal regulations impose limitations upon all capital distributions by an insured depository institution, including cash dividends, payments to repurchase its shares and payments to shareholders of another institution in a cash-out merger. Under the regulations, an application to and prior approval of the Federal

Deposit Insurance Corporation is required prior to any capital distribution if the institution does not meet the criteria for “expedited treatment” of applications under Federal Deposit Insurance Corporation regulations (i.e., generally, examination and Community Reinvestment Act ratings in the two top categories), the total capital distributions for the calendar year exceed net income for that year plus the amount of retained net income for the preceding two years, the institution would be undercapitalized following the distribution or the distribution would otherwise be contrary to a statute, regulation or agreement with the Federal Deposit Insurance Corporation.

The Board of Directors of the M.H.C. determines whether the M.H.C. will waive or receive dividends declared by the Company each time the Company declares a dividend. The M.H.C. may elect to receive dividends and utilize such funds to pay general corporate expenses. The M.H.C. is required to apply to the Board of Governors of the Federal Reserve System with written notice of its intent to waive its dividends prior to the proposed declaration date of the dividend. The Board of Governors of the Federal Reserve System has issued an interim final rule providing that it will not object to dividend waivers under certain circumstances where the waiver is not

NOTE 11 – REGULATORY MATTERS (CONTINUED)

detrimental to the safe and sound operation of the savings institution and a majority of the mutual holding company’s members have approved the waiver of dividends by the mutual holding company within the previous twelve months. If a waiver is granted, dividends waived by the M.H.C. will be excluded from the Company’s capital accounts for purposes of calculating dividend payments to minority shareholders. Through December 31, 2022, the M.H.C. waived the right to receive its portion of the cash dividends paid, which totaled $1.2 million on a cumulative basis.

In connection with the purchase of Kopernik Bank on February 28, 2019, the Company and Bay-Vanguard M.H.C. each became a Maryland chartered bank holding company. As such, Bay-Vanguard M.H.C. lost its ability to waive cash dividends paid by the Company.

Banks are required to carry noninterest-bearing cash reserves at specified percentages of deposit balances. The Bank’s normal amount of cash on hand and on deposit with other banks is sufficient to satisfy the reserve requirements.

NOTE 12– INCOME TAXES

The income tax provision consisted of the following for the years ended December 31, 2022 and December 31, 2021:

	12/31/2022	12/31/2021

	(In thousands)
Current expense
Federal	$2,466	$2,181
State	1,255	929

Total Current Expense	3,721	3,110
Deferred expense	308	273

Income tax expense	$4,029	$3,383

NOTE 12 – INCOME TAXES (CONTINUED)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2022 and December 31, 2021 are presented below:

	12/31/2022	12/31/2021

	(In thousands)
Deferred tax assets
Deferred compensation	$715	$743
Allowance for loan losses	1,061	746
Merger fair value adjustments	2,497	3,105
Goodwill impairment	—	42
Foreclosed real estate write-downs and deferred gain	273	273
Net operating loss carryover	7,011	7,075
Nonaccrual interest	66	29
Other	1,526	537

Total deferred tax assets	13,149	12,550

Deferred tax liabilities
Prepaid expenses	145	146
Core deposit intangible	329	364
Depreciation	3,562	3,718

Total deferred tax liabilities	4,036	4,228

Total deferred tax assets, net	$9,113	$8,322

NOTE 12 – INCOME TAXES (CONTINUED)

The amount computed by applying the statutory federal income tax rate to income before income tax provision is different than the taxes provided for the following reasons:

	12/31/2022		12/31/2021
	Amount	Percent of pretax income	Amount	Percent of pretax income

	(In thousands)
Statutory federal income tax rate	$3,262	21.0%	$2,693	21.0%
State tax, net of federal income tax provision	1,018	6.6	938	7.3
Tax exempt income	(787)	(5.1)	(144)	(1.1)
Nondeductible merger expenses	373	2.4	66	0.5
Other	163	1.1	(170)	(1.3)

Income Tax Expense	$4,029	26.0%	$3,383	26.4%

The estimated fair values of the Bank’s financial instruments are summarized below. The fair values are estimates derived primarily from present value techniques and may not be indicative of the net realizable or liquidation values. The calculation of estimated fair values is based on market conditions at a specific point in time and may not reflect current or future fair values.

Accounting standards establish a fair value hierarchy that prioritizes the inputs to valuation methods used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

NOTE 13 – RELATED-PARTY TRANSACTIONS

The Bank has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, officers, their immediate families and affiliated companies (commonly referred to as related parties), on the same terms including interest rates and collateral, as those prevailing at the time for comparable transactions with others. The following table presents a summary of the activity of loans receivable from related parties during the years ended December 31, 2022 and December 31, 2021:

	12/31/2022	12/31/2021

	(In thousands)
Balance, beginning	$37	$484
Advances	—	—
New related party	—	—
Less: retired directors	—	—
Repayments	(20)	(447)

Balance, ending	$17	$37

Deposits of related parties totaled $1.9 million and $1.6 million as of December 31, 2022 and December 31, 2021, respectively.

NOTE 14 – LEASING ARRANGEMENTS

The Company leases real estate properties for a portion of its network of bank branches. All of the Company’s leases are currently classified as operating.

NOTE 14 – LEASING ARRANGEMENTS (CONTINUED)

The following table shows the operating lease right of use assets and operating lease liabilities as of December 31, 2022 and 2021:

	Consolidated Balance Sheet classification	December 31, 2022	December 31, 2021

	(In thousands)
Operating lease right of use asset	Other assets	$617	$1,203
Operating lease liabilities	Other liabilities	$645	$1,231
Other information related to leases:
Weighted average remaining lease term of operating leases		3.9 years	4.9 years
Weighted average discount rate of operating leases		3.74%	3.56%
Cash paid for amounts included in the measurement of lease liabilities		$220,000	$221,000

Operating lease costs included in occupancy expense in the Consolidated Statement of Income for the years ended December 31, 2022 and December 31, 2021 were $273,000 and $344,000, respectively.

Future undiscounted lease payments for operating leases, including those option years for which the Company is reasonably certain to renew, are as follows:

Year ending December 31,	Amount
(In thousands)
2023	$171
2024	140
2025	140
2026	121
2027	63
Thereafter	—

Total undiscounted lease payments	635
Add: imputed interest	10

Present value of operating lease liabilities	$645

NOTE 15 – CONTINGENCIES

Various legal claims arise from time to time in the normal course of business, which, in the opinion of management, after consultation with legal counsel, will have no material effect on the Company’s consolidated financial position or results of operations.

NOTE 16 – FAIR VALUE MEASUREMENTS

The estimated fair values of the Bank’s financial instruments are summarized below. The fair values are estimates derived primarily from present value techniques and may not be indicative of the net realizable or liquidation values. The calculation of estimated fair values is based on market conditions at a specific point in time and may not reflect current or future fair values.

Accounting standards establish a fair value hierarchy that prioritizes the inputs to valuation methods used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

The three levels of the fair value hierarchy are as follows:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2: Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability.

Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e. supported with little or no market activity).

NOTE 16 – FAIR VALUE MEASUREMENTS (CONTINUED)

An asset or liability’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

Assets measured at fair value on a recurring basis by level within the fair value hierarchy used at December 31, 2022 and December 31, 2021, are as follows:

December 31, 2022	Total	Level 1 Quoted prices in active markets for identical assets	Level 2 Significant other observable inputs	Level 3 Significant other unobservable inputs

	(In thousands)
Securities available-for-sale
Corporate securities	$1,932	$—	$1,932	$—
Mortgage-backed securities	31,102	—	31,102	—

	$33,034	$—	$33,034	$—

December 31, 2021
Securities available-for-sale
U.S. government agency securities	$750	$—	$750	$—
Mortgage-backed securities	37,043	—	37,043	—

	$37,793	$—	$37,793	$—

The following valuation techniques were used to measure the fair value of assets in the table above on a recurring basis as of December 31, 2022 and December 31, 2021.

Securities available-for-sale - The fair values of securities available-for-sale were based on available market pricing for the securities. We rely on third party brokers to obtain and provide us with this market pricing from a definitive security pricing source.

Assets measured at fair value on a nonrecurring basis by level within the fair value hierarchy used at December 31, 2022 and December 31, 2021, are as follows:

December 31, 2022		Level 1 Quoted prices in active markets for identical assets	Level 2 Significant other observable inputs	Level 3 Significant other unobservable inputs
	(In thousands)
Impaired loans	$6,349	$—	$—	$6,349
Foreclosed real estate and repossessed assets	1,987	—	—	1,987

	$8,336	$—	$—	$8,336

December 31, 2021
Impaired loans	$4,538	$—	$—	$4,538
Foreclosed real estate and repossessed assets	1,987	—	—	1,987

	$6,525	$—	$—	$6,525

The following valuation techniques were used to measure the fair value of assets in the tables above on a nonrecurring basis as of December 31, 2022 and December 31, 2021.

Impaired loans - Loans included in the table have been measured for impairment generally based on the fair value of the loan’s collateral. Fair value was determined based upon a discounted cash flow from the expected proceeds of the underlying collateral. These loans are included as Level 3 fair value, based upon the lowest level of input that is significant to the fair value measurements. The fair value consists of the loan balance reduced by any specific impairment reserve.

There were no transfers in or out of the Level 3 category after the loans were classified as impaired loans.

NOTE 16 – FAIR VALUE MEASUREMENTS (CONTINUED)

Foreclosed real estate and repossessed assets - Fair value of foreclosed assets was based on the Company’s appraisal of the property less costs to sell. This value was determined from a current industry standard appraisal guide based on the value of similar properties adjusted for factors including condition and location of property.

Changes in the balance of foreclosed real estate and repossessed assets during the years ended December 31, 2022 December 31, 2021, were as follows:

	12/31/2022	12/31/2021

	(In thousands)
Beginning of period balance	$1,987	$2,790
Improvements and additions	—	180
Merger fair market value adjustment	—	(966)
Proceeds from sale	—	(29)
Gain (loss) on sale	—	12

End of period balance	$1,987	$1,987

At December 31, 2022 and December 31, 2021, the Company had $100,000 and $900,000 million in residential mortgages in the process of foreclosure.

The following methods and assumptions were used by the Company in estimating the fair values of financial instruments:

Cash and Cash Equivalents

The carrying amounts of cash and cash equivalents approximate fair value.

Time Deposits in Other Banks

The fair value of time deposits in other banks is estimated using the rates currently available for deposits of similar remaining maturities.

Investment Securities

Fair values for securities, excluding Federal Home Loan Bank stock, are based on available market prices. The carrying amount of Federal Home Loan Bank stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank.

Loans Receivable

The fair value of loans receivable were determined using an exit price methodology as prescribed by FASB Accounting Standard Codifications. The exit price estimation of fair value is based on the present value of the expected cash flows. The projected cash flows are based on the contractual terms of the loans, adjusted for prepayments and use of a discount rate based on the relative risk of the cash flows, taking into account the loan type, maturity of the loan, liquidity risk, servicing costs, and a required return on debt and capital.

The Company follows ASC Topic 820, Fair Value Measurements which provides a framework for measuring and disclosing fair value under generally accepted accounting principles. ASC Topic 820 requires disclosures about the fair value of assets and liabilities recognized in the balance sheet in periods subsequent to initial recognition, whether the measurements are made on a recurring basis or on a nonrecurring basis. ASC Topic 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

Deposits

The fair values disclosed for demand deposits (e.g., interest and noninterest checking, savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on such certificates to a schedule of aggregated expected monthly maturities on these deposits.

NOTE 16 – FAIR VALUE MEASUREMENTS (CONTINUED)

Advances from the Federal Home Loan Bank of Atlanta

The fair value of advances is estimated discounting the contractual cash flows using rates currently offered for advances with similar terms and remaining maturities.

Off-Balance Sheet Credit Related Instruments

Fair values for off-balance sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The fair values of these instruments were not significant at December 31, 2022 and December 31, 2021.

The following table summarizes the carrying amounts and fair values of financial instruments at December 31, 2022 and December 31, 2021:

	December 31, 2022			December 31, 2021
	Fair value hierarchy	Carrying amount	Fair value	Carrying amount	Fair value

		(In thousands)
Financial assets
Cash and cash equivalents	Level 1	$68,652	$68,652	$111,190	$111,190
Securities held-to-maturity	Level 2	10,461	9,906	4,059	4,102
Federal Home Loan Bank of Atlanta stock	Level 2	977	977	404	404
Loans receivable	Level 3	659,131	639,027	584,438	589,064
Accrued interest receivable	Level 2	2,952	2,952	2,583	2,583
Financial liabilities
Deposits	Level 3	$684,618	$551,348	$680,025	$619,350
FHLB Borrowings	Level 3	12,000	11,976	—	—
Subordinated Debentures	Level 3	37,039	33,595	36,828	37,449
Accrued interest payable	Level 2	110	110	79	79

NOTE 17 – CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)

Information as to the financial position of BV Financial, Inc. and its results of operations and cash flows as of and for the years ended December 31, 2022 and December 31, 2021, are summarized below.

Statement of Financial Condition	12/31/2022	12/31/2021

	(In thousands)
Assets
Cash	$3,820	$4,073
Equity investment	221	—
Investment in subsidiary	123,436	109,320
Goodwill	6,326	6,326
Other assets	1,056	592

Total Assets	$134,859	$120,311

Liabilities and Stockholders Equity
Borrowings	$37,039	$36,828
Other Liabilities	69	37

Total Liabilities	37,108	36,865
Total Stockholders Equity	97,751	83,446

Total Liabilities & Stockholders Equity	$134,859	$120,311

Statement of Income	12/31/2022	12/31/2021
Interest income	$—	$—
Cash dividends from subsidiary	1,900	1,350
Equity security valuation adjustment	(28)	—

Total interest and dividend income	1,872	1,350
Interest Expense	2,062	1,807

Net interest and dividend income	(190)	(457)
Noninterest expense	111	163
Income (loss) before tax	(301)	(620)
Income tax benefit	462	414

Income (loss) before equity in net income if subsidiary	161	(206)
Equity in undistributed net income of subsidiary	10,363	9,647

Net Income	$10,524	$9,441

NOTE 17 – CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY) (CONTINUED)

Statements of Cash Flows	12/31/2022	12/31/2021

	(In thousands)
Cash flows from operating activities
Net income	$10,524	$9,441
Adjustments to reconcile net income to net cash used by operating activities
Equity in net income of subsidiary	(10,363)	(9,647)
Amortization of debt issuance costs and debt fair value adjustments	211	8
Non-cash income-Equity security valuation adjustment	28	—
Stock based compensation expense	—	183
(Decrease) increase in other assets	(463)	63
Increase (decrease) in other liabilities	32	(663)

Net cash (used in) operating activities	(31)	(615)

Cash flows from investing activities
Investment in Equity Securities	(250)	—

Net cash used in investing activities	(250)	—

Cash flows from financing activities
Net proceeds from issuance of subordinated debt	—	—
Repayment of subordinated debt	—	(4,100)
Stock options exercised	28	36

Net cash (used in) provided by financing activities	28	(4,064)
Increase (decrease) in cash and cash equivalents	(253)	(4,679)
Cash and cash equivalents at beginning of period	4,073	8,752

Cash and cash equivalents at end of period	$3,820	$4,073

No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by BV Financial, Inc. or BayVanguard Bank. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances imply that there has been no change in the affairs of BV Financial, Inc. or BayVanguard Bank since any of the dates as of which information is furnished herein or since the date hereof.

Up to 13,225,000 Shares

(Subject to Increase to up to 15,208,750 Shares)

(Proposed Holding Company for BayVanguard Bank)

COMMON STOCK

par value $0.01 per share

PROSPECTUS

May 15, 2023

These securities are not deposits or accounts and are not federally insured or guaranteed.

Until June 21, 2023, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.